Filed pursuant to Rule 424(b)(3)
Registration No. 333-84486
PROSPECTUS
Land O’Lakes, Inc.

Exchange Offer for $350,000,000

of

8 3/4% Senior Notes Due 2011

        Material Terms of the Exchange Offer:

•	We are offering to exchange the notes we sold on November 14, 2001 in a private offering (the “Old Notes”) for new registered notes (the “New Notes”).

•	The exchange offer expires at 12:00 a.m., New York City time, on July 9, 2002 (which is the 21st business day following the date of this prospectus), unless extended up to 10 additional business days.

•	The terms of the New Notes are substantially identical to the Old Notes, except for the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

•	As of March 31, 2002, we had indebtedness subordinate to the New Notes aggregating $190.7 million.

•	The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. Federal income tax purposes, but you should see the discussion under the caption “Material Federal Income Tax Considerations” beginning on page 160 for more information.

•	Tenders of Old Notes may be withdrawn at any time prior to 12:00 a.m., New York City time, on the expiration date of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

•	We will exchange all Old Notes that are properly tendered and not validly withdrawn.

       YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON

PAGE 21 OF THIS PROSPECTUS

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      There is no established trading market for the New Notes or the Old Notes. However, you may trade the Old Notes in the PORTAL market.

      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

This prospectus is dated June 10, 2002

SUMMARY
The Company
The Exchange Offer
Consequences of Not Exchanging the Old Notes
Summary Description of the New Notes
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED LAND O’LAKES CONSOLIDATED HISTORICAL FINANCIAL DATA
NOTES TO SELECTED LAND O’LAKES HISTORICAL FINANCIAL DATA
SELECTED LAND O’LAKES FARMLAND FEED HISTORICAL FINANCIAL DATA
Notes to Selected Historical Financial Data of Land O’Lakes Feed Division and Land O’Lakes Farmland Feed
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
DESCRIPTION OF CAPITAL SECURITIES
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
PURINA MILLS, INC. (formerly PM HOLDINGS CORPORATION) AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS’ REPORT
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
CONSOLIDATED STATEMENTS OF CASH FLOWS
INDEPENDENT AUDITORS’ REPORT
CONSOLIDATED BALANCE SHEETS

      Unless the context requires otherwise, in this prospectus, the term the “Issuer” refers to Land O’Lakes, Inc. on an unconsolidated basis and the terms “Land O’Lakes,” the “Company,” “we,” “us,” and “our” refer to Land O’Lakes together with its consolidated subsidiaries. References to our animal feed segment shall mean Land O’Lakes Farmland Feed LLC and its consolidated subsidiaries except for references to certain insignificant international investments which are reported as part of the animal feed segment. Unless the context requires otherwise, references to Land O’Lakes Farmland Feed shall mean Land O’Lakes Farmland Feed LLC and its consolidated subsidiaries, including Purina Mills, LLC.

      LAND O LAKES, the Indian Maiden logo, Alpine Lace, New Yorker, Lake to Lake, Extra Melt, GRIP ‘N GO, CROPLAN GENETICS, Maxi Care, Amplifier Max and Omolene are trademarks of Land O’Lakes or its subsidiaries. Purina, Chow and the “Checkerboard” Nine Square Logo, are trademarks of Nestle Purina PetCare Company and are utilized by Purina Mills, a subsidiary of Land O’Lakes Farmland Feed LLC, pursuant to an exclusive, perpetual, royalty-free license from Nestle Purina PetCare Company for use in the United States for marketing and selling products related to agriculture, animals or animal production. We do not have the right to use these trademarks outside of the United States, or in conjunction with any products designed for use with cats, dogs or humans.

SUMMARY

      This summary highlights some of the information in this prospectus. Because this is only a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus, especially “Risk Factors” and the financial information contained elsewhere in this prospectus before making an investment decision. On October 11, 2001, we acquired Purina Mills, Inc. (“Purina Mills”) through Purina Mills’ merger with an indirect subsidiary of ours. Except as otherwise expressly noted, all information in this prospectus with respect to our business, operating results and financial position is presented after giving effect to the Purina Mills acquisition and related transactions. See “— The Transactions.” The pro forma information contained in this prospectus is based upon the historical financial information of Land O’Lakes, adjusted to give effect to the transactions described below under “The Transactions,” as if they had occurred on January 1, 2001, for statement of operations purposes.

The Company

      We produce dairy products, animal feed and crop seed in the United States. In 1921, we were formed as a cooperative designed to meet the needs of dairy farmers located in the midwestern United States. We have expanded our business through acquisitions and joint ventures to diversify our product portfolio, leverage our strong portfolio of brand names, achieve economies of scale and extend our geographic coverage. We operate our business through three primary segments: dairy foods, animal feed and crop seed. Our business also includes our other segments and a diverse group of joint ventures and investments. Our principal executive offices are located at 4001 Lexington Avenue North, Arden Hills, Minnesota 55126, and our telephone number is (651) 481-2222.

      Dairy Foods. We produce, market and sell butter, spreads, cheese and other related dairy products. We sell our products under our well-recognized brand names, including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under our regional brands such as New Yorker and Lake to Lake. Our customer base includes national supermarket and supercenter chains, industrial customers, including major food processors, and foodservice customers, including, restaurants, schools, hotels and airlines.

      Animal Feed. Through our 92% owned subsidiary, Land O’Lakes Farmland Feed, we also produce animal feed for both the commercial and lifestyle sectors of the animal feed market in the United States. Our commercial feed products are used by farmers and specialized livestock producers who derive income from the sale of milk, eggs, poultry and livestock. Our lifestyle feed products are used by customers who own animals, such as horses, rabbits, goats, birds, principally for non-commercial purposes, as well as laboratory and zoo animals. Margins on our lifestyle feed products are significantly higher than those on our commercial feed products. We market our animal feed, other than dog and cat food, under the Purina and Chow brands and the “Checkerboard” Nine Square Logo. We also market our feed products under the Land O’Lakes Farmland Feed label. We expect the addition of Purina Mills to our feed operations to generate significant cost savings as we eliminate redundant facilities, reduce overhead costs, increase capacity utilization, increase our purchasing economies and improve our logistics and transportation system.

      We manage the day-to-day operations of Land O’Lakes Farmland Feed and we have the right to appoint three managers to its board of managers. Our joint venture partner, Farmland Industries, Inc., has the right to appoint the remaining two managers to the Land O’Lakes Farmland Feed board of managers.

      Crop Seed. We sell seed for a variety of crops, including alfalfa, soybeans, corn and forage and turf grasses, under our CROPLAN GENETICS brand. We also distribute certain crop seed products under third-party brands.

Other Segments, Joint Ventures and Investments

      Other Segments and Operations. We report two additional segments in our financial results. The first is comprised of our ownership of certain swine production activities along with various marketing relationships we have with other swine producers. The second represents our agronomy business which consists primarily of unconsolidated joint ventures and investments. We have other insignificant operations that are not included in any particular segment.

•	Swine. We own approximately 61,000 sows which produce pigs we sell as feeder pigs (which weigh approximately 45 pounds when sold) and market hogs (approximately 260 pounds). We also purchase and resell weanlings (approximately 11 pounds) and feeder pigs. Our customers are our cooperative members, independent swine processors and swine producers. Swine sales are made in connection with various marketing programs. We are in the process of phasing out the programs which have historically exhibited a high degree of volatility.

•	Agronomy. Our agronomy segment consists primarily of joint ventures and investments that are not consolidated in our financial results. The two most significant of these are Agriliance and CF Industries, described below. For a discussion of our agronomy accounting and results see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Other. Our remaining consolidated operations include various other businesses such as LOL Finance Co., which provides financing to farmers and livestock producers.

      Joint Ventures and Investments. In addition to the segments already described, we have multiple joint ventures and investments. Certain of our significant joint ventures and investments are described below. Other than Cheese & Protein International, which is a consolidated subsidiary that is not subject to the restrictive covenants in the indenture, these joint ventures and investments are unconsolidated.

•	Agriliance (50% ownership). Agriliance, our joint venture with United Country Brands, which is owned by CHS Cooperatives and Farmland Industries, distributes crop nutrients (including fertilizers and micronutrients) and crop protection products (including herbicides, pesticides, fungicides and adjuvants) in the United States. Most of the products distributed by Agriliance are manufactured by third-party suppliers and are marketed under the suppliers’ brand names. For the year ended December 31, 2001, Agriliance generated $4,117.7 million in net sales and $95.6 million in operating cash flow (operating income plus depreciation and amortization).

•	MoArk (50% ownership). MoArk is a joint venture with Osborne Investments which markets shell eggs and egg products from approximately 26 million layers (hens) or approximately 520 million dozen eggs annually. MoArk produces approximately 50% of the eggs it markets. MoArk recently launched a high quality, all natural shell egg product marketed under the LAND O LAKES brand name in a Northeast market. As of October 1, 2001, we were allocated 100% of the income and loss generated by MoArk. For the year ended December 31, 2001, MoArk generated $397.9 million in net sales and $6.7 million in operating cash flow.

•	Cheese & Protein International (70% ownership). Cheese & Protein International is a start-up joint venture with a subsidiary of Mitsui & Co. (USA), which is building a mozzarella cheese and whey manufacturing facility in California. The facility is expected to begin production in May 2002, with an estimated initial processing capacity of 3.0 million pounds of milk per day. For the year ended December 31, 2001, Cheese & Protein International generated no sales and $(2.3) million in operating cash flow.

•	Advanced Food Products (35% ownership). Advanced Food Products is a joint venture with a subsidiary of Bongrain, S.A., formed to manufacture aseptically packaged cheese sauces, snack dips, snack puddings, and ready to drink dietary beverages. For the year ended December 31, 2001, Advanced Food Products generated $210.8 million in net sales and $13.6 million in operating cash flow.

•	Dairy Marketing Alliance (50% ownership). Dairy Marketing Alliance was formed in connection with the sale of our fluid dairy business to Dean Foods. Dairy Marketing Alliance markets a variety of sour cream products, cream products and single serve dairy-based beverages under the LAND O LAKES brand name. For the year ended December 31, 2001, Dairy Marketing Alliance generated $6.7 million in net sales and $3.9 million in operating cash flow.

•	CF Industries (variable ownership based on allocated member equities). CF Industries is a ten member cooperative which manufactures crop nutrients, including nitrogen and phosphate products, that are distributed by its members or their affiliates. For the year ended December 31, 2001, CF Industries generated $1,087.4 million in net sales and $(32.5) million in operating cash flow.

•	Other Joint Ventures and Investments. We have various other joint ventures and investments. Our other joint ventures and investments include, among others, Ag Processing Inc. (a cooperative of which we are a member and from which we purchase soybean meal and soybean oil) and CoBank (a cooperative bank of which we are a member and a debtor).

History

      Land O’Lakes. We were formed as a Minnesota dairy cooperative corporation in 1921 and entered the animal feed business in 1928. Since our formation, we have expanded our business through acquisitions and joint ventures. In 1997, we merged with Atlantic Dairy Cooperative, a Pennsylvania-based cooperative, providing us with increased butter production and access to raw milk near our largest butter markets. In 1998, we merged with Dairyman’s Cooperative Creamery Association of Tulare, California, which increased our access to milk production in the western United States. Also in 1998, we acquired many of the agricultural service assets of Countrymark Cooperative, expanding our presence to the eastern Corn Belt in feed, seed and agronomy. In 2000, we formed Agriliance, a joint venture for the distribution of crop nutrient and crop protection products. We have also rationalized our business lines in order to concentrate on our core businesses. In 2000, for example, we sold our fluid dairy business to Dean Foods, and in 2001, we contributed our aseptic dairy products business to our Advanced Food Products joint venture.

      Land O’Lakes Farmland Feed. In October, 2000, we formed Land O’Lakes Farmland Feed, an animal feed joint venture with Farmland Industries. Land O’Lakes and Farmland Industries each contributed substantially all of the assets of each of their North American animal feed businesses to form the joint venture. On October 11, 2001, Land O’Lakes acquired Purina Mills and subsequently contributed Purina Mills to Land O’Lakes Farmland Feed.

      Purina Mills. Purina Mills and its predecessors have been in the animal feed business since 1894. In March 1998, Purina Mills and its subsidiaries were acquired in a highly leveraged acquisition by Koch Agriculture Company, a wholly owned subsidiary of Koch Industries. As a result, a significant portion of Purina Mills’ cash flow from operations was dedicated to the payment of principal and interest on its indebtedness. Purina Mills also had ongoing programs designed to increase feed sales to the swine industry by providing minimum price guarantees to, or purchasing swine from, swine producers who purchased its feed. The minimum price guarantees were set slightly below the 40 year average price for market hogs of approximately $38 per hundred pounds (commonly known as hundredweight). Purchase prices for swine were also based in part upon historical market prices. However, in 1998 and 1999, the price of market hogs decreased dramatically, reaching a low of $8 per hundredweight in December of 1998. Purina Mills was forced to make significant payments to swine producers under its minimum price guarantee program and was also forced to purchase swine at above market prices, generating losses of approximately $20.2 million and $16.2 million in 1998 and 1999, respectively. In addition, during this period, several large processors entered the hog production business and acquired their own feed mill operations. This had a significant negative effect on animal feed producers. From 1997 through 1999, Purina Mills’ swine feed volume declined by 35%. Ultimately, Purina Mills filed for bankruptcy in October 1999. Purina Mills emerged from bankruptcy on June 29, 2000, as an independent, publicly-owned company. We acquired Purina Mills through a merger consummated on October 11, 2001.

Cooperative Structure

      Land O’Lakes was incorporated in Minnesota as a cooperative corporation. Our cooperative structure resembles that of a typical corporation in most respects, but with two primary distinctions. First, our common shareholders, or “members,” either supply us with raw materials or purchase our goods and services. We transact business with our members on an arms-length basis. Second, to the extent we allocate earnings from member business to our members, we are allowed to deduct this “patronage income” from our taxable income. Earnings from non-member business are retained as permanent equity and taxed as corporate income in the same manner as a typical corporation. In order to obtain this favorable tax treatment, we must distribute at least 20% of each member’s allocated patronage in cash annually. The portion of patronage not distributed in cash is retained and allocated to member equities. This equity is distributed to our members at the discretion of our board of directors through a variety of programs. These distributions are referred to as “revolvement.”

The Transactions

      The Merger. On October 11, 2001, Purina Mills became a wholly-owned indirect subsidiary of Land O’Lakes pursuant to an Agreement and Plan of Merger dated June 17, 2001, between us and Purina Mills. The total amount we paid to acquire Purina Mills, including cash payments to holders of Purina Mills’ outstanding stock, options, stock appreciation rights and repayment of Purina Mills’ debt was $358.6 million. Following the merger, Purina Mills was converted into a limited liability company and contributed to Land O’Lakes Farmland Feed. We amended our joint venture agreement with Farmland Industries to increase our ownership interest in Land O’Lakes Farmland Feed from 73.7% to 92.0% upon consummation of the transfer of Purina Mills to Land O’Lakes Farmland Feed.

      The Financings. At the time of the merger, we paid the merger consideration, repaid outstanding debt of Purina Mills and paid related fees and expenses. We also repaid certain of our outstanding indebtedness. To finance the merger, repay debt and pay fees and expenses we entered into new and restated credit facilities (the “New Credit Facilities”) in an aggregate amount of $1,075.0 million. The New Credit Facilities included a $325.0 million five-year Term Loan A Facility (the “Term Loan A Facility”), a $250.0 million seven-year Term Loan B Facility (the “Term Loan B Facility”), a $250.0 million eighteen-month Term Loan C Facility (the “Term Loan C Facility”), and a $250.0 million, five-year amended and restated revolving credit facility (the “Revolving Credit Facility”). In addition, we entered into a $75.0 million bridge loan (the “Receivables Bridge Facility”) with CoBank which we agreed to repay with the proceeds of a securitization of the feed, seed and certain swine receivables of Land O’Lakes, Land O’Lakes Farmland Feed and Purina Mills. This securitization (the “Receivables Securitization”) was completed on December 18, 2001, and the proceeds were used to repay the Receivables Bridge Facility in its entirety. Concurrently with the closing of the Purina Mills acquisition, we borrowed $986.0 million under the New Credit Facilities and $75.0 million under the Receivables Bridge Facility. The net cash proceeds from the sale of the Old Notes were used to repay the entire Term Loan C Facility and the remainder reduced our indebtedness under our amended and restated Revolving Credit Facility, but did not reduce availability. See “Description of Certain Other Indebtedness.” The acquisition of Purina Mills, the refinancing of our and Purina Mills’ debt, the payment of related fees and expenses and the issuance of the Old Notes are sometimes collectively referred to in this prospectus as the “Transactions.”

Risk Factors

      Prospective purchasers of our New Notes should carefully consider the information set forth under the heading “Risk Factors,” together with all of the other information in this prospectus before making an investment in the New Notes offered by this prospectus.

The Exchange Offer

      The following summary contains basic information about the exchange offer. It does not contain all the information that may be important to you. For a more complete description of the New Notes, please refer to the section of this prospectus entitled “Description of the New Notes.”

Issuer	Land O’Lakes, Inc.

Old Notes	8 3/4% Senior Notes due 2011, which we issued on November 14, 2001.

New Notes	8 3/4% Senior Notes due 2011, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the New Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

Exchange Offer	We are offering to issue up to $350,000,000 aggregate principal amount of the New Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement that we entered into when the Old Notes were issued in transactions in reliance upon the exemption from registration provided by Rule 144A under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 12:00 a.m., New York City time, on July 9, 2002, unless extended in our sole and absolute discretion. By tendering your Old Notes, you represent to us that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• any New Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

• at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving New Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act;

• if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Notes, as defined in the Securities Act;

• if you are a broker dealer, you will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market making or other trading activities and that you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution” beginning on page 162.

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 12:00 a.m., New York City time, on July 9, 2002. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at the Depository Trust Company, any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, see “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Old Notes” beginning on page 117 and “The Exchange Offer — Withdrawal Rights” beginning on page 120.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” beginning on page 121 for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	Unless you comply with the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures” beginning on page 120, you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

• tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank, N.A., as exchange agent, at the address listed below under the caption “The Exchange Offer — Exchange Agent” beginning on page 121, or

• tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, U.S. Bank, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers” beginning on page 119.

Guaranteed Delivery Procedures	If you are a registered holder of Old Notes and wish to tender your Old Notes in the exchange offer, but

• the Old Notes are not immediately available,

• time will not permit your Old Notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer, or

• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer,

then you may tender Old Notes by following the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures” on page 120.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name, or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Regulatory Approvals	We do not believe that the receipt of any material federal or state approvals will be necessary in connection with the exchange offer, other than the effectiveness of the Registration Statement of which this prospectus constitutes a part.

Material Federal Tax Considerations	The exchange of the Old Notes for New Notes in the exchange offer will not be a taxable transaction for United States Federal income tax purposes. See the discussion below under the caption “Material Federal Income Tax Considerations” beginning on page 160 for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	U.S. Bank, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent” beginning on page 121.

Consequences of Not Exchanging the Old Notes

      If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer to sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

      We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell New Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Old Notes” beginning on page 122.

Summary Description of the New Notes

      The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions, registration rights and special redemption terms relating to the Old Notes do not apply to the New Notes. If the exchange offer is not complete within 225 days after the issuance of the Old Notes on November 14, 2001, we will be required to pay additional interest to the holders of the Old Notes until the exchange offer is complete.

Issuer	Land O’Lakes, Inc.

Notes Offered	$350,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2011.

Maturity	November 15, 2011.

Interest	Annual rate: 8 3/4%. Payment frequency: every six months on May 15 and November 15.

First Interest Payment	November 15, 2002.

Optional Redemption	After November 15, 2006, we may redeem some or all of the New Notes at the redemption prices listed in the section entitled “Description of the New Notes — Optional Redemption.” Prior to that date, we may not redeem the New Notes.

Change of Control	Upon the occurrence of a change of control, you will have the right to require us to purchase all or a portion of your New Notes at a purchase price in cash equal to 101% of the principal amount thereof plus the accrued and unpaid interest, if any, to the date of redemption. See “Description of the New Notes — Change of Control.”

Subsidiary Guarantees	The New Notes will be fully and unconditionally guaranteed (each such guarantee, a “Subsidiary Guarantee”) on an unsecured, senior basis, jointly and severally, by each of our domestic wholly-owned subsidiaries, other than LOL Finance Co. and its subsidiaries, by Land O’Lakes Farmland Feed LLC, by each domestic wholly-owned subsidiary of Land O’Lakes Farmland Feed LLC, other than LOL Farmland Feed SPV, LLC, and in the future by any of our direct or indirect subsidiaries, other than any unrestricted subsidiary, that incurs any indebtedness or provides a guarantee under the New Credit Facilities while indebtedness thereunder remains outstanding or any domestic and, to the extent no material adverse tax consequences would result therefrom, foreign restricted subsidiary that incurs any debt if indebtedness under the New Credit Facilities is not outstanding (collectively, the “Subsidiary Guarantors”). The New Notes will not be guaranteed by any of our other subsidiaries, including any of our foreign subsidiaries or any of our unrestricted subsidiaries (the “Non- Guarantors”). After eliminating intercompany activity, the Non-Guarantors:

• had assets of $186.7 million or 6.5% of our total assets as of March 31, 2002;

• had liabilities of $105.2 million or 5.7% of our total liabilities as of March 31, 2002 (excluding the $190.7 million of Capital Securities and indebtedness related to the Receivables Securi-

tization, see “Description of Capital Securities” and “Description of Certain Other Indebtedness — Description of Receivables Securitization);

• generated net sales of $32.2 million or 2.1% of our consolidated net sales for the three months ended March 31, 2002; and

• generated EBITDA of $(1.4) million for the three months ended March 31, 2002.

Security and Ranking	The New Notes will be unsecured and:

• will rank equally in right of payment with all the Issuer’s existing and future senior indebtedness, including borrowings under the New Credit Facilities;

• will rank senior in right of payment with any of the Issuer’s existing and future subordinated indebtedness;

• will be effectively subordinated to the New Credit Facilities and all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• will be effectively subordinated to all liabilities (including trade payables) and preferred stock of each of the Issuer’s subsidiaries that is not a Subsidiary Guarantor.

Similarly, the Subsidiary Guarantee of each Subsidiary Guarantor will be unsecured and:

• will rank equally in right of payment to all of such Subsidiary Guarantor’s existing and future senior indebtedness, including its guarantee of borrowings under the New Credit Facilities;

• will rank senior in right of payment with any of the Subsidiary Guarantor’s existing and future subordinated indebtedness;

• will be effectively subordinated to all the New Credit Facilities and all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

• will be effectively subordinated to all liabilities (including trade payables) and preferred stock of each of the Issuer’s subsidiaries that is not a Subsidiary Guarantor.

After eliminating intercompany activity, as of March 31, 2002:

• the Issuer had $604.1 million of senior indebtedness, excluding the Old Notes, unused commitments under the New Credit Facilities and undrawn letters of credit, $584.1 million of which was secured indebtedness;

• the Subsidiary Guarantors had $1.2 million of senior indebtedness, excluding their guarantees under the New Credit Facilities and the Old Notes, $0.2 million of which was secured indebtedness; and

• the Issuer and the Subsidiary Guarantors had indebtedness subordinate to the New Notes aggregating $190.7 million.

Material Covenants	The indenture will, among other things, restrict the Issuer’s ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• issue redeemable equity interests and preferred equity interests;

• pay dividends or make other distributions;

• repurchase equity interests;

• make other restricted payments including, without limitation, investments;

• create liens;

• redeem debt that is junior in right of payment to the New Notes;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• enter into agreements that restrict dividends from subsidiaries;

• enter into sale/leaseback transactions;

• enter into mergers or consolidations; and

• enter into transactions with affiliates. These covenants will be subject to a number of important exceptions and qualifications. See “Description of the New Notes — Material Covenants” and “— Merger and Consolidation.” In addition, if we achieve certain debt ratings from Standard & Poor’s and Moody’s Investors Service and meet certain other requirements, certain of these covenants will no longer apply.

Unrestricted Subsidiaries	Our non-wholly owned subsidiaries (other than Land O’Lakes Farmland Feed and its subsidiaries) and LOL Finance Co. and its subsidiaries will be what we refer to as unrestricted subsidiaries. The unrestricted subsidiaries include Cheese & Protein International, MoArk, certain insignificant swine subsidiaries of Purina Mills, certain immaterial feed subsidiaries and the trust issuer of the Capital Securities. An unrestricted subsidiary will not be:

• a guarantor of the New Notes; or

• subject to the restrictive covenants of the indenture.

We will also be able to sell the assets or capital stock of an unrestricted subsidiary without restriction and will be allowed to dividend or distribute the proceeds of these sales on the terms and subject to the conditions in the indenture. Under circumstances specified in the indenture, we will be able to designate other subsidiaries as unrestricted subsidiaries.

After eliminating intercompany activity, our unrestricted subsidiaries:

• had assets of $175.8 million or 6.1% of our total assets as of March 31, 2002;

• had liabilities of $97.9 million or 5.3% of our total liabilities as of March 31, 2002 (excluding the $190.7 million of Capital Securities);

• generated net sales of $27.5 million or 1.8% of our total net sales for the three months ended March 31, 2002; and

• generated EBITDA of $(1.2) million for the three months ended March 31, 2002.

Summary Consolidated Historical and Pro Forma Financial Data of Land O’Lakes

      The following table sets forth summary consolidated financial information of Land O’Lakes on a historical basis as of and for the dates indicated and on an unaudited pro forma combined basis for the period indicated, giving effect to the Transactions.

      The historical consolidated financial information for Land O’Lakes as of December 31, 2001, and for the years ended December 31, 1999, 2000 and 2001 has been derived from, and should be read together with, the audited consolidated financial statements of Land O’Lakes and the related notes included elsewhere in this prospectus. The historical consolidated financial information as of and for the three months ended March 31, 2001 and 2002, has been derived from the unaudited financial statements of Land O’Lakes and the related notes included elsewhere in this prospectus, which in our opinion include all adjustments which we consider necessary for the fair representation of our financial position and results of operations for these periods. Interim results are not necessarily indicative of the results that can be expected for a full year.

      The unaudited pro forma combined financial data has been derived from, and should be read together with, the Unaudited Pro Forma Combined Statement of Operations and related notes included elsewhere in this prospectus. The unaudited pro forma combined financial data gives effect to the Transactions (other than the Receivable Bridge Facility) as if they occurred on January 1, 2001 for statement of operations data and other financial data. The unaudited pro forma combined financial data is provided for informational purposes only and is not necessarily indicative of the results we would have achieved had the Transactions (other than the Receivable Bridge Facility) been consummated as of the dates indicated, or that we may achieve in the future. See the Unaudited Pro Forma Combined Statement of Operations and related notes included elsewhere in this prospectus, for a more detailed presentation of, and information relating to, the pro forma adjustments. We have been engaged in various significant acquisitions, joint ventures and divestitures since January 1, 1999. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

				Three Months Ended		Pro Forma
	Years Ended December 31,			March 31,		Year Ended
						December 31,
	1999	2000	2001	2001	2002	2001

	(Dollars in millions)
Statement of Operations Data:
Net sales	$5,615.8	$5,768.8	$5,973.4	$1,375.7	$1,524.2	$6,638.8
Cost of sales	5,100.4	5,146.1	5,378.6	1,260.6	1,376.3	5,908.0
Selling and administration	506.9	485.3	487.2	92.6	127.5	600.6
Restructuring and impairment charges(1)	3.9	54.2	3.7	(1.0)	3.4	7.7

Earnings from operations	4.6	83.2	103.9	23.5	17.0	122.5
Interest expense, net	44.7	52.4	56.1	11.8	17.5	73.3
(Gain) on sale of intangibles	—	—	—	—	(4.2)	—
(Gain) from divestiture of businesses(2)	(54.2)	(89.0)	—	—	—	—
Equity in (earnings) loss of affiliated companies	(7.3)	35.6	(48.6)	0.1	9.9	(48.6)
Minority interest in (loss) earnings of subsidiaries	(0.1)	(1.4)	6.9	1.6	0.9	6.9

Earnings (loss) before income taxes and extraordinary item	$21.5	$85.6	$89.5	$10.0	$(7.1)	$90.9

							Three Months Ended			Pro Forma
	Years Ended December 31,						March 31,			Year Ended
										December 31,
	1999		2000		2001		2001		2002	2001

	(Dollars in millions)
Other Financial Data:
EBITDA(4)	$87.9	(3)	$214.1		$213.7		$46.6		$43.9
Cash flows provided (used) by:
Operating activities	59.0		115.2		274.3		(70.4)		(104.0)
Investing activities	(147.1)		(82.6)		(461.2)		(45.2)		9.5
Financing activities	281.4		(226.4)		313.1		111.7		(21.9)
Depreciation and amortization	81.7		83.6		97.3		21.3		27.5
Capital expenditures	109.3		104.3		83.9		18.3		17.7
Cash patronage paid to members(5)	20.0		10.6		30.7		14.3		8.0
Equity revolvement paid to members(6)	28.7		43.6		16.2		11.0		12.1
Ratio of earnings to fixed charges(10)	1.4	x	2.4	x	2.4	x	1.7	x	—	2.1	x
Earnings to fixed charges deficiency(10)	—		—		—		—		$7.1	—

See accompanying Notes to Summary Consolidated Historical and

Pro Forma Financial Data of Land O’Lakes.

				Three Months
	Years Ended December 31,			Ended March 31,

	1999	2000	2001	2001	2002

	(Dollars in millions)
Selected Segment Financial Information
Dairy Foods
Net sales	$3,291.1	$3,194.2	$3,572.4	$756.4	$731.1
Earnings (loss) before income taxes and extraordinary item	10.7	87.9	50.7	7.7	(3.8)
EBITDA(4)	36.8 (3)	115.4	108.9	21.0	12.0
Depreciation and amortization	47.4	42.8	42.5	9.8	9.3
Capital expenditures	63.3	60.3	37.7	10.5	9.0
Animal Feed(7)(8)
Net sales	931.2	1,182.2	1,864.0	408.4	610.5
Earnings before income taxes and extraordinary item	19.1	23.3	24.6	2.2	3.5
EBITDA(4)	33.9	41.8	80.7	11.9	19.6
Depreciation and amortization	14.7	18.6	31.7	5.8	12.8
Capital expenditures	17.4	21.5	24.9	4.9	2.9
Crop Seed
Net sales	190.8	365.5	413.6	181.8	155.7
Earnings before income taxes and extraordinary item	5.3	6.7	3.6	14.3	11.1
EBITDA(4)	8.4	18.6	17.6	17.1	12.2
Depreciation and amortization	2.7	5.6	5.0	1.3	1.1
Capital expenditures	4.8	3.5	2.7	0.3	0.2
Swine(8)
Net sales	82.7	102.0	109.9	25.6	23.9
(Loss) earnings before income taxes and extraordinary item	(25.8)	(1.9)	3.1	(2.5)	(0.5)
EBITDA(4)	(12.6)	6.8	12.0	1.6	1.4
Depreciation and amortization	7.9	6.2	5.6	1.5	1.0
Capital expenditures	14.0	9.6	7.3	1.4	1.9
Agronomy(9)
Net sales	1,023.3	857.0	—	—	—
Earnings (loss) before income taxes and extraordinary item	12.4	(29.5)	10.3	(12.1)	(15.4)
EBITDA(4)	17.6	27.5	(10.1)	(5.4)	(2.0)
Depreciation and amortization	3.4	4.6	6.3	1.6	1.5
Capital expenditures	—	—	—	—	—

				Three Months
	Years Ended December 31,			Ended March 31,

	1999	2000	2001	2001	2002

	(Dollars in millions)
Other
Net sales	96.7	67.9	13.5	3.5	3.0
(Loss) earnings before income taxes and extraordinary item	(0.2)	(0.9)	(2.8)	0.4	(2.0)
EBITDA(4)	3.8	4.0	4.6	0.4	0.7
Depreciation and amortization	5.6	5.8	6.2	1.3	1.8
Capital expenditures	9.8	9.5	11.3	1.2	3.7

March 31, 2002

(Dollars in millions)
Balance Sheet Data:
Cash and short-term investments	$13.8
Working capital(11)	509.3
Property, plant and equipment, net	660.4
Total assets	2,878.3
Total debt(12)	1,008.9
Capital Securities of Trust Subsidiary	190.7
Minority interest	60.4
Total member equities and retained earnings	830.2

See accompanying Notes to Summary Consolidated Historical and

Pro Forma Financial Data of Land O’Lakes.

Notes to Summary Consolidated Historical and

Pro Forma Financial Data of Land O’Lakes

(1)	The following table summarizes restructuring and impairment charges (reversals):

					Three Months
	Years Ended			Pro Forma	Ended
	December 31,			Year Ended	March 31,
				December 31,
	1999	2000	2001	2001	2001	2002

	(Dollars in millions)
Restructuring charges (reversals)	$—	$9.7	$(4.1)	$(0.1)	$(1.0)	$2.6
Impairment of assets	3.9	44.5	7.8	7.8	—	0.8

Total	$3.9	$54.2	$3.7	$7.7	$(1.0)	$3.4

The impairment charge of $3.9 million in 1999 was related to under-utilization of the Land O’Lakes cheese production assets in Poland. The impairment charge of $44.5 million in 2000 resulted primarily from a write-down of goodwill related to a previous acquisition. The impairment charge of $7.8 in 2001 included $6.0 million related to our investment in a Mexican feed operation held for sale at December 31, 2001. We recorded this impairment charge in order to value the investment at its expected selling price less costs of disposal. In addition, our swine segment recorded an impairment charge of $1.8 million to reduce undeveloped land with permit issues to its estimated fair value. For the three months ended March 31, 2002, Land O’Lakes Farmland Feed recorded $0.8 million in impairment charges for the write-down of certain plant assets.

In 2000, we recorded restructuring charges of $9.7 million resulting from the consolidation of facilities and reduced personnel at Land O’Lakes Farmland Feed. Of the $9.7 million, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write down the book value of the plants and $1.7 million for demolition and incidental exit costs. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees. In 2001, we recorded restructuring charges of ($4.1) million. Our dairy foods segment recorded a restructuring charge of $1.7 million, which had not been paid at December 31, 2001, for severance costs for 63 production employees resulting from the consolidation of production facilities. Our animal feed segment reversed $5.7 million of a prior year restructuring charge primarily due to the decision we made following the acquisition of Purina Mills to continue to operate plants that were held for sale at December 31, 2000. On a pro forma basis in 2001, after a $4.0 million restructuring charge for Purina Mills, we recorded ($0.1) million in restructuring charges. For the three months ended March 31, 2001, Land O’Lakes Farmland Feed recorded a restructuring reversal of $1.0 million for the sale of certain assets that had been written off in December 2000, and to reflect the decision to continue operating a plant previously scheduled for shutdown. For the three months ended March 31, 2002, Land O’Lakes Farmland Feed recorded $2.6 million in severance and outplacement costs for 136 employees at the Ft. Dodge, IA office and other plant facilities.

(2)	In November 1999, we sold our flavoring business for $75.9 million in cash, resulting in a gain of $54.2 million. In April 2000, we divested swine assets in North Carolina for net proceeds of $4.4 million, resulting in a gain of $0.5 million. In July 2000, we sold our fluid dairy assets for $179.7 million, resulting in a gain of $88.5 million.

(3)	Period results include an inventory write-down of $62.1 million for cheese and butter due to lower of cost or market adjustments.

(4)	EBITDA is defined as earnings before income taxes, extraordinary items, interest expense (net of interest income), depreciation and amortization, equity in earnings or loss of affiliated companies, gain from divestiture of businesses, minority interest, and the other items described below. EBITDA is presented because it is a widely accepted financial indicator of a company’s ability to incur and service indebtedness. EBITDA should not be considered an alternative to net sales in excess of expenses as a measure of our operating results or to cash flow as a measure of liquidity. In addition, although EBITDA is not recognized under generally accepted accounting principles, it is widely used as a general measure of a company’s performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or nonoperating factors such as historical cost basis. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. This definition of EBITDA conforms to that which is included in the indenture. See “Description of the New Notes.”

Other items excluded from EBITDA are:

				Three Months
	Years Ended December 31,			Ended March 31,

	1999	2000	2001	2001	2002

	(Dollars in millions)
Unrealized hedging losses (gains)(a)	$—	$—	$6.6	$2.2	$(5.1)
Gain on sale of assets(b)	—	—	(1.8)	—	—
Non-cash impairment charges(c)	3.9	44.5	7.8	(1.0)	0.7
Loss on asset disposition(d)	—	—	—	—	—
EBITDA from unrestricted subsidiaries(e)	(2.3)	2.8	(0.1)	0.6	1.2

Total	$1.6	$47.3	$12.5	$1.8	$(3.2)

(a)	Reflects non-cash expense for mark-to-market derivative contracts incurred as a result of adopting SFAS No. 133 in 2001. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	Reflects cash gain resulting from the sale of certain swine assets.

(c)	See note 1.

(d)	Reflects non-cash loss on the write-off of assets.

(e)	Reflects exclusion of earnings of unrestricted subsidiaries as required by the definition of EBITDA included in the indenture. See “— Summary Description of the New Notes.”

(5)	Reflects the portion of earnings allocated to members for the prior fiscal year distributed in cash in the current fiscal year.

				Three Months
				Ended
	Years Ended December 31,			March 31,

	1999	2000	2001	2001	2002

	(Dollars in millions)
20% required for tax deduction	$15.0	$7.0	$28.5	$14.3	$7.3
Discretionary	5.0	3.6	2.2	—	0.7

Total	$20.0	$10.6	$30.7	$14.3	$8.0

(6)	Reflects the distribution of earnings previously allocated to members and not paid out as cash patronage. The years 1999, 2000 and 2001 include the distribution of a portion of the equity issued in connection with the acquisition of Dairyman’s Cooperative Creamery Association and acquisition of certain assets of Countrymark Cooperative.

				Three Months
	Years Ended December 31,			Ended March 31,

	1999	2000	2001	2001	2002

	(Dollars in millions)
Revolvement
Dairy Foods	$15.6	$13.8	$14.0	$10.5	$11.5
Ag Services	13.1	29.8	2.2	0.5	0.6

Total	$28.7	$43.6	$16.2	$11.0	$12.1

(7)	On October 1, 2000, we combined our feed assets with those of Farmland Industries to form Land O’Lakes Farmland Feed. We consolidate the operating activities of Land O’Lakes Farmland Feed.

(8)	Historically, Purina Mills reported results of its swine business together with its feed business. Accordingly, the portion of our swine business which we acquired from Purina Mills is excluded from our swine segment results for the year ended December 31, 2001, and for the three months ended March 31, 2002.

(9)	On July 28, 2000, we contributed all of our revenue generating agronomy assets to Agriliance (excluding our investment in CF Industries and assets held for sale), a joint venture with United Country Brands, in exchange for a 50% interest in Agriliance. Beginning July 29, 2000, our share of earnings or losses in Agriliance were reported under the equity method of accounting.

(10)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Our ratio of earnings to fixed charges was 3.0x for the year ended December 31, 1998 and was 6.0x for the year ended December 31, 1997. For the three months ended March 31, 2002, we would have had to have an increase in earnings or a decrease in fixed charges of $7.1 million to bring the ratio to 1.0x.

(11)	Working capital is defined as current assets (less cash and cash equivalents) minus current liabilities (less notes and short-term obligations and current maturities of long-term debt).

(12)	Total debt excludes the 7.45% Capital Securities due on March 15, 2028, of our trust subsidiary which are subordinated to the New Notes offered hereby and allow for the deferment of interest payments for up to ten semiannual periods at our option. See “Description of Capital Securities.”

RISK FACTORS

      You should carefully consider all the information in this prospectus, including the following risk factors, before tendering your Old Notes in the exchange offer. When we use the term “Notes” in this prospectus, the term includes the Old Notes and the New Notes.

Risk Factors Relating to our Financial Condition.

Substantial Leverage — Our substantial leverage could adversely affect our ability to fulfill our obligations under the New Notes and operate our business.

      We are highly leveraged and have significant debt service obligations. As of March 31, 2002, after eliminating intercompany activity, our aggregate outstanding indebtedness was $1,199.6 million, excluding unused commitments, and our total equity was $830.2 million. For the year ended December 31, 2001, on a pro forma basis, our interest expense would have been $73.3 million, and our ratio of earnings to fixed charges would have been 2.1 to 1. We may incur additional debt from time to time to finance strategic acquisitions, investments and alliances, capital expenditures or for other purposes, subject to the restrictions contained in the New Credit Facilities and in the indenture.

      Our substantial debt could have important consequences to you, including the following:

•	we will be required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic acquisitions, investments and alliances and other general corporate requirements;

•	our interest expense could increase if interest rates in general increase because a substantial portion of our debt will bear interest at floating rates;

•	our substantial leverage will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors which are less leveraged;

•	our debt service obligations could limit our flexibility to plan for, or react to, changes in our business and the dairy and agricultural industries;

•	our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements;

•	our level of debt may prevent us from raising the funds necessary to repurchase all of the New Notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the New Notes; and

•	our failure to comply with the financial and other restrictive covenants in our debt instruments could result in an event of default that, if not cured or waived, could cause our debt to become due immediately and permit our lenders to enforce their remedies.

See “Description of the New Notes — Material Covenants” and “— Default” and “Description of Certain Other Indebtedness — Description of New Credit Facilities.”

Ability to Service Debt — Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

      We expect to obtain the cash to make payments on the New Notes, the New Credit Facilities and to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements from our operations. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize currently anticipated cost savings, net sales growth and operating improvements on schedule, or at all, or that future borrowings will be available to us under the New Credit Facilities, in each case, in amounts sufficient to enable us to service our indebtedness, including the New Notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we will have to take actions such as reducing or delaying capital expenditures, strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our indebtedness, which could include the New Notes, or seeking additional equity capital, which may adversely affect our membership and affect their willingness to remain members. These remedies may not be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future indebtedness agreements, including the credit agreements relating to the New Credit Facilities and the indenture, may restrict us from adopting any of these alternatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Land O’Lakes — Liquidity and Capital Resources,” “Description of the New Notes — Material Covenants” and “Description of Certain Other Indebtedness — Description of New Credit Facilities.”

Additional Borrowing Capacity — Despite our substantial leverage, we will be able to incur more debt, which may intensify the risks associated with our substantial leverage.

      The New Credit Facilities and the indenture will permit us, subject to the conditions described under “Description of Certain Other Indebtedness” and “Description of the New Notes — Material Covenants — Limitation on Indebtedness,” to incur a significant amount of additional indebtedness. In addition, we may incur additional debt under our $250.0 million Revolving Credit Facility, of which approximately $174.1 million was available to us as of March 31, 2002. See “Description of Certain Other Indebtedness.” If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, could intensify.

Structural Subordination — If creditors of our subsidiaries and joint ventures make claims with respect to the assets and earnings of these companies, sufficient funds may not be available to repay the New Notes and we may not receive the cash we expect from intercompany transfers.

      We conduct a substantial portion of our operations through our subsidiaries and joint ventures. Land O’Lakes will therefore be dependent in part upon dividends or other intercompany transfers of funds from these companies in order to pay the principal of and interest on the New Notes and to meet its other obligations. Generally, creditors of these companies will have claims to the assets and earnings of these companies that are superior to the claims of creditors of Land O’Lakes, except to the extent the claims of Land O’Lakes’ creditors are guaranteed by these entities.

      Although the Subsidiary Guarantees will provide the holders of the New Notes with a direct claim against the assets of the Subsidiary Guarantors, enforcement of the Subsidiary Guarantees against any Subsidiary Guarantor may be challenged in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the Subsidiary Guarantor and could be subject to the defenses available to guarantors generally. To the extent that the Subsidiary Guarantees are not enforceable, the New Notes would be effectively subordinated to all liabilities of the Subsidiary Guarantors, including trade payables and contingent liabilities, and preferred stock of the Subsidiary Guarantors. In any event, the New Notes will be effectively subordinated to all liabilities of the Non-Guarantors. After eliminating intercompany activity the Non-Guarantors:

•	had assets of $186.7 million or 6.5% of our total assets as of March 31, 2002;

•	had liabilities of $105.2 million or 5.7% of our total liabilities as of March 31, 2002 (excluding the $190.7 million of Capital Securities and indebtedness related to the Receivables Securitization);

•	generated net sales of $32.2 or 2.1% of our consolidated net sales for the three months ended March 31, 2002; and

•	generated EBITDA of $(1.4) million for the three months ended March 31, 2002.

See “Description of the New Notes” and “Description of Certain Other Indebtedness.”

      Accordingly, in the event of Land O’Lakes’ dissolution, bankruptcy, liquidation or reorganization, the holders of the New Notes may not receive any amounts with respect to the New Notes until after the payment in full of the claims of creditors of its subsidiaries. The Subsidiary Guarantees will also be unsecured obligations of the Subsidiary Guarantors that will rank equally with all senior indebtedness of the Subsidiary Guarantors.

      Although the indenture limits the ability of Land O’Lakes’ subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, these limitations have a number of significant qualifications and exceptions. See “Description of the New Notes — Material Covenants — Limitations on Restrictions on Distributions from Restricted Subsidiaries.”

Restrictive Covenants in our Debt Instruments — Restrictions imposed by the indenture and the agreement governing the New Credit Facilities limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

      The indenture imposes, and the terms of any future debt may impose, operating and other restrictions on us and our restricted subsidiaries. The New Credit Facilities also include other and more restrictive covenants and prohibit us from prepaying our other debt, including the New Notes, while debt under the New Credit Facilities is outstanding. The agreements governing the New Credit Facilities also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios.

      The restrictions contained in the indenture and the agreements governing the New Credit Facilities could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

      A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreements governing the New Credit Facilities. If a default occurs, the lenders under the New Credit Facilities may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable which would result in an event of default under the New Notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the New Credit Facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under the New Credit Facilities and the New Notes were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness, including the New Notes. If not cured or waived, such default could give our lenders the right to enforce other remedies that would interrupt the operation of our business. In addition, in the event of a default under the New Credit Facilities, the purchaser under our Receivables Securitization will have the right to terminate the securitization. Termination of this facility will reduce the funds available to us to finance our ongoing operations. See “Description of the New Notes — Ranking” and “— Material Covenants” and “Description of Certain Other Indebtedness — Description of New Credit Facilities” and “— Description of Receivables Securitization.”

Unsecured Obligations — Because the New Notes are not secured, our assets may be insufficient to pay amounts due on your New Notes.

      The New Notes and the indebtedness under the New Credit Facilities will rank equally in right of payment and will be senior in right of payment to existing and future subordinated indebtedness. The New Notes and the Subsidiary Guarantees, however, will be unsecured obligations whereas indebtedness outstanding under the New Credit Facilities is secured. The New Credit Facilities are secured by perfected first priority pledges and security interests in all of the equity interests and indebtedness owned directly by us or any of the Subsidiary Guarantors (which pledge, in each case is limited to 65% of voting equity interests issued by any foreign subsidiary) and substantially all of our and each of the Subsidiary Guarantors’ other tangible and intangible assets. As of March 31, 2002 we had $599.7 million of secured indebtedness, excluding unused commitments and undrawn letters of credit.

      Because the New Notes and the Subsidiary Guarantees will be unsecured obligations, your right of repayment may be compromised if any of the following situations were to occur:

•	a bankruptcy, liquidation, reorganization or other winding-up involving us or any of our subsidiaries;

•	a default in payment under the New Credit Facilities or other secured indebtedness; or

•	an acceleration of any indebtedness under the New Credit Facilities or other secured indebtedness.

If any of these events were to occur, the secured lenders could foreclose on the pledged stock of our subsidiaries and on our assets and the assets of the Subsidiary Guarantors in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the New Notes and the Subsidiary Guarantees. Furthermore, under the Subsidiary Guarantees, if all shares of any Subsidiary Guarantor are sold to persons under an enforcement of the pledge of shares in the Subsidiary Guarantor for the benefit of the lenders under the New Credit Facilities, then the applicable Subsidiary Guarantor will be released from its Subsidiary Guarantee automatically and immediately upon the sale. See “Description of Certain Other Indebtedness — Description of New Credit Facilities.”

Inability to Repurchase Notes Prior to Maturity — If we do not have, and are not able to raise, sufficient funds, we may not be able to repurchase New Notes tendered if a change of control occurs.

      If we experience certain changes of control, you will have the right to require us to repurchase your New Notes at a purchase price in cash equal to 101% of the principal amount of your New Notes plus accrued and unpaid interest. Our ability to repurchase the New Notes upon a change of control will be limited by the terms of the New Credit Facilities. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed to us under the New Credit Facilities. If we are unable to repay amounts outstanding under the New Credit Facilities or obtain necessary consents under the New Credit Facilities to repurchase the New Notes, we may be in default under the indenture. Our failure to repurchase tendered New Notes at a time when the repurchase is required by the indenture would constitute an event of default under the indenture, which, in turn, would constitute a default under the New Credit Facilities and may constitute an event of default under other, future senior indebtedness. See “Description of the New Notes — Change of Control” and “— Material Covenants” and “Description of Certain Other Indebtedness — Description of New Credit Facilities.”

      In addition, the change of control provision contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provisions.

United States Fraudulent Transfer or Conveyance Considerations — Under United States federal and state fraudulent transfer or conveyance statutes, a court could void the obligations of Land O’Lakes and the Subsidiary Guarantors or take other actions detrimental to holders of the New Notes.

      Under United States Federal or state fraudulent transfer or conveyance laws, a court could take actions detrimental to you if it found that, at the time the New Notes or the Subsidiary Guarantees were issued:

(1) Land O’Lakes or the Subsidiary Guarantor issued the New Notes or the Subsidiary Guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

(2) (a) Land O’Lakes or the Subsidiary Guarantor received less than fair consideration or reasonably equivalent value for incurring the debt represented by the New Notes or the Subsidiary Guarantee; and

(b) Land O’Lakes or the Subsidiary Guarantor:

•	was insolvent or rendered insolvent by issuing the New Notes or the Subsidiary Guarantee;

•	was engaged, or about to engage, in a business or transaction for which the assets remaining with Land O’Lakes or the Subsidiary Guarantor would constitute unreasonably small capital to carry on Land O’Lakes’ or the Subsidiary Guarantor’s business; or

•	intended to incur, believed that it would incur or did incur, indebtedness beyond Land O’Lakes’ or the Subsidiary Guarantor’s ability to pay.

      If a court made this finding, it could:

•	void all or part of Land O’Lakes’ or the Subsidiary Guarantor’s obligations to the holders of the New Notes and direct the repayment of any amounts thereunder to Land O’Lakes’ and the Subsidiary Guarantor’s other creditors;

•	subordinate Land O’Lakes’ or the Subsidiary Guarantor’s obligations to the holders of the New Notes to Land O’Lakes’ or the Subsidiary Guarantor’s other indebtedness; or

•	take other actions detrimental to the holders of the New Notes.

In that event, we may not be able to pay amounts due on the New Notes. Under fraudulent transfer statutes, it is not certain whether a court would determine that Land O’Lakes or the Subsidiary Guarantor was insolvent on the date that the New Notes and Subsidiary Guarantee were issued.

      To the extent a court voids a Subsidiary Guarantee as a fraudulent transfer or conveyance or holds it unenforceable for any other reason, holders of New Notes would cease to have any claim against the Subsidiary Guarantor. If a court were to take this action, the Subsidiary Guarantor’s assets would be applied to the Subsidiary Guarantor’s liabilities and preferred stock claims. A Subsidiary Guarantor’s assets may not be sufficient to satisfy the claims of the holders of New Notes relating to any voided portions of any of the Subsidiary Guarantees.

      Land O’Lakes’ counsel has not expressed any opinion as to the applicability of United States Federal bankruptcy or state fraudulent transfer and conveyance laws.

      Based upon financial and other information available to Land O’Lakes, Land O’Lakes believes that it and the Subsidiary Guarantors are issuing the New Notes and the Subsidiary Guarantees for proper purposes and in good faith and that, at the time the New Notes and the Subsidiary Guarantees are issued, Land O’Lakes and the Subsidiary Guarantors:

•	will not be insolvent or rendered insolvent by the issuance;

•	will have sufficient capital to run their businesses; and

•	will be able to pay their debts as they mature or become due.

In reaching these conclusions, Land O’Lakes has relied on various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. However, if the New Notes or the Subsidiary Guarantees were to be subject to any of these kinds of claims, a court may not adopt the assumptions and methodologies that it has chosen or concur with its conclusion as to its solvency and the solvency of its subsidiaries.

      Additionally, under United States Federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against Land O’Lakes or the Subsidiary Guarantors within 90 days after any payment by Land O’Lakes with respect to the New Notes or by the Subsidiary Guarantors under their Subsidiary Guarantees, or if Land O’Lakes or the Subsidiary Guarantors anticipated becoming insolvent at the time of the payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of the payment could be required to return the payment. In the event there are any additional Subsidiary Guarantors in the future, the foregoing would also apply to their guarantees.

No Prior Market for the New Notes — There is no prior market for the New Notes. If one develops, it may not be liquid.

      The New Notes are new securities for which there currently is no, and on issuance there will not be any, established trading market. If any of the New Notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the Old Notes, depending upon:

•	prevailing interest rates;

•	the market for similar securities; and

•	other factors, including general economic conditions and our financial condition, performance and prospects.

      Land O’Lakes does not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. A decline may adversely affect the liquidity and trading markets independent of Land O’Lakes’ prospects or financial performance.

Risk Factors Relating to Our Business

Changes in consumer preferences and distribution channels could decrease our revenues and cash flow.

      We are subject to the risks of:

•	evolving consumer preferences and nutritional and health-related concerns; and

•	changes in food distribution channels, such as consolidation of the supermarket industry and other retail outlets that result in a smaller customer base and intensify the competition for fewer customers.

      To the extent that consumer preference evolves away from products that we produce for health or other reasons, and we are unable to create new products that satisfy new consumer preferences, there will be a decreased demand for our products. There has been a recent trend toward consolidation among food retailers which we expect to continue. As a result, these food retailers are selecting product suppliers who can meet their needs nationwide. If we are not selected by these food retailers for one or more of our products, our sales volumes could be significantly reduced. In addition, national distributors or regional food brokers could choose not to carry our products. Because of the high degree of consolidation of national food distributors, the decision of a single such distributor not to carry our products could have a serious impact on our revenues. Any shift in consumer preferences away from our products could decrease our revenues and cash flow and impair our ability to fulfill our obligations under the New Notes and operate our business.

Competition in the industry may reduce our sales and margins.

      Our business segments operate in highly competitive industries. In addition, some of our business segments compete with companies that have greater capital resources, research and development staffs, facilities, diversity of product lines and brand recognition than ours. Increased competition as to any of our products could result in reduced prices which would reduce our sales and margins.

      Our competitors may succeed in developing new or enhanced products which are better than ours. These companies may also prove to be more successful in marketing and selling their products than we are with ours. See the “Competition” subheadings under each segment described in the “Business” section.

Our operating results fluctuate by season and are affected by extreme weather conditions.

      Our operating results within many of our segments are affected by seasonal fluctuations of our sales and operating profits. There is significantly increased demand for butter in the months prior to Thanksgiving and Christmas. Because our supply of milk is lowest at this time, we produce and store surplus quantities of butter in the months preceding the increase in demand for butter. As a result, we are subject both to the risk that butter prices may decrease and that increased demand for butter may never materialize, resulting in decreased net sales.

      Our animal feed sales are seasonal, with a higher percentage of sales generated during the fourth and first quarters of the year. This seasonality is driven largely by weather conditions affecting sales of our beef cattle products. If the weather is particularly warm during the winter, then sales of feed for beef cattle may decrease because the cattle may be better able to graze under warmer conditions.

      The sales of crop seed and crop nutrient and crop protection products are dependent upon the planting and growing season, which varies from year to year, resulting in both highly seasonal patterns and substantial fluctuations in our quarterly sales and operating profits. Most sales of our seed products and of Agriliance’s agronomy products are in the first half of the year during the spring planting season in the United States. If the spring is particularly wet, farmers will not apply crop nutrient and crop protection products because they will be washed away and ineffective if applied.

      Live hog and wholesale pork prices are also affected by seasonal factors. Because of production times for hogs, there are generally fewer hogs available in the second quarter, causing live hog and wholesale pork prices to be higher at these times. Conversely, there are generally more hogs available in the fourth quarter, which generally causes live hog and wholesale pork prices to be lower on average during these months.

      In addition, severe weather conditions and natural disasters, such as floods, droughts, frosts or earthquakes, or adverse growing conditions, diseases and insect-infestation problems may reduce the quantity and quality of commodities available for processing by us. For example, dairy cows produce less milk when subjected to extreme weather conditions, including hot and cold temperatures. A significant reduction in the quantity or quality of commodities harvested or produced due to adverse weather conditions, disease, insect problems or other factors could result in increased processing costs and decreased production, with adverse financial consequences to us.

Increased energy and gas costs could increase our expenses and reduce our profitability.

      We require a substantial amount of electricity, natural gas and gasoline to manufacture, store and transport our products. The prices of electricity, natural gas and gasoline fluctuate significantly over time. Many of our products compete based on price and we may not be able to pass on increased costs of production, storage or transportation to our customers. As a result, increases in the cost of electricity, natural gas or gasoline could substantially harm our business and results of operations. For instance, prices for natural gas, a key component in the manufacture of fertilizer, increased from approximately $2.50 per million Btu in January 2000 to approximately $10.00 per million Btu in January 2001. Depending upon the type of fertilizer produced, a one dollar increase in the price of gas can result in increased fertilizer costs ranging from $11.70 to $33.50 per ton. Agriliance was not able to pass on the entire increase in fertilizer costs to customers, therefore Agriliance’s margins on fertilizer products were lower than they would have been had natural gas and fertilizer costs remained constant. In addition, the higher sales price of fertilizer resulted in a reduction of expected sales volume.

      Our dairy business requires a continuous supply of energy to refrigerate raw materials and finished products. Our largest dairy processing facility is located in California, which recently experienced an energy crisis that disrupted our dairy processing operations and increased our expenses. As a result of blackouts at our Tulare, California plant, to date we have been forced to dispose of approximately one million pounds of milk (which represents approximately 10% of one day’s throughput at that plant). Although we have added electrical generating capacity at the Tulare plant, future blackouts at this or other plants may result in the interruption of our processing operations and the loss of perishable ingredients and products which could result in substantial financial losses.

Outbreaks of disease can reduce our net sales and operating margins.

      The productivity and profitability of our businesses depend on animal and crop health and on disease control.

      We face the risk of outbreaks of mad cow disease, which could lead to the destruction of beef cattle and dairy cows and decreased demand for dairy and beef products. If this occurs, we would also face reduced milk supply and increased cost to produce our dairy products, which could reduce our sales and operating margins. In addition, we could have decreased demand for our feed products as dairy and beef producers decrease their herd sizes due to decreased demand for dairy and beef products.

      We face the risk of outbreaks of foot-and-mouth disease, which could lead to a massive destruction of cloven-hoofed animals such as dairy cattle, beef cattle, swine, sheep and goats and significantly reduce the demand for meat products. Because foot-and-mouth disease is highly contagious and destructive to susceptible livestock, any outbreak of foot-and-mouth disease could result in the widespread destruction of all potentially infected livestock. Our feed operations could suffer as a result of decreased demand for feed products. If this happens, we could also have difficulty procuring the milk we need for our dairy operations and incur increased cost to produce our dairy products, which could reduce our sales and operating margins. In addition, we may be prevented from selling or transporting hogs.

      Outbreaks of plant diseases and pests could destroy entire crops of plants for which we sell crop seed. If this occurs, the crops grown to produce seed could also be destroyed, resulting in a shortage of crop seed available for us to sell for the next planting season. In addition, there may be decreased demand for our crop seed from farmers who choose not to plant those species of crops affected by these diseases or pests. These shortages and decreased demand could reduce our sales.

Changes in the market prices of the dairy and agricultural commodities that we use as inputs as well as the products we market may cause our operating profit to decrease.

      Many of our products, particularly in our dairy foods, animal feed and swine segments, use dairy or agricultural commodities as inputs or constitute dairy or agricultural commodity outputs. Consequently, increased cost of commodity inputs and decreased market price of commodity outputs may reduce our operating profit.

      We are major purchasers of commodities used as inputs in our dairy foods segment, namely milk, cream, butter and bulk cheese. Our dairy food outputs, namely butter, cheese and nonfat dry milk, are also commodities. We inventory a significant amount of the cheese and butter products we produce for sale to our customers at a later date and at the market price on that date. For example, we build significant butter inventories in the spring when milk supply is highest for sale to our retail customers in the fall when butter demand is highest. If the market price we receive at the time we sell our products is less than the market price on the day we made the products, we will have lower (or negative) margins which may have a material adverse impact on our results of operations. In addition, we maintain significant inventories of cheese for aging and face the same risk with respect to these products.

      In 1999, our earnings were significantly impacted by the dramatic declines in the price of cheese and butter, which caused significant devaluations of our inventory of cheese products and, to a lesser extent, butter. Based on data from the Chicago Mercantile Exchange, commodity block cheese prices began the year at $1.90 per pound and finished at $1.20 per pound, and commodity butter prices began at $1.43 per pound and finished at $0.88 per pound. These declining commodity prices occurred throughout the year as we were building our inventory necessary during the peak sales periods of fall and winter. The resulting $62.1 million inventory write-down partially accounted for the decrease in earnings of the dairy foods segment, as compared with 1998.

      The animal feed segment follows industry standards for feed pricing. The feed industry generally prices products on the basis of income over ingredient cost (“IOIC”) per ton of feed. This practice mitigates the impact of volatility in commodity ingredient markets on our animal feed margins. However, if our commodity input prices were to increase dramatically, we may be unable to pass these prices on to our customers, who may find alternative feed sources at lower prices or may exit the market entirely. This increased expense could reduce our profitability.

      We have ownership interests in swine. In recent years, the market for hogs and wholesale pork has been the subject of extreme market fluctuations as a result of a number of factors, including industry expansion, processor capacity and consumer demand. In December 1998, the price of hogs hit its lowest point in nearly forty years, resulting in the price we received for a finished hog being substantially less than the cost to produce the hog. The prices for weanling and feeder pigs also decreased dramatically. As a result, in the fiscal years ended December 31, 2000 and 1999, on a pro forma basis, we experienced operating losses in the swine production business of approximately $8.3 million and $42.0 million, respectively. The Purina Mills portion of these losses was largely responsible for Purina Mills filing for bankruptcy.

      During the fiscal years ended December 31, 2000 and 1999, a large portion of these losses were attributable to our cost-plus contracts (or comparable contracts of Purina Mills), which guarantee swine producers certain minimum prices for feeder pigs. Although we do not intend to renew or extend these contracts, which expire over time, we may continue to incur losses under these contracts until the last one expires in 2005.

Decrease in milk supply could decrease our sales and increase our cost of production.

      We operate 14 dairy facilities which are located in different regions of the United States. Milk production in certain regions, including the Midwest and Northeast is decreasing as smaller producers in these regions have ceased milk production and larger producers in the West have increased milk production. A producer, whether a member or a non-member, may decide not to supply milk to us or may decide to stop supplying milk to us when the term of its contractual obligation expires. Where milk production in the Midwest and Northeast is not sufficient to fully support our operations, or where producers decide not to supply us with milk, we may not be able to operate our plants, may be forced to transport milk from a distance or may be forced to pay higher prices for our milk supply. This could result in our inability to meet customer demand and cause a decrease in sales. In addition, our costs of production would be increased due to increased transportation costs or increased costs for our milk supply. In the first quarter of 2002, our cost of sales for our dairy foods increased due to higher milk supply costs resulting from increased competition for decreased milk production in the Midwest.

We operate through joint ventures in which our rights to earnings and to control the joint venture are limited.

      We produce, market and sell products through numerous joint ventures with unaffiliated third parties. Our feed and agronomy businesses are primarily operated through joint ventures.

      The terms of each joint venture are different, but our joint venture agreements generally contain:

•	restrictions on our ability to transfer our ownership interest in the joint venture;

•	no right to receive distributions without the unanimous consent of the members of the joint venture; and

•	noncompetition arrangements restricting our ability to engage independently in the same line of business as the joint venture.

In addition to these restrictions, in connection with the formation of some of our joint ventures, we have entered into purchase or supply agreements which require us to purchase a minimum amount of the products produced by the joint venture or supply a minimum amount of the raw materials used by the joint venture. The day-to-day operations of some of our joint ventures are managed by us through a management contract and others are managed by other joint venture members. As a result, we do not have day-to-day control over certain of these companies. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our material joint ventures.

Agriliance’s business may be adversely affected by Agriliance’s dependence upon its suppliers.

      Agriliance relies on a limited number of suppliers for the agronomy products it sells. In 2001, approximately 58% of Agriliance’s crop protection products were sourced from three suppliers. In the event Agriliance is unable to purchase its agronomy products on favorable terms from these suppliers, Agriliance may be unable to find suitable alternatives to meet its product needs. In addition, Agriliance procures approximately 80% of its fertilizer needs from CF Industries and Farmland Industries. Farmland Industries initiated Chapter 11 bankruptcy proceedings on May 31, 2002. As of June 4, 2002, Farmland Industries was continuing to run its fertilizer plants and was meeting its delivery obligations. Although Agriliance believes that it can meet its fertilizer supply needs for the 2002 planting season from CF Industries and other third party sources if Farmland Industries ceases deliveries, Agriliance may be unable to meet its fertilizer supply needs on suitable terms for future planting seasons if it is unable to purchase its fertilizer needs on favorable terms from both CF Industries and Farmland.

A loss of our cooperative tax status could increase our tax liability.

      Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives. As a cooperative, we are not taxed on earnings from member business that we deem to be patronage income allocated to our members. However, we are taxed as a typical corporation on the remainder of our earnings from our member business (those earnings which we have not deemed to be patronage income) and on earnings from nonmember business. If we were not entitled to be taxed as a cooperative, our tax liability would be significantly increased. For additional information regarding our cooperative structure and the taxation of cooperatives, see the section in this prospectus entitled “Business — Description of the Cooperative.”

Our limited access to equity markets could adversely affect our ability to obtain additional equity capital.

      As a cooperative, we may not sell our common stock in the traditional equity markets. In addition, our articles of incorporation and by-laws contain limitations on dividends and liquidation preferences of any preferred stock we issue. These limitations restrict our ability to raise equity capital and may adversely affect our ability to compete with entities that do not face similar restrictions.

We may not successfully implement the strategies relating to our recent acquisitions or achieve the anticipated benefits from these acquisitions.

      In addition to the acquisition of Purina Mills, we have added more than 20 joint ventures and acquisitions over the past five years. However, Purina Mills represents our largest acquisition to date. The integration and consolidation of Purina Mills as well as the other acquisitions into our business require substantial management, financial and other resources. Such integration involves a number of significant risks, including:

•	unforeseen liabilities;

•	unanticipated problems with the quality of the assets of the acquired businesses;

•	loss of customers;

•	personnel turnover;

•	loss of relationships with suppliers or service providers; and

•	diversion of management’s attention from other aspects of our business.

      The effects of these risks and our inability to integrate and manage Purina Mills and the other acquired businesses successfully or to achieve a substantial portion of the anticipated cost savings from these acquisitions in the timeframe we anticipate, could have a material adverse effect on our business, financial condition or results of operations. See Unaudited Pro Forma Combined Consolidated Statement of Operations and related notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our operations are subject to numerous laws and regulations, exposing us to potential claims and compliance costs that could adversely affect our business.

      We are subject to Federal, state and local laws and regulations relating to the manufacturing, labeling, packaging, health and safety, sanitation, quality control, fair trade practices, and other aspects of our business. In addition, zoning, construction and operating permits are required from governmental agencies which focus on issues such as land use, environmental protection, waste management, and the movement of animals across state lines. These laws and regulations may, in certain instances, affect our ability to develop and market new products and to utilize technological innovations in our business. In addition, changes in these rules might increase the cost of operating our facilities or conducting our business which would adversely affect our finances.

      Our dairy business is affected by Federal price support programs and federal and state pooling and pricing programs to support the prices of certain products we sell. Federal and certain state regulations help ensure that the supply of raw milk flows in priority to fluid milk and soft cream producers before producers of hard products such as cheese and butter. In addition, as a producer of dairy products, we participate in the Federal market order system and pay into regional “pools” for the milk we use based on the amount of each class of dairy product we produce and the price of those products. If any of these programs was no longer available to us, the prices we pay for milk could increase and reduce our profitability.

      In addition, as a manufacturer of food and animal feed products, we are subject to the Federal Food, Drug and Cosmetic Act and regulations issued thereunder by the Food and Drug Administration (“FDA”). The pasteurization of our milk and milk products is also subject to inspection by the United States Department of Agriculture. Several states also have laws that protect feed distributors or restrict the ability of corporations to engage in farming activities. These regulations may require us to alter or restrict our operations or cause us to incur additional costs in order to comply with the regulations.

      See “Business — Regulatory Matters” for more information about the laws and regulations that affect our business.

Inability to protect our trademarks and other proprietary rights could damage our competitive position.

      We rely on patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. Any infringement or misappropriation of our intellectual property could damage its value and could limit our ability to compete. We may have to engage in litigation to protect our rights to our intellectual property, which could result in significant litigation costs and require a significant amount of management’s time.

      We license our LAND O LAKES and the Indian Maiden logo trademarks to certain of our joint ventures and other third parties for use in marketing certain of their products. We have invested substantially in the promotion and development of our trademarked brands and establishing their reputation as high-quality products. Actions taken by these parties may damage our reputation and our trademarks’ value.

      We believe that the recipes and production methods for our dairy and spread products and formulas for our feed products are trade secrets. In addition, we have amassed a large body of knowledge regarding animal nutrition and feed formulation which we believe to be proprietary. Because most of this proprietary information is not patented, it may be more difficult to protect. We rely on security procedures and confidentiality agreements to protect this proprietary information, however such agreements and security procedures may be insufficient to keep others from acquiring this information. Any such dissemination or misappropriation of this information could deprive us of the value of our proprietary information.

      Purina Mills, LLC, a wholly-owned subsidiary of Land O’Lakes Farmland Feed licenses the trademarks Purina, Chow and the “Checkerboard” Nine Square Logo under a perpetual, royalty-free license from Nestle Purina PetCare Company. Under the terms of the license agreement, Nestle Purina PetCare Company retains primary responsibility for protecting the licensed trademarks from infringement. If Nestle Purina PetCare Company fails to assert its rights to the licensed trademarks, Purina Mills may be unable to stop such infringement or cause them to do so. Any such infringement of the licensed trademarks, or of similar trademarks of Nestle Purina PetCare Company, could result in a dilution in the value of the licensed trademarks.

Our brand names could be confused with names of other companies who, by their act or omission, could adversely affect the value of our brand names.

      Purina Mills’ products are generally marketed under the trademarks Purina, Chow and the “Checkerboard” Nine Square Logo under a perpetual, royalty-free license from Nestle Purina PetCare Company. Nestle Purina PetCare Company markets widely recognized products under the same trademarks and has given other unaffiliated companies the right to market products under these trademarks. A competitor of ours, Cargill, licenses from Nestle Purina PetCare Company the right to market the same types of products which we sell under these trademarks in countries other than the United States. Acts or omissions by Nestle Purina PetCare Company or other unaffiliated companies may adversely affect the value of the Purina, Chow and the “Checkerboard” Nine Square Logo trademarks and the demand for our products. Third-party announcements or rumors about these unaffiliated companies could also have these negative effects.

Product liability claims or product recalls could adversely affect our business reputation and expose us to increased scrutiny by federal and state regulators.

      The sale of food products for human consumption involves the risk of injury to consumers and the sale of animal feed products involves the risk of injury to those animals as well as human consumers of those animals. Such hazards could result from:

•	tampering by unauthorized third parties;

•	product contamination (such as listeria and salmonella) or spoilage;

•	the presence of foreign objects, substances, chemicals, and other agents;

•	residues introduced during the growing, storage, handling or transportation phases; or

•	improperly formulated products which either do not contain the proper mixture of ingredients or which otherwise do not have the proper attributes.

      Some of the products we sell are produced for us by third parties, or contain inputs manufactured by third parties, and such third parties may not have adequate quality control standards to assure that such products are not adulterated, misbranded, contaminated or otherwise defective. In addition, we license our LAND O LAKES brand for use on products produced and marketed by third parties, for which we receive royalties. We may be subject to claims made by consumers as a result of products manufactured by these third parties which are marketed under our brand names.

      Consumption of our products may cause serious health-related illnesses and we may be subject to claims or lawsuits relating to such matters. Even an inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies. Such claims or liabilities may not be covered by our insurance or by any rights of indemnity or contribution which we may have against others in the case of products which are produced by third parties. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential customers and on our brand image. In the past, we have voluntarily recalled certain of our products in response to reported or suspected contamination. If we determine to recall any of our products, we may face material consumer claims.

Our business is subject to the risk of environmental liability and we could be named as a responsible or potentially responsible party.

      Many of our current and former facilities have been in operation for many years and, over that time, we and other operators of those facilities have generated, used, stored, or disposed of substances or wastes that are or might be considered hazardous under applicable environmental laws, including chemicals and fuel stored in underground and above-ground tanks, animal wastes and large volumes of wastewater discharges. As a result, the soil and groundwater at or under certain of our current and former facilities may have been contaminated, and we may be required to make material expenditures to investigate, control and remediate such contamination.

      We have been identified as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) at several national priority list sites and currently have unresolved liability with respect to the past disposal of hazardous substances at several of our current and former facilities and waste disposal facilities operated by third parties. CERCLA may impose joint and several liability on owners, operators and users of a facility for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal.

      In addition, federal and state environmental authorities have proposed new regulations and attempted to apply certain existing regulations for the first time to agricultural operations. These regulations could result in significant restraints on some of our operations, particularly our swine operations, and could require us to spend significant amounts of money to bring these operations into compliance. See “Business — Environmental Matters” for additional information.

Strikes or work stoppages by our unionized workers could disrupt our business.

      At May 1, 2002, approximately 27% of our employees were covered by collective bargaining agreements, some of which are due to expire within the year. Our inability to negotiate acceptable contracts with the unions upon expiration of these contracts could result in strikes or work stoppages and increased operating costs as a result of higher wages or benefits paid to union members or replacement workers. If the unionized workers were to engage in a strike or work stoppage, or other nonunionized operations were to become unionized, we could experience a significant disruption of our operations or higher ongoing labor costs. See “Business — Employees” for additional information.

There is no assurance that our senior management team or other key employees will remain with us.

      We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team and other key employees. If members of the management team or other key employees become unable or unwilling to continue in their present positions, the operation of our business would be disrupted and we may not be able to replace their skills and leadership in a timely manner to continue our operations as currently anticipated. We operate generally without employment agreements with, or key person life insurance on the lives of, our key personnel.

FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements” that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “seeks,” “pro forma,” “as adjusted,” “anticipates,” or other variations thereof, including their use in the negative, or by discussions of strategies, plans or intentions. Forward-looking statements contained in this prospectus include, in particular, the statements about our plans, strategies, and prospects under the headings “Summary,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and in the Unaudited Pro Forma Combined Statement of Operations for Land O’Lakes and for Land O’Lakes Farmland Feed and related notes found elsewhere in this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk Factors.” The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. The Old Notes and the New Notes bear interest at 8 3/4% annually and mature on November 15, 2011.

      After deducting the initial purchasers’ discount and expenses related to the offering of the Old Notes, we received net proceeds of approximately $341 million. Of this amount, $250.0 million was used to repay our Term Loan C Facility which was used to finance the Purina Mills acquisition. The remaining $91.0 million was used to reduce the outstanding balance of our Revolving Credit Facility, without reducing our borrowing capacity thereunder. The terms and effect of our repayment of outstanding amounts under our Term Loan C Facility and Revolving Credit Facility are described in note 2 to the Unaudited Pro Forma Combined Statements of Operations of Land O’Lakes in this prospectus.

CAPITALIZATION

      Set forth below as of March 31, 2002 is our actual historical capitalization and our capitalization on an as adjusted basis after giving effect to the exchange offer. The information set forth below should be read in conjunction with “Selected Land O’Lakes Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the New Notes,” “Description of Certain Other Indebtedness,” “Description of Capital Securities” and the Land O’Lakes’ and Purina Mills’ financial statements and the related notes and other financial information included elsewhere in this prospectus.

	March 31, 2002

	Actual	As Adjusted

	(Dollars in millions)
Total debt:
New Credit Facilities(1)
Revolving Credit Facility	$48.4	$48.4
Term Loan A Facility	291.2	291.2
Term Loan B Facility	233.8	233.8
Old Notes	350.0	0.0
New Notes offered hereby	0.0	350.0
Industrial development bonds	26.1	26.1
Other debt	59.4	59.4

Total debt before Capital Securities	1,008.9	1,008.9
7.45% Capital Securities due 2028(2)	190.7	190.7

Total debt(3)	1,199.6	1,119.6
Minority interest	60.4	60.4
Equities:
Capital stock	2.3	2.3
Member equities	799.1	799.1
Retained earnings	28.8	28.8

Total equities	830.2	830.2

Total capitalization	$2,090.2	$2,090.2

(1)	In connection with the Purina Mills acquisition on October 11, 2001, we amended and restated our existing five-year Revolving Credit Facility. Our new Revolving Credit Facility provides for available borrowings of $250.0 million with a sublimit of $50.0 million for letters of credit. On the closing of the Purina Mills acquisition, we had approximately $24.0 million of letters of credit outstanding which reduced availability under the Revolving Credit Facility to approximately $226.0 million. We also incurred aggregate borrowings of $900.0 million under our new Term Loan A Facility, Term Loan B Facility, Term Loan C Facility and Receivables Bridge Facility which were used to refinance certain of our existing debt facilities, to pay the acquisition price for Purina Mills and to refinance existing Purina Mills debt. The proceeds of the issuance of the Old Notes were used to completely repay our Term Loan C Facility and reduce indebtedness under our Revolving Credit Facility. We repaid the Receivables Bridge Facility with proceeds from our Receivables Securitization. A $50.0 million prepayment on the Term Loan A and B Facilities was made on February 22, 2002.

(2)	The Capital Securities represent undivided interests in the assets of Land O’Lakes Capital Trust I, our trust subsidiary, the sole assets of which are 7.45% subordinated debentures due March 15, 2028, issued by us. We may defer interest for up to ten semi-annual periods; provided that interest will continue to accrue, and we may not defer interest payments past the maturity date of the Capital Securities.

(3)	Total debt excludes Land O’Lakes’ contingent obligations under the support agreement with Cheese & Protein International. This support agreement provides for Land O’Lakes financial support for Cheese & Protein International’s $114.0 million off-balance sheet synthetic lease. In the event of a Cheese & Protein International default, Land O’Lakes has the option to identify a third-party purchaser for the financed facility, which must be reasonably acceptable to the synthetic lease syndicate. Because of this option, the support agreement is not considered to be a guarantee for financial accounting purposes.

SELECTED LAND O’LAKES CONSOLIDATED HISTORICAL FINANCIAL DATA

      The historical consolidated financial information presented below as of December 31, 2001 and 2000 and for each of the years ended December 31, 1999, 2000 and 2001 has been derived from, and should be read together with, the audited consolidated financial statements of Land O’Lakes and the related notes included elsewhere in this prospectus. The historical consolidated financial information as of December 31, 1997, 1998 and 1999 and for each of the years ended December 31, 1997 and 1998 has been derived from the audited consolidated financial statements of Land O’Lakes and the related notes, which have not been included in this prospectus. The historical consolidated financial information presented as of and for the three months ended March 31, 2001 and 2002, has been derived from the unaudited consolidated financial statements of Land O’Lakes and the related notes included elsewhere in this prospectus. You should read this selected Land O’Lakes consolidated historical financial information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Land O’Lakes included in this prospectus.

											Three Months Ended
	Years Ended December 31,										March 31,

	1997		1998		1999		2000		2001		2001		2002

	(Dollars in millions)
Statement of Operations Data:
Net sales	$4,195.3		$5,174.2		$5,615.8		$5,768.8		$5,973.4		$1,375.7		$1,524.2
Cost of sales	3,737.6		4,680.0		5,100.4		5,146.1		5,378.6		1,260.6		1,376.3
Selling and administration	336.9		396.0		506.9		485.3		487.2		92.6		127.5
Restructuring and impairment charges(1)	—		—		3.9		54.2		3.7		(1.0)		3.4

Earnings from operations	120.8		98.2		4.6		83.2		103.9		23.5		17.0
Interest expense, net	14.6		27.2		44.7		52.4		56.1		11.8		17.5
(Gain) on sale of intangibles	—		—		—		—		—		—		(4.2)
(Gain) from divestiture of businesses(2)	—		—		(54.2)		(89.0)		—		—		—
Equity in (earnings) loss of affiliated companies	(0.9)		0.8		(7.3)		35.6		(48.6)		0.1		9.9
Minority interest in earnings (loss) of subsidiaries	0.5		0.1		(0.1)		(1.4)		6.9		1.6		0.9

Earnings (loss) before income taxes and extraordinary item	106.6		70.1		21.5		85.6		89.5		10.0		(7.1)
Income tax expense (benefit)	12.0		1.5		0.1		(13.7)		3.6		(3.0)		(6.1)

Earnings (loss) before extraordinary item	$94.6		$68.6		$21.4		$99.3		$85.9		$13.0		$(1.0)

Other Financial Data:
EBITDA(3)	$162.6		$157.9		$87.9	(4)	$214.1		$213.7		$46.6		$43.9
Cash flows provided (used) by:
Operating activities	57.1		143.4		59.0		115.2		274.3		(70.4)		(104.0)
Investing activities	(132.9)		(291.2)		(147.1)		(82.6)		(461.2)		(45.2)		9.5
Financing activities	85.9		138.4		281.4		(226.4)		313.1		111.7		(21.9)
Depreciation and amortization	43.2		61.4		81.7		83.6		97.3		21.3		27.5
Capital expenditures	86.9		103.1		109.3		104.3		83.9		18.3		17.7
Cash patronage paid to members(5)	31.3		25.9		20.0		10.6		30.7		14.3		8.0
Equity revolvement paid to members(6)	27.4		14.4		28.7		43.6		16.2		11.0		12.1
Ratio of earnings to fixed charges(7)	6.0	x	3.0	x	1.4	x	2.4	x	2.4	x	1.7	x	—
Earnings to fixed charges deficiency(7)	—		—		—		—		—		—		$7.1
Balance Sheet Data (at end of period):
Cash and short-term investments	$13.8		$4.5		$197.8		$4.0		$130.2				$13.8
Working capital(8)	351.7		407.3		464.8		476.9		368.5				509.3
Property, plant and equipment, net	283.1		450.1		461.8		467.8		675.3				660.4
Total assets	1,565.9		2,291.8		2,700.1		2,473.3		3,091.4				2,878.3
Total debt(9)	434.0		453.2		783.9		628.8		1,010.3				1,008.9
Capital Securities of Trust Subsidiary	—		200.0		200.0		190.7		190.7				190.7
Minority interests	8.3		10.0		14.9		55.1		59.8				60.4
Total member equities and retained earnings	539.4		781.1		768.8		805.0		836.5				830.2

See accompanying Notes to Selected Land O’Lakes Historical Financial Data.

						Three Months
	Years Ended December 31,					Ended March 31,

	1997	1998	1999	2000	2001	2001	2002

	(Dollars in millions)
Selected Segment Financial Information
Dairy Foods
Net sales	$2,234.1	$3,266.6	$3,291.1	$3,194.2	$3,572.4	$756.4	$731.1
Earnings (loss) before income taxes and extraordinary item	30.2	43.2	10.7	87.9	50.7	7.7	(3.8)
EBITDA(3)	69.6	99.8	36.8 (4)	115.4	108.9	21.0	12.0
Depreciation and amortization	26.9	37.1	47.4	42.8	42.5	9.8	9.3
Capital expenditures	39.1	55.5	63.3	60.3	37.7	10.5	9.0
Animal Feed(10)(11)
Net sales	882.7	824.3	931.2	1,182.2	1,864.0	408.4	610.5
Earnings before income taxes and extraordinary item	20.1	24.3	19.1	23.3	24.6	2.2	3.5
EBITDA(3)	27.1	34.4	33.9	41.8	80.7	11.9	19.6
Depreciation and amortization	9.3	10.8	14.7	18.6	31.7	5.8	12.8
Capital expenditures	12.1	14.4	17.4	21.5	24.9	4.9	2.9
Crop Seed
Net sales	93.2	145.3	190.8	365.5	413.6	181.8	155.7
Earnings before income taxes and extraordinary item	4.5	7.1	5.3	6.7	3.6	14.3	11.1
EBITDA(3)	8.1	9.9	8.4	18.6	17.6	17.1	12.2
Depreciation and amortization	2.1	0.9	2.7	5.6	5.0	1.3	1.1
Capital expenditures	2.1	2.4	4.8	3.5	2.7	0.3	0.2
Swine(11)
Net sales	44.3	62.5	82.7	102.0	109.9	25.6	23.9
Earnings (loss) before income taxes and extraordinary item	0.5	(26.0)	(25.8)	(1.9)	3.1	(2.5)	(0.5)
EBITDA(3)	2.5	(17.7)	(12.6)	6.8	12.0	1.6	1.4
Depreciation and amortization	0.7	4.7	7.9	6.2	5.6	1.5	1.0
Capital expenditures	27.6	22.6	14.0	9.6	7.3	1.4	1.9
Agronomy(12)
Net sales	786.6	774.7	1,023.3	857.0	—	—	—
Earnings (loss) before income taxes and extraordinary item	50.4	20.9	12.4	(29.5)	10.3	(12.1)	(15.4)
EBITDA(3)	50.3	24.3	17.6	27.5	(10.1)	(5.4)	(2.0)
Depreciation and amortization	—	0.8	3.4	4.6	6.3	1.6	1.5
Capital expenditures	—	—	—	—	—	—	—
Other
Net sales	154.4	100.9	96.7	67.9	13.5	3.5	3.0
Earnings (loss) before income taxes and extraordinary item	0.9	0.6	(0.2)	(0.9)	(2.8)	0.4	(2.0)
EBITDA(3)	5.0	7.2	3.8	4.0	4.6	0.4	0.7
Depreciation and amortization	4.2	7.1	5.6	5.8	6.2	1.3	1.8
Capital expenditures	6.0	8.2	9.8	9.5	11.3	1.2	3.7

See accompanying Notes to Selected Land O’Lakes Historical Financial Data.

NOTES TO SELECTED LAND O’LAKES HISTORICAL FINANCIAL DATA

(1)	The following table summarizes restructuring and impairment charges (reversals):

				Three Months
	Years Ended December 31,			Ended March 31,

	1999	2000	2001	2001	2002

	(Dollars in millions)
Restructuring charges (reversals)	$—	$9.7	$(4.1)	$(1.0)	$2.6
Impairment of assets	3.9	44.5	7.8	—	0.8

Total	$3.9	$54.2	$3.7	$(1.0)	$3.4

The impairment charge of $3.9 million in 1999 was related to under-utilization of the Land O’Lakes cheese production assets in Poland. The impairment charge of $44.5 million in 2000 resulted primarily from a write-down of goodwill related to a previous acquisition. The impairment charge of $7.8 in 2001 included $6.0 million related to our investment in a Mexican feed operation held for sale at December 31, 2001. We recorded this impairment charge in order to value the investment at its expected selling price less costs of disposal. In addition, our swine segment recorded an impairment charge of $1.8 million to reduce undeveloped land with permit issues to its estimated fair value. For the three months ended March 31, 2002, Land O’Lakes Farmland Feed recorded $0.8 million in impairment charges for the write-down of certain plant assets.

In 2000, we recorded restructuring charges of $9.7 million resulting from the consolidation of facilities and reduced personnel at Land O’Lakes Farmland Feed. Of the $9.7 million, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write down the book value of the plants and $1.7 million for demolition and environmental clean-up. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees. In 2001, we recorded restructuring charges of ($4.1) million. Our dairy foods segment recorded a restructuring charge of $1.7 million, which had not been paid at December 31, 2001, for severance costs for 63 production employees resulting from the consolidation of production facilities. Our animal feed segment reversed $5.7 million of a prior year restructuring charge primarily due to the decision we made following the acquisition of Purina Mills to continue to operate plants that were held for sale at December 31, 2000. For the three months ended March 31, 2001, Land O’Lakes Farmland Feed recorded a restructuring reversal of $1.0 million for the sale of certain assets that had been written off in December 2000, and to reflect the decision to continue to operate a plant previously scheduled for shutdown. For the three months ended March 31, 2002, Land O’Lakes Farmland Feed recorded $2.6 million in severance and outplacement costs for 136 employees at the Ft. Dodge, IA office and other plant facilities.

(2)	In November 1999, we sold our flavoring business for $75.9 million in cash, resulting in a gain of $54.2 million. In April 2000, we divested swine assets in North Carolina for net proceeds of $4.4 million, resulting in a gain of $0.5 million. In July 2000, we sold our fluid dairy assets for $179.7 million, resulting in a gain of $88.5 million.

(3)	EBITDA is defined as earnings before income taxes, extraordinary items, interest expense (net of interest income), depreciation and amortization, non-cash impairment charges or reversals, equity in earnings or loss of affiliated companies, gain from divestiture of businesses, minority interest, and the other items described below. EBITDA is presented because it is a widely accepted financial indicator of a company’s ability to incur and service indebtedness. EBITDA should not be considered an alternative to net sales in excess of expenses as a measure of our operating results or to cash flow as a measure of liquidity. In addition, although EBITDA is not recognized under generally accepted accounting principles, it is widely used as a general measure of a company’s performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or nonoperating factors such as historical cost basis. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. The definition of EBITDA conforms to that which is included in the indenture. See “Description of the New Notes.”

Other items excluded from EBITDA are:

						Three Months
						Ended
	Years Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2001	2002

	(Dollars in millions)
Unrealized hedging losses (gains)(a)	$—	$—	$—	$—	$6.6	$2.2	$(5.1)
(Gain) on sale of assets(b)	—	—	—	—	(1.8)	—	—
Non-cash impairment charges(c)	—	—	3.9	44.5	7.8	(1.0)	0.7
EBITDA from unrestricted subsidiaries(d)	(1.4)	(1.7)	(2.3)	2.8	(0.1)	0.6	1.2

Total	$(1.4)	$(1.7)	$1.6	$47.3	$12.5	$1.8	$(3.2)

(a)	Reflects non-cash expense for mark-to-market derivative contracts incurred as a result of adopting SFAS No. 133 in 2001. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	Reflects cash gain resulting from the sale of certain swine assets.

(c)	See note 1.

(d)	Reflects exclusion of earnings of unrestricted subsidiaries as required by the definition of EBITDA included in the indenture. See “— Summary Description of the New Notes.”

(4)	Period results include an inventory write-down of $62.1 million for cheese and butter due to lower of cost or market adjustments.

(5)	Reflects the portion of earnings allocated to members for the prior fiscal year distributed in cash in the current fiscal year.

						Three Months
						Ended
	Years Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2001	2002

	(Dollars in millions)
20% required for tax deduction	$21.7	$18.6	$15.0	$7.0	$28.5	$14.3	$7.3
Discretionary	9.6	7.3	5.0	3.6	2.2	—	0.7

Total	$31.3	$25.9	$20.0	$10.6	$30.7	$14.3	$8.0

(6)	Reflects the distribution of earnings previously allocated to members and not paid out as cash patronage. The years 1999, 2000 and 2001 include the distribution of a portion of the equity issued in connection with the acquisition of Dairyman’s Cooperative Creamery Association and acquisition of certain assets of Countrymark Cooperative.

						Three Months
						Ended
	Years Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2001	2002

	(Dollars in millions)
Revolvement
Dairy Foods	$5.9	$4.1	$15.6	$13.8	$14.0	$10.5	$11.5
Ag Services	21.5	10.3	13.1	29.8	2.2	0.5	0.6

Total	$27.4	$14.4	$28.7	$43.6	$16.2	$11.0	$12.1

(7)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. For the three months ended March 31, 2002, we would have had to have an increase in earnings or a decrease in fixed charges of $7.1 million to bring the ratio to 1.0x.

(8)	Working capital is defined as current assets (less cash and cash equivalents) minus current liabilities (less notes and short-term obligations, and current maturities of long-term debt).

(9)	Total debt excludes the 7.45% Capital Securities due on March 15, 2028, of our trust subsidiary which are subordinated to the New Notes offered hereby and allow for the deferment of interest payments up to ten semiannual periods at our option. See “Description of Capital Securities.”

(10)	On October 1, 2000, we combined our feed assets with those of Farmland Industries to form Land O’Lakes Farmland Feed. We consolidate the operating activities of Land O’Lakes Farmland Feed.

(11)	Historically, Purina Mills reported results of its swine business together with its feed business. Accordingly, the portion of our swine business which we acquired from Purina Mills is reported in our animal feed segment results for the year ended December 31, 2001, and the three months ended March 31, 2002.

(12)	On July 28, 2000, we contributed all of our revenue generating agronomy assets (excluding our investment in CF Industries and assets held for sale) to Agriliance, a joint venture with United Country Brands, in exchange for a 50% interest in Agriliance. Beginning July 29, 2000, our share of earnings or losses in Agriliance were reported under the equity method of accounting.

SELECTED LAND O’LAKES FARMLAND FEED HISTORICAL FINANCIAL DATA

      The historical consolidated financial information presented below as of and for the year ended December 31, 1999, and as of and for the nine months ended September 30, 2000 for Land O’Lakes Feed Division, and as of and for the three months ended December 31, 2000 and as of and for the year ended December 31, 2001 for Land O’Lakes Farmland Feed have been derived from, and should be read together with, the audited consolidated financial statements of Land O’Lakes Feed Division and Land O’Lakes Farmland Feed and the related notes included elsewhere in this prospectus. The historical consolidated financial information presented as of and for the three months ended March 31, 2001 and 2002, has been derived from the unaudited consolidated financial statements of Land O’Lakes Farmland Feed and the related notes included elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Land O’Lakes Farmland Feed LLC — Overview — General” for a discussion of the presentation of the Land O’Lakes Farmland Feed historical financial data. You should read this selected consolidated historical financial information along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Land O’Lakes Feed Division and Land O’Lakes Farmland Feed included in this prospectus.

					Land O’Lakes Farmland Feed
	Land O’Lakes Feed Division
					Three
			Nine Months		Months			Three Months		Three Months
	Year Ended		Ended		Ended	Year Ended		Ended		Ended
	December 31,		September 30,		December 31,	December 31,		March 31,		March 31,
	1999		2000		2000	2001		2001		2002

	(Dollars in millions)
Statement of Operations Data:
Net sales	$899.3		$702.2		$389.9	$1,837.4		$403.5		$603.4
Cost of sales	802.3		627.5		354.2	1,672.4		372.2		530.6
Selling and administration	69.9		53.1		30.5	127.2		26.9		59.7
Restructuring and impairment charges (reversals)(1)	—		—		9.7	(5.7)		(1.0)		3.4

Earnings (loss) from operations	27.1		21.6		(4.5)	43.5		5.4		9.7
Interest expense (income), net	1.9		0.4		2.1	6.1		1.8		(.7)
(Gain) on sale of intangibles	0.0		0.0		0.0	0.0		0.0		(4.2)
Equity in earnings of affiliated companies	(1.0)		(1.4)		(0.3)	(2.6)		(0.3)		(0.2)
Minority interest in earnings (loss) of subsidiaries	0.8		0.4		(0.1)	0.9		(0.1)		.2

Earnings (loss) before income taxes	$25.4		$22.2		$(6.2)	$39.1		$4.0		$14.6

Other Financial Data:
Depreciation and amortization	$9.0		$9.2		$3.6	$29.6		$3.9		$11.9
Capital expenditures	6.5		13.1		21.4	21.9		4.9		2.9
Ratio of earnings to fixed charges(4)	11.0	x	22.9	x	—	6.1	x	2.9	x	39.4	x

Earnings to fixed charges deficiency(4)	$—		$—		$6.2	$—		$—		$—
Balance Sheet Data:
Cash and short-term investments	$16.3		$6.0		$—	$3.0				$—
Working capital(2)	38.1		57.1		(16.7)	57.7				81.9
Property, plant and equipment, net	62.9		70.7		112.7	327.0				312.8
Total assets	227.7		248.5		374.9	833.6				803.8
Total debt(3)	1.3		6.4		98.1	93.9				63.7
Minority interest	2.9		2.9		4.2	2.9				2.7
Investments and advances by Land O’Lakes, Inc.	156.2		167.1		—	—				—
Total equities	—		—		128.6	548.0				562.6

See accompanying Notes to Selected Land O’Lakes Farmland Feed Historical Financial Data.

Notes to Selected Historical Financial Data of Land O’Lakes

Feed Division and Land O’Lakes Farmland Feed

(1)	In the three months ended December 31, 2000, Land O’Lakes Farmland Feed recorded a restructuring charge of $9.7 million. This charge resulted from initiatives to consolidate facilities and reduce personnel following the formation of Land O’Lakes Farmland Feed. Of this amount, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write-down the book value of the plants and $1.7 million for demolition and environmental clean-up. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees.

In 2001, Land O’Lakes Farmland Feed recorded restructuring reversals of $5.7 million. This reversal of a portion of the prior-year restructuring charge was primarily due to the decision Land O’Lakes Farmland Feed made following the acquisition of Purina Mills to continue to operate plants that were held for sale at December 31, 2000.

For the three months ended March 31, 2001, Land O’Lakes Farmland Feed recorded a restructuring reversal of $1.0 million for the sale of certain assets that had been written off in December 2000, and to reflect the decision to continue to operate a plant previously scheduled for shutdown.

For the three months ended March 31, 2002, Land O’Lakes Farmland Feed recorded $2.6 million in severance and outplacement costs for 136 employees at the Ft. Dodge, IA office and other plant facilities, and recorded $0.8 million in impairment charges for the write-down of certain plant assets.

(2)	Working capital is defined as current assets (less cash and cash equivalents) minus current liabilities (less notes and short-term obligations and current maturities of long-term debt).

(3)	Total debt as of December 31, 1999 and September 30, 2000 includes notes and short-term obligations, and excludes advances from Land O’Lakes, Inc. Total debt as of December 31, 2000 and 2001 and as of March 31, 2002 includes notes and short-term obligations and notes payable to Land O’Lakes, Inc.

(4)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges include interest on all indebtedness and one-third of rental expense on operating leases representing that portion of rental expenses deemed to be attributable to interest. In the three months ended December 31, 2000, Land O’Lakes Farmland Feed would have had to have an increase in earnings or decrease in fixed charges of $6.2 million to bring the ratio to 1.0x.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      You should read the following discussions of financial condition and results of operations of Land O’Lakes and Land O’Lakes Farmland Feed LLC together with the historical and pro forma financial statements and the notes to such statements included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations, assumptions, estimates and projections of management of each of Land O’Lakes and Land O’Lakes Farmland Feed. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the “Risk Factors” section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements.

LAND O’LAKES

Overview

General

Segments

      We operate our business in five segments, dairy foods, animal feed, crop seed, swine and agronomy, predominantly in the United States. We have limited international operations, certain of which have recently been sold or are in the process of being sold. Our dairy foods segment produces, markets and sells butter, spreads, cheese and other dairy products. We operate our animal feed segment principally through Land O’Lakes Farmland Feed LLC, our 92% owned joint venture with Farmland Industries. Our animal feed segment develops, produces, markets and distributes animal feed to both commercial and lifestyle customers. The results of the animal feed business are consolidated in our financial statements and the minority interest is eliminated. As a result of the Purina Mills acquisition in October 2001, animal feed results in 2001 and for the three months ended March 31, 2002 include Purina Mills swine marketing activities since Purina Mills historically reported results of its swine business together with its feed business. Our crop seed segment sells seed for a variety of crops, including alfalfa, corn, soybeans and forage and turf grasses. Our swine segment produces and markets both young feeder pigs and mature market hogs. Our agronomy segment distributes crop nutrient and crop protection products. Historically, our agronomy segment consisted primarily of the assets we contributed to Agriliance, our unconsolidated joint venture. Since the contribution of those assets to Agriliance at the end of July 2000, our investment has been accounted for on the equity method through our agronomy segment, along with the agronomy assets we retained. Our membership interest in CF Industries, an interregional plant food manufacturing cooperative, is accounted for through this segment on a cost basis. We also derive a portion of revenues and income from other related businesses, which are insignificant to our overall results. We allocate corporate administration expense to all five of our business segments using two methodologies, direct usage for services for which we are able to track this usage, such as payroll and legal, and invested capital for all other expenses. A majority of these costs is allocated based on direct usage. We allocate these costs to segments whether or not they are solely composed of investments and joint ventures.

Principles of Consolidation

      We have numerous business activities that are not wholly-owned. The results of Land O’Lakes Farmland Feed, Cheese & Protein International and other majority owned businesses are fully consolidated. The minority owners’ share in these businesses is eliminated in our consolidated financial statements. Most of our investments in joint ventures in which we have 50% or less of the governance rights are accounted for under the equity method of accounting. These include Agriliance, MoArk, Dairy Marketing Alliance and Advanced Food Products. When we record equity income or loss from these joint ventures, we also allocate an overhead charge on these investments. These charges are based upon our costs rather than the fair market value of the services. In addition, we invest in other cooperatives such as CF Industries, Ag Processing and CoBank, which are accounted for on the cost basis method of accounting. Under this method, patronage income, if any, from these cooperative investments is recorded in our financial statements either as a reduction in cost of sales or, in the case of CoBank, as a reduction in interest expense in the year in which the patronage income is earned.

Unconsolidated Businesses

      We have investments in certain entities that are not consolidated in our financial statements. For the three months ended March 31, 2002, losses from our unconsolidated businesses amounted to $9.9 million, compared to a loss of $0.1 million for the three months ended March 31, 2001. In 2001, unconsolidated businesses contributed earnings of $48.6 million to Land O’Lakes, compared to a loss of $35.6 million in 2000 and earnings of $7.3 million in 1999. Our investment in unconsolidated businesses amounted to $550.9 million on March 31, 2002, $568.1 million on December 31, 2001, $465.8 million on December 31, 2000 and $460.0 million on December 31, 1999. Cash flow from our investment in unconsolidated businesses for the three months ended March 31, 2002 was $0.8 million, compared to $0.8 million for the three months ended March 31, 2001. Cash flow from our investment in unconsolidated businesses in 2001 was $2.5 million, compared to $3.5 million in 2000 and $2.9 million in 1999.

      Agriliance and CF Industries constitute the most significant of our investments in unconsolidated businesses, both of which are reflected in our agronomy results. Our investment in and earnings or losses from Agriliance, beginning July 29, 2000, and CF Industries were as follows as of and for the year ended:

	December 31,			March 31,

	1999	2000	2001	2001	2002

	(In millions)
Agriliance:
Investment	N/A	$44.2	$84.0	$41.6	$74.8
Equity in earnings (loss)	N/A	(32.4)	34.2	(2.6)	(9.2)
CF Industries:
Investment	$248.5	$248.5	$248.5	$248.5	$248.5
Patronage income	—	—	—	—	—

We did not receive cash distributions from Agriliance or CF Industries during these periods.

      Land O’Lakes, Cenex Harvest States Cooperatives (“CHS”) and Farmland Industries, Inc. contributed substantially all of their agronomy marketing assets to Agriliance in July 2000. The agronomy marketing operations of Land O’Lakes, CHS and Farmland were previously managed through various operating entities. Land O’Lakes has a 50 percent equity ownership in Agriliance. The other 50 percent ownership interest in Agriliance is owned by United Country Brands (jointly owned by CHS and Farmland). Land O’Lakes provides certain support services to Agriliance at competitive market prices. Agriliance was billed $4.9 million in the five months ended December 31, 2000, $7.1 million in 2001 and $1.6 million and $2.2 million, respectively, for the three months ended March 31, 2001 and 2002. for the support services. In addition, Land O’Lakes purchases insignificant amounts of product from Agriliance. The fiscal year of Agriliance ends on August 31. Unless otherwise indicated, references in this prospectus to the annual or quarterly results of Agriliance are presented on a calendar year basis to conform with Land O’Lakes presentation. Agriliance funds its operations from operating cash flows, an initial working capital contribution on formation and borrowings from unaffiliated third parties. Agriliance has entered into syndicated secured term and revolving credit arrangements in an aggregate amount of $407 million as of August 31, 2001. Since then, credit arrangements were renegotiated and as of March 31, 2002 amounted to $325 million. In addition, Agriliance has entered into a $200 million receivables securitization with CoBank. Neither Land O’Lakes nor any of the restricted subsidiaries guarantee these obligations. Land O’Lakes does not have an obligation to contribute additional capital to finance Agriliance’s operations. Agriliance’s performance reflects the seasonal nature of its business. Most of its annual sales and earnings, which are principally derived from the distribution of fertilizer and crop protection products manufactured by others, including CF Industries, occur in the first and second quarter of each year, with off-season losses in the third and fourth quarter. The equity in loss of $32.4 million from Agriliance that we recorded in 2000 reflected its operating results from July 29, 2000 through the end of the year, an off-season period. In contrast, the equity in earnings that we recorded for 2001 included a full year of operations.

      CF Industries is an inter-regional cooperative involved in the manufacture of crop nutrients, in which we have a 34% ownership interest based on our product purchases. As a member, we are allowed to elect one board member out of a total of nine board members for CF Industries. Agriliance is one of CF Industries’ most significant customers. CF Industries operates in a highly cyclical industry. The oversupply of nitrogen in the industry since 1998 has resulted in depressed prices and, consequently, depressed earnings. Since CF Industries is a cooperative, we only receive earnings from our investment when the cooperative allocates and distributes patronage to us. No patronage was allocated and distributed to us in the last three years because CF Industries realized losses in those years. We anticipate that no patronage allocations will occur until these losses have been recouped. Our $248.5 million investment in CF Industries consists of approximately $150 million in noncash patronage income from prior periods (not distributed to us) and approximately $100 million that was acquired as part of our Countrymark acquisition in 1998 based on Countrymark’s prior business with CF Industries. Prior to the contribution of our agronomy assets to Agriliance, our agronomy business earned patronage income on the business it conducted with CF Industries. Since July 29, 2000, Land O’Lakes has been entitled to receive patronage income for business that Agriliance transacts with CF Industries on behalf of our members, primarily fertilizer purchases. We believe these sales are on terms comparable to those available to unaffiliated third parties.

      We have an investment in CoBank, an agricultural cooperative bank, which amounted to $21.8 million on March 31, 2002, $21.5 million on December 31, 2001, $20.6 million on December 31, 2000 and $19.7 million on December 31, 1999. This investment constitutes less than one percent of CoBank’s total shareholder equity. We account for our investment in CoBank under the cost basis method of accounting. The investment consists of an initial nominal cash amount of $1,000 and equity additions based on a percentage (currently 11.5%) of our five-year average loan volume. Since CoBank operates as a cooperative, we receive patronage income from CoBank based on our annual loan volume with CoBank. This patronage income reduces our interest expense. We believe these loan transactions to be on terms comparable to those available to unaffiliated third parties.

Critical Accounting Policies

      We utilize certain accounting measurements under applicable generally accepted accounting principles, which involve the exercise of management’s judgment about subjective factors and estimates about the effect of matters which are inherently uncertain. The following is a summary of those accounting measurements which we believe are most critical to our reported results of operations and financial condition.

      Inventory Valuation. Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis. Many of our products, particularly in our dairy foods, animal feed and swine segments, use dairy or agricultural commodities as inputs or constitute dairy or agricultural commodity outputs. Consequently, our results are affected by the cost of commodity inputs and the market price of outputs. Government regulation of the dairy industry and industry practices in animal feed tend to stabilize margins in those segments but do not protect against large movements in either input costs or output prices. Such large movements in commodity prices could result in significant write-downs to our inventories, which could have a significant negative impact on our operating results.

      We use derivative commodity instruments, primarily futures contracts, in our operations to lock in our ingredient input prices, primarily for our product inputs such as milk, butter and soybean oil for dairy foods, soybean meal and corn for animal feed, and soybeans for crop seed. The degree of our hedging position varies from less than one percent for butter to nearly 100% for soybean oil. In addition, purchase agreements with various vendors are used to varying degrees to lock in input prices. This decreases our exposure to changes in commodity prices. We do not use derivative commodity instruments for speculative purposes. The futures contracts are not designated as hedges under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Accordingly, since the adoption of SFAS No. 133, effective January 1, 2001, the futures contracts are marked to market (either Chicago Mercantile Exchange or Chicago Board of Trade) on the last day of each month and unrealized gains and losses are recognized as an adjustment to cost of sales. Prior to 2001, we did not mark our derivative commodity instruments to market; instead, we recorded losses or gains only when realized.

      Allowance for Doubtful Accounts. We estimate our allowance for doubtful accounts based on an analysis of specific accounts, an analysis of historical trends, payment and write-off histories, current sales levels and the state of the economy. Our credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts. However, unexpected changes in the financial strength of customers or changes in the state of the economy could result in write-offs which exceed estimates and negatively impact our financial results.

      Recoverability of Long-Lived Assets. We assess the recoverability of goodwill and other long-lived assets annually or whenever events or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. We deem an asset to be impaired if a forecast of undiscounted future operating cash flows is less than an asset’s carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value. Changes in our business strategies and/or changes in the economic environment in which we operate may result in future impairment charges.

Cooperative Structure

      Land O’Lakes is incorporated in Minnesota as a cooperative corporation. Cooperatives resemble traditional corporations in most respects, but with two primary distinctions. First, a cooperative’s common shareholders, its “members,” either supply the cooperative with raw materials or purchase its goods and services. Second, to the extent a cooperative allocates its earnings from member business to its members and meets certain other requirements, it is allowed to deduct this “qualified patronage income” or “patronage income” from its taxable income. Patronage income is allocated in accordance with the amount of business each member conducts with the cooperative.

      Cooperatives typically derive a majority of their business from members, although they are allowed by the Internal Revenue Code to conduct non-member business. Earnings from non-member business are retained as permanent equity by the cooperative and taxed as corporate income in the same manner as a typical corporation. Earnings from member business are either allocated to patronage income or retained as permanent equity (in which case it is taxed as corporate income) or some combination thereof.

      In order to obtain favorable tax treatment on allocated patronage income, the Internal Revenue Code requires that at least 20% of each member’s annual allocated patronage income be distributed in cash. The portion of patronage income that is not distributed in cash is retained by the cooperative and allocated to member equities. Member equities may be distributed to members at a later time as a “revolvement” as determined by our board of directors. The cooperative’s members must recognize the amount of allocated patronage income (whether distributed to members or retained by the cooperative) in the computation of their individual taxable income.

      Cooperatives are also allowed to designate patronage income as “nonqualified” patronage income and allocate it to member equities. Unlike qualified patronage income, the cooperative pays taxes on this nonqualified patronage income as if it was derived from non-member business. The cooperative may revolve the nonqualified patronage equity to members at some later date and is allowed to deduct those amounts from its taxable income at that time. When nonqualified patronage income is revolved to the cooperative’s members, the revolvement must be included in the members’ taxable income.

      For the fiscal year ended December 31, 2001, our net earnings from member business were $73.3 million, excluding the portion (10% holdback) added to permanent equity. Of this amount, $70.6 million was applied to allocated patronage refunds and $2.7 million was applied to deferred equities. The $70.6 million of allocated patronage refunds consisted of an estimated $19.9 million to be paid in cash in 2002 and $50.7 million to be retained as allocated member equities and revolved at a later time, subject to approval by the board of directors. The $2.7 million of deferred equities represent earnings from certain member businesses that are held in an equity reserve account rather than being allocated to members. We had net losses of $1.8 million applied to retained earnings which represents permanent equity derived from non-member business, the 10% holdback of member earnings and income taxes.

      In 2001, we made payments of $46.9 million for the redemption of member equities. This included $30.7 million for the cash patronage portion of the 2000 earnings allocated to members. It also included $16.2 million for the revolvement of member equities previously allocated to members, and not paid as cash patronage, and the revolvement of a portion of equities issued in connection with the 1998 acquisitions of Dairyman’s Cooperative Creamery Association and certain assets of Countrymark Cooperative.

Wholesaling and Brokerage Activities

      Our dairy foods segment operates a wholesale milk marketing program. We purchase excess raw milk over our production needs from our members and sell it directly to other dairy processors. We generate losses or insignificant earnings on these transactions; however, there are three principal reasons for doing this: first, we need to sell a certain percentage of our raw milk to fluid dairy processors in order to participate in the Federal market order system, which lowers our input cost of milk for the manufacture of dairy products; second, it reduces our need to purchase raw milk from sources other than members during periods of low milk production in the United States (typically August, September and October) and third, it ensures that our members have a market for the milk that they produce during periods of high milk production. In the three months ended March 31, 2002, we sold 1,479.7 million pounds of milk, which resulted in $221.4 million of net sales or 30.3% of our dairy foods segment’s net sales for that period, with cost of sales exceeding net sales by $6.1 million. In 2001, we sold 5,283.0 million pounds of milk, which resulted in $801.4 million of net sales or 22.4% of our dairy segment net sales for that year. Our cost of sales for these transactions exceeded our net sales by $5.4 million.

      Our animal feed segment, in addition to selling its own products, buys and sells or brokers for a fee soybean meal and other feed ingredients. We market these ingredients to our local member cooperatives and to other feed manufacturers, which use them to produce their own feed. Although this activity generates substantial revenues, it is a very low-margin business. We are generally able to obtain feed inputs at a lower cost as a result of our ingredient merchandising business because of lower per unit shipping costs associated with larger purchases and volume discounts. For the three months ended March 31, 2002, ingredient merchandising generated net sales of $122.0 million, or 20.0% of total animal feed segment net sales, and a gross profit of $3.5 million, or 4.7% of total animal feed segment gross profit. In 2001, ingredient merchandising generated net sales of $523.8 million, or 28.1% of total animal feed segment net sales, and a gross profit of $16.6 million, or 9.6% of total animal feed segment gross profit.

Seasonality

      Certain segments of our business are subject to seasonal fluctuations in demand. In our dairy foods segment, butter sales typically increase in the fall and winter months due to increased demand during holiday periods. Animal feed sales tend to increase in the fourth and first quarter of each year because cattle are less able to graze during cooler months. Most crop seed sales occur in the first and second quarter of each year. Agronomy product sales tend to be much higher in the first and second quarter of each year, as farmers buy crop nutrients and crop protection products to meet their seasonal needs.

Factors Affecting Comparability

Dairy and Agricultural Commodity Inputs and Outputs

      Many of our products, particularly in our dairy foods, animal feed and swine segments, use dairy or agricultural commodities as inputs or constitute dairy or agricultural commodity outputs. Consequently, our results are affected by the cost of commodity inputs and the market price of commodity outputs. Government regulation of the dairy industry and industry practices in animal feed tend to stabilize margins in those segments but do not protect against large movements in either input costs or output prices.

      Dairy Foods. Raw milk is the major commodity input for our dairy foods segment. For the three months ended March 31, 2002, our raw milk input cost was $452.8 million, or 66.0% of the cost of sales for our dairy foods segment. Cream, butter and bulk cheese are also significant dairy foods commodity inputs. Cost of sales for these inputs was $75.3 million for cream, $20.2 million for butter and $78.4 million for bulk cheese for the three months ended March 31, 2002. In 2001, our raw milk input cost was $1,896.2 million, or 58.7% of the cost of sales for our dairy foods segment. Cost of sales for cream, butter and bulk cheese was $243.8 million for cream, $172.6 million for butter and $281.3 million for bulk cheese in 2001. Our dairy foods outputs, namely butter, cheese and nonfat dry milk, are also commodities.

      The minimum price of raw milk and cream is set monthly by Federal regulators based on regional prices of dairy foods products produced. These prices provide the basis for our raw milk and cream input costs. As a result, those dairy foods products for which the sales price is fixed shortly after production, such as most bulk cheese, are not subject to significant commodity price risk as the price received for the output varies with the cost of the significant inputs. For the three months ended March 31, 2002, bulk cheese, which is generally sold the day made, represented $67.8 million, or 9.3% of our dairy foods segment’s net sales. In 2001, bulk cheese represented $308.3 million, or 8.6% of our dairy foods segment’s net sales. Other products, such as private label butter, which have significant net sales, are also generally sold shortly after they are made.

      We also maintain significant inventories of butter and cheese for sale to our retail and food service customers, which are subject to commodity price risk. Because production of raw milk and demand for butter varies seasonally, we inventory significant amounts of butter. Demand for butter is highest during the fall and winter, when milk supply is lowest. As a result, we produce and store excess quantities of butter during the spring when milk supply is highest. In addition, we maintain some inventories of cheese for aging. For the three months ended March 31, 2002, branded and private label retail, deli and foodservice net sales of cheese and butter represented $237.9 million, or 32.5% of our dairy foods segment’s net sales. In 2001, branded and private label retail, deli and foodservice net sales of cheese and butter represented $1,326.5 million, or 37.1% of our dairy foods segment’s net sales.

      In 1999, our earnings were significantly impacted by the dramatic declines in the price of cheese and butter, which caused significant devaluations of our inventory of cheese products and, to a lesser extent, butter. Based on data from the Chicago Mercantile Exchange, commodity block cheese prices began the year at $1.90 per pound and finished at $1.20 per pound, and commodity butter prices began the year at $1.43 per pound and finished at $0.88 per pound. These declining commodity prices occurred throughout the year as we were building our inventory for the peak sales periods of fall and winter. The resulting $62.1 million inventory write-down in 1999 partially accounted for the decrease in earnings of the dairy foods segment.

      In 2000, butter prices remained volatile, and cheese prices were depressed throughout most of the year, averaging only slightly higher than government price support levels. In 2001, we saw continued volatility of pricing. For the three months ended March 31, 2002, we saw seasonal declines in pricing; yet pricing stayed well ahead of government support prices. However, the net impact on operating results was not significant due to the use of pricing practices, inventory policies and risk management.

      Animal Feed. The animal feed segment follows industry standards for feed pricing. The feed industry generally prices products based on income over ingredient cost (“IOIC”) per ton of feed. This practice tends to mitigate the impact of volatility in commodity ingredient markets on our animal feed profits. As ingredient costs fluctuate, the changes are generally passed on to customers through weekly or monthly changes in prices. Thus, the key indicator of business performance in the animal feed segment is IOIC rather than net sales. Net sales are considered a poor indicator as large fluctuations can occur from period-to-period due to volatility in underlying commodity ingredient prices.

      We also enter into forward contracts to supply feed, which currently represent approximately 20% of our feed output. When we enter into these contracts, we also generally enter into forward input supply contracts to “lock in” our IOIC.

      Changes in commodity grain prices also have an impact on the mix of products we sell. When grain prices are relatively high, the demand for complete feed rises since many livestock producers are also grain growers and will sell their grain in the market and purchase complete feed as needed. When grain prices are relatively low, these producers will feed their grain to their livestock and purchase premixes and supplements to provide complete nutrition to their animals. These fluctuations in product mix generally have minimal effects on our operating results. Complete feed has a far lower margin per ton than supplements and premixes. Thus, during periods of relatively high grain prices, although our margins per ton are lower, we sell substantially more tonnage because the grain portion of complete feed makes up the majority of its weight.

      Swine. We produce and market both young feeder pigs (approximately 45 pounds) and mature market hogs (approximately 260 pounds) under three primary programs: swine aligned, farrow-to-finish and cost-plus.

      Under the swine aligned program, we own sows and raise feeder pigs that we sell to our local member cooperatives under ten-year contracts. For the first five years, we receive a fixed base price for our feeder pigs and are reimbursed for feed costs. In years six through ten, the price is based on the cost of production, plus a margin designed to achieve a target return on invested capital. Since the price for the duration of the contract is not tied to the live hog market, we do not have market risk on feeder pig prices. In addition, there is no risk on corn or soybean meal prices since we are reimbursed for actual feed costs. We do incur production risk if we do not produce enough feeder pigs or if we do not produce them at a competitive cost.

      Under the farrow-to-finish program, we produce and sell market hogs. Historically, market hog price fluctuations have resulted in volatility in our net sales and earnings. In order to mitigate this risk, we have committed to sell substantially all of the market hogs we produce annually through 2005 to IBP, inc. under a packer agreement. Under this packer agreement, we are paid market prices for our hogs with a settlement based on the sales price of the pork products produced from those hogs. This approach mitigates some of the volatility under this program because market hog and pork product margins do not tend to move together. We sell the balance of our market hogs on the open market.

      Under the cost-plus program, we provide minimum hog price guarantees to producers in exchange for swine feed sales and profit participation. We are in the process of phasing out our existing cost-plus contracts and will not be entering into new ones due to the significant adverse effects this program has had on our results of operations. The program generated minimal earnings in 2001; it incurred pretax losses in the three months ended March 31, 2002 and in 2000 and 1999 of $0.4 million, $2.0 million and $8.8 million, respectively.

      Historically, Purina Mills reported results of its swine business together with its feed business. Accordingly, the portion of our swine business which we acquired from Purina Mills in October 2001 is reported within our feed segment in the three months ended March 31, 2002 and in fiscal 2001. For the three months ended March 31, 2002, the Purina Mills swine business generated a loss of $0.7 million compared to earnings of $0.8 million for the three months ended March 31, 2001.

Acquisitions/ Joint Ventures/ Divestitures

      Land O’Lakes has engaged in various significant acquisitions, joint ventures and divestitures since January 1, 1999. Each of the acquisitions was accounted for as a purchase transaction. The Land O’Lakes Farmland Feed and Agriliance joint ventures, our most significant joint ventures, involved the combination of existing Land O’Lakes business units with those of our joint venture partners to create new entities. Since its formation on October 1, 2000, we have consolidated Land O’Lakes Farmland Feed. However, because we do not control Agriliance, it is accounted for under the equity method.

      The following table lists each acquisition, joint venture and divestiture in excess of $50 million in asset value since 1999.

Year	Name	Transaction	Total Assets

2001	Purina Mills	Acquisition for cash of stock of commercial and lifestyle feed company (October 2001)	$540.5 million
2000	Madison Dairy Produce Co.	Acquisition for cash of private label butter company (January 2000)	$59.3 million
	Fluid dairy assets	Divestiture for cash of fluid dairy assets (July 2000)	$112.2 million
	Land O’Lakes Farmland Feed	Joint venture with Farmland Industries involving transfer of existing Land O’Lakes animal feed business (October 2000)	$91.7 million (our contribution)
	Agriliance	Joint venture with United Country Brands involving transfer of certain Land O’Lakes agronomy assets (July 2000)	$79.5 million (our contribution)
1999	Terra Industries	Acquisition for cash of selected agronomy retail distribution assets in the eastern United States (June 1999)	$70.7 million
	Agro Distribution	Investment in joint venture with CHS Cooperatives (June 1999) formed to acquire selected northern and southern ag retail distribution assets from Terra Industries	$50.0 million

      In June 1999, certain of the northern and southern retail agronomy assets of Terra Industries were acquired by Agro Distribution, our unconsolidated joint venture with CHS Cooperatives, which was subsequently contributed to Agriliance. The objective of this acquisition was to sell each retail agronomy location to one or more of our local cooperative members. Nearly all of the northern locations have been sold. We were unable to sell most of the southern locations. Operation of these locations resulted in significant losses in 2000 and 2001. These losses were reflected in our agronomy segment as a reduction to our investment in Agro Distribution for the first seven months of 2000 and were recorded through our investment in Agriliance thereafter as equity in earnings or loss from affiliated companies. The loss as of the end of July 2000 was $14.6 million, prior to the asset contribution to Agriliance. Subsequent to its contribution to Agriliance, the losses continued and we recorded an additional $20 million charge in 2000 (recorded in equity in earnings or loss of affiliated companies) related to the southern retail agronomy assets which were held for sale as of December 31, 2000. In 2001, with the hiring of a new Chief Executive Officer and after a proposed sale to an unaffiliated third party did not materialize, Agriliance decided to continue to operate the southern retail agronomy assets. As a result, $12.6 million of the reserve established in 2000 was reversed to earnings (recorded in equity in earnings or loss of affiliated companies) in 2001. Agro Distribution’s losses on operation of these locations aggregated $36.3 million for the year 2001 and $9.2 million for the three months ended March 31, 2002, with Land O’Lakes recording 50% of these losses in equity in loss of affiliated companies. In addition, we separately acquired in June 1999 a selected portion of Terra Industries’ agricultural retail distribution assets, primarily those located in Indiana, Michigan and Ohio. Nearly all of these locations have now been sold to local cooperative members. Operation of these assets held for sale resulted in a loss of $11.9 million (which was reflected in selling and administration expense) in 2000.

      In October 2001, we acquired Purina Mills, Inc. The total purchase price of the Purina Mills acquisition was $358.6 million. The acquisition added $86.9 million of goodwill and $98.9 million of other intangible assets to our balance sheet. This acquisition resulted in a substantial increase in our leverage (long-term debt, including Capital Securities, to capital) from 43.5% at December 31, 2000 to 55.4% at March 31, 2002 and increased interest costs by approximately $40 million annually. Given the nature of products sold by Purina Mills and its distribution network, the Purina Mills business has a higher gross margin rate and a higher rate of selling and administration expense as a percent of sales than the Land O’Lakes Farmland Feed business. By the end of 2002, we expect to have implemented programs that would enable us to generate recurring annual cost savings of approximately $50 million as a result of the acquisition, relative to costs that would have been incurred separately. In 2002, we expect to generate approximately $25 million in savings, which are expected to be essentially offset by plant closing, severance, employee relocation and information technology integration costs of approximately $24 million.

Results of Operations

							Three Months Ended
	Years Ended December 31,						March 31,

	1999		2000		2001		2001		2002

		% of		% of		% of		% of		% of
	$ Amount	Total	$ Amount	Total	$ Amount	Total	$ Amount	Total	$ Amount	Total

	(Dollars in millions)
Net sales
Dairy foods	$3,291.1	58.6	$3,194.2	55.4	$3,572.4	59.8	$756.4	55.0	$731.1	48.0
Animal feed	931.2	16.6	1,182.2	20.5	1,864.0	31.2	408.4	29.7	610.5	40.1
Crop seed	190.8	3.4	365.5	6.3	413.6	6.9	181.8	13.2	155.7	10.2
Swine	82.7	1.5	102.0	1.8	109.9	1.8	25.6	1.9	23.9	1.6
Agronomy	1,023.3	18.2	857.0	14.9	—	—	—	—	—	—
Other	96.7	1.7	67.9	1.2	13.5	0.3	3.5	0.2	3.0	0.1

Total net sales	$5,615.8		$5,768.8		$5,973.4		$1,375.7		$1,524.2

		% of		% of		% of		% of		% of
		Net		Net		Net		Net		Net
	$ Amount	Sales	$ Amount	Sales	$ Amount	Sales	$ Amount	Sales	$ Amount	Sales

Cost of sales
Dairy foods	$3,003.5	91.3	$2,823.0	88.4	$3,228.4	90.4	$703.1	93.0	$686.1	93.8
Animal feed	829.1	89.0	1,064.7	90.1	1,691.3	90.7	376.4	92.2	536.5	87.9
Crop seed	152.0	79.7	308.5	84.4	354.2	85.6	153.7	84.5	130.6	83.9
Swine	93.2	112.7	93.4	91.6	97.0	88.2	24.7	96.5	21.5	90.0
Agronomy	933.8	91.3	794.6	92.7	—	—	—	—	—	—
Other	88.8	91.8	61.9	91.2	7.7	57.0	2.7	77.1	1.6	53.3

Total cost of sales	5,100.4	90.8	5,146.1	89.2	5,378.6	90.0	1,260.6	91.6	1,376.3	90.3
Selling and administration expense
Dairy foods	298.1	9.1	299.3	9.4	277.5	7.8	41.1	5.4	44.5	6.1
Animal feed	80.7	8.7	84.4	7.1	130.4	7.0	28.3	6.9	62.3	10.2
Crop seed	33.2	17.4	44.0	12.0	49.0	11.8	12.0	6.6	13.0	8.3
Swine	10.0	12.1	7.9	7.7	5.2	4.7	1.8	7.0	1.7	7.1
Agronomy	75.3	7.4	39.5	4.6	16.4	—	7.0	—	3.5	—
Other	9.6	9.9	10.2	15.0	8.7	64.4	2.4	68.6	2.5	83.3

Total selling and administration expense	506.9	9.0	485.3	8.4	487.2	8.2	92.6	6.7	127.5	8.4
Restructuring and impairment charges	3.9	0.1	54.2	0.9	3.7	0.1	(1.0)	0.1	3.4	0.2

Earnings from operations	4.6	0.1	83.2	1.4	103.9	1.7	23.5	1.7	17.0	1.1
Interest expense, net	44.7	0.8	52.4	0.9	56.1	0.9	11.8	0.9	17.5	1.1
Gain on sale of intangibles	—	—	—	—	—	—	—	—	(4.2)	0.3
Gain from divestiture of businesses	(54.2)	1.0	(89.0)	1.5	—	—	—	—	—	—
Equity in (earnings) loss of affiliated companies	(7.3)	0.1	35.6	0.6	(48.6)	0.8	0.1	—	9.9	0.6

		% of		% of		% of		% of		% of
		Net		Net		Net		Net		Net
	$ Amount	Sales	$ Amount	Sales	$ Amount	Sales	$ Amount	Sales	$ Amount	Sales

Minority interest in (loss) earnings of subsidiaries	(0.1)	—	(1.4)	—	6.9	0.1	1.6	0.1	0.9	0.1
Earnings (loss) before income taxes and extraordinary item	21.5	0.4	85.6	1.5	89.5	1.5	10.0	0.7	(7.1)	0.5
Income tax expense (benefit)	0.1	—	(13.7)	0.2	3.6	0.1	(3.0)	0.2	(6.1)	0.4

Earnings (loss) before extraordinary item	$21.4	0.4	$99.3	1.7	$85.9	1.4	$13.0	0.9	$(1.0)	0.1

Three Months Ended March 31, 2002 as Compared to Three Months Ended March 31, 2001

Net Sales

      Net sales for the three months ended March 31, 2002 increased $148.5 million, or 10.8%, to $1,524.2 million, compared to net sales of $1,375.7 million for the three months ended March 31, 2001. Excluding the effects of the formation of the Advanced Food Products joint venture in March 2001, net sales increased $162.2 million, or 11.9%, from $1,362.0 million for the three months ended March 31, 2001 to $1,524.2 million for the three months ended March 31, 2002. The increase was primarily attributed to the acquisition of Purina Mills in October 2001, partially offset by the impact of an early shipment of crop seed products in the fourth quarter of 2001 that historically occurred in the first quarter of each year and declines in dairy foods sales.

      Dairy Foods. Net sales for the three months ended March 31, 2002 decreased $25.3 million, or 3.3%, to $731.1 million, compared to net sales of $756.4 million for the three months ended March 31, 2001. Excluding the effects of the Advanced Food Products joint venture, net sales for the three months ended March 31, 2002 decreased $11.5 million, or 1.6%, from the three months ended March 31, 2001. Private-label butter and nonfat dry milk powder sales in the Western Region decreased $13.4 million and $12.5 million, respectively. The decline in butter sales was due to a combination of decreased market prices and volume declines, while the decline in powder sales was due to changes in production schedules at our dairy plants, which resulted in reduced powder byproduct availability. During the three months ended March 31, 2002, average butter market prices decreased $0.09 per pound, while average cheese market prices increased $0.06 per pound. The impact of these market price changes decreased net sales of butter by $6.4 million and increased net sales of cheese by $4.0 million. Retail butter prices remained high, which resulted in declines in sales volumes as consumers shifted to substitute products or reduced consumption. Butter and spreads volumes decreased 1.6 million pounds and 3.2 million pounds, respectively, representing a decrease in net sales of $3.9 million and $2.4 million, respectively, from the same period last year. Deli cheese volumes decreased 3.8 million pounds from the prior year and resulted in a reduction of sales of $7.1 million. Sales for the three months ended March 31, 2002 under our wholesale milk marketing program increased $21.0 million, or 10.5%, to $221.4 million, compared to $200.4 million for the three months ended March 31, 2001, due to the formation of the Melrose, MN cheese joint venture in March 2001, which contributed $24.1 million in incremental wholesale milk sales for the three months ended March 31, 2002. Volume increases in exports, foodservice cheese and other product categories accounted for the remaining sales increase of $9.2 million.

      Animal Feed. Net sales for the three months ended March 31, 2002 increased $202.1 million, or 49.5%, to $610.5 million, compared to net sales of $408.4 million for the three months ended March 31, 2001. The acquisition of Purina Mills contributed $214.9 million in incremental sales. This increase was partially offset by declines in Land O’Lakes Farmland Feed branded sales. Sales of Land O’Lakes Farmland Feed branded beef feeds decreased $5.1 million, primarily due to the effect of warmer than average winter weather. Sales in our Land O’Lakes Farmland Feed Animal Health and Packaged Goods area decreased $5.0 million as a result of a realigned marketing arrangement with a large vendor whereby we no longer record sales dollars, but rather a margin-based fee that offsets cost of sales. Sales also decreased $3.5 million in our Land O’Lakes Farmland Feed branded lifestyle product lines, reflecting customer anticipation of a roll-out of a new product line beginning in April 2002. Swine sales in our Land O’Lakes Farmland Feed branded products decreased

$3.7 million as a result of decreased volumes and depressed market prices for hog producers. Sales of bulk phosphates decreased $3.1 million due to the sale of this business to a third party. Sales in our dairy feeds area increased $4.1 million, driven by strong sales of simple blends in our Western region. We also experienced an increase of $3.8 million in our Animal Milk Products area as a result of strong volumes. Finally, sales from ingredient merchandising decreased $2.6 million, or 2.1%, from $124.7 million for the three months ended March 31, 2001 to $122.0 million for the three months ended March 31, 2002.

      Crop Seed. Net sales for the three months ended March 31, 2002 decreased $26.1 million, or 14.4%, to $155.7 million, compared to net sales of $181.8 million for the three months ended March 31, 2001. We shipped $42.0 million in sales in the fourth quarter of 2001 that historically would have occurred in the first quarter of 2002. These $42.0 million shipments included $28.5 million for soybeans and $11.0 million for corn. An early fall harvest and mild winter allowed us to ship product early in the season, and third-party suppliers also provided incentives to customers to take seed product early. Strong volume growth resulted in increased sales of corn of $9.7 million, or 14.9%, due to early placement of product in the retail channels because of the mild winter season, while sales of alfalfa decreased by $2.1 million, or 9.7%, due to the continued glut in the alfalfa market. A change in billing for technology fees collected on behalf of one of our third-party suppliers added $8.0 million to sales and cost of sales. Growth in other seed categories accounted for the remaining increase of $0.4 million.

      Swine. Net sales for the three months ended March 31, 2002 decreased $1.7 million, or 6.6%, to $23.9 million, compared to $25.6 million for the three months ended March 31, 2001. The decrease was due mainly to lower sales volume, partially offset by slightly higher market prices for hogs. The number of market hogs sold decreased by 15,317 with a corresponding sales decrease of $1.8 million, and the total number of feeder pigs sold increased by 903 with minimal impact on sales, resulting in a net decrease in sales of $1.8 million. Reduced consumer demand decreased the average market price for the three months ended March 31, 2002 to about $39.92 per hundredweight versus an average market price of approximately $43.38 for the three months ended March 31, 2001. The decrease in average market hog prices of $3.46 per hundredweight decreased sales by $0.6 million. The average price per feeder pig increased $0.08 from $50.24 for the three months ended March 31, 2001 to $50.32 for the three months ended March 31, 2002, which increased sales by $0.2 million. This increase was due primarily to the fact that we added more swine aligned contracts with a higher base price, and the open market on feeder pigs was higher. We signed a packer agreement with IBP, inc. effective September 25, 2000, which ties the price we receive for market hogs to the price that the packer receives for pork products. For the three months ended March 31, 2002, this agreement increased our sales by $0.5 million, since the agreement limits our downside as well as upside potential from market price swings.

Cost of Sales

      Cost of sales for the three months ended March 31, 2002 increased $115.7 million, or 9.2%, to $1,376.3 million, compared to cost of sales of $1,260.6 million for the three months ended March 31, 2001. Cost of sales as a percent of net sales decreased 1.3 percentage points to 90.3% for 2002, compared to 91.6% for the prior year. The formation of the Advanced Food Products joint venture impacted our reported results because we no longer consolidate its results in our financial statements. Adjusting for the effects of this transaction, cost of sales increased $128.2 million, or 10.3%, to $1,376.3 million for the three months ended March 31, 2002, compared to cost of sales of $1,248.1 million for the three months ended March 31, 2001. Cost of sales as a percentage of net sales adjusted for the effects of this transaction decreased 1.3 percentage points from 91.6% for the three months ended March 31, 2001 to 90.3% for the three months ended March 31, 2002. The acquisition of Purina Mills added significantly to our cost of sales, resulting in an increase of $176.6 million. This increase was partially offset by lower cost of sales in seed, swine and dairy foods. For the three months ended March 31, 2002, patronage income from other cooperatives that was directly attributable to product purchases amounted to $1.1 million, compared to $0.6 million for the three months ended March 31, 2001. Our cost of sales was reduced by these amounts.

      Dairy Foods. Cost of sales for the three months ended March 31, 2002 decreased $17.0 million, or 2.4%, to $686.1 million, compared to cost of sales of $703.1 million for the three months ended March 31, 2001.

Excluding the effects of the formation of the Advanced Food Products joint venture, cost of sales decreased $4.5 million to $686.1 million for the three months ended March 31, 2002, compared to $690.6 million for the three months ended March 31, 2001. Cost of sales for private label butter and nonfat dry milk powder in the Western region decreased $12.3 million and $13.5 million, respectively. Reduced sales of butter and deli cheese resulted in decreased cost of sales of $8.9 million and $5.5 million, respectively. Energy costs decreased by $1.4 million over the prior year period. Milk input costs in the Upper Midwest were $4.0 million higher than the same period last year. Cost of sales for the three months ended March 31, 2002 under our wholesale milk marketing program increased $23.2 million, or 11.4%, to $227.4 million, compared to $204.2 million for the three months ended March 31, 2001. This increase was due to the formation of the Melrose, MN cheese joint venture in March 2001, which resulted in incremental cost of sales of $25.3 million. Finally, cost of sales for exports, foodservice cheese and other products increased $14.4 million over the prior-year period. Cost of sales as a percent of sales increased 0.8 percentage points from 93.0% for the three months ended March 31, 2001 to 93.8% for the three months ended March 31, 2002. The corresponding margin decrease was due primarily to weak sales volumes and higher milk input costs in the Upper Midwest.

      Animal Feed. Cost of sales for the three months ended March 31, 2002 increased $160.1 million, or 42.5%, to $536.5 million compared to $376.4 million for the three months ended March 31, 2001. The acquisition of Purina Mills added $177.2 million in cost of sales for the three months ended March 31, 2002. This increase was slightly offset by a decrease in Land O’Lakes Farmland Feed branded product lines. Land O’Lakes Farmland Feed branded beef feeds cost of sales decreased $4.9 million, due to slower sales as a result of warm winter weather. Land O’Lakes Farmland Feed Animal Health and Packaged Goods decreased $4.9 million driven by a realigned marketing arrangement whereby we no longer record cost of sales dollars, but rather a margin-based fee that offsets cost of sales. Land O’Lakes Farmland Feed branded lifestyle cost of sales declined $2.9 million in anticipation of a new product line launch in April 2002. Cost of sales of bulk phosphates decreased $2.9 million as we sold this business during the first quarter of 2002. Land O’Lakes Farmland Feed branded swine cost of sales decreased by $2.0 million. Cost of sales in our dairy feed area increased $4.2 million, primarily as a result of strong sales in our Western region. Cost of sales in our Animal Milk Products area increased $2.8 million primarily due to increased volumes. The remainder of the differences relates to small variances in our other product lines. Cost of sales as a percent of sales decreased 4.3 percentage points, from 92.2% in the first quarter of 2001 to 87.9% in the same period of 2002. The decrease was due primarily to higher margins on certain Purina Mills products, which carry a comparatively higher margin than our traditional product lines. Cost of sales was also decreased by cost reductions in our purchasing, manufacturing and distribution area as a result of the integration of the Purina Mills operations. Cost of sales decreased $2.4 million as a result of the decline in ingredient merchandising sales. An unrealized hedging gain in the first quarter of 2002 related to corn and soybean meal futures contracts decreased cost of sales by $2.2 million, compared to an increase from an unrealized hedging loss of $2.5 million in the first quarter of 2001. IOIC as a percent of cost of sales increased to 25.3% in the first quarter of 2002 from 17.2% in the same period of 2001 due to the change in product mix and the change in unrealized hedging gains and losses as noted above.

      Crop Seed. Cost of sales for the three months ended March 31, 2002 decreased $23.1 million, or 15.0%, to $130.6 million, compared to cost of sales of $153.7 million for the three months ended March 31, 2001. Cost of sales decreased for soybeans ($18.1 million), alfalfa ($3.1 million) and corn ($1.5 million), primarily as a result of volume declines due to early shipment of $42.0 million of product in the fourth quarter of 2001 that historically would have occurred in the first quarter of 2002. This early shipment accounted for $36.1 million of cost of sales and included $24.5 million for soybeans, $9.5 million for corn and $2.1 million for alfalfa. Incremental sales growth and, consequently, an increase in cost of sales in the first quarter partially offset the impact of this loss of volume. In addition, a change in billing for technology fees collected on behalf of one of our third-party suppliers increased sales and cost of sales by $8.0 million. An unrealized hedging gain of $1.1 million for the three months ended March 31, 2002 related to soybean futures contracts, compared to an unrealized hedging gain of $0.3 million for the three months ended March 31, 2001, reduced cost of sales by $0.8 million. Cost of sales as a percent of sales decreased 0.6 percentage points, from 84.5% for the three months ended March 31, 2001 to 83.9% for the three months ended March 31, 2002, due to the change in product mix.

      Swine. Cost of sales for the three months ended March 31, 2002 decreased $3.2 million, or 13.0%, to $21.5 million, compared to $24.7 million for the three months ended March 31, 2001. Cost of sales as a percent of sales decreased 6.5 percentage points from 96.5% to 90.0% of sales. Reduced unit sales decreased cost of sales by $1.7 million, while slightly higher cost of production increased cost of sales by $0.2 million. Reduced volume in our cost-plus program decreased cost of sales by $0.3 million. An unrealized hedging gain decreased cost of sales by $0.4 million for the three months ended March 31, 2002, compared to an unrealized hedging loss of $1.0 million for the three months ended March 31, 2001, resulting in a net decrease in cost of sales of $1.4 million.

Selling and Administration Expense

      Selling and administration expense for the three months ended March 31, 2002 increased $34.8 million, or 37.6%, to $127.5 million, compared to selling and administration expense of $92.6 million for the three months ended March 31, 2001. Selling and administration expense as a percent of sales increased 1.7 percentage points from 6.7% for the three months ended March 31, 2001 to 8.4% for the three months ended March 31, 2002. Excluding the effects of the formation of our Advanced Food Products joint venture, selling and administration expense increased $35.4 million, or 38.5%, to $127.4 million for the three months ended March 31, 2002, compared to $92.0 million for the three months ended March 31, 2001. The acquisition of Purina Mills in October 2001 contributed to the increase.

      Dairy Foods. Selling and administration expense for the three months ended March 31, 2002 increased $3.4 million, or 8.3%, to $44.5 million, compared to $41.1 million for the three months ended March 31, 2001. Selling and administration expense as a percent of sales increased 0.7 percentage points from 5.4% for the three months ended March 31, 2001 to 6.1% for the three months ended March 31, 2002. Excluding the effects of the formation of the Advanced Food Products joint venture, selling and administration expense increased $4.0 million, or 9.9%. This increase was primarily due to a timing-related decrease in other income of $1.6 million, an increase in research and development spending of $1.1 million and selling expense of $0.6 million, as well as a slight increase in administration expense.

      Animal Feed. Selling and administration expense for the three months ended March 31, 2002 increased $34.0 million, or 120.1%, to $62.3 million, compared to $28.3 million for the three months ended March 31, 2001. Selling and administration expense as a percent of sales increased 3.3 percentage points from 6.9% for the three months ended March 31, 2001 to 10.2% for the three months ended March 31, 2002. The majority of this increase was related to the acquisition of Purina Mills, which contributed $27.9 million in increased selling and administration expense. In addition, in the first quarter of 2002, we incurred one-time integration costs of $2.3 million with none in the same period in 2001. Selling and administration expense as a percent of IOIC increased from 44.5% for the three months ended March 31, 2001 to 45.7% for the three months ended March 31, 2002.

      Crop Seed. Selling and administration expense for the three months ended March 31, 2002 increased $1.0 million, or 8.3%, to $13.0 million, compared to $12.0 million for the three months ended March 31, 2001. The change is primarily due to an increase in advertising and promotion spending for customer recognition and brand awareness. Selling and administration expense as a percent of sales increased 1.7 percentage points, from 6.6% for the three months ended March 31, 2001 to 8.3% for the three months ended March 31, 2002.

      Swine. Selling and administration expense for the three months ended March 31, 2002 decreased $0.1 million, or 5.6%, to $1.7 million, compared to $1.8 million for the three months ended March 31, 2001 due to reduced staffing. Selling and administration expense as a percent of sales increased from 7.0% for the three months ended March 31, 2001 to 7.1% for the three months ended March 31, 2002.

      Agronomy. Selling and administration expense for the three months ended March 31, 2002 decreased $3.5 million, or 50.0%, to $3.5 million, compared to $7.0 million for the three months ended March 31, 2001. Selling and administration expense for the three months ended March 31, 2002 included $0.1 million in losses recorded for eastern agronomy assets held for sale, compared to losses of $3.3 million recorded for the three months ended March 31, 2001. The decrease in losses was due to the fact that most of the eastern agronomy assets have been sold.

Restructuring and Impairment Charges

      For the three months ended March 31, 2002, Land O’Lakes recorded restructuring and impairment charges of $3.4 million, compared to a reversal of a prior-year charge of $1.0 million for the three months ended March 31, 2001. Animal feed recorded a $3.4 million restructuring and impairment charge, of which $0.8 million was related to the write-down of certain impaired plant assets to their estimated fair value, and $2.6 million was related to employee severance and outplacement costs for 136 employees at various locations. The 2001 reversal of $1.0 million was for the sale of certain animal feed assets that had been written off in December 2000 and to reflect the decision to continue operating a plant previously scheduled for shutdown.

      We anticipate restructuring charges of approximately $14 million in 2002 related to the integration of Purina Mills into Land O’Lakes Farmland Feed. In addition, we anticipate restructuring charges of approximately $9 million in 2002 related to the consolidation of dairy operations in the Upper Midwest and California.

Interest Expense

      Interest expense for the three months ended March 31, 2002 was $17.5 million, compared to $11.8 million for the three months ended March 31, 2001. The $5.7 million, or 48.3%, increase primarily resulted from increased borrowing to finance the Purina Mills acquisition. Average debt balances increased by $280.7 million over the three months ended March 31, 2001. CoBank patronage reduced interest expense by $0.6 million for the three months ended March 31, 2002, compared to $0.5 million for the three months ended March 31, 2001. Combined interest rates for borrowings, excluding CoBank patronage, averaged 7.04% for the three months ended March 31, 2002, compared to 6.97% for the three months ended March 31, 2001.

Gain on Sale of Intangible

      For the three months ended March 31, 2002, we recorded a gain of $4.2 million on the sale to Potash Corporation of Saskatchewan of a customer list pertaining to the feed phosphate distribution business.

Equity in Loss or Earnings of Affiliated Companies

      For the three months ended March 31, 2002, equity in loss of affiliated companies was $9.9 million, compared to a loss of $0.1 million for the three months ended March 31, 2001. Results for the three months ended March 31, 2002 included a loss from Agriliance of $9.2 million and a loss from the Canadian agronomy business of $0.6 million, driven by wet weather in the South and late snowfalls in the northern United States. Results for the three months ended March 31, 2001 primarily reflected a loss from Agriliance of $2.6 million, essentially offset by earnings from MoArk of $2.0 and earnings from other affiliated companies.

Minority Interest in Loss or Earnings of Subsidiaries

      For the three months ended March 31, 2002, we recorded minority interest in earnings of subsidiaries of $0.9 million, compared to earnings of $1.6 million for the three months ended March 31, 2001. Minority interest in earnings of animal feed related subsidiaries was $1.4 million, partially offset by minority interest in the loss of other consolidated subsidiaries.

Income Taxes

      We recorded an income tax benefit of $6.2 million for the three months ended March 31, 2002, compared to an income tax benefit of $3.0 million for the three months ended March 31, 2001. The tax benefit resulted from member and non-member losses, predominantly in our agronomy business.

Net Earnings

      Net earnings decreased $14.0 million to a net loss of $1.0 million for the three months ended March 31, 2002, compared to net earnings of $13.0 million for the three months ended March 31, 2001. Improved margins in animal feed, swine and crop seed were more than offset by higher selling and administration expense, increased equity in loss of affiliated companies, and higher interest expense.

Year Ended December 31, 2001 compared to Year Ended December 31, 2000

Net Sales

      Net sales in 2001 increased $204.6 million, or 3.5%, to $5,973.4 million, compared to net sales of $5,768.8 million in 2000. Excluding the effects of the contribution of certain of our agronomy assets to the Agriliance joint venture on July 28, 2000, the formation of the Advanced Food Products joint venture in March 2001 and the divestiture of our fluid dairy assets in July 2000, net sales in 2001 increased $1,296.7 million, or 27.8%, from $4,663.0 million in 2000 to $5,959.8 million in 2001. The increase was primarily attributed to the full-year effect of the Land O’Lakes Farmland Feed joint venture, which began operations in October 2000, increased average commodity dairy prices and the acquisition of Purina Mills in October 2001.

      Dairy Foods. Net sales in 2001 increased $378.2 million, or 11.8%, to $3,572.4 million, compared to net sales of $3,194.2 million in 2000. Excluding the effect of the fluid dairy divestiture and the Advanced Food Products joint venture, net sales increased $613.3 million, or 20.8%, from $2,945.4 million to $3,558.7 million. Average butter and cheese prices increased $0.49 per pound and $0.29 per pound, respectively, a significant increase compared to depressed prices which existed throughout 2000. The increase was driven by decreased milk supply as a result of the shrinking United States cow herds due to depressed prices in prior years. In general, we are able to pass through these higher prices. Consequently, favorable pricing increased net sales by $147.3 million for butter and $67.3 million for cheese. However, higher sales prices resulted in declines in dairy volumes as consumers shifted to substitute products or reduced consumption. Cheese volumes decreased 12.1 million pounds, representing a decrease in net sales of $22.0 million from the same period last year. Butter volumes were down 5.3 million pounds, representing a decrease in net sales of $8.8 million. In addition, the Gustine, CA cheese facility, acquired in July 2000, contributed $76.9 million in incremental sales to our dairy operations, and the Melrose, MN cheese joint venture in March 2001 resulted in $69.2 million of incremental sales. Sales of bulk cheese to co-packers and other manufacturers added $78.8 million in incremental sales. A combination of pricing and volume changes in other product categories accounted for the remaining increase of $120.0 million. Finally, sales in 2001 under our wholesale milk marketing program increased $84.6 million, or 11.8%, to $801.4 million, compared to $716.8 million in 2000. This increase was due to increases in the sale of milk to Dean Foods under an agreement established in July 2000 subsequent to Dean Foods’ purchase of our fluid dairy assets.

      Animal Feed. Net sales in 2001 increased $681.8 million, or 57.7%, to $1,864.0 million, compared to net sales of $1,182.2 million in 2000. Most of the increase was a result of the full-year impact of the addition of Farmland Industries’ feed assets to form the Land O’Lakes Farmland Feed joint venture, which accounted for $453.0 million of the growth in net sales from the prior period. The growth in sales in ingredient merchandising of $207.0 million, or 65.3%, from $316.8 million in 2000 to $523.8 million in 2001 was also driven by the consolidation of Farmland Industries’ ingredient merchandising results (and is included in the $453.0 million increase in net sales). The Purina Mills acquisition in October 2001 contributed $195.4 million in incremental feed sales. Additionally, in July 2000, we increased our ownership from 50% to 100% in Nutra-Blend, L.L.C. (a Midwestern premix production company); and as a result, we consolidated their financial results into ours. Prior to July 1, 2000, we recorded our share of income from Nutra-Blend as equity income. This change in ownership and the subsequent consolidation of results added $37.9 million of net sales. Sales reductions with some of our large poultry integrator customers amounted to $6.1 million and offset some of the above increases.

      Crop Seed. Net sales in 2001 increased $48.1 million, or 13.2%, to $413.6 million, compared to net sales of $365.5 million in 2000. Strong volume growth resulted in increased sales of soybeans of $40.3 million, or 35.3%, increased sales of corn of $9.7 million, or 10.5%, and increased sales of alfalfa of $7.6 million, or 24.0%. Other seed categories grew by $16.4 million, or 29.5%. We shipped $42.0 million in sales in the fourth quarter of 2001 that historically would have occurred in the first quarter of 2002. These $42.0 million shipments reflected 87.3% of total sales growth and included $28.5 million for soybeans and $11.0 million for corn. An early fall harvest and mild winter allowed us to ship product early in the season, and third-party suppliers also provided incentives to customers to take seed product early. In addition, prior-year seed acquisitions, which were integrated into our existing seed business, contributed incremental volume growth. Some offsetting volume decline occurred in other seed categories, primarily cotton, resulting in a decline in sales of $26.0 million. The decline in cotton sales reflects the decision to direct bill from our vendor to our major cotton customer in 2001; consequently, we recorded only a sales support fee on such shipments as an offset to our selling expense.

      Swine. Net sales in 2001 increased $7.9 million, or 7.8%, to $109.9 million, compared to $102.0 million in 2000. The increase was due mainly to higher unit sales and improvements in market prices for hogs. While the number of market hogs sold increased by 36,537 with a corresponding sales increase of $4.2 million, the total number of feeder pigs sold decreased by 3,601 with a corresponding sales decrease of $0.2 million, resulting in a net increase in sales of $4.0 million. Strong consumer demand coupled with reduced hog production in the United States as a result of depressed hog prices in prior years increased the average market price in 2001 to about $46.52 per hundredweight versus an average market price of approximately $45.35 in 2000. The increase in average market hog prices of $1.17 per hundredweight increased sales by $2.1 million. The average price per feeder pig increased $0.41 from $47.63 in 2000 to $48.04 in 2001, which increased sales by $1.8 million. This increase was due primarily to the fact that we added more swine aligned contracts with a higher base price. In addition, we were reimbursed for higher feed costs in 2001, which also contributed to the increase in our average feeder pig sales price that year. We signed a packer agreement with IBP, inc., a major United States pork processor, effective September 25, 2000, which ties the price we receive for market hogs to the price that the packer receives for pork products. In 2001, this agreement reduced our sales by $0.7 million, since the agreement limits our upside as well as downside potential from market price swings.

      Agronomy. No agronomy segment sales were reported by Land O’Lakes for 2001, due to the contribution of our agronomy business to the Agriliance joint venture in 2000. Net sales for the period of January through July of 2000 were $857.0 million.

Cost of Sales

      Cost of sales in 2001 increased $232.5 million, or 4.5%, to $5,378.6 million, compared to cost of sales of $5,146.1 million in 2000. Cost of sales as a percent of net sales increased 0.8 percentage points to 90.0% for 2001, compared to 89.2% for the prior year. The formation of the Agriliance and Advanced Food Products joint ventures impacted our reported results because we no longer consolidate their results in our financial statements. In addition, we divested of our fluid dairy assets. Adjusting for the effects of these transactions, cost of sales increased $1,231.8 million, or 29.8%, to $5,366.0 million, compared to cost of sales of $4,134.2 million in 2000. Cost of sales as a percentage of net sales adjusted for the effects of these transactions increased 1.3 percentage points from 88.7% in 2000 to 90.0% in 2001. At the same time, the consolidation of our feed joint venture results in our financial statements added significantly to our cost of sales, resulting in an increase of $424.7 million. Higher average milk input costs and changes in our feed and seed product mix also contributed to the increase. For 2001, patronage income from other cooperatives that was directly attributable to product purchases amounted to $6.2 million, compared to $3.9 million for 2000. Our cost of sales was reduced by these amounts.

      Dairy Foods. Cost of sales in 2001 increased $405.4 million, or 14.4%, to $3,228.4 million, compared to cost of sales of $2,823.0 million in 2000. Cost of sales as a percent of sales increased 2.0 percentage points from 88.4% in 2000 to 90.4% in 2001. Excluding the effects of the divestiture of our fluid dairy assets and the formation of the Advanced Food Products joint venture, cost of sales increased $610.2 million to $3,215.8 million in 2001, compared to $2,605.6 million in 2000. Cost of sales as a percent of sales, excluding the effect of the divestiture and the joint venture, increased 1.9 percentage points, from 88.5% in 2000 to 90.4% in 2001. The increase in cost of sales was largely due to higher average milk costs and higher prices for bulk cheese and butter. Specifically, costs increased $147.3 million for butter and $67.3 million for cheese. These cost increases were partially offset by reduced sales volume, which decreased cost of sales by $20.9 million in cheese and $13.4 million in butter. The effect of the Melrose, MN joint venture and Gustine, CA cheese plant acquisition permitted us to sell more products and resulted in incremental cost of sales of $73.8 million and $71.6 million, respectively. Increased sales of bulk cheese to co-packers and other manufacturers contributed $74.6 million in incremental cost of sales growth. Finally, cost of sales for other products increased $105.1 million over the prior year. Energy costs increased by $8.9 million over the prior year. Plant underutilization in the upper Midwest due to shrinking milk supplies also contributed to the increase in cost of sales. Cost of sales in 2001 under our wholesale milk marketing program increased $95.9 million, or 13.5%, to $806.8 million, compared to $710.9 million in 2000.

      Animal Feed. Cost of sales in 2001 increased $626.6 million, or 58.8%, to $1,691.3 million compared to $1,064.7 million in 2000. The majority of the increase in cost of sales was due to the Land O’Lakes Farmland Feed joint venture, which added $424.7 million in costs, including $252.5 million in ingredient merchandising cost. As a result, our ingredient merchandising cost of sales was $507.2 million for 2001, compared to $309.4 million in 2000, the increase being driven primarily by the addition of the Farmland Industries ingredient merchandising results. The acquisition of Purina Mills added $162.7 million in cost of sales for 2001, and the consolidation of Nutra-Blend added another $32.0 million in incremental cost of sales. Cost of sales as a percent of sales increased 0.6 percentage points, from 90.1% in 2000 to 90.7% in 2001. The increase was due primarily to lower margins on Farmland Industries products. Partially offsetting these lower-margin Farmland Industries products were certain Purina Mills product lines, which carry a comparatively higher margin than our traditional product lines. An unrealized hedging loss in 2001 related to corn and soybean meal futures contracts increased cost of sales by $3.7 million. Additionally, costs increased more than sales growth due to higher energy costs and plant employee costs, which resulted in $4.0 million of additional cost. IOIC as a percent of cost of sales decreased from 18.9% in 2000 to 18.5% in 2001 due to the change in product mix mentioned above.

      Crop Seed. Cost of sales in 2001 increased $45.7 million, or 14.8%, to $354.2 million, compared to cost of sales of $308.5 million in 2000. Cost of sales as a percent of sales increased 1.2 percentage points, from 84.4% in 2000 to 85.6% in 2001. Cost of sales increased for soybeans ($38.6 million), corn ($9.6 million), alfalfa ($4.4 million) and other forages ($4.8 million), primarily from volume growth due to early shipment of $42.0 million of product that historically would have occurred in the first quarter of 2002. This early shipment accounted for $36.1 million, or 79.0%, of the cost of sales increase and included $24.5 million for soybeans and $9.5 million for corn. Reduction in sales of lower margin products such as cotton partially offset the impact of this additional volume and resulted in an overall improvement of our cost of sales ratio. An unrealized hedging loss in 2001 related to soybean futures contracts added $2.3 million to cost of sales.

      Swine. Cost of sales in 2001 increased $3.6 million, or 3.9%, to $97.0 million, compared to $93.4 million in 2000. Cost of sales as a percent of sales decreased 3.4 percentage points from 91.6% to 88.2% of sales due to reduced losses in our cost-plus program and the improvement in hog market prices. Additional unit sales added $3.4 million in cost of sales, while lower production cost per unit reduced cost of sales by $0.3 million. An unrealized hedging loss increased cost of sales by $0.4 million.

      Agronomy. No cost of sales was reported by Land O’Lakes in 2001, due to the contribution of our agronomy business to the Agriliance joint venture in 2000. Cost of sales for 2000 was $794.6 million.

Selling and Administration Expense

      Selling and administration expense in 2001 increased $1.9 million, or 0.4%, to $487.2 million, compared to selling and administration expense of $485.3 million in 2000. Selling and administration expense as a percent of sales decreased 0.2 percentage points from 8.4% in 2000 to 8.2% in 2001. Excluding the effects of the formation of our Agriliance and Advanced Food Products joint ventures and the divestiture of our fluid dairy assets, selling and administration expense increased $48.9 million, or 11.6%, to $470.2 million in 2001, compared to $421.3 million in 2000. The full-year effect of the formation of the Land O’Lakes Farmland Feed joint venture contributed to the increase. Selling and administration expense as a percent of sales excluding the effect of the divestiture and the formation of the Agriliance and Advanced Food Products joint ventures decreased 1.1 percentage points from 9.0% in 2000 to 7.9% in 2001.

      Dairy Foods. Selling and administration expense in 2001 decreased $21.8 million, or 7.3%, to $277.5 million, compared to $299.3 million in 2000. Selling and administration expense as a percent of sales decreased 1.6 percentage points from 9.4% in 2000 to 7.8% in 2001. Excluding the effects of the divestiture of our fluid dairy assets and the formation of the Advanced Food Products joint venture, selling and administration expense for 2001 was $277.0 million, up $2.1 million, or 0.8%, compared to $274.9 million in 2000. This increase was primarily due to an increase in advertising and promotion expense of $4.9 million, primarily to promote our foodservice and branded deli cheese, offset by reductions in administration expense. Excluding the effects of the divestiture and the joint venture, selling and administration expense as a percent of sales decreased 1.5 percentage points from 9.3% in 2000 to 7.8% in 2001.

      Animal Feed. Selling and administration expense in 2001 increased $46.0 million, or 54.5%, to $130.4 million, compared to $84.4 million in 2000. Selling and administration expense as a percent of sales declined 0.1 percentage points from 7.1% in 2000 to 7.0% in 2001. The change in selling and administration expense was partially due to the consolidation of Farmland Industries’ feed operations, which added $22.0 million in expense. Additionally, the consolidation of Purina Mills’ business resulted in increased selling and administration expense of $25.3 million. Selling and administration expense as a percent of IOIC decreased from 42.4% in 2000 to 41.8% in 2001.

      Crop Seed. Selling and administration expense in 2001 increased $5.0 million, or 11.4%, to $49.0 million, compared to $44.0 million in 2000. Selling expense increased $2.0 million, while advertising and promotion spending increased $1.0 million due to increased sales and promotional efforts. Income for sales support to Agriliance, which is accounted for as an offset to selling and administration expense, decreased $1.0 million. Administration expense increased $0.2 million. Selling and administration expense as a percent of sales decreased 0.2 percentage points, from 12.0% in 2000 to 11.8% in 2001.

      Swine. Selling and administration expense in 2001 decreased $2.7 million, or 34.2%, to $5.2 million, compared to $7.9 million in 2000. Selling and administration expense as a percent of sales decreased from 7.7% in 2000 to 4.7% in 2001. A gain on the sale of swine facilities contributed $1.9 million to the decrease. Reductions in administrative staff and reduced information systems spending resulted in savings of $1.1 million, partially offset by an increase in corporate administration allocations of $0.3 million compared to the prior year.

      Agronomy. Selling and administration expense in 2001 decreased $23.1 million, or 58.5%, to $16.4 million, compared to $39.5 million in 2000, due to the formation of the Agriliance joint venture. Results for 2000 included seven months of consolidated selling and administration expense from our agronomy businesses prior to the contribution of certain of our agronomy assets to Agriliance on July 28, 2000 and parent administrative support charges for the remaining five months of 2000. Subsequent to the formation of Agriliance, we continued to record allocated parent expenses for interest on our investment in Agriliance and corporate overhead. In addition, selling and administration expense in 2001 included $3.6 million in losses recorded for eastern agronomy assets held for sale, compared to losses of $11.9 million recorded in 2000.

Restructuring and Impairment Charges

      In 2001, Land O’Lakes recorded restructuring and impairment charges of $3.7 million, compared to $54.2 million in 2000. Dairy foods recorded a restructuring charge of $1.7 million, which had not been paid at December 31, 2001, for severance costs for 63 production employees resulting from the consolidation of production facilities. Animal feed reversed $5.7 million of a prior-year restructuring charge primarily due to a change in business strategy following the Purina Mills acquisition, which resulted in the decision to continue to operate plants that were held for sale at December 31, 2000. An impairment charge of $6.0 million related to our animal feed operation in Mexico and held for sale at December 31, 2001, was recorded in order to value the business at its expected selling price less costs of disposal. Swine recorded an impairment charge of $1.8 million to reduce the book value of undeveloped land with permit issues to its estimated fair value.

      In 2000, we recorded restructuring and impairment charges of $54.2 million. A restructuring charge of $9.7 million resulted from initiatives within Land O’Lakes Farmland Feed LLC to consolidate facilities and reduce personnel. Of the $9.7 million, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write down the book value of the plants and $1.7 million for demolition expense and incidental exit costs. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees. An impairment charge of $44.5 million resulted from a reduction in the carrying amounts of certain impaired assets to their estimated fair value, determined on the basis of third-party appraisals or estimated cash flows. The impairment was related to cheese marketing and production assets that were significantly underutilized due to changes in consumer product preferences and costs associated with sourcing raw materials.

      We anticipate restructuring charges of approximately $24 million in 2002 related to the integration of Purina Mills into Land O’Lakes Farmland Feed. In addition, we anticipate restructuring charges of approximately $9 million in 2002 related to the consolidation of dairy operations in the upper Midwest and California.

Interest Expense

      Interest expense in 2001 was $56.1 million compared to $52.4 million in 2000. The $3.7 million, or 7.1%, increase primarily resulted from increased borrowing to finance the Purina Mills acquisition, offset by lower interest rates for most of the year. Average debt balances increased by $111.5 million over 2000. CoBank patronage reduced interest expense by $1.3 million in 2001, compared to $1.1 million in 2000. Combined interest rates for borrowings, excluding CoBank patronage, averaged 6.6% in 2001, compared to 7.2% in 2000.

Gain on Divestitures

      In 2001, we did not divest of any businesses. In 2000 we recorded a gain of $88.5 million from the divestiture of our fluid dairy assets and a gain of $0.5 million from the divestiture of a swine subsidiary. We used funds from these divestitures to reduce outstanding debt balances.

Equity in Loss or Earnings of Affiliated Companies

      In 2001, equity in earnings of affiliated companies was $48.6 million compared to a loss of $35.6 million in 2000. Results in 2001 included earnings from Agriliance of $34.2 million, various dairy, feed and swine joint ventures of $12.6 million, and MoArk of $1.8 million. Results in 2000 primarily reflected a loss from Agriliance of $32.4 million.

      The increase in equity in Agriliance earnings of $66.6 million over the prior year was mainly attributable to the full-year effect of the joint venture. In 2001, we recorded twelve months of our 50% share of Agriliance results. In 2000, we recorded only five months of our 50% share of Agriliance results (August through December), subsequent to the contribution of certain of our agronomy assets to Agriliance in July 2000. Due to the seasonal nature of the agronomy business, most of the revenues and earnings tend to occur during the spring planting and early summer growing seasons. In 2001, we recorded equity in earnings from Agriliance of $35.1 million for the first seven months and equity in losses of $13.5 million for the last five months, excluding a $12.6 million reversal pertaining to the reserve related to assets held for sale established in 2000. For the five-month period August through December 2000, we recorded equity in loss of Agriliance of $12.4 million, excluding a one-time $20 million reserve for assets held for sale. The $12.6 million reversal to earnings in 2001 of the $20 million reserve that Land O’Lakes recorded in 2000 resulted from the decision to retain and operate Agriliance’s southern retail distribution assets that were previously held for sale as of December 31, 2000.

Minority Interest in Loss or Earnings of Subsidiaries

      In 2001, we recorded minority interest in earnings of subsidiaries of $6.9 million compared to a loss of $1.4 million in 2000. Minority interest in earnings of animal feed related subsidiaries was $8.0 million, partially offset by minority interest in the earnings of other consolidated subsidiaries.

Income Taxes

      Income tax expense was $3.6 million in 2001, compared with a tax benefit of $13.7 million in 2000. The tax expense was attributed to a more normalized level of non-member income and holdbacks as compared to 2000. The 2000 tax benefit resulted from non-member losses, primarily due to impairment charges and losses associated with the repositioning of agronomy retail distribution assets acquired in 1999. The effect of allocated patronage refunds reduced our statutory tax rate from 35.0% to a tax rate of 7.4% for 2001 compared to a tax credit of 22.3% in 2000. The disposal of investments, partially offset by the effect of foreign operations and other factors further reduced our tax rate, resulting in an effective tax rate of 4.0% for 2001, compared to an effective tax rate of (16.0)% in 2000.

Extraordinary Loss or Gain on Early Extinguishment of Debt, Net of Income Taxes

      In 2001, an extraordinary loss on early extinguishment of debt of $14.5 million, net of an income tax benefit of $9.0 million, was incurred on the refinancing of our debt in conjunction with the Purina Mills acquisition. In 2000, an extraordinary gain on early extinguishment of debt of $3.6 million, net of income taxes of $0.8 million, was realized on the repurchase of $9.3 million of our Capital Securities.

Net Earnings

      Net earnings decreased $31.4 million to $71.5 million in 2001, compared to $102.9 million in 2000, primarily due to the prior-year gain on sale of our fluid dairy assets as well as higher cost of sales, an extraordinary loss and increased income tax expense in 2001. This increase was partially offset by improved equity in earnings of affiliated companies and reduced restructuring and impairment charges.

Allocation of Net Earnings

      In 2001, net earnings of $73.3 million from member business were allocated to member equities, and retained earnings were reduced by $1.8 million, reflecting minor losses from non-member business. In 2000, net earnings of $136.9 million were allocated to member equities, and retained earnings were reduced by $34.0 million. The 2000 allocation to member equities reflected the gain on the sale of the fluid dairy business, which was recorded as a gain from member business. Conversely, in 2000 retained earnings decreased primarily because the impairment charge of $44.5 million, which was related to the write-down of cheese marketing and production assets, pertained to non-member business.

Year Ended December 31, 2000 compared to Year Ended December 31, 1999

Net Sales

      Net sales in 2000 increased $153.0 million, or 2.7%, to $5,768.8 million, compared to net sales of $5,615.8 million in 1999. Increases in sales resulted from the January 2000 acquisition of Madison Dairy Produce Co. (a private label butter company) in January 2000, the formation of Land O’Lakes Farmland Feed in October 2000, the acquisition of the Gustine, CA cheese plant, and the acquisition of selected seed assets throughout the year. Partially offsetting these increases were the divestiture of our fluid dairy assets in July 2000 and the contribution of certain of our agronomy assets to Agriliance in July 2000 as well as the divestiture of our flavoring business in October 1999. Excluding the effects of the fluid dairy and flavoring business divestitures and the formation of the Agriliance joint venture, sales increased $498.1 million, or 11.7%, to $4,750.1 million in 2000, compared to $4,252.0 million in 1999.

      Dairy Foods. Net sales in 2000 decreased $96.9 million, or 2.9%, to $3,194.2 million, compared to net sales of $3,291.1 million in 1999. Excluding the effect of the fluid dairy and flavoring business divestitures, net sales increased $81.8 million, or 2.8%, from $2,950.6 million to $3,032.4 million. The acquisitions of Madison Dairy and the Gustine, CA cheese plant contributed $195.6 million and $25.9 million, respectively, in incremental sales to our dairy operations. Butter volumes increased over the prior year by 8.1 million pounds, resulting in a net sales increase of $14.8 million. Decreased sales in other categories, primarily retail cheese, lowered sales by $20.5 million. Finally, sales in 2000 under our wholesale milk marketing program decreased

$134.0 million, or 15.7%, to $716.8 million, compared to $850.8 million in 1999, due to increased demand for milk at our manufacturing facilities as a result of sales volume growth.

      Animal Feed. Net sales in 2000 increased $251.0 million, or 27.0%, to $1,182.2 million, compared to net sales of $931.2 million in 1999, mainly as a result of the formation in October 2000 of Land O’Lakes Farmland Feed, which accounted for $160.9 million of the sales increase. Additionally, our 2000 net sales included five months of Nutra-Blend’s net sales, which accounted for a sales increase of $36.9 million. In 2000, we also realized strong volume increases of 48.2% in our ingredient merchandising activities, accounting for increased sales of $103.1 million from $213.7 million in 1999 to $316.8 million in 2000 (and is included in the $160.9 million increase in net sales as a result of the formation of Land O’Lakes Farmland Feed).

      Crop Seed. Net sales in 2000 increased $174.7 million, or 91.6%, to $365.5 million, compared to net sales of $190.8 million in 1999. This increase principally reflects the effect of the purchase of certain seed assets (Wilfarm and Agro Distribution) in 2000, as well as internal growth. These acquisitions contributed 168.7 million pounds in soybean volume. As a result of the combined 2000 seed acquisitions, soybean sales volume nearly tripled over 1999 from 118.3 million pounds to 340.0 million pounds. Corn seed volume increased from 29.3 million pounds to 57.0 million pounds, which corresponded to an increase of $76.4 million, from $38.0 million in 1999 to $114.4 million in 2000. Growth from other categories amounted to $27.0 million. New product lines in cotton and rice from the 2000 acquisitions contributed $23.4 million to the sales. Sales prices for the most part remained flat in 2000 compared to 1999.

      Swine. Net sales in 2000 increased $19.3 million, or 23.3%, to $102.0 million, compared to $82.7 million in 1999. The increase was due to improvements in market prices for hogs and increased unit sales. Strong consumer demand coupled with reduced hog production in the United States as a result of depressed hog prices in prior years increased the average market price to about $45 per hundredweight versus an average market price of approximately $34 in 1999. The increase in average market hog prices of $11.90 per hundredweight increased sales by $13.0 million. Total feeder pigs and market hogs sold in 2000 was 80,000 head more than in 1999, increasing sales by an additional $6.3 million. The average price per feeder pig increased $2.80 from $44.83 in 1999 to $47.63 in 2000. This increase was due primarily to the fact that we added more swine aligned contracts with a higher base price. In addition, we were reimbursed for higher feed costs in 2000, which also contributed to the increase in our average feeder pig sales price that year. We signed a packer agreement with a major United States pork processor effective September 25, 2000, which ties the price we receive for market hogs to the price that the packer receives for pork products. In 2000, this agreement contributed $0.2 million to our swine sales growth.

      Agronomy. Net sales in 2000 decreased $166.3 million, or 16.3%, to $857.0 million, compared to net sales of $1,023.3 million in 1999. Results for the year 2000 included seven months of consolidated sales from our agronomy businesses prior to July 29, 2000, and no sales for the remaining five months of 2000 due to the contribution of certain of our agronomy assets to the Agriliance joint venture. Sales through July 2000 increased $136.9 million, or 19.0%, to $857.0 million, compared to $720.1 million for the prior year period due to 1999 acquisitions.

Cost of Sales

      Cost of sales in 2000 increased $45.7 million, or 0.9%, to $5,146.1 million, compared to cost of sales of $5,100.4 million in 1999. The formation of Land O’Lakes Farmland Feed contributed to the cost of sales increase. Cost of sales as a percent of net sales decreased 1.6 percentage points from 90.8% to 89.2%, largely due to lower raw material costs in all of our business segments, particularly bulk butter, bulk cheese and soybeans as a feed ingredient. Excluding the effects of the fluid dairy and flavoring business divestitures and the formation of the Agriliance joint venture, cost of sales increased $337.6 million, or 8.7%, to $4,212.0 million, compared to $3,874.4 million in 1999. Excluding these effects, cost of sales as a percent of net sales decreased 2.4 percentage points from 91.1% in 1999 to 88.7% in 2000. In 2000, patronage income from other cooperatives that was directly attributable to product purchases decreased $4.9 million, or 55.7%, to $3.9 million, compared to $8.8 million in 1999. Our cost of sales was reduced by corresponding amounts.

      Dairy Foods. Cost of sales in 2000 decreased $180.5 million, or 6.0%, to $2,823.0 million, compared to cost of sales of $3,003.5 million in 1999. Cost of sales as a percent of sales decreased 2.9 percentage points, from 91.3% in 1999 to 88.4% in 2000. Excluding the effect of the fluid dairy and flavoring business divestitures, cost of sales decreased $27.9 million to $2,683.4 million in 2000, compared to $2,711.3 million in 1999. Cost of sales as a percent of sales, excluding the effect of the above divestitures, decreased 3.4 percentage points, from 91.9% in 1999 to 88.5% in 2000. Declining milk input prices reduced cheese costs by $122.8 million and butter costs by $10.3 million. Contributing to the decrease was the fact that no material inventory write-downs occurred in 2000 as compared to write-downs of $62.1 million in 1999, which were accounted for as an increase in cost of sales. Partially offsetting the decrease driven by reduced market prices was the acquisition of Madison Dairy, which added $187.7 million to cost of sales in 2000 and the acquisition of the Gustine, CA plant, which added $26.3 million to cost of sales in 2000. Increased labor, energy and other fixed manufacturing costs added $22.0 million to cost of sales in 2000. Finally, cost of sales in 2000 under our wholesale milk marketing program decreased $129.9 million, or 15.4%, to $710.9 million, compared to $840.8 million in 1999.

      Animal Feed. Cost of sales in 2000 increased $235.6 million, or 28.4%, to $1,064.7 million compared to $829.1 million in 1999. This increase was due primarily to the consolidation of Farmland Industries’ feed business ($149.3 million) and the consolidation of Nutra-Blend ($33.6 million). The increase in ingredient merchandising of $100.3 million was driven primarily by the addition of the Farmland Industries ingredient merchandising results. Cost of sales as a percent of sales increased 1.1 percentage points from 89.0% in 1999 to 90.1% in 2000 primarily due to the consolidation of Farmland Industries’ lower margin products. Farmland Industries traditionally sold a significant amount of lower-margin commercial feed compared to Land O’Lakes. IOIC as a percent of cost of sales decreased from 21.2% in 1999 to 18.9% in 2000 due mainly to the change in product mix resulting from the Land O’Lakes Farmland Feed joint venture.

      Crop Seed. Cost of sales in 2000 increased $156.5 million, or 103.0%, to $308.5 million, compared to $152.0 million in 1999. Cost of sales as a percent of sales increased 4.7 percentage points, from 79.7% to 84.4%. The increase was primarily driven by acquisitions, which added $123.3 million to seed cost of sales. Changes in the seed product mix driven by these acquisitions contributed to the overall increase in the cost of sales ratio. Prior to the 2000 seed acquisitions, our seed product mix contained a large proportion of higher-margin proprietary products. The acquisitions added significant volumes of lower-margin third-party products to our mix, particularly soybeans and corn.

      Swine. Cost of sales in 2000 increased $0.2 million, or 0.2%, to $93.4 million, compared to $93.2 million in 1999. Cost of sales as a percent of sales decreased from 112.7% to 91.6% of sales due to the improvement in hog market prices and reduced losses in our cost-plus program. Average hog market prices improved $11 per hundredweight from $34 to $45 due to increased demand for live hogs and reduced production as a result of record-low hog prices in 1998 and 1999. Cost of sales in our cost-plus program, a marketing support program, is impacted by the hog market, because when market hog prices fall below support levels, we are obligated to make up the difference between sales price and support price, which increases our cost of sales. The increased hog market price lowered the cost-plus cost of sales by $6.4 million compared to 1999. Lower cost-plus cost of sales was partially offset by increased sales volume, which added $5.8 million to cost of sales and higher average corn prices, which increased $0.12 per bushel from $1.79 in 1999 to $1.91 in 2000 and increased cost of sales by $0.8 million.

      Agronomy. Cost of sales in 2000 decreased $139.2 million, or 14.9%, to $794.6 million, compared to cost of sales of $933.8 million in 1999, primarily due to the formation of the Agriliance joint venture. Results for 2000 included seven months of consolidated sales from our agronomy businesses prior to July 28, 2000, and no sales for the remaining five months of 2000 due to the contribution of certain of our agronomy assets to Agriliance. Cost of sales through July 2000 increased $133.4 million, or 20.2%, to $794.6 million, compared to $661.2 million for the prior year period. Cost of sales as a percent of sales increased 0.9 percentage points from 91.8% through July 1999 to 92.7% through July 2000 due to 1999 acquisitions.

Selling and Administration Expense

      Selling and administration expense in 2000 decreased $21.6 million, or 4.3%, to $485.3 million, compared to selling and administration expense of $506.9 million in 1999. Selling and administration expense as a percent of sales decreased 0.6 percentage points from 9.0% in 1999 to 8.4% in 2000. Excluding the effects of the fluid dairy and flavoring business divestitures as well as the formation of Agriliance, selling and administration expense increased $40.0 million, or 10.4%, to $426.5 million in 2000, compared to $386.5 million in 1999. The formation of the Land O’Lakes Farmland Feed joint venture contributed to the increase. Selling and administration expense as a percent of sales excluding the effect of the divestitures and the formation of Agriliance decreased 0.1 percentage points from 9.1% in 1999 to 9.0% in 2000.

      Dairy Foods. Selling and administration expense in 2000 increased $1.2 million, or 0.4%, to $299.3 million, compared to $298.1 million in 1999. Selling and administration expense as a percent of sales increased 0.3 percentage points from 9.1% in 1999 to 9.4% in 2000. Excluding the effects of the fluid dairy and flavoring business divestitures, selling and administration expense for 2000 was $280.0 million, up $27.1 million, or 10.7%, compared to $253.0 million in 1999. Excluding these effects, selling and administration expense as a percent of sales increased 0.6 percentage points, from 8.6% in 1999 to 9.2% in 2000. This increase was primarily due to an increase in advertising and promotion expense of $17.8 million, primarily to promote our branded deli cheese and butter. The acquisition of Madison Dairy Produce Co. in 2000 added $2.0 million in selling and administration expense. Compensation and benefits increases accounted for the majority of the remaining $7.6 million increase.

      Animal Feed. Selling and administration expense in 2000 increased $3.7 million, or 4.6%, to $84.4 million, compared to $80.7 million in 1999. Selling and administration expense as a percent of sales declined 1.6 percentage points from 8.7% in 1999 to 7.1% in 2000. The change in selling and administration expense was mostly due to the consolidation of Farmland Industries’ feed operations, which added $8.4 million in expense. Offsetting this increase was a $4.0 million decrease in the amount of foreign currency exchange losses recorded by the international feed operations, from $4.1 million in 1999 to $0.1 million in 2000. Selling and administration expense as a percent of IOIC decreased from 46.0% in 1999 to 42.4% in 2000.

      Crop Seed. Selling and administration expense in 2000 increased $10.8 million, or 32.5%, to $44.0 million, compared to $33.2 million in 1999. Administration expense increased $7.5 million and selling expense increased $5.8 million due to additional headcount from acquisitions. These additional costs were partially offset by $2.5 million in savings generated from synergies in the areas of selling, advertising and promotion, and administrative support. Selling and administration expense as a percent of sales decreased 5.4 percentage points, from 17.4% in 1999 to 12.0% in 2000.

      Swine. Selling and administration expense in 2000 decreased $2.1 million, or 21.0%, to $7.9 million, compared to $10.0 million in 1999. Selling and administration expense as a percent of sales decreased from 12.1% in 1999 to 7.7% in 2000. Reduction in information systems costs and staff reductions contributed to the decreased cost. In 1999, we implemented a new software system, which increased our administrative costs. With the implementation complete, information systems costs declined by $1.5 million in 2000. In addition, administrative staff reductions resulted in savings of $0.6 million.

      Agronomy. Selling and administration expense in 2000 decreased $35.8 million, or 47.5%, to $39.5 million, compared to $75.3 million in 1999, due to the formation of the Agriliance joint venture. Results for 2000 included seven months of consolidated selling and administration expense from our agronomy businesses prior to the contribution of certain of our agronomy assets to Agriliance on July 28, 2000 and parent administrative support charges for the remaining five months of 2000. Selling and administration expense for the seven months prior to the formation of Agriliance increased $1.0 million, or 2.3%, to $45.3 million in 2000, compared to $44.3 million for 1999. Selling and administration expense as a percent of sales decreased 0.9 percentage points from 6.2% through July 1999 to 5.3% through July 2000. Subsequent to the contribution of assets to Agriliance, we continued to record parent overhead expenses. In addition, selling and administration expense in 2000 included $11.9 million in losses recorded for eastern agronomy assets held for sale, while in 1999 no losses were recorded because the assets had been held for sale for less than one year from the date of acquisition.

Restructuring and Impairment Charges

      In 2000, Land O’Lakes recorded restructuring and impairment charges of $54.2 million compared to $3.9 million in 1999. A reduction in the carrying amounts of certain impaired dairy foods assets to their estimated fair value resulted in an impairment charge of $44.5 million in 2000. The impairment was related to cheese marketing and production assets that were under-utilized due to changes in consumer product preferences and costs associated with sourcing raw materials. Restructuring charges of $9.7 million in 2000 resulted from initiatives within the newly formed Land O’Lakes Farmland Feed joint venture to consolidate facilities and reduce personnel. This restructuring charge consisted of $7.2 million for the write-down of assets held for sale to their estimated fair value, demolition expense and incidental exit costs, and $2.5 million in severance and outplacement costs for 119 non-plant employees. The impairment charge of $3.9 million in 1999 was related to the under-utilization of our cheese production assets in Poland.

Interest Expense

      Interest expense in 2000 was $52.4 million compared with $44.7 million in 1999. The $7.7 million, or 17.2%, increase primarily resulted from increased borrowing to finance acquisitions and from higher interest rates. Average debt balances increased by $86.6 million over 1999. CoBank patronage reduced interest expense by $1.1 million in 2000, compared to an increase in interest expense of $1.3 million in 1999. Combined interest rates for borrowings excluding CoBank patronage averaged 7.2% in 2000, compared to 6.2% in 1999.

Gain on Divestitures

      In 2000, we realized a gain of $88.5 million from the divestiture of our fluid dairy assets and a gain of $0.5 million from the divestiture of certain swine assets. In 1999, a gain of $54.2 million was recorded on the sale of a flavoring business. We used funds from these divestitures to reduce outstanding debt balances.

Equity in Loss or Earnings of Affiliated Companies

      In 2000, equity in loss of affiliated companies was $35.6 million compared to equity in earnings of $7.3 million in 1999. Results for 2000 included losses from Agriliance of $32.4 million and Agro Distribution of $14.6 million and earnings from MoArk of $3.5 million, various swine joint ventures of $3.5 million, and earnings of $4.4 million from other affiliated companies.

Minority Interest in Loss or Earnings of Subsidiaries

      In 2000, we recorded a minority interest in loss of subsidiaries of $1.4 million compared to a loss of $0.1 million in 1999. Minority interest in loss of animal feed related subsidiaries was $1.8 million, partially offset by minority interest in the earnings of other consolidated subsidiaries.

Income Taxes

      Income taxes decreased $13.8 million to a tax benefit of $13.7 million in 2000, compared with a tax expense of $0.1 million in 1999. The tax benefit was attributed to non-member losses, which included impairment charges and losses associated with the agronomy retail distribution assets held for sale, that were acquired directly or indirectly from Terra Industries in 1999. The tax benefit from the non-member losses was partially offset by the non-member portion of the gain from the divestiture of fluid dairy assets. The effect of allocated patronage refunds reduced our statutory tax rate from 35.0% to a tax credit of 20.4% for 2000 compared to a tax credit of 22.3% in 1999. The amortization of goodwill, the effect of foreign operations, and other factors increased our tax rate, resulting in an effective tax rate of (16.0)% for 2000, compared to an effective tax rate of 0.5% in 1999.

Extraordinary Loss or Gain on Early Extinguishment of Debt, Net of Income Taxes

      In 2000, an extraordinary gain on early extinguishment of debt of $4.4 million, net of income taxes of $0.8 million, was realized on the repurchase of $9.3 million of our Capital Securities.

Net Earnings

      Net earnings increased $81.5 million to $102.9 million in 2000, compared to $21.4 million in 1999, primarily due to margin improvements, a gain on the sale of our fluid dairy assets, a decrease in selling and administration expenses and income tax benefits. The increase was partially offset by restructuring and impairment charges and equity in loss of affiliated companies.

Allocation of Net Earnings

      In 2000, net earnings of $136.9 million were allocated to member equities, and retained earnings were reduced by $34.0 million. Member equities increased because the gain on the sale of the fluid dairy business was recorded as a gain from member business. Conversely, retained earnings decreased primarily because the impairment charge of $44.5 million, which was related to the write-down of cheese marketing and production assets, pertained to non-member business. In 1999, net earnings of $27.3 million were allocated to member equities, and retained earnings were reduced by $5.9 million.

Liquidity and Capital Resources

      We rely on cash from operations, borrowings under our bank facilities and bank term debt and other institutionally placed funded debt as the main sources for financing working capital requirements, additions to property, plant and equipment and to complete acquisitions and joint ventures. Other sources of funding consist of leasing arrangements, a receivables securitization and the sale of non-strategic assets. Total long-term debt was $1,108.2 million, including $190.7 million in Capital Securities, as of March 31, 2002, $1,147.5 million, including $190.7 million in Capital Securities, as of December 31, 2001 and $662.7 million, including $190.7 million in Capital Securities, as of December 31, 2000.

      Net cash used by operating activities was $104.0 million for the three months ended March 31, 2002 and $70.4 million for the three months ended March 31, 2001. For the three months ended March 31, 2002, net cash used by operating activities was $33.6 million more than for the three months ended March 31, 2001. This increase was primarily due to the acquisition of Purina Mills and decreased earnings. Net cash from operating activities was $274.3 million for the year ended December 31, 2001, $115.2 million for the year ended December 31, 2000, and $59.0 million for the year ended December 31, 1999. For the year ended December 31, 2001, net cash from operating activities was $159.1 million more than in 2000. This increase was primarily due to the effects of changes in our working capital management, partially offset by decreased earnings. For the year ended December 31, 2000, net cash from operating activities was $56.2 million more than in 1999 due to earnings improvements, somewhat offset by the effects of the reduction of working capital such as inventory and accounts payable related to the contribution of assets to Agriliance.

      Net cash flows provided (used) by investing activities was $9.5 million for the three months ended March 31, 2002 and $(45.2) million for the three months ended March 31, 2001. The change was primarily due to sales of selected assets and a decrease in acquisition and investment spending subsequent to the Purina Mills acquisition in October 2001. Net cash flows used by investing activities was $461.2 million for the year ended December 31, 2001, $82.6 million for the year ended December 31, 2000, and $147.1 million for the year ended December 31, 1999. The significant increase in 2001 was primarily due to the Purina Mills acquisition.

      Net cash flows (used) provided by financing activities was $(21.9) million for the three months ended March 31, 2002 and $111.7 million for the three months ended March 31, 2001. For the three months ended March 31, 2002, we made payments of $41.7 million on existing long-term debt and payments of $20.1 million for redemption of member equities. At the same time, we increased short-term debt by $37.9 million to cover seasonal working capital needs. For the three months ended March 31, 2001, we borrowed $136.5 million in short-term debt and made payments of $25.3 million for redemption of member equities. Net cash flows provided (used) by financing activities was $313.1 million for the year ended December 31, 2001, $(226.4) million for the year ended December 31, 2000 and $281.4 million for the year ended December 31, 1999. For the year ended December 31, 2001, proceeds of $1,369.5 million resulted from new financing, offset by the payment of $935.1 million on existing long-term debt and the payment of $53.8 million on short-term debt. For the year ended December 31, 2000, payments of $179.1 million were made to reduce long-term debt. For the year ended December 31, 1999, proceeds of $303 million resulted from issuance of long-term debt.

      Our principal liquidity requirements are to service our debt and meet our working capital and capital expenditure needs. Following the Purina Mills acquisition, we have significantly increased our leverage. As of March 31, 2002 we had $1,108.2 million outstanding in long-term debt, including $190.7 million of Capital Securities, and $91.4 million outstanding in short-term debt. In addition, as of March 31, 2002, $174.1 million was available under a $250 million revolving credit facility for working capital and general corporate purposes, after giving effect to borrowings of $48.4 million and $27.5 million of outstanding letters of credit, which reduce availability. Total equity as of March 31, 2002 was $830.2 million. As of December 31, 2001 we had $1,147.5 million outstanding in long-term debt, including $190.7 million of Capital Securities, and $53.5 million outstanding in short-term debt. In addition, as of December 31, 2001, $228.3 million was available under the $250 million revolving credit facility, after giving effect to $21.7 million of outstanding letters of credit. Total equity as of March 31, 2002 was $830.2 million and as of December 31, 2001 was $836.5 million. On a pro forma basis, for 2001, our interest expense would have been $73.3 million, including dividends on Capital Securities.

      The principal term loans consist of a $325.0 million syndicated Term Loan A Facility with a final maturity of five years and a $250.0 million syndicated Term Loan B Facility with a final maturity of seven years. Each of these facilities was fully drawn at closing of the Purina Mills acquisition on October 11, 2001. Our $250.0 million revolving credit facility terminates on June 28, 2004.

      Borrowings under the term loans and the revolving credit facility bear interest at variable rates (either LIBOR or an Alternative Base Rate) plus applicable margins. The margins are dependent upon Land O’Lakes credit ratings.

      The Term Loan A Facility is prepayable at any time without penalty. The Term Loan B Facility is prepayable with a penalty of 3% during the first year, 2% during the second year, 1% during the third year, and no penalty thereafter. The term loans will be subject to mandatory prepayments, subject to certain limited exceptions, in an amount equal to (1) 50% of excess cash flow of Land O’Lakes and the restricted subsidiaries, (2) 100% of the net cash proceeds of asset sales and dispositions of property of Land O’Lakes and the restricted subsidiaries, if not reinvested, (3) 100% of any casualty or condemnation receipts by Land O’Lakes and the restricted subsidiaries, if not used to repair or replace assets, (4) 100% of joint venture dividends or distributions received by Land O’Lakes or the restricted subsidiaries, to the extent that they relate to the sale of property, casualty or condemnation receipts, or the issuance of any equity interest in the joint venture, (5) 100% of net cash proceeds from the sale of inventory or accounts receivable in a securitization transaction to the extent cumulative proceeds from such transactions exceed $100.0 million and (6) 100% of net cash proceeds from the issuance of unsecured senior or subordinated indebtedness issued by Land O’Lakes. In February 2002, we made a $33.8 million prepayment on Term Loan A Facility and a $16.2 million prepayment on Term Loan B Facility, of which 75% was mandatory and 25% was optional.

      The amortization schedules for the Term Loan A and Term Loan B Facilities are provided below. (Schedules reflect the impact of the February 2002 prepayment.)

	Term Loan A	Term Loan B

2002 (paid 2/22/02)	$33,782,609	$16,217,391
2003	54,337,200	2,116,744
2004	71,064,057	2,822,325
2005	94,752,077	2,822,325
2006	71,064,057	2,822,325
2007	—	2,822,325
2008	—	220,376,564

Total	$325,000,000	$250,000,000

      In November 2001, Land O’Lakes issued $350 million of senior notes. These notes bear interest at a fixed rate of 8 3/4% and mature on November 15, 2011. The notes are callable beginning in year six at a redemption price of 104.375%. In years seven and eight, the redemption price is 102.917% and 101.458%, respectively. The notes are callable at par beginning in year nine.

      In 1998, Capital Securities in an amount of $200 million were issued by a trust subsidiary of Land O’Lakes, and the net proceeds were used to acquire a junior subordinated note of Land O’Lakes. The holders of these securities are entitled to receive dividends at an annual rate of 7.45% until the securities mature in 2028 and correspond to the payment terms of the junior subordinated debentures which are the sole asset of the trust subsidiary. Interest payments on the debentures can be deferred for up to five years, and the obligations under the debentures are junior to all of our debt. As of March 31, 2002, the outstanding balance of Capital Securities was $190.7 million.

      The credit agreements relating to the term loans and revolving credit facility and the indenture relating to the 8 3/4% senior notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, make payments to members, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the credit agreements relating to the term loans and revolving credit facility require us to maintain an interest coverage ratio of at least 2.50 to 1. Our ratio was 3.83 to 1 as of December 31, 2001 and 3.54 to 1 as of March 31, 2002. We are also required to maintain a leverage ratio of no greater than 4.75 to 1. The actual leverage ratio as of December 31, 2001 was 3.77 to 1 and 4.04 to 1 as of March 31, 2002. The required leverage ratio steps down to 4.25 to 1 as of October 11, 2002 and 3.75 to 1 as of October 11, 2003 and remains constant thereafter. More detailed descriptions of these covenants can be found in the credit agreements which are attached as exhibits to the registration statement of which this prospectus is a part.

      Indebtedness under the term loans and revolving credit facility is secured by substantially all of the material assets of Land O’Lakes and its wholly-owned domestic subsidiaries (other than LOL Finance Co. and LOLFC, LLC) and Land O’Lakes Farmland Feed and its wholly-owned domestic subsidiaries (other than LOL Farmland Feed SPV, LLC), including real and personal property, inventory, accounts receivable, intellectual property and other intangibles, other than those receivables which have been sold in connection with our receivables securitization. Indebtedness under the term loans and revolving credit facility is also guaranteed by our wholly-owned domestic subsidiaries (other than LOL Finance Co. and LOLFC, LLC) and Land O’Lakes Farmland Feed and its wholly-owned domestic subsidiaries (other than LOL Farmland Feed SPV, LLC). The 8 3/4% senior notes are unsecured but are guaranteed by the same entities which guaranty the obligations under the term loans and revolving credit facility.

Off-balance Sheet Arrangements

      In order to reduce overall financing costs, Land O’Lakes entered into a revolving receivables securitization program with CoBank in December 2001 for up to $100 million in advances against eligible receivables. Under this program, Land O’Lakes, Land O’Lakes Farmland Feed LLC and Purina Mills, LLC sell feed, seed and certain swine receivables to LOL Farmland Feed SPV, LLC, a limited purpose wholly-owned subsidiary of Land O’Lakes Farmland Feed. This subsidiary is a qualifying special purpose entity (QSPE) under applicable accounting rules. The QSPE was established for the limited purpose of purchasing and obtaining financing for these receivables. The transfers of the receivables to the QSPE are structured as sales and, in accordance with applicable accounting rules, these receivables are not reflected in the consolidated balance sheets of Land O’Lakes Farmland Feed LLC or Land O’Lakes, Inc. The QSPE purchases the receivables with a combination of cash initially received from CoBank, equal to the present value of eligible receivables times the agreed advance rate; and notes, equal to the unadvanced present value of the receivables. Land O’Lakes and the other receivables sellers are subject to credit risk related to the repayment of the QSPE notes, which in turn is dependent upon the ultimate collection on the QSPE’s receivables pool. Accordingly, we have retained reserves for estimated losses. $75.8 million was initially drawn under this securitization and was used to repay a $75 million bridge facility with CoBank. A subsequent draw of $24.2 million was made April 1, 2002 and was used to pay down outstanding borrowings under our revolving credit facility.

      In addition, we lease various equipment and real properties under long-term operating leases. Total consolidated rental expense was $6.9 million for the three months ended March 31, 2002, $6.5 million for the three months ended March 31, 2001, $29.8 million in 2001, $31.7 million in 2000 and $26.7 million in 1999. Most of the leases require payment of operating expenses applicable to the leased assets. We expect that in the normal course of business most leases that expire will be renewed or replaced by other leases. We are also contingently liable for a $114 million synthetic lease entered into by Cheese and Protein International, LLC, (“CPI”), a consolidated joint venture 70% owned by Land O’Lakes, for the construction of a cheese and whey plant. The construction of the plant has been financed by a special purpose entity. The special purpose entity is not consolidated in Land O’Lakes financial statements and we have accounted for this arrangement as an operating lease in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” as amended. The base term of the lease commences upon substantial completion of the plant expected at the end of March 2002 and expires on the fifth anniversary, unless we request and the lessor approves one or more one-year base term extensions, which could extend the base term to no more than ten years. The interest rate on the lease is LIBOR-based and actual lease payments will vary with short-term interest rate fluctuations. Future minimum lease payments under this lease are included in the table below. At the conclusion of the lease term, CPI is obligated to pay the remaining lease balance. In the event CPI defaults on its obligations under the lease, Land O’Lakes could elect one of the following options: (i) assume the lease obligations of CPI, (ii) purchase the leased assets, (iii) fully cash collateralize the lease or (iv) nominate a replacement lessee to be approved by the lessor. As of March 31, 2002, the amount of the contingent liability was $94.3 million, the lease balance as of that date.

Contractual Obligations and Commercial Commitments

      At March 31, 2002, we had certain contractual obligations, which required us to make payments as follows:

Payments Due by Period (as of March 31, 2002)

Contractual Cash Obligations	Total	1 year	2-3 Years	4-5 Years	After 5 Years

	(In thousands)
Revolving Credit Facility(1)	$—	$—	$—	$—	$—
Long-Term Debt(2)	1,165,867	57,681	163,552	150,854	793,780
Operating Leases(3)	226,307	27,040	51,108	43,713	104,446

Total Contractual Obligations	$1,392,174	$84,721	$214,660	$194,567	$898,226

(1)	Maximum $250 million facility, of which $174.1 million was available as of March 31, 2002. $27.5 million of this commitment was unavailable due to outstanding letters of credit.

(2)	Term Loan A and Term Loan B Facilities are subject to certain mandatory prepayment obligations in certain events as explained above. See “Off-balance Sheet Arrangements” for information concerning our receivables securitization program.

(3)	Includes lease payments under the synthetic lease identified above, which is an off-balance sheet contingent liability. See “Off-balance Sheet Arrangements.”

      We expect that our total capital expenditures will be approximately $90 million in 2002 and approximately $96 million in 2003. Of such amounts, we currently estimate that a minimum range of $35 million to $45 million of ongoing maintenance capital expenditures is required each year. We had $17.7 million in capital expenditures for the three months ended March 31, 2002, compared to $18.3 million in capital expenditures for the three months ended March 31, 2001.

      We expect that funds from operations and available borrowings under our revolving credit facility and receivables securitization facility will provide sufficient working capital to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements, including debt service on the term debt, the revolving credit facilities and the 8 3/4% senior notes.

Quantitative and Qualitative Disclosures about Market Risk

Commodity Risk

      In the ordinary course of business, we are subject to market risk resulting from changes in commodity prices associated with dairy and other agricultural markets. See “Overview — Factors Affecting Comparability — Dairy and Agricultural Commodity Inputs and Outputs.” To manage the potential negative impact of price fluctuations, we engage in various hedging and other risk management activities.

      As part of our trading activity, we utilize futures and option contracts offered through regulated commodity exchanges to reduce risk on the market value of our inventories and our fixed or partially fixed purchase and sale contracts. We do not utilize hedging instruments for speculative purposes.

      Certain commodities cannot be hedged with futures or option contracts because such contracts are not offered for these commodities by regulated commodity exchanges. Inventories and purchase contracts for those commodities are hedged with forward sales contracts to the extent practical so as to arrive at a net commodity position within the formal position limits set by us and deemed prudent for each of those commodities. Commodities for which future contracts and options are available are also typically hedged first in this manner, with futures and options used to hedge within position limits that portion not covered by forward contracts.

      The notional or contractual amount of futures contracts provides an indication of the extent of our involvement in such instruments for the dates and the periods provided below, but does not represent exposure to market risk or future cash requirements under certain of these instruments. A summary of our futures contracts follows:

	At March 31,				At December 31,

	2002		2001		2001		2000

	Notional	Fair	Notional	Fair	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value	Amount	Value	Amount	Value

	(in thousands)
Commodity futures contracts
Commitments to purchase	$65,417	$3,896	$47,622	$(1,442)	$76,639	$(6,475)	$53,426	$1,606
Commitments to sell	(42,469)	1,167	(33,565)	(733)	(6,111)	(86)	(4,321)	14

Total outstanding derivatives	$22,948	$5,063	$14,057	$(2,175)	$70,528	$(6,561)	$49,105	$1,620

	Three Months Ended March 31,				Year Ended December 31,

	2002		2001		2001		2000

		Realized		Realized		Realized		Realized
	Notional	Gains	Notional	Gains	Notional	Gains	Notional	Gains
	Amount	(Losses)	Amount	(Losses)	Amount	(Losses)	Amount	(Losses)

	(in thousands)
Commodity futures contracts
Total volume of exchange traded contracts:
Commitments to purchase	$83,094	$(45)	$52,759	$(422)	$296,609	$1,842	$196,706	$(3,581)
Commitments to sell	$(90,050)	$(1,606)	$(54,181)	$(677)	$(295,808)	$5,557	$(214,571)	$476

Interest Rate Risk

      We are exposed to changes in interest rates. As of December 31, 2001, we had $575 million in debt outstanding under the credit agreements relating to the term loans and revolving credit facility, all of which is variable rate debt. Interest rate changes generally do not affect the market value of this debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. Holding other variables constant, including levels of indebtedness, a one-percentage point increase in interest rates would have an estimated negative impact on pretax earnings and cash flows for the next year of approximately $5.8 million.

Inflation Risk

      Inflation is not expected to have a significant impact on our business, financial condition or results of operations. We generally have been able to offset the impact of inflation through a combination of productivity improvements and price increases.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Major provisions of these statements are as follows: all business combinations must now use the purchase method of accounting, the pooling of interests method of accounting is now prohibited; intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as a part of a related contract, asset or liability; goodwill and intangible assets with indefinite lives are not amortized, but tested for impairment annually, except in certain circumstances, and whenever there is an impairment indicator; all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting. Land O’Lakes has adopted the provisions of SFAS 141 and certain provisions of SFAS 142 as of July 1, 2001, and the remaining provisions of SFAS 142 as of January 1, 2002. As required by SFAS 142, Land O’Lakes will perform step one of the impairment testing of goodwill for the balances as of January 1, 2002 by June 30, 2002. Land O’Lakes will perform impairment tests annually and whenever events or circumstances occur indicating that goodwill or other intangible assets might be impaired. As of January 1, 2002, we are no longer amortizing goodwill, except for goodwill related to the acquisition of cooperatives and the formation of joint ventures. The following table presents a reconciliation of net earnings adjusted for the exclusion of amortization of goodwill no longer required to be amortized, net of income taxes:

	Three Months Ended
	March 31,

	2002	2001

Net (loss) earnings	$(976)	$13,043
Add back: Goodwill amortization, net of tax	—	1,210

Adjusted net (loss) earnings	$(976)	$14,253

      Land O’Lakes adopted Emerging Issues Task Force (EITF) No. 00-25, “Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor’s Products or Services,” on January 1, 2002. EITF No. 00-25 deals with the accounting for consideration paid from a vendor (typically a manufacturer or distributor) to a retailer, including slotting fees, cooperative advertising arrangements and buy-downs. The guidance in EITF 00-25 generally requires that these incentives be classified as a reduction of sales. The impact of the adoption decreased sales and selling and administration expense for the three months ended March 31, 2002 and 2001 by $25.6 million and $21.8 million, respectively.

LAND O’LAKES FARMLAND FEED LLC

Overview

     General

      Land O’Lakes Farmland Feed produces both commercial and lifestyle feed for a wide variety of animals, including dairy cattle, beef cattle, swine, poultry, horses and other specialty animals such as laboratory and zoo animals. Farmers and specialized livestock producers who derive income from the sale of milk, eggs, poultry and livestock use Land O’Lakes Farmland Feed’s commercial feed products. Customers who own animals principally for non-commercial purposes use Land O’Lakes Farmland Feed’s lifestyle feed products. Land O’Lakes Farmland Feed markets animal feed products under the Land O’Lakes Farmland Feed label. Through its wholly-owned subsidiary, Purina Mills, Land O’Lakes Farmland Feed also markets animal feed, other than dog and cat food, under the Purina, Chow and the “Checkerboard” Nine Square brands.

      Land O’Lakes Farmland Feed was formed in October 2000 through the combination of the feed businesses of Land O’Lakes, Inc. and Farmland Industries Inc. Based on their relative contributions, Land O’Lakes and Farmland had ownership interests of 69.2% and 30.8%, respectively, at the time of formation. Subsequent to the formation, the ownership interests were changed to 73.7% and 26.3%, respectively, due to additional capital contribution by Land O’Lakes, Inc., as well as an adjustment to the initial revenue stream contribution.

      In accordance with applicable SEC requirements, included elsewhere in this prospectus are:

•	Audited financial statements for the combined feed businesses of Land O’Lakes (the “Land O’Lakes Feed Division”) for periods prior to formation of the joint venture, specifically, at and for the fiscal year ended December 31, 1999 and the nine months ended September 30, 2000; and

•	Audited financial statements for Land O’Lakes Farmland Feed for periods following formation of the joint venture, specifically, at and for the three months ended December 31, 2000 and the fiscal year ended December 31, 2001.

      For purposes of comparison in this management’s discussion and analysis, the results of operations of the Land O’Lakes Feed Division for the nine months ended September 30, 2000 and of Land O’Lakes Farmland Feed for the three months ended December 31, 2000 have been combined. These combined results of operations and the results of operations for 2001 reflect certain significant changes, in addition to increases resulting from the contribution of the Farmland Industries feed business (the “Farmland Industries Feed Business”), including the creation of member equity in the newly formed joint venture and the elimination of taxable income resulting from the shift from a cooperative organizational structure to a limited liability form.

      In October 2001, Land O’Lakes acquired Purina Mills, Inc. and contributed the business to Land O’Lakes Farmland Feed in consideration of an increase in Land O’Lakes’ ownership interest from 73.7% to 92%. The total purchase price of the Purina Mills acquisition was $358.6 million. The acquisition added $86.9 million of goodwill and $98.9 million of other intangible assets to the balance sheet of Land O’Lakes Farmland Feed. Land O’Lakes financed the acquisition and refinanced outstanding indebtedness of Land O’Lakes and Purina Mills through a combination of secured bank revolving credit and term debt and the issuance of $350.0 million of unsecured senior notes due 2011. Land O’Lakes Farmland Feed and its wholly-owned domestic subsidiaries (other than LOL Farmland Feed SPV, LLC) have guaranteed this indebtedness and have secured that obligation with substantially all assets. By the end of 2002, Land O’Lakes Farmland

Feed expects to have implemented programs that would enable it to generate recurring annual cost savings of approximately $50 million as a result of the acquisition, relative to costs that would have been incurred separately. In 2002, we expect to generate approximately $25 million in savings, which are expected to be essentially offset by plant closings, severance, employee relocation and information technology integration costs of approximately $24 million.

      The table under “Results of Operations” reflects the relative contribution of selected results of operations of the Land O’Lakes Feed Division, the Farmland Industries Feed Business and Purina Mills for the periods presented.

Consolidated and Unconsolidated Businesses

      Land O’Lakes Farmland Feed has numerous business activities that are not wholly owned. The results of the majority and wholly-owned businesses are fully consolidated. The minority owners’ share in these businesses is eliminated in the consolidated financial statements. Most of the investments in joint ventures in which Land O’Lakes Farmland Feed has 50% or less of the governance rights are accounted for under the equity method of accounting. In the first quarter of 2002, unconsolidated businesses contributed earnings of $0.2 million to Land O’Lakes Farmland Feed, compared to earnings of $0.3 million in the first quarter of 2001. In 2001, unconsolidated businesses contributed earnings of $2.6 million to Land O’Lakes Farmland Feed, compared to earnings of $1.7 million in 2000 and earnings of $0.9 million in 1999. The investment in unconsolidated businesses as of March 31, 2002 was $31.1 million, compared to $31.5 million as of December 31, 2001. The investment in unconsolidated businesses as of December 31, 2001 was $31.5 million, compared to $20.8 million as of December 31, 2000 and $22.7 million as of December 31, 1999. Cash flow from investment in unconsolidated businesses in the first quarter of 2002 was $0.6 million, compared to none in 2001. Cash flow from investment in unconsolidated businesses in 2001 was $2.2 million, compared to $2.1 million in 2000 and $0.2 million in 1999.

Critical Accounting Policies

      Land O’Lakes Farmland Feed utilizes certain accounting measurements under applicable generally accepted accounting principles, which involve the exercise of management’s judgment about subjective factors and estimates about the effect of matters, which are inherently uncertain. The following is a summary of those accounting measurements which Land O’Lakes Farmland Feed believes are most critical to the reported results of operations and financial condition.

      Inventory Valuation. Inventories are valued at the lower of cost or market. Cost is determined on an average cost basis. Land O’Lakes Farmland Feed products use agricultural commodities as inputs, in particular corn, soybean meal, and wheat midds. Through pricing and the use of risk management tools, the results are marginally affected by the cost of commodity inputs. Industry practices in animal feed pass cost fluctuations on to the customer in the long term, but do not protect against large sudden movements in input costs in the short term.

      Land O’Lakes Farmland Feed uses derivative commodity instruments, primarily futures contracts, to reduce the exposure to changes in commodity prices primarily for product inputs such as soybean meal and corn. These contracts are not designated as hedges under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Accordingly, since the adoption of SFAS No. 133, effective January 1, 2001, the futures contracts are marked to market each month and unrealized gains and losses are recognized in earnings. Prior to 2001, Land O’Lakes Farmland Feed did not mark derivative commodity instruments to market; instead, Land O’Lakes Farmland Feed recorded losses or gains only when realized.

      Allowance for Doubtful Accounts. Land O’Lakes Farmland Feed estimates the allowance for doubtful accounts based on an analysis of specific accounts, an analysis of historical trends, payment and write-off histories, current sales levels and the state of the economy. Land O’Lakes Farmland Feed’s credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts. However, unexpected changes in the financial strength of customers or changes in the state of the economy could negatively impact the financial results.

      Recoverability of Long-Lived Assets. Land O’Lakes Farmland Feed assesses the recoverability of goodwill and other long-lived assets annually or whenever events or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. Land O’Lakes Farmland Feed deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than an asset’s carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value. Land O’Lakes Farmland Feed did not incur any impairment of assets in the first quarter of 2001 and incurred an impairment of assets of $0.8 million in the first quarter of 2002. Land O’Lakes Farmland Feed did not incur any impairment of assets in 1999, 2000 and 2001.

      Merchandising Activities. Land O’Lakes Farmland Feed, in addition to selling its own products, buys and sells or brokers for a fee soybean meal and other feed ingredients under its ingredient merchandising program. Land O’Lakes Farmland Feed markets these ingredients to local member cooperatives and to other feed manufacturers, which use them to produce feed. Although this activity generates substantial revenues, it is a very low-margin business. However, Land O’Lakes Farmland Feed benefits from increased purchasing power, resulting in lower prices for feed manufacturing inputs. For the three months ended March 31, 2002, ingredient merchandising generated sales of $122.0 million, or 20.2% net sales, and a gross profit of $3.5 million, or 4.8% of total gross profit. In 2001, ingredient merchandising generated net sales of $523.8 million, or 28.5% of total net sales, and a gross profit of $16.6 million, or 10.1% of total gross profit.

Seasonality

      The feed business is seasonal, with a higher percentage of the feed volume sold, and earnings being generated, during the first and fourth quarters of the year. This seasonality is driven largely by weather conditions affecting cattle product lines. If the weather is particularly cold and wet during the winter, sales of cattle feed increase as compared with normal seasonal patterns because the cattle are unable to graze under those conditions and have higher nutritional requirements. If the weather is relatively warm during the winter, sales of cattle feed may decrease as compared with normal seasonal patterns because the cattle may be better able to graze under the warmer conditions. Other product lines are affected marginally by seasonal conditions, but these conditions do not materially affect quarter-by-quarter results of operations.

Agricultural Commodity Inputs and Outputs

      Many of Land O’Lakes Farmland Feed’s products use agricultural commodities as inputs, such as corn, soybean meal, and wheat midds. Through pricing and the use of risk management tools, Land O’Lakes Farmland Feed’s results are marginally affected by the cost of commodity inputs. Industry practices in animal feed pass cost fluctuations on to the customer in the long term, but do not protect against large sudden movements in input costs in the short term.

      Land O’Lakes Farmland Feed follows industry standards for feed pricing. The feed industry generally prices products based on IOIC per ton of feed. This practice tends to mitigate the impact of volatility in commodity ingredient markets on animal feed profits. As ingredient costs fluctuate, the changes are generally passed on to customers through weekly or monthly changes in prices. Thus, the key indicator of business performance is IOIC rather than net sales. Net sales are considered a poor indicator as large fluctuations can occur from period to period due to volatility in underlying commodity ingredient prices.

      Land O’Lakes Farmland Feed enters into forward contracts to supply feed, which currently represent approximately 20% of the feed output. When Land O’Lakes Farmland Feed enters into these contracts, it also generally enters into forward input supply contracts to “lock in” IOIC.

      Changes in commodity grain prices also have an impact on the mix of products that Land O’Lakes Farmland Feed sells. When grain prices are relatively high, the demand for complete feed rises since many livestock producers are also grain growers and will sell grain in the market and purchase complete feed as needed. When grain prices are relatively low, these producers will feed their grain to their livestock and purchase premixes and supplements to provide complete nutrition to their animals. These fluctuations in product mix generally have minimal effects on operating results. Complete feed has a far lower margin per ton than supplements and premixes. Thus, during periods of relatively high grain prices, although margins per ton are lower, Land O’Lakes Farmland Feed sells substantially more tonnage because the grain portion of complete feed makes up the majority of its weight.

Results of Operations

	Years Ended December 31,						Three Months Ended March 31,

	1999		2000		2001		2001		2002

	$	% of	$	% of	$	% of	$	% of	$	% of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

	(Dollars in millions)
Net sales
Land O’Lakes Feed Division(1)	$899.3	100.0%	$931.2	85.3%	$1,028.1	56.0%
Farmland Industries Feed Business(2)	—	—	160.9	14.7	613.9	33.4
Total Land O’Lakes Farmland Feed without Purina Mills	899.3	100.0	1,092.1	100.0	1,642.0	89.4	$403.5	100.0%	$388.5	64.4%
Purina Mills	—	—	—	—	195.4	10.6	—	—	214.9	35.6

Total sales	899.3		1,092.1		1,837.4		403.5		603.4
Cost of sales
Land O’Lakes Feed Division(1)	802.3	89.2	832.4	89.4	935.7	91.0
Farmland Industries Feed Business(2)	—	—	149.3	92.8	574.0	93.5
Total Land O’Lakes Farmland Feed without Purina Mills	802.3	89.2	981.7	89.9	1,509.7	91.9	372.2	92.2	353.4	58.6
Purina Mills	—	—	—	—	162.7	83.3	—	—	177.2	29.4

Total cost of sales	802.3	89.2	981.7	89.9	1,672.4	91.0	372.2	92.2	530.6	88.0

	Years Ended December 31,						Three Months Ended March 31,

	1999		2000		2001		2001		2002

	$	% of	$	% of	$	% of	$	% of	$	% of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

	(Dollars in millions)
Gross profit
Land O’Lakes Feed Division(1)	97.0	10.8	98.8	10.6	92.4	9.0
Farmland Industries Feed Business(2)	—	—	11.6	7.2	39.9	6.5
Total Land O’Lakes Farmland Feed without Purina Mills	97.0	10.8	110.4	10.1	132.3	8.1	31.3	7.8	35.1	5.8
Purina Mills	—	—	—	—	32.7	16.7	—	—	37.7	6.3

Total gross profit(3)	97.0	10.8	110.4	10.1	165.0	9.0	31.3	7.8	72.8	12.1
Selling and administration expense(3)	69.9	7.8	83.6	7.7	127.2	6.9	26.9	6.7	59.7	9.9
Restructuring	—	—	9.7	0.9	(5.7)	0.3	(1.0)	0.2	3.4	0.6

Earnings from operations	27.1	3.0	17.1	1.5	43.5	2.4	5.4	1.3	9.7	1.6
Interest (income) expense	1.9	0.2	2.5	0.2	6.1	0.3	1.8	0.4	(0.7)	0.1
Gain on sale of intangibles	—	—	—	—	—	—	—	—	(4.2)	0.7
Equity in (earnings) of affiliated companies	(1.0)	0.1	(1.7)	0.2	(2.6)	0.1	(0.3)	0.1	(0.2)	0.0
Minority interest	0.8	0.1	0.3	—	0.9	0.0	(0.1)	—	0.2	—
Income tax expense	3.0	0.3	2.8	0.3	—	—	—	—	—	—

Net earnings	$22.4	2.5	$13.2	1.2	$39.1	2.1	$4.0	1.0	$14.6	2.0

(1)	Results attributable to the Land O’Lakes Feed Division.

(2)	Results attributable to the Farmland Industries Feed Business contributed to Land O’Lakes Farmland Feed.

(3)	Given the nature of products sold by Purina Mills and its distribution network, the Purina Mills business has a higher gross margin rate and a higher rate of selling and administration expense as a percent of sales than the Land O’Lakes Farmland Feed business.

Three Months Ended March 31, 2002 as compared to Three Months Ended March 31, 2001

Net Sales

      Net sales for the three months ended March 31, 2002 increased $199.9 million, or 49.5%, to $603.4 million, compared to net sales of $403.5 million for the three months ended March 31, 2001. The acquisition of Purina Mills contributed $214.9 million in incremental sales. This increase was partially offset by declines in Land O’Lakes Farmland Feed branded sales. Sales of Land O’Lakes Farmland Feed branded beef feeds decreased $5.1 million, primarily due to the effect of warmer than average winter weather. Sales in our Land O’Lakes Farmland Feed Animal Health and Packaged Goods area decreased $5.0 million as a result of a realigned marketing arrangement with a large vendor whereby we no longer record sales dollars, but rather a margin-based fee that offsets cost of sales. Sales also decreased $3.5 million in our Land O’Lakes Farmland Feed branded lifestyle product lines, reflecting customer anticipation of a roll-out of a new product line beginning in April 2002. Swine sales in our Land O’Lakes Farmland Feed branded products decreased $3.7 million as a result of decreased volumes attributed to depressed market prices for hog producers. Sales of bulk phosphates decreased $3.1 million due to the sale of this business to a third party. Sales in our dairy feeds area increased $4.1 million, driven by strong sales of simple blends in our Western region. We also experienced an increase of $3.8 million in our Animal Milk Products area as a result of strong volumes. Finally, sales from ingredient merchandising decreased $2.6 million, or 2.1%, from $124.7 million for the three months ended March 31, 2001 to $122.0 million for the three months ended March 31, 2002.

Cost of Sales

      Cost of sales for the three months ended March 31, 2002 increased $158.4 million, or 42.6%, to $530.6 million compared to $372.2 million for the three months ended March 31, 2001. The acquisition of Purina Mills added $177.2 million in cost of sales for the three months ended March 31, 2002. This increase was slightly offset by a decrease in Land O’Lakes Farmland Feed branded product lines. Land O’Lakes Farmland Feed branded beef feeds cost of sales decreased $4.9 million, due to slower sales as a result of warm winter weather. Land O’Lakes Farmland Feed Animal Health and Packaged Goods decreased $4.9 million driven by a realigned marketing arrangement whereby we no longer record cost of sales dollars, but rather a margin-based fee that offsets cost of sales. Land O’Lakes Farmland Feed branded lifestyle cost of sales declined $2.9 million in anticipation of a new product line launch in April 2002. Cost of sales of bulk phosphates decreased $2.9 million as we sold this business during the first quarter of 2002. Land O’Lakes Farmland Feed branded swine cost of sales decreased by $2.0 million. Cost of sales in our dairy feed area increased $4.2 million, primarily as a result of strong sales in our Western region. Cost of sales in our Animal Milk Products area increased $2.8 million primarily due to increased volumes. The remainder of the differences relates to small variances in our other product lines. Cost of sales as a percent of sales decreased 4.2 percentage points, from 92.2% in the first quarter of 2001 to 88.0% in the same period of 2002. The decrease was due primarily to higher margins on certain Purina Mills products, which carry a comparatively higher margin than our traditional product lines. Cost of sales was also decreased by cost reductions in our purchasing, manufacturing and distribution area as a result of the integration of the Purina Mills operations. Cost of sales decreased $2.4 million as a result of the decline in ingredient merchandising sales. An unrealized hedging gain in the first quarter of 2002 related to corn and soybean meal futures contracts decreased cost of sales by $2.2 million, compared to an increase from an unrealized hedging loss of $2.5 million in the first quarter of 2001. IOIC as a percent of cost of sales increased to 25.1% in the first quarter of 2002 from 16.8% in the same period of 2001 due to the change in product mix and the change in unrealized hedging gains and losses as noted above.

Selling and Administration Expense

      Selling and administration expense for the three months ended March 31, 2002 increased $32.8 million, or 121.1%, to $59.7 million, compared to $26.9 million for the three months ended March 31, 2001. Selling and administration expense as a percent of sales increased 3.2 percentage points from 6.7% for the three months ended March 31, 2001 to 9.9% for the three months ended March 31, 2002. The majority of this increase was related to the acquisition of Purina Mills, which contributed $27.9 million in increased selling and administration expense. In addition, in the first quarter of 2002, we incurred one-time integration costs of $2.3 million with none in the same period in 2001. Selling and administration expense as a percent of IOIC increased from 43.01% for the three months ended March 31, 2001 to 44.6% for the three months ended March 31, 2002.

Restructuring and Impairment Charges

      For the three months ended March 31, 2002, Land O’Lakes Farmland Feed recorded restructuring and impairment charges of $3.4 million, compared to a reversal of a prior-year charge of $1.0 million for the three months ended March 31, 2001. Of the total amount, $0.8 million was related to the write-down of certain impaired plant assets to their estimated fair value and $2.6 million was related to employee severance and outplacement costs for 136 employees at various locations. The 2001 reversal of $1.0 million was for the sale of certain animal feed assets that had been written off in December 2000 and to reflect the decision to continue operating a plant previously scheduled for shutdown.

      We anticipate restructuring charges of approximately $14 million in 2002 related to the integration of Purina Mills into Land O’Lakes Farmland Feed.

Gain on Sale of Intangibles

      For the three months ended March 31, 2002, we recorded a gain on the sale to Potash Corporation of Saskatchewan of a customer list pertaining to the feed phosphate distribution business.

Interest Expense

      Interest expense in the first quarter of 2002 was a credit of $0.7 million compared to $1.8 million of expense in the same period of 2001. Since the formation of Land O’Lakes Farmland Feed, interest is charged based on actual borrowings. In the first quarter of 2001, Land O’Lakes Farmland Feed had a current note payable to Land O’Lakes in the amount of $29.2 million. After the securitization of the animal feed, crop seed, and swine accounts receivable, cash was generated to pay off this note and provide cash to Land O’Lakes, Inc. At March 31, 2002, Land O’Lakes Farmland Feed had a note receivable with Land O’Lakes, Inc. in the amount of $16.7 million upon which $0.7 million of interest was paid to Land O’Lakes Farmland Feed.

Equity in Earnings of Affiliated Companies

      In the first quarter of 2002, equity in earnings of affiliated companies was $0.2 million compared to $0.3 million in the first quarter of 2001. The results included earnings from various unconsolidated feed joint ventures.

Minority Interest in Loss or Earnings of Subsidiaries

      In the first quarter of 2002, Land O’Lakes Farmland Feed recorded minority interest in earnings of majority-owned subsidiaries of $0.2 million compared to a loss of $0.1 million in the first quarter of 2001.

Income Taxes

      Upon the formation of Land O’Lakes Farmland Feed on October 1, 2000, provisions for income taxes were no longer recorded since the taxable operations pass directly to the joint venture owners. Prior to the formation, income taxes were allocated to Land O’Lakes Feed Division on the basis of its taxable income and included in the Land O’Lakes, Inc. tax return.

Net Earnings

      Net earnings increased $10.6 million to $14.6 million in the first quarter of 2002, compared to $4.0 million in the first quarter of 2001, primarily due to the gain on sale of intangibles, improved margins and the change in interest expense.

Year Ended December 31, 2001 compared to Year Ended December 31, 2000

Net Sales

      Net sales in 2001 increased $745.3 million, or 68.2%, to $1,837.4 million, compared to net sales of $1,092.1 million in 2000. Most of the increase was a result of the full-year impact of the addition of Farmland Industries’ Feed Business, which accounted for $453.0 million of the growth in net sales from the prior period, including ingredient merchandising sales of $207.0 million. Total ingredient merchandising sales increased $207.0 million, or 65%, from $316.8 million in 2000 to $523.8 million in 2001. Purina Mills contributed $195.4 million in incremental feed sales. Additionally, in July 2000, Land O’Lakes Farmland Feed increased its ownership from 50% to 100% in Nutra-Blend, L.L.C. (a Midwestern premix production company); and as a result, Land O’Lakes Farmland Feed began consolidating their financial results. Prior to July 1, 2000, Land O’Lakes Farmland Feed accounted for its investment in Nutra-Blend using the equity method of accounting and thus recorded its share of Nutra-Blend’s income in equity in earnings of affiliated companies. This change in ownership and the subsequent consolidation of results accounted for an increase in net sales of $37.9 million in 2001 compared to 2000. Additionally, sales growth of milk replacer subsidiaries of $22.6 million resulted from the addition of new customers.

Cost of Sales

      Cost of sales in 2001 increased $690.7 million, or 70.4%, to $1,672.4 million compared to $981.7 million in 2000. The majority of the increase was due to the Land O’Lakes Farmland Feed joint venture, which added $424.7 million in costs, including $252.5 million in ingredient merchandising cost. Ingredient merchandising cost of sales increased $197.8 million to $507.2 million in 2001, compared to $309.4 million in 2000. The increase was driven primarily by the addition of the Farmland Industries ingredient merchandising results. The acquisition of Purina Mills added $162.7 million in cost of sales for 2001. The consolidation of Nutra-Blend added another $32.0 million in incremental cost of sales. Sales growth of $22.6 million at milk replacer subsidiaries resulted in additional cost of sales of $21.9 million. The need to outsource certain milk replacer production in early 2001 due to an unexpected increased demand resulted in higher than normal cost of sales as a percentage of net sales (96.9%).

      An unrealized hedging loss in 2001 related to corn and soybean meal futures contracts increased cost of sales by $3.7 million. Additionally, costs increased more than sales growth due to higher energy costs and plant employee costs, which resulted in $4.0 million of additional cost.

      Cost of sales as a percent of sales increased 1.1 percentage points, from 89.9% in 2000 to 91.0% in 2001. The increase was primarily due to the full-year effect the Farmland Industries Feed Business brought to Land O’Lakes Farmland Feed. Farmland Industries Feed Business traditionally sold a higher percentage of lower-margin commercial feed as compared to Land O’Lakes Feed Division. This commercial feed business generates an IOIC of $8 to $20 per ton compared to $40 to $65 per ton for lifestyle feed and even higher margins for products such as milk replacers. Partially offsetting these lower-margin Farmland Industries products were certain Purina Mills product lines, which carry a comparatively higher IOIC than traditional product lines. IOIC as a percent of cost of sales decreased from 19.6% in 2000 to 18.9% in 2001 due to the change in product mix mentioned above.

Selling and Administration Expense

      Selling and administration expense in 2001 increased $43.6 million, or 52.2%, to $127.2 million, compared to $83.6 million in 2000. Selling and administration expense as a percent of sales declined 0.8 percentage points from 7.7% in 2000 to 6.9% in 2001, and also declined as a percent of IOIC from 43.3% in 2000 to 40.3% in 2001. This decrease was due primarily to cost-saving initiatives instituted as a result of the joint venture with Farmland Industries. Such initiatives included the consolidation of certain administrative functions, such as accounting, procurement, and pricing and formulation, as well as the elimination of some selling expenses due to overlapping sales territories. In 2001, the reserve established for the guarantee of certain producer loans, which is included in our allowance for doubtful accounts, was decreased by $1.3 million, due to minimal historical write-offs. Management continually reviews its credit risk exposure related to producer loans and receivables to determine the adequacy of its reserves.

Restructuring and Impairment Charges

      In 2001, Land O’Lakes Farmland Feed reversed $5.7 million of a prior-year restructuring charge primarily due to a change in business strategy following the Purina Mills acquisition, which resulted in the decision to continue to operate certain plants that were held for sale at December 31, 2000. In 2000, Land O’Lakes Farmland Feed recorded restructuring charges of $9.7 million as a result of initiatives to consolidate facilities and reduce personnel. Of the $9.7 million, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write down assets held for sale to their estimated fair value and $1.7 million for demolition expense and incidental exit costs. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees. Of the $9.7 million recorded in 2000, $5.7 was reversed, as discussed above, $3.8 was utilized as the expenses were incurred in 2001, and $0.2 million remains to be utilized in 2002. No impairment charges were incurred.

Interest Expense

      Interest expense in 2001 was $6.1 million compared to $2.5 million in 2000. Since the formation of Land O’Lakes Farmland Feed, interest is charged based on actual borrowings. Prior to the formation, interest was allocated to the Land O’Lakes Feed Division, based on invested capital and equity balance. For the period in 2000 prior to the formation of Land O’Lakes Farmland Feed, an interest credit of $2.6 million was allocated to the Land O’Lakes Feed Division, because the Land O’Lakes Feed Division’s equity was greater than its invested capital.

Equity in Earnings of Affiliated Companies

      In 2001, equity in earnings of affiliated companies was $2.6 million compared to $1.7 million in 2000. The results included earnings from various unconsolidated feed joint ventures.

Minority Interest in Earnings of Subsidiaries

      In 2001, Land O’Lakes Farmland Feed recorded minority interest in earnings of majority-owned subsidiaries of $0.9 million compared to $0.4 million in 2000.

Income Taxes

      Upon the formation of Land O’Lakes Farmland Feed on October 1, 2000, provisions for income taxes were no longer recorded since the taxable operations pass directly to the joint venture owners. Income tax expense was $2.8 million in 2000. Prior to the formation, income taxes were allocated to Land O’Lakes Feed Division on the basis of its taxable income and included in the Land O’Lakes, Inc. tax return.

Net Earnings

      Net earnings increased $23.1 million to $39.1 million in 2001, compared to $16.0 million in 2000, primarily due to the change in restructuring charges and an improved selling and administration ratio.

Year Ended December 31, 2000 compared to Year Ended December 31, 1999

Net Sales

      Net sales in 2000 increased $192.8 million, or 21.4%, to $1,092.1 million, compared to net sales of $899.3 million in 1999, mainly as a result of the formation in October 2000 of Land O’Lakes Farmland Feed. The addition of Farmland Industries Feed Business accounted for $160.9 million of the increase in net sales. In 2000, Land O’Lakes Farmland Feed also realized strong volume increases of 48.2% in ingredient merchandising activities, accounting for increased sales of $103.1 million from $213.7 million in 1999 to $316.8 million in 2000. This increase was primarily related to the addition of Farmland Industries Feed Business and is included in the $160.9 million increase above. Additionally, in July 2000, Land O’Lakes Farmland Feed increased its ownership from 50% to 100% in Nutra-Blend; and as a result, Land O’Lakes Farmland Feed began consolidating their financial results. Nutra-Blend’s net sales for the five months after consolidation accounted for an increase in net sales of $36.9 million.

Cost of Sales

      Cost of sales in 2000 increased $179.4 million, or 22.4%, to $981.7 million, compared to $802.3 million in 1999. Cost of sales as a percent of sales increased 0.7 percentage points from 89.2% in 1999 to 89.9% in 2000, primarily due to the consolidation of Farmland Industries Feed Business for the final three months of 2000. Farmland Industries Feed Business traditionally sold a significant amount of lower-margin commercial feed compared to Land O’Lakes Feed Division, as discussed above. IOIC as a percent of cost of sales decreased from 20.3% in 1999 to 19.6% in 2000 due mainly to the change in product mix resulting from the Land O’Lakes Farmland Feed joint venture.

      The increase in cost of sales of $179.4 was due primarily to the consolidation of the Farmland Industries Feed Business ($149.3 million, including $100.3 million due to ingredient merchandising) and the consolidation of Nutra-Blend ($33.6 million).

Selling and Administration Expense

      Selling and administration expense in 2000 increased $13.7 million, or 19.4%, to $83.6 million, compared to $69.9 million in 1999. Selling and administration expense as a percent of sales declined 0.1 percentage points from 7.8% in 1999 to 7.7% in 2000, due primarily to higher information technology costs in 1999 to prepare for year 2000 conversion issues. Selling and administration expense as a percent of IOIC increased from 43.0% in 1999 to 43.3% in 2000, due to the addition of the Farmland Industries Feed Business which generated a lower IOIC than the Land O’Lakes Feed Division.

Restructuring and Impairment Charges

      In 2000, Land O’Lakes Farmland Feed recorded restructuring charges of $9.7 million as a result of initiatives to consolidate facilities and reduce personnel. Of the $9.7 million, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write down the assets held for sale to their estimated fair value and $1.7 million for demolition expense and incidental exit costs. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees. No restructuring charges were incurred in 1999. In addition, no impairment charges were incurred in 2000 and 1999.

Interest Expense

      Interest expense in 2000 was $2.5 million compared with $1.9 million in 1999. The $0.6 million or 31.6% increase primarily resulted from the change in the way interest was charged to Land O’Lakes Farmland Feed, by its parent, Land O’Lakes, Inc. Since the formation of Land O’Lakes Farmland Feed in October 2000, interest is charged based on actual borrowings. Prior to the formation, interest was allocated to the Land O’Lakes Feed Division based on invested capital and equity balance.

Equity in Earnings of Affiliated Companies

      In 2000, equity in earnings of affiliated companies was $1.7 million compared to equity in earnings of $1.0 million in 1999. The results included earnings from various unconsolidated feed joint ventures.

Minority Interest in Earnings of Subsidiaries

      In 2000, we recorded a minority interest in earnings of majority-owned subsidiaries of $0.4 million compared to earnings of $0.8 million in 1999.

Income Taxes

      Upon the formation of Land O’Lakes Farmland Feed on October 1, 2000, provisions for income taxes were no longer recorded since the taxable operations pass directly to the joint venture owners. Income tax expense was $2.8 million and $3.0 million in 2000 and 1999, respectively. Prior to the formation, income taxes were allocated to the Land O’Lakes Feed Division on the basis of taxable income and included in the Land O’Lakes, Inc. tax return.

Net Earnings

      Net earnings decreased $9.2 million to $13.2 million in 2000, compared to $22.4 million in 1999, mainly due to reduced margins as a result of the addition of the Farmland Industries Feed Business.

Liquidity and Capital Resources

      Land O’Lakes Farmland Feed relies on cash from operations, borrowings from Land O’Lakes, and the sale of accounts receivable as the main sources of financing working capital requirements, additions to property, plant and equipment and acquisitions and joint ventures. Other sources of funding consist of leasing arrangements and the sale of non-strategic assets. There were no long-term debts at any of the balance sheet dates. Land O’Lakes Farmland Feed had a non-current note payable to Land O’Lakes which was $59.7 million at March 31, 2002 and December 31, 2001.

      Net cash provided by operating activities was $41.2 million in the first quarter of 2002 compared to net cash used of $21.0 million in the first quarter of 2001. For the quarter ended March 31, 2002, net cash from operating activities was $62.2 million more than in the same period of 2001. This increase was primarily due to an increase in net earnings, increased depreciation and amortization, and a decrease in working capital. Net cash provided by (used in) operating activities was $75.3 million, $(70.3) million, and $46.7 million for the years ended December 31, 2001, 2000, and 1999, respectively. For the year ended December 31, 2001, net cash from operating activities was $145.6 million more than in 2000. This increase was primarily due to an increase in net earnings and the change in current assets and liabilities, net of acquisitions, partially offset by the change in other liabilities. For the year ended December 31, 2000, net cash from operating activities was $117.0 million less than in 1999 due to a decrease in earnings, the change in current assets and liabilities, net of acquisitions, and the change in other assets, partially offset by the change in other liabilities.

      Net cash flows provided by investing activities was $2.7 million in the first quarter of 2002 compared to net cash used of $3.2 million in the same period of 2001. The increased cash provided was primarily the result of proceeds from the sales of property, plant and equipment. Net cash flows used in investing activities was $(16.7) million, $(34.9) million, and $(6.1) million for the years ended December 31, 2001, 2000, and 1999, respectively. The increase in the use of cash in 2000 compared with both 1999 and 2001 is due to an increase in property, plant, and equipment additions and acquisitions, net of cash acquired, in 2000.

      Net cash flows (used in) provided by financing activities was $(46.9) million for the three months ended March 31, 2002, compared to $24.2 million in the same period of 2001. Payments on notes payable to Land O’ Lakes in the first quarter of 2002 were $144.3 million, compared to $87.1 million in the first quarter of 2001. Borrowings from Land O’Lakes decreased from $111.3 million in the first quarter of 2001 to $98.3 million in 2002. Net cash flows (used in) provided by financing activities was $(55.6) million, $94.8 million, and $(44.2) million for the years ended December 31, 2001, 2000, and 1999, respectively. For each of the years, these cash flows resulted from cash provided by or paid to Land O’Lakes. Prior to the inception of Land O’Lakes Farmland Feed on October 1, 2000, Land O’Lakes recorded all cash flow between the Land O’Lakes Feed Division and Land O’Lakes in investments and advances. Upon the formation of Land O’Lakes Farmland Feed, a revolving credit facility was established between Land O’Lakes and Land O’Lakes Farmland Feed for the purpose of financing working capital at Land O’Lakes Farmland Feed. Borrowings under the revolving credit facility with Land O’Lakes bear interest at 260 basis points over LIBOR. The revolving credit facility with Land O’Lakes terminates on October 31, 2002, and is renewable annually. The balance on this facility was $59.7 million at March 31, 2002 and December 31, 2001.

Off-balance Sheet Arrangements

      Land O’Lakes, Inc. Land O’Lakes Farmland Feed LLC and Purina Mills, LLC entered into a revolving receivables securitization program with CoBank in December 2001 for up to $100 million in advances against eligible receivables. Under this program, these entities sell feed, seed and certain swine receivables to LOL Farmland Feed SPV, LLC, a limited purpose wholly-owned subsidiary of Land O’Lakes Farmland Feed. This subsidiary is a qualifying special purpose entity (QSPE) under applicable accounting rules. The QSPE was established for the limited purpose of purchasing and obtaining financing for these receivables. The transfers of the receivables to the QSPE are structured as sales and, in accordance with applicable accounting rules, these receivables are not reflected in the consolidated balance sheets of Land O’Lakes Farmland Feed LLC or Land O’Lakes, Inc. The QSPE purchases the receivables with a combination of cash initially received from CoBank, equal to the present value of eligible receivables times the agreed advance rate; and notes, equal to the unadvanced present value of the receivables. Land O’Lakes Farmland Feed and the other receivables sellers are subject to credit risk related to the repayment of the QSPE notes, which in turn is dependent upon the ultimate collection on the QSPE’s receivables pool. Accordingly, Land O’Lakes Farmland Feed has retained reserves for estimated losses. As of April 1, 2002, this facility was fully drawn. $75.8 million of the proceeds were used to repay a $75 million bridge facility with CoBank. The remaining $24.2 million in proceeds was used to pay down outstanding borrowings under our revolving credit facility.

      In addition, Land O’Lakes Farmland Feed leases various equipment and real properties under long-term operating leases. Total consolidated rental expense was $3.0 million in the three months ended March 31, 2002, $4.8 million in 2001, $2.1 million in 2000 and $2.0 million in 1999. Most of the leases require payment of operating expenses applicable to the leased assets. Land O’Lakes Farmland Feed expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.

Contractual Obligations and Commercial Commitments

      At March 31, 2002, Land O’Lakes Farmland Feed had certain contractual obligations that require the following payments:

Payments Due by Period (as of March 31, 2002)

Contractual Cash Obligations	Total	Less than 1 year	1-3 Years	4-5 Years	After 5 Years

	(in thousands)
Operating Leases	$11,355	$3,568	$5,384	$2,403	$—
Revolving Credit Facility with Land O’Lakes, Inc.	29,210	29,210	—	—	—

Total Contractual Obligations	$40,565	$32,778	$5,384	$2,403	$—

      Land O’Lakes Farmland Feed has certain commitments which may require the following payments to be made:

Amount of Contingent Obligations(1)

Expiration by Period (as of March 31, 2002)

	Total Amounts
Other Guarantees	Guaranteed	Less than 1 year	1-3 years	4-5 years	Over 5 years

	(in thousands)
Land O’Lakes Term Loan A(2)	$325,000	$33,783	$220,153	$71,064	$—
Land O’Lakes Term Loan B(2)	250,000	16,217	7,761	5,645	220,377
Land O’Lakes 8 3/4% Senior Notes due 2011	350,000	—	—	—	350,000
Producer Loans	19,821	6,793	3,280	3,786	5,962

Total Guarantees	$944,281	$56,793	$231,194	$80,495	$576,339

(1)	See “Off-balance Sheet Arrangements” for information concerning our receivables securitization.

(2)	These obligations are subject to mandatory prepayment in certain events.

      Land O’Lakes Farmland Feed expects that total capital expenditures will be approximately $40 million in 2002 and approximately $44 million in 2003. Of such amounts, Land O’Lakes Farmland Feed currently estimates that a minimum range of $16 million to $18 million of ongoing maintenance capital expenditures is required each year.

      Land O’Lakes Farmland Feed expects that funds from operations and available borrowings under its revolving credit line from Land O’Lakes, Inc. and receivables securitization facility will provide sufficient working capital to operate the business, to make expected capital expenditures and to meet foreseeable liquidity requirements.

Quantitative and Qualitative Disclosures about Market Risk

Commodity Risk

      In the ordinary course of business, Land O’Lakes Farmland Feed is subject to market risk resulting from changes in commodity prices associated with dairy and other agricultural markets. To manage the potential negative impact of price fluctuations, Land O’Lakes Farmland Feed engages in various hedging and other risk management activities.

      As part of the trading activity, Land O’Lakes Farmland Feed utilizes futures and option contracts offered through regulated commodity exchanges to reduce risk on the market value of the inventories and fixed or partially fixed purchase and sale contracts. Land O’Lakes Farmland Feed does not utilize hedging instruments for speculative purposes.

      Certain commodities cannot be hedged with futures or option contracts because such contracts are not offered for these commodities by regulated commodity exchanges. Inventories and purchase contracts for those commodities are hedged with forward sales contracts to the extent practical so as to arrive at a net commodity position within the formal position limits set and deemed prudent for each of those commodities. Commodities for which futures and options are available are also typically hedged first in this manner, with futures and options used to hedge within position limits that portion not covered by forward contracts.

      The notional or contractual amount of futures contracts provides an indication of the extent of our involvement in such instruments for the dates and the periods provided below, but does not represent exposure to market risk or future cash requirements under certain of these instruments. A summary of our futures contracts follows:

	At March 31,				At December 31,

	2002		2001		2001		2000

	Notional	Fair	Notional	Fair	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value	Amount	Value	Amount	Value

	(in thousands)
Commodity futures contracts
Commitments to purchase	$36,619	$1,788	$14,655	$(2,321)	$40,855	$(3,664)	$27,821	$1,934
Commitments to sell	(14,685)	385	(4,593)	(158)	(4,482)	(71)	(1,774)	(68)

Total outstanding derivatives	$21,934	$2,173	$10,062	$(2,479)	$36,373	$(3,735)	$26,047	$1,866

	Three Months Ended March 31,				Year Ended December 31,

	2002		2001		2001		2000

		Realized		Realized		Realized		Realized
	Notional	Gains	Notional	Gains	Notional	Gains	Notional	Gains
	Amount	(Losses)	Amount	(Losses)	Amount	(Losses)	Amount	(Losses)

	(in thousands)
Commodity futures contracts
Total volume of exchange traded contracts:
Commitments to purchase	$69,518	$—	$18,467	$—	$167,932	$—	$105,091	$—
Commitments to sell	$(68,112)	$(1,889)	$(17,306)	$(175)	$(175,464)	$(2,705)	$(97,713)	$1,734

Interest Rate Risk

      Land O’Lakes Farmland Feed is exposed to changes in interest rates. Interest rate changes generally impact the amount of interest payments and, therefore, future earnings and cash flows, assuming other factors are held constant. Holding other variables constant, including levels of indebtedness, a one-percentage point increase in interest rates would have an estimated negative impact on pretax earnings and cash flows for the next year of approximately $0.8 million.

Inflation Risk

      Inflation is not expected to have a significant impact on the business, financial condition or results of operations. Land O’Lakes Farmland Feed generally has been able to offset the impact of inflation through a combination of productivity improvements and price increases.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Major provisions of these statements are as follows: all business combinations must now use the purchase method of accounting, the pooling of interests method of accounting is now prohibited; intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as a part of a related contract, asset or liability; goodwill and intangible assets with indefinite lives are not amortized, but tested for impairment annually, except in certain circumstances, and whenever there is an impairment indicator; all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting. Land O’Lakes Farmland Feed has adopted the provisions of SFAS 141 and certain provisions of SFAS 142 as of July 1, 2001, and the remaining provisions of SFAS 142 as of January 1, 2002. As required by SFAS 142, Land O’Lakes Farmland Feed will perform step one of the impairment testing of goodwill for the balances as of January 1, 2002 by June 30, 2002. Land O’Lakes Farmland Feed will perform impairment tests annually and whenever events or circumstances occur indicating that goodwill or other intangible assets might be impaired. As of January 1, 2002, we are no longer amortizing goodwill except for goodwill related to the acquisition of cooperatives and the formation of joint ventures. The following table presents a reconciliation of net earnings adjusted for the exclusion of amortization of goodwill no longer required to be amortized.

	Three Months Ended
	March 31,

	2002	2001

Net earnings	$14,621	$4,010
Add back: Goodwill amortization	—	176

Adjusted net earnings	$14,621	$4,186

BUSINESS

Overview

      We produce dairy products, animal feed and crop seed in the United States. We market our dairy products under the LAND O LAKES, Alpine Lace, Lake to Lake and New Yorker brands and the Indian Maiden logo. We market our animal feed, other than dog and cat food, under the Purina and Chow brands and the “Checkerboard” Nine-Square Logo. We also market our animal feed products under the Land O’Lakes Farmland Feed label. Our crop seed products are sold under the CROPLAN GENETICS brand. In addition to these three segments, we also have swine and agronomy segments and various unconsolidated joint ventures and investments.

Business Segments

Dairy Foods

      Overview. We produce, market and sell butter, spreads, cheese and other related dairy products. We sell our products under our national brand names, including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under our regional brands such as New Yorker and Lake to Lake. Our network of 14 dairy manufacturing facilities is geographically diverse and allows us to support our customers on a national scale. Our customer base includes major national supermarket and supercenter chains, industrial customers, including, major food processors and foodservice customers including, restaurants, schools, hotels and airlines.

      Products. We manufacture over 300 dairy-based food products. Our principal dairy products and activities include:

Butter. We produce and market branded butter under our proprietary LAND O LAKES brand name for retail and foodservice customers. In addition, we produce nonbranded butter for our private label and industrial customers. Our butter products include salted butter, unsalted butter, light butter, whipped butter, flavored butter and our newest product, ultra creamy butter.

Spreads. We produce and market a variety of spreads, including margarine, nonbutter spreads and butter blends. These products are primarily marketed under the LAND O LAKES brand and are sold to our retail, foodservice and industrial customers.

Cheese. We produce and sell cheese for retail sale in deli and dairy cases, to foodservice businesses and to industrial customers. Our deli cheese products are marketed under the LAND O LAKES, Alpine Lace and New Yorker brand names. Our dairy case cheese products are sold under the LAND O LAKES and Lake to Lake brand names. We also sell cheese products to private label customers. We offer a broad selection of cheese products including, cheddar, monterey jack, mozzarella, American and other processed cheeses.

Other. We manufacture nonfat dry milk and whey for sale to our industrial customers. We produce nonfat dry milk by drying the nonfat milk byproduct of our butter manufacturing process. It is used in processed foods, such as instant chocolate milk. Whey is a valued protein-rich byproduct of the cheesemaking process which is used in processed foods, sports drinks and other nutritional supplements.

Raw Milk Wholesaling. We purchase raw milk from our members and sell it directly to other dairy manufacturers, particularly fluid milk processors. We generate substantial revenues but negligible margins on these sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Wholesaling and Brokerage Activities.”

      Sales, Marketing and Advertising. In order to meet the needs of our retail, foodservice and industrial customers we have sales efforts designed to service each of these customer bases. Our retail customers are serviced through direct sales employees and independent national food brokers. Our retail sales force consists of 55 employees that service our larger retail customers, such as supermarket and supercenter chains, and manage our national food broker relationships. We have long-standing relationships with two national food brokers in the United States, Advantage Sales and Marketing of Irvine, California and Acosta Sales Co., Inc. of Jacksonville, Florida.

      We market our products to our industrial customers through a combination of six dedicated salespeople and the efforts of the managers at our 14 manufacturing facilities. Our industrial customers generally maintain a direct relationship with our facility managers in order to coordinate delivery and ensure that our products meet their specifications.

      Our foodservice products are primarily sold through independent regional food brokers and food distributors. In addition, we employ 43 salespeople who are responsible for maintaining these regional food broker relationships and marketing to our large foodservice customers directly.

      Distribution. We contract with third-party trucking companies to distribute our dairy products throughout the United States in refrigerated trucks. Our dairy products are shipped to our customers either directly from the manufacturing facilities or from one of our five regional distribution centers located in New Jersey, Georgia, Illinois, California and Ohio. As most of our dairy products are perishable, our distribution facilities are designed to provide necessary temperature controls in order to ensure the quality and freshness of our products. The combination of our strategically located manufacturing and distribution facilities and our logistics capabilities enables us to provide our customers with an efficient distribution system.

      Production. We produce our dairy products at 14 manufacturing facilities strategically located throughout the United States. We also have contractual arrangements whereby we engage other dairy processors to produce some of our products. We believe the geographic distribution of our plants allows us to service our customers in a timely and efficient manner. In 2001, we processed approximately 10.4 billion pounds of milk, primarily into butter and cheese. Butter is produced by separating the cream from milk, pasteurizing it and churning the cream until it hardens into butter. Butter production levels fluctuate due to the seasonal availability of milk and butterfat. The cheese manufacturing process involves adding a culture and a coagulant to milk. Over a period of hours, the milk mixture hardens to form cheese. At that point, whey is removed and separately processed. Finally, the cheese is salted, shaped and aged. Our cheese facilities generally run at high capacity utilization levels throughout the year. Our dairy foods segment also has insignificant foreign operations in Paslek, Poland.

      Supply and Raw Materials. Our principal raw material for production of dairy products is milk. During 2001, we sourced approximately 89.5% of our raw milk from our members. We enter into milk supply agreements with all of our dairy members to ensure our milk supply. These contracts typically provide that we will pay the producer for milk in the month following its delivery, at a price determined by us, which typically includes a premium over Federal market order prices. These contracts provide that we will purchase all of the milk produced by our members for a fixed period of time, generally one year. As a result, we often purchase more milk from our members than we require for our production operations. There are three principal reasons for doing this: first, we need to sell a certain percentage (which is not less than 10% of the amount procured and depends on which Federal market order the milk is subject to) of our raw milk to fluid dairy processors in order to participate in the Federal market order system, which enables us to have lower input cost of milk; second, it decreases our need to purchase additional supply during periods of low milk production in the United States (typically August, September and October); and third, it ensures that our members have a market for the milk they produce during periods of high milk production. We enter into fixed-price forward sales contracts with some of our large industrial cheese customers representing 10-15% of our processed milk volume. We simultaneously enter into milk supply agreements with a fixed price in order to ensure our margins on these contracts. We also purchase cream, bulk cheese and bulk butter as raw materials for production of our dairy products. We typically purchase cream pursuant to annual agreements with fluid processors to purchase all of their cream production. We typically purchase bulk cheese and butter pursuant to annual contracts. These cheese and butter contracts provide for annual targets and delivery schedules and are based on market prices. In isolated instances, we purchase these commodities on the open market at current market prices. We refer to this type of transaction as a spot market purchase.

      Customers. We sell our dairy products directly and indirectly to over 500 customers. Our products are sold in over 5,000 retail locations, including supermarkets and supercenters, convenience stores, warehouse club stores and military commissaries. Our retail customers include supermarket and supercenter chains. In addition, we sell our products through food brokers and distributors to foodservice providers such as restaurant chains, schools, hotels and airlines.

      Research and Development. We seek to offer our customers product innovations designed to meet their needs. In addition, we work on product and packaging innovations to increase overall demand for our products and improve product convenience. In 2001, we spent $10.1 million on dairy research and development, and we employed approximately 71 individuals in research capacities at our dedicated dairy foods research facility.

      Competition. The bulk of the dairy industry consists of national and regional competitors. Our branded cheese products compete with products from national competitors such as Kraft, Borden and Sargento as well as several regional competitors. For butter, our competition comes primarily from regional brands, such as Challenge, Borden and Breakstone. Because our retail customers are consolidating we face increased competitive pressures. We rely on our brands to differentiate our products from our competition. We believe our branded products compete on the basis of brand name recognition, product quality and reputation and customer support. Products in the private label and industrial markets compete primarily based on price. We believe our product quality and consistency of supply distinguishes our products in these markets.

Animal Feed

      Overview. Through Land O’Lakes Farmland Feed, we produce animal feed for both the commercial and lifestyle sectors of the animal feed market in the United States. Our commercial feed products are used by farmers and specialized livestock producers who derive income from the sale of milk, eggs, poultry and livestock. Our lifestyle feed products are used by customers who own animals principally for non-commercial purposes. Margins on our lifestyle feed products are significantly higher than those on our commercial feed products. We market our animal feed, other than dog and cat food, under the Purina, Chow and the “Checkerboard” Nine Square brands. We also market our animal feed products under the Land O’Lakes Farmland Feed label. As of December 31, 2001, we operated a geographically diverse network of 100 feed mills, which permits us to distribute our animal feed nationally through approximately 1,400 of our local member cooperatives, approximately 4,000 independent dealers operating under the Purina brand name and directly to customers. We believe we are a leader among feed companies in animal feed research and development with a focus on enhancing animal performance and longevity. For example, we developed and introduced milk replacer for young animals, and our patented product formulations and processes make us the only supplier of certain unique milk replacer products. These products allow dairy cows to return to production sooner after birthing and increase the annual production capacity of sows. We expect the addition of Purina Mills to our feed operations to generate significant cost savings as we eliminate redundant facilities, reduce overhead costs, increase capacity utilization, increase our purchasing economies and improve our logistics and transportation system. Other than certain insignificant foreign investments and sales, we operate our feed business entirely through our Land O’Lakes Farmland Feed joint venture.

      Products. We sell proprietary formulas of commercial and lifestyle animal feed. We also produce commercial animal feed to meet our customers’ specifications. We sell feed for a wide variety of animals, such as dairy cattle, beef cattle, swine, poultry, horses and other specialty animals such as laboratory and zoo animals. Our principal feed products and activities include:

Complete Feed. These products provide a balanced mixture of grains, proteins, nutrients and vitamins which meet the entire nutritional requirement of an animal. They are sold as ground meal, in pellets or in extruded pieces. Sales of complete feeds typically represent the majority of net sales. We generally sell our lifestyle animal feed as complete feed. We market our lifestyle animal feed through the use of our strong trademarks, namely, Purina, Chow and the “Checkerboard” Nine Square Logo.

Supplements. These products provide a substantial part of a complete ration for an animal, and typically are distinguished from complete feed products by their lack of the bulk grain portion of the feed. Commercial livestock producers typically mix our supplements with their own grain to provide complete animal nutrition.

Premixes. These products are concentrated additives for use in combination with bulk grain and a protein source, such as soybean meal. Premixes consist of a combination of vitamins and minerals that are sold to commercial animal producers and to other feed mill operators for mixing with bulk grains and proteins.

Milk Replacers. Milk replacer, a product we invented, are sold to commercial livestock producers to meet the nutritional requirements of their young animals, while increasing their overall production capability by returning the parent animal to production faster. We market these products primarily under our Maxi Care and Amplifier Max brand names. We have patents that cover certain aspects of our milk replacer products and processes. Our two principal milk replacer patents expire in April 2015 and April 2020.

Ingredient Merchandising. In addition to selling our own products, we buy and sell or broker for a fee soybean meal and other feed ingredients. We market these ingredients to our local member cooperatives and to other feed manufacturers which use them to produce their own feed. Although this activity generates substantial revenues, it is a very low-margin business. We are generally able to obtain feed inputs at a lower cost as a result of our ingredient merchandising business because of lower per unit shipping costs associated with larger purchases and volume discounts.

      Sales, Marketing and Advertising. We employ approximately 450 direct salespeople in regional territories. In our commercial feed business, we also provide our customers with information and technical assistance through trained animal nutritionists. We also provide information resources and technical assistance to these nutritionists. Our advertising and promotional expenditures are focused on higher margin products, specifically our lifestyle animal feed and milk replacers. We advertise in recreational magazines to promote our lifestyle animal feed products. To promote our horse feed products, we have dedicated promoters who travel to rodeos and other horse related events. We promote our milk replacers with print advertising in trade magazines. On a pro forma basis, we spent $14.9 million on advertising and promotion for the year ended December 31, 2001.

      Distribution. We distribute our animal feed nationally primarily through our network of approximately 1,400 local member cooperatives and approximately 4,000 Purina-branded dealers or directly to customers. We deliver our products primarily by truck using our own fleet, as well as independent carriers. Deliveries are made directly from our feed mills to delivery locations within each feed mill’s geographic area.

      Production. The basic feed manufacturing process consists of grinding various grains and protein sources into meal and then mixing these materials with certain nutritional additives, such as vitamins and minerals. The resulting products are sold in a variety of forms, including meal, pellets, blocks and liquids. Our products are formulated based upon proprietary research pertaining to nutrient content. As of December 31, 2001, we operated 100 feed mills across the United States. We plan to reduce the number of feed mills we operate by taking advantage of the overlap between our existing facilities and those of Purina Mills in certain local markets. Consistent with current industry capacity utilization, our facilities operate below their capacity. With the reduction of redundant facilities and conversion of certain facilities to a single product, we expect to increase our capacity utilization. Our animal feed segment operates or has investments in insignificant foreign operations in Canada, Mexico, Poland, Taiwan, the Philippines and the United Kingdom.

      Supply and Raw Materials. We purchase the bulk components of our products from various suppliers and in the open ingredient markets. These bulk components include corn, soybean meal and grain byproducts. In order to reduce transportation costs, we arrange for delivery of these products to occur at our feed mill operations throughout the United States. We purchase vitamins and minerals from multiple vendors, including vitamin, pharmaceutical and chemical companies.

      Customers. Our customers range from large commercial corporations to individuals. We also sell our animal feed products to local cooperatives. These local cooperatives either use these products in their own feed manufacturing operations or resell them to their customers. Our customers purchase our animal feed products for a variety of reasons, including our ability to provide products that fulfill some or all of their animals’

nutritional needs, our knowledge of animal nutrition, our ability to maintain quality control and our available capacity.

      Research and Development. Our animal feed research and development focuses on enhancing animal performance and longevity. We also dedicated significant resources to developing proprietary formulas that allow us to offer our commercial customers alternative feed formulations using lower cost ingredients. We employ 97 people in various animal feed research and development functions at our three research and development facilities. In 2001, on a pro forma basis, we spent $12.1 million on research and development.

      Competition. The animal feed industry is highly fragmented. Our competitors consist of many small local manufacturers, several regional manufacturers and a limited number of national manufacturers. The available market for commercial feed may become smaller and competition may increase as meat processors become larger and integrate their business by acquiring their own feed production facilities. In addition, purchasers of commercial feed tend to select products based on price rather than manufacturer and some of our feed products are purchased from third parties with minimal further processing by us. As a result of these factors, the barriers to entry in the feed industry are low. The market for lifestyle feed is also consolidating. We believe we distinguish ourselves from our competitors through our high-performance, value-added products, which we research, develop and distribute on a national basis. We believe our brands, Purina, Chow and the “Checkerboard” Nine Square Logo, provide us with a competitive advantage, as they are well-recognized, national brands for lifestyle animal feed. We also compete on the basis of service by providing training programs, using animal nutritionists with advanced technical qualifications to consult with local member cooperatives, independent dealers and livestock producers and by developing and manufacturing customized products to meet their needs.

      Governance. We operate our domestic feed business through our Land O’Lakes Farmland Feed joint venture. Prior to the Purina Mills acquisition, we owned 73.7% of the joint venture. After the Purina Mills acquisition, we contributed all of the equity interest in Purina Mills to Land O’Lakes Farmland Feed. As a result, our ownership of Land O’Lakes Farmland Feed increased to 92.0%. We manage Land O’Lakes Farmland Feed’s day-to-day operations, and it is governed by a five member board of managers. We have the right to appoint three members to the board and Farmland Industries has the right to appoint two members to the board. According to the terms of the Land O’Lakes Farmland Feed operating agreement, actions of the board of managers require a majority vote. Certain items require unanimous approval of the board of managers, including (1) materially changing the scope of the business of the joint venture; (2) electing to dissolve the joint venture; (3) selling all or substantially all of its assets or significant assets; (4) requiring additional capital contributions; (5) authorizing cash distributions of earnings; (6) changing income tax elections or changing accounting practices to the extent they have a material impact on Farmland Industries; (7) reducing the number of meetings of the members committee to less than four per calendar year; (8) amending the management services agreement with Land O’Lakes; and (9) adopting annual budgets and business plans or any material amendments thereto.

      Pursuant to the Land O’Lakes Farmland Feed operating agreement, we have a one-time option to purchase Farmland Industries’ interest in the joint venture at a price to be determined by negotiation or appraisal. The option period runs from September 1, 2003, to September 1, 2005. Farmland Industries may reject our request to exercise our option; however, if Farmland Industries rejects our request, the voting rights on the board will be allocated based upon Land O’Lakes’ and Farmland Industries’ financial interests in Land O’Lakes Farmland Feed, and the number of actions requiring unanimous consent of the board will be limited to items (2), (4), (5), (6) and (8) above as well as any action that affects one member or the other or any distribution which is not proportionate to a member’s ownership interest.

Crop Seed

      Overview. We sell seed for a variety of crops, including alfalfa, soybeans, corn and forage and turf grasses, under our CROPLAN GENETICS brand. We also distribute certain crop seed products under third-party brands and under private labels. Alfalfa is commonly grown for use in dairy and beef cattle nutrition. We distribute our seed products through our network of local member cooperatives, to other seed companies, to retail distribution outlets and under private labels. We have strategic relationships with Syngenta and Monsanto, two crop seed producers in the United States, to which we provide distribution and research and development services.

      Products. We develop, produce and distribute seed products including seed for alfalfa, soybeans, corn and forage and turf grasses. We also market and distribute seed products produced by other crop seed companies, including seed for corn, soybeans, sunflowers, canola, sorghum and sugarbeets. Seed products are often genetically engineered through selective breeding or gene splicing to produce crops with specific traits. These traits include resistance to herbicides and pesticides and enhanced tolerance to adverse environmental conditions. As a result of our relationships with certain life science companies, we believe we have access to one of the most diverse genetic databases of any seed company in the industry. We also license some of our proprietary alfalfa seed traits to other seed companies for use in their seed products.

      Sales, Marketing and Advertising. We have a sales force of approximately 130 employees who promote the sale of our seed products throughout the country, particularly in the Midwest. Our sales and marketing strategy is built upon the relationships we have established with our local member cooperatives and our ability to purchase and distribute quality seed products at a low cost due to our size and scale. We market our crop seed products under our brand name CROPLAN GENETICS. We also distribute certain crop seed products under third-party brands and under private label. We engage in a limited amount of advertising, primarily utilizing marketing brochures and field signs. We are a leader in online customer communications and order processing. We also participate in the Total Farm Solutions program with our affiliate Agriliance. Through this program, trained agronomists are placed at local cooperatives to provide advisory services regarding crop seed and agronomy products. In 2001, we spent approximately $1.1 million in connection with the Total Farm Solutions program. We do have any long-term commitments associated with this program.

      Distribution. We distribute our seed products through our network of local member cooperatives, to other seed companies and to retail distribution outlets. We have relationships with Syngenta and Monsanto, two crop seed producers in the United States, to which we provide distribution and research and development services. We also sell our proprietary products under private labels to other seed companies for sale through their distribution channels. Additionally, several of our product lines (particularly turf grasses) are sold to farm supply retailers and home and garden centers. We use third-party trucking companies for the nationwide distribution of our seed products.

      Supply and Production. Our alfalfa, soybeans, corn and forage and turf grass seed are produced to our specifications and under our supervision on farms owned by us and geographically diverse third-party producers. We maintain a significant inventory of corn and alfalfa seed products in order to mitigate negative effects caused by weather or pests. Our alfalfa and corn seed products can be stored for up to four years after harvesting. Our crop seed segment has foreign operations in Argentina, Brazil, Canada and Hungary.

      Customers. We sell our seed products to over 7,000 customers, none of which represented more than 3% of our crop seed net sales in 2001. Our customers consist primarily of our local member cooperatives and other seed companies across the United States and internationally. Our customer base also includes retail distribution outlets.

      Research and Development. We focus our research efforts on crop seed products for which we have a significant market position, particularly alfalfa seed. We also work with other seed companies to jointly develop beneficial crop seed traits. In 2001, we spent $4.0 million on crop seed research and development. As of December 31, 2001, we employed 18 individuals in research and development capacities and had four research and development facilities.

      Competition. Our competitors include Pioneer Hi-Bred International, Monsanto, Syngenta and The Dow Chemical Company as well as many small niche seed companies. We differentiate our seed business by supplying a branded, technologically advanced, high quality product, and by providing farmers with access to agronomists through our joint Total Farm Solutions program with Agriliance. These services are increasingly important as the seed industry becomes more dependent upon biotechnology and crop production becomes more sophisticated. Due to the added cost involved, our competitors, with the exception of Pioneer, generally do not provide such services. We can provide these services at a relatively low cost because we often share the costs of an agronomist with Agriliance or with a local cooperative.

Swine

      We market both young weanling and feeder pigs (approximately 11 and 45 pounds respectively) and mature market hogs (approximately 260 pounds) under five primary programs: swine aligned, farrow-to-finish, pass-through, cost-plus and market risk sharing. Under the swine aligned program, we own sows and raise feeder pigs for sale to our local member cooperatives. We raise market hogs for sale to pork processors under our farrow-to-finish program. Under the pass-through program, we enter into commitments to purchase weanling and feeder pigs from producers and generally have commitments to immediately resell the animals to swine producers. Both the cost-plus and the market risk sharing programs provide minimum price floors to producers for market hogs. The price floor in our cost-plus program is fixed while the price floor in our market risk sharing program floats with the market price of hogs and the cost of swine feed.

      We experienced pro forma losses in our swine business of $42.0 million in 1999, primarily as a result of our cost-plus and market sharing risk contracts which were highly sensitive to the drastic declines in market hog prices. Following 1999, our cost-plus contracts were renegotiated to provide for lower floor prices. The majority of our pass-through and market risk sharing contracts have either been renegotiated or were canceled in Purina Mills’ bankruptcy. Our remaining cost-plus and market risk sharing contracts all expire no later than 2005. We are not entering into new cost-plus or market risk sharing contracts.

      We own approximately 61,000 sows producing approximately 720,000 feeder pigs and 370,000 market hogs annually at seven facilities we own or lease and at facilities owned by approximately 143 contract producers. The dramatic volatility in the live hog markets in 1998 and 1999, where live hog prices reached lows of $8 per hundredweight compared to their 40 year average of $38 per hundredweight, resulted in our swine operations generating losses primarily in connection with our cost-plus, market risk sharing and pass-through programs.

Agronomy

      Our agronomy segment consists primarily of joint ventures and investments that are not consolidated in our financial results. The two most significant of these are Agriliance and CF Industries. As a result, our agronomy segment has no net sales, but we allocate overhead to selling and administration and may recognize patronage as a reduction in cost of sales. For a discussion of our agronomy accounting and results see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Land O’Lakes.”

Other

      We also operate various other wholly-owned businesses such as LOL Finance Co., which provides financing to farmers and livestock producers.

Joint Ventures and Investments

      Other than Cheese & Protein International, which is a consolidated unrestricted subsidiary, the joint ventures and investments described below are unconsolidated.

      Agriliance LLC. Agriliance, a 50/50 joint venture with United Country Brands was formed for the purpose of distributing and manufacturing agronomy products. Prior to the contribution of our agronomy assets to Agriliance, the financial results of these assets were consolidated for financial reporting purposes.

      Products. Agriliance markets and sells two primary product lines: crop nutrients (including fertilizers and micronutrients) and crop protection products (including herbicides, pesticides, fungicides and adjuvants). For Agriliance’s fiscal year ended August 31, 2001, approximately 87% of these products were manufactured by third-party suppliers and marketed under the suppliers’ brand names. The remaining 13% was either manufactured by Agriliance or by a third-party supplier and marketed under the brand names Agrisolutions (for herbicides, pesticides and related products) and Origin (for micronutrients).

      Sales and Marketing. Agriliance has an internal sales force of approximately 100 employees. Agriliance’s sales and marketing efforts serve the entire United States and focus on the area from the Midwest to the eastern Corn Belt. Agriliance’s strategy is built upon strong relationships with local cooperatives and Agriliance’s ability to purchase and distribute quality agronomy products at a low cost due to its size and scale. Agriliance engages in a limited amount of advertising in trade journals and produces marketing brochures and advertisements utilized by local cooperatives. In addition, Agriliance assists local member cooperatives and independent farmers by identifying, recruiting and training agronomists who provide advice relating to agronomy products. In the Midwest, Agriliance has started implementing the Total Farm Solutions program, an effort to utilize the expertise of the agronomists to bundle Agriliance products with our seed products.

      Production, Source of Supply and Raw Materials. Agriliance operates primarily as a wholesale distributor of products purchased from other manufacturers. Agriliance’s primary suppliers of crop protection products are Syngenta, Monsanto, BASF, Dow Chemical, DuPont and Aventis. Agriliance enters into annual distribution agreements with these manufacturers. However, Agriliance manufactures approximately 10% of its proprietary crop protection products. Agriliance’s production facilities are located in Iowa, Arkansas, Missouri and Minnesota. Agriliance procures approximately 80% of its fertilizer needs from CF Industries, of which we are a member, and Farmland Industries. Farmland Industries initiated Chapter 11 bankruptcy proceedings on May 31, 2002. As of June 4, 2002, Farmland Industries was continuing to produce fertilizer and was meeting its delivery obligations. Agriliance has other sources of supply that it could use to fill its anticipated fertilizer needs in the event Farmland Industries fails to meet its delivery obligations to Agriliance. Agriliance currently sources their remaining fertilizer supply needs from a variety of suppliers including PCS, IMC, Terra Nitrogen, Mississippi Chemical and Agrium. Agriliance also produces micronutrient products. In 2001, approximately 58% of Agriliance’s agronomy products were sourced from three suppliers.

      Customers and Distribution. Agriliance’s customer base consists primarily of farmers, many of whom are members of our cooperative. Agriliance distributes its products through our local member cooperatives and also through retail agronomy centers owned by Agriliance. Agriliance stores inventory at a number of strategically positioned locations, including leased warehouses and storage space at local cooperatives. Agriliance serves most of the key agricultural areas of the United States, with its customers and distribution concentrated in the Midwest.

      Competition. Agriliance’s primary competitors are national crop nutrient distributors, such as Cargill, IMC, PCS, Agrium and Royster Clark, national crop protection product distributors, such as UAP, Helena and Wilbur-Ellis, as well as smaller regional brokers and distributors. This wholesale agronomy industry is consolidating as distributors attempt to expand their distribution capabilities and efficiencies. Wholesale agronomy customers tend to purchase products based upon a distributor’s ability to provide ready access to product at critical times prior to and during the growing season. In addition, certain customers purchase on the basis of price. We believe Agriliance distinguishes itself from its competitors as a result of its distribution network, which enables it to efficiently distribute product to customers. In addition, Agriliance provides access to trained agronomists who give advice to farmers on both agronomy and crop seed products to optimize their crop production.

      Governance. Agriliance is managed by a four member board of managers. We and United Country Brands each have the right to appoint two of the managers. Certain actions require the unanimous approval of the board, including (1) adopting or amending the annual business plan; (2) distributing products produced by Agriliance to anyone other than the members or patrons of Agriliance’s members; (3) approving capital expenditures related to the expansion of Agriliance’s production capabilities, purchasing additional inventory or changing the types of products produced by Agriliance; (4) incurring indebtedness other than in the ordinary course of business; (5) appointing, replacing, or discharging an executive officer; (6) making distributions to members; and (7) changing income tax or special accounting elections. Pursuant to the terms of Agriliance’s operating agreement, Land O’Lakes, CHS Cooperatives and Farmland Industries have all agreed to refrain from directly or indirectly engaging in the wholesale marketing of fertilizer and agricultural chemicals in North America, except through Agriliance, for so long as they, or an entity in which they are a material owner, remain a member of Agriliance, and for a period of four years following termination of their membership.

      MoArk LLC. In January 2000, we formed MoArk LLC, a joint venture of which we own 50%, with Osborne Investments, LLC, to produce and market eggs and egg products. We have the right to purchase from Osborne (and Osborne has the right to cause us to buy from them) their interest in MoArk for a minimum purchase price of $55.0 million (adjusted for tax benefits received by Osborne and purchase price already paid) or a greater amount based upon MoArk’s performance over time. These rights are exercisable in January 2007. In addition, Osborne has the right to cause us to buy 15% of their interest in MoArk (7.5% of MoArk) in January 2003 for $9.0 million (adjusted for tax benefits received by Osborne) if MoArk has achieved revenues in excess of $300.0 million annually. Although Osborne has a 50% interest in MoArk, we are allocated 100% of the income or loss of MoArk (other than on capital transactions involving realized gain or loss on intangible assets, which are allocated 50/50).

      Products. MoArk produces and markets shell eggs and egg products that are sold at retail and wholesale for consumer and industrial use throughout the United States. As of December 31, 2001, MoArk marketed and processed eggs from approximately 26 million layers (hens) which produced approximately 520 million dozen eggs annually. Approximately 50% of the eggs and egg products marketed are produced by layers owned by MoArk. The remaining 50% are purchased on the open market for commodities or from third-party producers. Shell eggs represent approximately 70% of eggs MoArk sells annually, and the balance are broken for use in egg products such as refrigerated liquid, frozen, dried and extended shelf life liquid. MoArk recently launched a high quality, all natural shell egg product marketed under the LAND O LAKES brand name in a Northeast market. Through MoArk’s acquisition of Cutler Egg Products in April 2001, MoArk acquired a patented process that extends the shelf life of a refrigerated liquid egg product utilizing an ultra-pasteurization process. In 2001, shell eggs represented 80% of MoArk’s total net sales, while egg products represented 20% of net sales.

      Customers and Distribution. MoArk has approximately 950 retail grocery, industrial, foodservice and institutional customers. While supply contracts exist with a number of the larger retail organizations, the terms are typically market based, annual contracts and allow early cancellation by either party. MoArk primarily delivers directly to its customer (store to door delivery). Alternatively, some customers pick up product at one of MoArk’s facilities.

      Sales and Marketing. MoArk’s internal sales force maintains direct relationships with customers. MoArk also uses food brokers to maintain select accounts and for niche and “spot” activity in situations where MoArk cannot effectively support the customer or needs to locate a customer or customers for excess products. With the exception of the advertising activity associated with the launch of the LAND O LAKES brand eggs, amounts spent for advertising are insignificant.

      Competition. MoArk competes with other egg processors, including Cal-Maine Foods, Rose Acre Farms, Inc. and Michael Foods. MoArk competes with these companies based upon its low cost production system, its high margin regional markets and its diversified product line.

      Governance. We are entitled to appoint three managers to the board of managers of MoArk, and Osborne has the right to appoint the remaining three managers until its governance interest has been transferred to us. According to the terms of MoArk’s operating agreement, two managers elected by us and two managers elected by Osborne constitute a quorum. Actions of the board of managers require a unanimous vote of a quorum of the board of managers. MoArk is required to maintain at all times a net worth in excess of $40.0 million. If MoArk’s net worth were to decline below $40.0 million, we would be required to contribute the necessary funds in order to maintain the $40.0 million net worth. As of December 31, 2001, MoArk’s net worth was approximately $102 million. In the event we decide to sell or transfer any or part of our economic and governance interest in MoArk, including our right to cause the transfer of the governance interest owned by Osborne, we must first offer to sell or transfer to Osborne all of the rights and interests to be sold or transferred at a similar price and under similar material terms and conditions.

      Cheese & Protein International LLC. Cheese & Protein International, a 70% owned consolidated joint venture with a subsidiary of Mitsui & Co. (USA), is constructing a plant in Tulare, California to produce mozzarella cheese and whey. In connection with the formation of the venture, we entered into a marketing agreement with Mitsui and Cheese & Protein International which gives us the right to distribute the products produced by the venture in the United States and gives Mitsui the right to distribute the same products outside the United States. The purchase price for all products is based upon the market prices for such product. We have also contracted with Cheese & Protein International to provide no less than 70% of their milk requirements at prices based upon market prices for milk. In addition, we have agreed to purchase no less than 70% of Cheese & Protein International’s estimated production of mozzarella cheese, based upon market prices. This venture is governed by a 10 member committee. We have the right to appoint seven members to the committee. The remaining three members are appointed by our joint venture partner.

      Advanced Food Products, LLC. We own a 35% interest in Advanced Food Products, a joint venture which manufactures and markets a variety of custom and noncustom aseptic products. Aseptic products are manufactured to have extended shelf life through specialized production and packaging processes, enabling food to be stored without refrigeration until opened. We formed Advanced Food Products in 2001, with a subsidiary of Bongrain, S.A., a French food company, for the purpose of manufacturing and marketing aseptically packaged cheese sauces, snack dips, snack puddings, and ready to drink dietary beverages. We own a 35% interest in Advanced Food Products. The venture is governed by a six member board of managers, and we have the right to appoint two members. Bongrain manages the day-to-day operations of the venture.

      Dairy Marketing Alliance, LLC. Our joint venture Dairy Marketing Alliance is owned 50% by us and 50% by Dean Foods. Dairy Marketing Alliance markets a variety of sour cream products, cream products and single-serve dairy-based beverages such as GRIP ‘N GO brand beverages under the LAND O LAKES brand name. Dairy Marketing Alliance is a joint venture formed in July 2000 in connection with the sale of our fluid dairy business to Dean Foods Company. We have a right to appoint three of the six directors to the board of directors of Dairy Marketing Alliance. The day-to-day operations of the joint venture are managed by the officers of Dairy Marketing Alliance who are elected by its Board of Directors.

      CF Industries, Inc. CF Industries is one of North America’s largest interregional cooperatives, and is owned by nine cooperatives. CF Industries manufactures fertilizer products, which are distributed by its members or their affiliates. CF Industries has manufacturing facilities in Louisiana, Alberta, Canada and Florida. As of December 31, 2001, our equity interest in CF Industries, which represents allocated but unpaid patronage, had a book value of approximately $248.5 million. For the year ended December 31, 2001, our percentage of ownership of allocated equity of CF Industries was 33.8%. Each of the members, including Land O’Lakes, has the right to elect one of the nine directors to the board of directors. The day-to-day operations of the cooperative are managed by the officers of CF Industries who are elected by its Board of Directors.

      CoBank. CoBank is a cooperative lender of which we are a member. Our equity interest in CoBank and the amount of patronage we receive is dependent upon our outstanding borrowings from CoBank. As of December 31, 2001, our investment in CoBank had a book value of $21.5 million.

      Ag Processing. Ag Processing is a cooperative that produces soybean meal and soybean oil. As a member of Ag Processing, we are entitled to patronage based upon our purchases of these products. We use soybean meal as an ingredient in our feed products. Soybean oil is an ingredient used to produce our spread products.

Description of the Cooperative

      Land O’Lakes is incorporated in Minnesota as a cooperative corporation. Cooperatives resemble traditional corporations in most respects, but with two primary distinctions. First, a cooperative’s common shareholders, its “members,” either supply the cooperative with raw materials or purchase its goods and services. Second, to the extent a cooperative allocates its earnings from member business to its members and meets certain other requirements, it is allowed to deduct this “patronage income,” known as “qualified” patronage income, from its taxable income. Patronage income is allocated in accordance with the amount of business each member conducts with the cooperative.

      Cooperatives typically derive a majority of their business from members, although they are allowed by the Internal Revenue Code to conduct non-member business. Earnings are designated as “pool” earnings or “non-pool” earnings according to the Internal Revenue Code and decisions made by each cooperative. Pool earnings are then segregated into earnings generated from member and non-member business. Pool earnings may be treated as patronage income if they are generated from business conducted with or for a member of the cooperative. Non-pool earnings and earnings from non-member business are taxed as corporate income in the same manner as a typical corporation. The after-tax amount is retained as permanent equity by the cooperative. Pool earnings from member business are either allocated to patronage income or retained as permanent equity (in which case it is taxed as corporate income) or some combination thereof.

      In order to obtain favorable tax treatment on allocated patronage income, the Internal Revenue Code requires that at least 20% of each member’s annual allocated patronage income be distributed in cash. The portion of patronage income that is not distributed in cash is retained by the cooperative, allocated to member equities and distributed to the member at a later time as a “revolvement” of equity. The cooperative’s members must recognize the amount of allocated patronage income (whether distributed to members or retained by the cooperative) in the computation of their individual taxable income.

      At their discretion, cooperatives are also allowed to designate patronage income as “nonqualified” patronage income and allocate it to member equities. Unlike qualified patronage income, the cooperative pays taxes on this nonqualified patronage income as if it was derived from non-member business. The cooperative’s members do not include undistributed nonqualified patronage income in their current taxable income. However, the cooperative may revolve the equity representing the nonqualified patronage income to members at some later date, and is allowed to deduct those amounts from its taxable income at that time. When nonqualified patronage income is revolved to the cooperative’s members, the revolvement must be included in the members’ taxable income.

Our Structure and Membership

      We have both voting and nonvoting members, with differing membership requirements for cooperative and individual members. We also separate our members into two categories: “dairy members” supply our dairy foods segment with dairy products, primarily milk, cream, cheese and butter, and “ag members” purchase agricultural products, primarily agronomy products, feed and seed from our other operations or joint ventures. We further divide our dairy and ag members by region. There are eight dairy regions and five ag regions.

      All of our members must purchase stock and comply with uniform conditions prescribed by our board of directors and by-laws. The board of directors may terminate a membership if it determines that the member has failed to adequately patronize us or has become our competitor.

      A cooperative voting member (a “Class A” member) must be an association of producers of agricultural products operating on a cooperative basis engaged in either the processing, handling, or marketing of its members’ products or the purchasing, producing, or distributing of farm supplies or services. Class A members are entitled to a number of votes based on the amount of business done with the Company. Class A members tend to be ag members, although a Class A member may be both an ag and dairy member if they both supply us with dairy products and purchase agricultural products from us or our joint ventures.

      An individual voting member (a “Class B” member) is an individual, partnership, corporation or other entity other than a cooperative engaged in the production of agricultural commodities. Class B members are entitled to one vote. Class B members tend to be dairy members. Class B members may be both an ag and dairy member if they both provide us with dairy products and purchase agricultural products from us or our joint ventures.

      Our nonvoting cooperative members (“Class C” members) are associations operating on a cooperative basis but whose members are not necessarily engaged in the production or marketing of agricultural products. Such members are not given the right to vote, because doing so may jeopardize our antitrust exemption under the Capper-Volstead Act (the exemption requires all our voting members be engaged in the production or marketing of agricultural products). Class C members also include cooperatives which are in direct competition with us. Nonvoting individual members (“Class D” members) generally do a low volume of business with us and are not interested in our governance.

Governance

      Our board is made up of 24 directors. Our dairy members nominate 12 directors from among the dairy members and our ag members nominate 12 directors from among the ag members. The nomination of directors is conducted within each group by region. The number of directors nominated from each region is based on the total amount of business conducted with the cooperative by that region’s members. Directors are elected to four year terms at our annual meeting by voting members in a manner similar to a typical corporation. Our by-laws require that, at least every five years, we evaluate both the boundaries of our regions and the number of directors from each region, so that the number of directors reflects the proportion of patronage income from each region.

      The board may also choose to elect up to three non-voting advisory members. Currently, we have one such member. The board governs our affairs in the same manner as the boards of typical corporations that are not organized as cooperatives.

Earnings

      As described above, we divide our earnings between pool and non-pool and member and non-member business. We then allocate member earnings to dairy foods operations or agricultural operations (which is comprised of our feed, crop seed, agronomy and swine segments). Pool earnings from each of our segments are currently maintained in separate pools. We are discussing the possibility of establishing a second pool for our dairy foods segment for farmers who sell milk to us for resale as commodity fluid milk. For our dairy foods operations, the amount of member business is based on the amount of dairy products supplied to us by our dairy members. In calendar year 2001, 70.6% of our dairy input requirements came from our dairy members. For our agricultural operations, the amount of member business is based on the dollar-amount of products sold to our agricultural members. In calendar year 2001, 83% of our pro forma agricultural products net sales, and 49% of our pro forma operating income, was derived from sales to agricultural members.

Patronage Income and Equity

      To acquire and maintain adequate capital to finance our business, our by-laws allow us to retain up to 15% of our earnings from member business as additions to permanent equity. We currently retain 10% and allocate the remainder of our earnings from member business to patronage income.

      We have two plans through which we revolve patronage income to our members; the Equity Target Program for our dairy foods operations and the Revolvement Program for our agriculture businesses.

      The Equity Target Program provides a mechanism for determining the capital requirements of our dairy foods operations and each dairy member’s share of those requirements. The board of directors has established an equity target investment of $2.75 per hundred pounds of milk (or milk equivalent) delivered per year by that member to us. We distribute 20% of allocated patronage income to a dairy member annually until the investment target is reached by that member. The remaining 80% of allocated patronage income is retained and allocated to member equities and revolved in the twelve years after the member becomes inactive. When the member’s equity investment reaches the target, and for as long as the member’s equity target investment is maintained, we distribute 100% of the member’s future allocated patronage income. The equity target as well as the revolvement period may be changed at the discretion of the board.

      For calendar year 2000, we allocated $54.4 million of our member earnings as patronage income to our dairy members. Of that amount, 92% or $50.1 million was allocated to dairy members who have yet to reach their equity target investment, and we distributed $10.0 million (20%) to those members and retained and allocated $40.1 million (80%) to member equities. 8% or $4.3 million was distributed to dairy members who have met their equity investment requirement. We also allocated $32.9 million of our member earnings as nonqualified patronage refunds, which were retained as member equities. We plan to revolve $13.2 million of dairy members’ equity for 2001.

      In the Revolvement Program for our agricultural businesses, we currently distribute 30% of allocated patronage income in cash and retain and allocate the remaining 70% to member equity. This equity is revolved

9 1/2 years later. Both the amount distributed in cash and the revolvement period are subject to change by the board. For calendar year 2000, we allocated $54.6 million of our member earnings to our agricultural members. Of that amount, we paid patronage income of $16.4 million to our members in cash and retained and allocated $38.2 million to member equities. Our board suspended revolvement of ag member equities for the 2001 fiscal year.

      In connection with the sale of our branded fluid milk business to Dean Foods in 2000, we recognized earnings of $57.9 million. $32.9 million of these earnings were designated as nonqualified patronage and allocated to member equities. We paid income tax on this nonqualified patronage, however, we will be able to deduct these earnings from our taxable income if we choose to revolve the earnings to our members in the future. The board has no present intention of revolving the equity representing this nonqualified patronage income.

      Our Estate Redemption Plan provides that we will redeem equity holdings of deceased natural persons upon the demise of the owner. The Company’s Age Retirement Program provides that we will redeem in full equity holdings of dairy members who are natural persons when the member reaches age 75 or older and becomes inactive. Subject to various requirements, we may redeem the equity holdings of members in bankruptcy or liquidation. All equity redemptions must be presented to, and receive the approval of, our board of directors before payment. We revolved $2.8 million of member equities in connection with these programs in 2001 and expect to revolve approximately $3.2 million in 2002.

Employees

      At May 1, 2002, we had approximately 8,600 employees, approximately 27% of whom were represented by unions having national affiliations. Our contracts with these unions expire at various times throughout the next several years, with the last contract expiring on January 1, 2005. We consider our relationship with employees to be generally satisfactory. We have had no labor strikes or work stoppages within the last five years.

      Of the 8,600 employees above, approximately 2,100 were employed by Land O’Lakes Farmland Feed, 14% of whom were represented by unions having national affiliations.

Properties

      We own the land underlying our corporate headquarters in Arden Hills, Minnesota and lease the buildings. Our corporate headquarters, consisting of a main office building and a research and development facility, has an aggregate of approximately 275,000 gross square feet. In addition, we own offices, manufacturing plants, storage warehouses and facilities for use in our various business segments. Thirty-five of our owned properties are mortgaged to secure our indebtedness. The following table provides summary information about our principal facilities:

	Total Number		Total Number
	of Facilities		of Facilities	Regional Location
Business Segment	Owned		Leased	of Facilities

Dairy Foods	17	(1)	40	Midwest(2) - 39
				West(3) - 11
				East(4) - 6
				South(5) - 1
Animal Feed(6)	94	(7)	11	Midwest - 62
				West - 23
				East - 5
				South - 15
Crop Seed	23		1	Midwest - 14
				West - 10
Swine	15	(8)	3	Midwest - 17
				East - 1
Agronomy	2		0	Midwest - 2

(1)	Includes a closed facility and a facility utilized for feed manufacturing which is accounted for in the dairy foods segment.

(2)	The Midwest region includes the states of Ohio, Michigan, Indiana, Illinois, Wisconsin, Minnesota, Iowa, Missouri, Oklahoma, Kansas, Nebraska, South Dakota and North Dakota and Ontario, Canada.

(3)	The West region includes the states of Montana, Wyoming, Colorado, Texas, New Mexico, Arizona, Utah, Idaho, Washington, Oregon, Nevada, California, Alaska and Hawaii.

(4)	The East region includes the states of Maine, New Hampshire, Vermont, New York, Massachusetts, Rhode Island, Connecticut, Pennsylvania, New Jersey, Delaware and Maryland.

(5)	The South region includes the states of West Virginia, Virginia, North Carolina, Kentucky, Tennessee, South Carolina, Georgia, Florida, Alabama, Mississippi, Louisiana and Arkansas.

(6)	These facilities are the principal facilities owned or leased by Land O’Lakes Farmland Feed.

(7)	Includes five closed facilities and a research and development facility.

(8)	Includes nine facilities which will be sold upon completion of construction and permitting and two facilities which we will operate upon completion of construction and permitting.

      We do not believe that we will have difficulty in renewing the leases we currently have or in finding alternative space in the event those leases are not renewed. We consider our properties suitable and adequate for the conduct of our business.

Patents, Trademarks and Intellectual Property

      We rely on patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We believe that in addition to certain patented processes, the formulas and production methods of our dairy foods products are trade secrets. We also have patented formulations and processes for our milk replacer products and deem our feed product formulations to be proprietary.

      We own a number of registered and unregistered trademarks used in connection with the marketing and sale of our food products as well as our feed and seed products including LAND O LAKES, and the Indian Maiden logo, Alpine Lace, New Yorker, Lake to Lake, Extra Melt, GRIP ‘N GO, CROPLAN GENETICS, Maxi Care, Amplifier Max and Omolene. Land O’Lakes Farmland Feed licenses certain trademarks from

Land O’Lakes, including LAND O LAKES, the Indian Maiden logo, Maxi Care, and Amplifier Max, for use in connection with its animal feed and milk replacer products. Purina Mills, a wholly-owned subsidiary of Land O’Lakes Farmland Feed, licenses the trademarks Purina, Chow and the “Checkerboard” Nine Square Logo from Nestle Purina PetCare Company under a perpetual, royalty-free license. This license only gives Purina Mills the right to use these trademarks to market the particular products that Purina Mills currently markets with these trademarks. Purina Mills does not have the right to use these trademarks outside of the United States, or in conjunction with any products designed primarily for use with cats, dogs or humans. We do not have the right to assign any of these trademarks without the written consent of Nestle Purina PetCare Company. These trademarks are important to Land O’Lakes Farmland Feed because brand name recognition is a key factor to its success in marketing and selling its products. The registrations of these trademarks in the United States and foreign countries are effective for varying periods of time, and may be renewed periodically, provided that we, as the registered owner, or our licensees, where applicable, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods.

      We entered into a license agreement with Dean Foods in connection with the sale of our fluid dairy assets in July 2000. This license grants Dean Foods a perpetual, exclusive, royalty-free license to utilize certain trademarks, including LAND O LAKES and the Indian Maiden logo in connection with the manufacturing, marketing, promotion distribution and sale of milk (except small bottle milk), buttermilk, yogurt, eggnog, cottage cheese, ice cream and juices. In addition, we entered into a license agreement with our joint venture Dairy Marketing Alliance, which grants Dairy Marketing Alliance a perpetual, exclusive, royalty-free license to utilize certain trademarks, including LAND O LAKES and the Indian Maiden logo, and certain intellectual property, in connection with the manufacture, marketing, promotion, distribution and sale of milk, buttermilk, yogurt, eggnog, cottage cheese, ice cream and juices which are marketed utilizing new nutrient claims, as well as small bottle milk, cream products and sour cream. The license relating to milk (other than small bottle milk), buttermilk, yogurt, eggnog, cottage cheese, ice cream and juices will terminate, and would then be granted to Dean Foods in the event Dean Foods elects to market such products utilizing new nutrient claims as a part of its basic business.

      We have also entered into other license agreements with other affiliated and unaffiliated companies, such as MoArk, which permit them to utilize our trademarks in connection with the marketing and sale of certain products.

Environmental Matters

      We are subject to various Federal, state, local, and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous materials. Violations of these laws and regulations may lead to civil and criminal fines and penalties or other sanctions. These laws and regulations may also impose liability for the cleanup of environmental contamination. We generate large volumes of waste water. Changes in environmental regulations governing disposal of these materials could have a material adverse effect on our business, financial condition or results of operations.

      We use regulated substances in operating our manufacturing equipment and we use and store other chemicals on site (including acids, caustics and refrigeration chemicals). Agriliance stores petroleum products and other chemicals on-site (including fertilizers, pesticides and herbicides). Discovery of significant contamination or changes in environmental regulations governing the handling of these materials could have a material adverse effect on our business, financial condition, or results of operations.

      Many of our current and former facilities have been in operation for many years and, over that time, we and other operators of those facilities have generated, used, stored, or disposed of substances or wastes that are or might be considered hazardous under applicable environmental laws, including chemicals and fuel stored in underground and above-ground tanks, animal wastes and large volumes of wastewater discharges. As a result, the soil and groundwater at or under certain of our current and former facilities (and/or in the vicinity of such facilities) may have been contaminated, and we may be required to make material expenditures to investigate, control and remediate such contamination.

      We are also potentially responsible for environmental conditions at a number of former facilities and at waste disposal facilities operated by third parties. We have been identified as a potentially responsible party under CERCLA at various national priorities list sites and have unresolved liability with respect to the past disposal of hazardous substances at several such sites. CERCLA may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owners or operators of a contaminated property, and companies that generated, disposed of, or arranged for the disposal of hazardous substances found at the property. We have contested our liability at one Superfund site, as to which we have declined to pay past response costs associated with ongoing site study, and we have received a notice of potential liability regarding three other waste disposal sites under investigation by the EPA, as to which we are disputing our responsibility.

      We have, on average, paid less than $250,000 in each of the last five years for investigation and remediation of environmental matters, including Superfund and related matters, but there can be no assurance that expenditures for such activities will not rise materially if substantial contamination is discovered at one of our current or former facilities or if other PRPs fail or refuse to participate in cost sharing at any Superfund site, or similar disposal site, at which we are implicated.

      In addition, Federal and state environmental authorities have proposed new regulations and have attempted to apply certain existing regulations for the first time to agricultural operations. These regulations could result in significant restraints on some of our operations, particularly our swine operations, and could require us to spend significant amounts to bring these operations into compliance. In addition, any failure to comply could result in the imposition of fines and penalties. We cannot predict whether future changes in environmental laws or regulations will materially increase the cost of operating our facilities and conducting our business. Any such changes could adversely affect our business, financial condition and results of operations.

Regulatory Matters

      We are subject to Federal, state and local laws and regulations relating to the manufacturing, labeling, packaging, health and safety, sanitation, quality control, fair trade practices, and other aspects of our business. In addition, zoning, construction and operating permits are required from governmental agencies which focus on issues such as land use, environmental protection, waste management, and the movement of animals across state lines. These laws and regulations may, in certain instances, affect our ability to develop and market new products and to utilize technological innovations in our business. In addition, changes in these rules might increase the cost of operating our facilities or conducting our business which would adversely affect our finances.

      Our dairy business is affected by Federal price support programs and Federal and state pooling and pricing programs. Since 1949, the Federal government has maintained price supports for cheese, butter and nonfat dry milk. The government stands as a ready purchaser of these products at their price support levels. Historically, when the product price reached 110% of its price support level, the government would sell its inventory into the market, effectively limiting the price of these products. Because prices for these products have generally been higher than their support level for a number of years, the government currently has minimal inventories of cheese and butter. As a result, these commodity prices have been able to be greater than 110% of their price support levels for several years. According to data from the USDA, over the past five years, butter has sold at an average of 176% of the support price without reaching support levels, and cheese has sold at an average of 121% of the support price. However, cheese sold at or near support levels at points between October 2000 and January 2001. The 1996 Federal Agricultural Improvement and Reform Act (“FAIR”) provided for the termination of dairy price supports. The termination of price supports was initially set to occur on December 31, 1999. This date was subsequently extended, and is currently set for May 31, 2002. The current farm bill, which has been approved by the United States House of Representatives and the United States Senate, would extend dairy price supports to 2008. If FAIR is not renewed we will no longer benefit from the existence of price supports, which means that we will no longer have a ready purchaser of our products at a certain minimum price. This could have an adverse effect on our financial results.

      Federal and certain similar state regulations attempt to ensure that the supply of raw milk flows in priority to fluid milk and soft cream producers before producers of hard products such as cheese and butter. This is accomplished in two ways. First, the Federal market order system sets minimum prices for raw milk. The minimum price of raw milk for use in fluid milk and soft cream production is set as a premium to the minimum price of raw milk used to produce hard products. The minimum price of raw milk used to produce hard products is, in turn, set based on the market prices of cheese and butter. Second, the Federal market order system establishes a pooling program under which participants are required to send at least some of their raw milk to fluid milk producers. The specific amount varies based on region, but is at least 10% of the raw milk a participant handles. Certain areas in the country, such as California, have adopted systems which supersede the Federal market order system but are similar to it. In addition, because the Federal market order system is not intended as an exclusive regulation of the price of raw milk, certain states have, and others could, adopt regulations which could increase the price we pay for raw milk, which could have an adverse effect on our financial results. We also pay a premium above the market order price based on competitive conditions in different regions.

      Producers of dairy products which are participants in the Federal market order system pay into regional “pools” for the milk they use based on the amount of each class of dairy product produced and the price of those products. As described above, only producers of dairy products who send the required minimum amount of raw milk to fluid milk producers may participate in the pool. The amounts paid into the pool for raw milk used to make fluid milk and soft creams are set at a premium to the amounts paid into the pool for raw milk used to make cheese or butter. The pool then returns to each dairy product producer for raw milk it handled the weighted average price for all raw milk (including that used for fluid milk and soft creams, whose producers must pay into the pool) sold in that region. The dairy product producer pays at least this pool price to the dairy farmer for milk received. This pooling system provides an incentive for hard product producers to participate in the pool (and therefore supply the required minimum for fluid milk production), because the average price for raw milk received by these producers from the pool is more than the average price they pay into the pool.

      As a cooperative, we are exempt from the requirement that we pay pool prices to our members for raw milk supplied to us. However, as a practical matter, we must pay a competitive price to our members in order to ensure adequate supply of raw milk for our production needs and therefore our operations are affected by these regulations.

      If we did not participate in the pool, we would not receive the advantage of the average pool payment and we would not be able to pay our milk producers as much as participating processors without incurring higher costs for our raw milk. To maintain our participation in the federal market order program and avoid this competitive disadvantage, we must procure at least 110% of our raw milk requirements to meet our production needs. If we are unable to procure at least 110% of our requirements, we would have lower production which could have a material adverse affect on our results of operations. In addition, if the pool was eliminated we would be subject to additional market forces when procuring raw milk, which could result in increased milk costs and decreased supply, which could materially affect our business.

      As a manufacturer and distributor of food and animal feed products, we are subject to the Federal Food, Drug and Cosmetic Act and regulations issued thereunder by the Food and Drug Administration (“FDA”). This regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging, and safety of food. The FDA regulates manufacturing practices for foods through its good manufacturing practices regulations, specifies the standards of identity for certain foods and animal feed, and prescribes the format and content of certain information required to appear on food and animal feed product labels. In addition, the FDA enforces the Public Health Service Act and regulations issued thereunder, which authorize regulatory activity necessary to prevent the introduction, transmission, or spread of communicable diseases. We and our products are also subject to state and local regulation through mechanisms such as the licensing of dairy manufacturing facilities, enforcement by state and local health agencies of state standards for food products, inspection of facilities, and regulation of trade practices. Modification of these Federal, state and local laws and regulations could increase our costs of sales or prevent us from marketing foods in the way we currently do and could have a material adverse effect on our business prospects, results of operations and financial condition.

      Pasteurization of milk and milk products is also subject to inspection by the United States Department of Agriculture. We and our products are also subject to state and local regulation through mechanisms such as the licensing of dairy manufacturing facilities, enforcement by state and local health agencies of state standards for food products, inspection of facilities, and regulation of trade practices in connection with the sale of food products. Modification of these Federal, state and local laws and regulations could increase our costs of sales or prevent us from marketing foods in the way we currently do and could have a material adverse effect on our business prospects, results of operations and financial condition.

      Land O’Lakes Farmland Feed distributes animal feed products through a network of approximately 4,000 independent dealers. Various states in which these dealers are located have enacted dealer protection laws which could have the effect of limiting our rights to terminate dealers. In addition, failure to comply with such laws could result in awards of damages or statutory sanctions. As a result, it may be difficult to modify the way we distribute our feed products which may put us at a competitive disadvantage.

      Several states have enacted “corporate farming laws” that restrict the ability of corporations to engage in farming activities. Minnesota, North Dakota, South Dakota, Nebraska, Kansas, Oklahoma, Missouri, Iowa and Wisconsin, states in which we conduct business, have corporate farming laws. We believe that our operations currently comply with the corporate farming laws in these states and their exemptions, but these laws could change in the future and additional states could enact corporate farming laws that regulate our businesses. Even with the exemptions, these corporate farming laws restrict our ability to expand or alter our operations in these states.

Litigation

      We are currently and from time to time involved in litigation incidental to the conduct of our business. The damages claimed against us in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, we do not currently believe that, in the aggregate, they will result in liabilities material to our consolidated financial condition, future results of operations or cash flow.

      In a letter dated January 18, 2001, we were identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party for the hazardous waste located at the Hudson Refinery Superfund Site in Cushing, Oklahoma. The letter invited us to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study in connection with the site, and also demanded that we reimburse the EPA approximately $8.9 million for remediation expenses already incurred at the site. We have responded to the EPA denying any responsibility. No further communication has been received from the EPA.

      Land O’Lakes Farmland Feed is currently and from time to time involved in litigation incidental to the conduct of its business. The damages claimed against Land O’Lakes Farmland Feed in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, Land O’Lakes Farmland Feed does not currently believe that, in the aggregate, they will result in liabilities material to Land O’Lakes Farmland Feed’s consolidated financial condition, future results of operations or cash flow.

MANAGEMENT

Directors, Managers and Executive Officers

      The following table sets forth certain information with respect to Land O’Lakes directors and executive officers:

Name	Age	Title

John E. Gherty	58	President and Chief Executive Officer
Daniel Knutson	45	Senior Vice President and Chief Financial Officer
Robert DeGregorio	45	President, Land O’Lakes Farmland Feed
Duane Halverson	56	Executive Vice President and Chief Operating Officer, Ag Services
John Prince	59	Senior Vice President, Western Region Dairy Foods Group
Chris Policinski	44	Executive Vice President and Chief Operating Officer, Dairy Foods
Don Berg	56	Vice President, Public Affairs
John Rebane	55	Vice President and General Counsel
James Wahrenbrock	60	Vice President, Planning and Business Development
Dr. David Hettinga	61	Vice President and Chief Technical Officer
Karen Grabow	52	Vice President of Human Resources
Lynn Boadwine	38	Director
Connie Cihak	47	Director
James Fife	52	Director, Chairman of the Board
D. Stanley Gomes	59	Director
Gordon Hoover	44	Director, Secretary
Peter Kappelman	39	Director, First Vice Chairman of the Board
Cornell Kasbergen	44	Director
Paul Kent, Jr.	52	Director
Charles Lindner	49	Director
John Long	52	Director
Manuel Maciel, Jr.	57	Director
Robert Marley	50	Director
Dayton Merrell	64	Director
Ronnie Mohr	53	Director
Art Perdue	58	Director
Marlin Rasmussen	59	Director
Douglas Reimer	51	Director
Charles Schilling	65	Director
Kenneth Schoenberg	54	Director
Laura Stacy	63	Director
James Sunde	54	Director
Robert Winner	53	Director
Larry Wojchik	50	Director, Second Vice Chairman of the Board
John Zonneveld, Jr.	48	Director
Bobby Moser	58	Nonvoting Advisory Member

      The following table sets forth certain information with respect to Land O’Lakes Farmland Feed managers and executive officers:

Name	Age	Title

Robert DeGregorio	45	President and Manager
Daniel Knutson	45	Chief Financial Officer
Duane Halverson	56	Manager
James Wahrenbrock	60	Manager
Robert Honse	58	Manager
John Berardi	59	Manager

      Unless otherwise indicated, each director of Land O’Lakes has been in his or her current profession for at least the past five years.

      John E. Gherty, President and Chief Executive Officer since 1989. Mr. Gherty began his career at Land O’Lakes in 1970 after completing graduate degrees in law and industrial relations at the University of Wisconsin. In the 1980s, he served as group vice president and chief administrative officer. He was appointed to his present position in 1989.

      Daniel Knutson, Senior Vice President and Chief Financial Officer of Land O’Lakes and Chief Financial Officer of Land O’Lakes Farmland Feed since 2000. Mr. Knutson began his career at the Company in 1978. He received his BS Degree in Accounting in 1977 and MBA with emphasis in Finance in 1988, both from Mankato State University, and has earned his CPA and CMA certifications.

      Robert DeGregorio, President of Land O’Lakes Farmland Feed LLC since 2000 and Manager of Land O’Lakes Farmland Feed since 2002. Mr. DeGregorio began his career at Land O’Lakes in 1982 in the Agriculture Research Department and became Vice President of Land O’Lakes Feed Division in 1997. He became President of Land O’Lakes Farmland Feed LLC at the formation of the joint venture in 2000.

      Duane Halverson, Executive Vice President and Chief Operating Officer of Ag Services since 1993 and Manager of Land O’Lakes Farmland Feed since 2000. Mr. Halverson began his career at Land O’Lakes in 1970 in corporate planning. He has served in a variety of executive positions at the Company, and now heads up Land O’Lakes Ag Services businesses, which include animal feed, crop seed and swine operations.

      John Prince, Senior Vice President, Western Region Dairy Foods Group, was appointed to this office in March of 2002. From 1999 to 2002, Mr. Prince served as our Executive Vice President and Chief Operating Officer of the Dairy Foods division’s Industrial Group. From 1998 until 1999 Mr. Prince served as Senior Vice President of Dairy Foods, Western Region. Prior to this, Mr. Prince was the Chief Executive Officer of Dairyman’s Cooperative Creamery Association. He held this position from March, 1994 until May, 1998 when Dairyman’s Cooperative Creamery merged with our company.

      Chris Policinski, Executive Vice President and Chief Operating Officer of the Dairy Foods division, was appointed to this office in March, 2002. From 1999 to 2002, Mr. Policinski served as our Executive Vice President of the Dairy Foods division’s Value Added Group. Mr. Policinski joined Land O’Lakes in 1997 with more than 21 years of management experience in the food industry. Prior to his current position, he was Vice President of Strategy, Business Development and International Development. Before joining Land O’Lakes, Chris spent four years with The Pillsbury Company in leadership roles in Marketing/ General Management as Vice President of their Pizza and Mexican Food Groups.

      Don Berg, Vice President of Public Affairs since December, 2000. Prior to his appointment to this position Mr. Berg served as Vice President of Milk Procurement for 15 years. Don has been employed with our company for 30 years.

      John Rebane, Vice President and General Counsel since 1984. Mr. Rebane joined our company in 1973. He holds a Juris Doctor degree from the University of Minnesota.

      James Wahrenbrock, Vice President, Planning and Business Development since April, 2000 and Manager of Land O’Lakes Farmland Feed since October, 2000. Prior to his appointment to this position, Mr. Wahrenbrock served as Vice President Swine & New Ventures. He joined our company in 1976.

      Dr. David Hettinga, Vice President and Chief Technical Officer since 1989. Dr. Hettinga joined our company in 1983. He obtained a M.S. in Food Science from Purdue University, and a Ph.D. in Food Microbiology from Iowa State University.

      Karen Grabow, Vice President of Human Resources since September, 2001. Prior to joining our company, Karen was employed as the Vice President, Human Resources of Target Corporation. She held this position from 1993 to August, 2001.

      Lynn Boadwine has held his position as director since 1999 and his present term of office as a director will end in 2004. Mr. Boadwine operates Boadwine Farms, Inc., a farm in South Dakota.

      Connie Cihak has held her position as director since 1994 and her present term of office as a director will end in 2004. Ms. Cihak operates a farm in Minnesota.

      James Fife has held his position as a director since 1991 and his present term of office as a director will end in 2002. Mr. Fife is general manager of Ag Supply Company in Wenatchee.

      D. Stanley Gomes has held his position as director since 1998 and his present term of office as a director will end in 2003. Mr. Gomes operates a dairy farm in California. He is the chair of the board’s Dairy Foods Committee.

      Gordon Hoover has held his position as director since 1997 and his present term of office as a director will end in 2002. Mr. Hoover operates a dairy farm in Pennsylvania.

      Peter Kappelman has held his position as director since 1996 and his present term of office as a director will end in 2003. Mr. Kappelman is co-owner of Meadow Brook Dairy Farms, LLC, a dairy farm in Wisconsin.

      Cornell Kasbergen has held his position as director since 1998 and his present term of office as a director will end in 2002. Mr. Kasbergen operates a dairy in California.

      Paul Kent, Jr. has held his position as director since 1990 and his present term of office as a director will end in 2002. Mr. Kent operates a dairy farm in Minnesota.

      Charles Lindner has held his position as director since 1996 and his present term of office as a director will end in 2005. Mr. Lindner operates a dairy farm in Wisconsin.

      John Long has held his position as director since 1991 and his present term of office as a director will end in 2005. Mr. Long operates a ranch in North Dakota.

      Manuel Maciel, Jr. has held his position as director since 1998 and his present term of office as a director will end in 2004. Mr. Maciel operates Macy-L Holsteins, a dairy farm in California.

      Robert Marley has held his position as director since 2000 and his present term of office as a director will end in 2004. Mr. Marley is Chief Executive Officer of Jackson Jennings Farm Bureau Co-operative Association, a local cooperative located in Seymour, Indiana.

      Dayton Merrell has held his position as director since 2000 and his present term of office as a director will end in 2002. Mr. Merrell operates Dayton Merrell Farms Inc., a farm and a hog operation in Indiana.

      Ronnie Mohr has held his position as director since 1998 and his present term of office as a director will end in 2003. Mr. Mohr operates a farm, hog finishing operation and grain bin and equipment sales business in Indiana. Mr. Mohr has served as a director of Holiday Gulf Homes Inc. since 1996. Mr. Mohr is chair of the Ag Services Committee of the board.

      Art Perdue has held his position as director since 2000 and his present term of office as a director will end in 2004. Mr. Perdue is the general manager of Farmers Union Oil Co. of Minot, a full-service cooperative located in Minot, North Dakota. Mr. Perdue is the vice chair of the Ag Services Committee of the board.

      Marlin Rasmussen has held his position as director since 2000 and his present term of office as a director will end in 2003. Mr. Rasmussen operates a dairy farm in Oregon.

      Douglas Reimer has held his position as director since 2001 and his present term of office as a director will end in 2005. Mr. Reimer is President of Sar-Ben Farms Inc., a farm in Iowa.

      Charles Schilling has held his position as director since 1997 and his present term of office as a director will end in 2003. Mr. Schilling is self-employed in Agribusiness in Pennsylvania. Mr. Schilling serves on the Executive, Governance and Political Action committees of the board.

      Kenneth Schoenberg has held his position as director since 1997 and his present term of office as a director will end in 2005. Mr. Schoenberg operates a dairy farm in Pennsylvania.

      Laura Stacy has held her position as director since 1998 and her present term of office as a director will end in 2005. Ms. Stacy operates a farm and custom sawmill in Ohio.

      James Sunde has held his position as director since 1988 and his present term of office as a director will end in 2003. Mr. Sunde serves as operations manager of First Cooperative Association, a local cooperative located in Cherokee, Iowa.

      Robert Winner has held his position as director since 1997 and his present term of office as a director will end in 2004. Mr. Winner operates Pleasant Acres Dairy Farms, Inc., a dairy farm in New Jersey. Mr. Winner chairs the Land O’Lakes Foundation board.

      Larry Wojchik has held his position as director since 1986 and his present term of office as a director will end in 2002. Mr. Wojchik has served as general manager of Goldstar Cooperative since 2000. From 1978-2000, he served as general manager of Equity Cooperative. Goldstar Cooperative and Equity Cooperative are cooperatives focused on feed, energy and agronomy.

      John Zonneveld, Jr. has held his position as director since 2000 and his present term of office as a director will end in 2005. Mr. Zonneveld operates a dairy farm in California.

      Bobby Moser is a nonvoting advisory member of the board. He was appointed by the Board of Directors in April of 2002. Mr. Moser is a professor of economics at Ohio State University.

      Robert Honse has held his position as Manager of Land O’Lakes Farmland Feed since October, 2000. Mr. Honse has served as the President and Chief Executive Officer of Farmland Industries, Inc. since September, 2000. Prior to that time, Mr. Honse served as Farmland Industries’ Executive Vice President and Chief Operating Officer. Mr. Honse serves as a member of the advisory board of Commerce Bank N.A.

      John Berardi has held his position as Manager of Land O’Lakes Farmland Feed since October, 2000. Mr. Berardi has served as Executive Vice President of Farmland Industries, Inc. since 1996.

      Land O’Lakes transacts business in the ordinary course with its directors and with its local cooperative members with which the directors are associated. Such transactions are on terms no more favorable than those available to its other members.

      The Land O’Lakes board is made up of 24 directors. Twelve directors are chosen by our dairy members and 12 by our Ag members. Each board member must also be a member of the group of members, dairy or Ag, which elects him. The board may also choose to elect up to 3 nonvoting advisory members. Currently, there is one such advisory board member. Our board of directors governs our affairs in virtually the same manner as any other corporation. See “Business — Description of the Cooperative — Governance” for more information regarding the election of our directors.

      We have seven committees of our board of directors: the Executive Committee, the Advisory Committee, the Audit Committee, the Governance Committee, the Expense Committee, the PAC Committee and the Board Performance/ Operations Committee.

      The Land O’Lakes Farmland Feed board is made up of five managers. We have the right to appoint three managers and two managers are appointed by Farmland Industries. See “Business — Animal Feed — Governance” for information concerning the governance of Land O’Lakes Farmland Feed.

Executive Officer Compensation

      Land O’Lakes. The following table shows, for the Chief Executive Officer of Land O’Lakes and each of our four other most highly compensated executive officers, information concerning compensation earned for services in all capacities during the fiscal year ended December 31, 2001.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation

				Awards	Payouts

		Annual Compensation		Securities
				Underlying	LTIP	All Other
Name And Principal Position	Year	Salary($)	Bonus($)	Options/SARs(#)	Payouts($)	Compensation($)(1)

John E. Gherty, President and Chief Executive Officer(2)	2001	$653,935	$199,833	16,000	$101,696	28,074
Duane Halverson, Executive Vice President and Chief Operating Officer, Ag Services(2)	2001	429,212	174,107	7,000	56,400	21,277
Chris Policinski, Executive Vice President and Chief Operating Officer, Dairy Foods Value-Added Group	2001	352,209	255,696	7,000	44,000	13,141
John Prince, Executive Vice President and Chief Operating Officer, Dairy Foods Industrial Group	2001	350,605	166,716	7,000	35,200	51,365
Robert DeGregorio, President, Land O’Lakes Farmland Feed LLC(2)	2001	302,412	109,782	5,000	22,800	11,683

(1)	The amounts shown in the table for 2001 reflect life insurance premiums paid by Land O’Lakes in the amount of $8,600 for Mr. Gherty, $8,400 for Mr. Halverson, $3,475 for Mr. Policinski, $39,500 for Mr. Prince, and $3,800 for Mr. DeGregorio. The amounts also include contributions made by Land O’Lakes on behalf of the named individuals under the qualified and non-qualified defined contribution plans of Land O’Lakes as follows:

	Company Matching
	Contribution	Company Contribution
Name	(qualified plan)	(non-qualified plan)

Mr. Gherty	$5,100	$14,374
Mr. Halverson	5,100	7,777
Mr. Policinski	5,100	4,566
Mr. Prince	5,100	6,765
Mr. DeGregorio	5,100	2,783

(2)	Compensation is for services performed for Land O’Lakes and Land O’Lakes Farmland Feed, as described below in the summary compensation table for Land O’Lakes Farmland Feed. Mr. DeGregorio is the President of Land O’Lakes Farmland Feed and also performs policy making functions for Land O’Lakes.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value
					at Assumed Annual Rates
	Number of	Percent of Total			of Stock Price
	Securities	Options/SARs			Appreciation For Option
	Underlying	Granted to	Exercise of		Term(2)
	Options/SARs	Employees In	Base	Expiration
Name	Granted(#)(1)	Fiscal Year	Price($/Sh)	Date	5%($)	10%($)

John E. Gherty	16,000	14.3%	$51.50	3-31-2011	$534,681	$1,364,781
Duane Halverson	7,000	6.2	51.50	3-31-2011	233,923	597,092
Chris Policinski	7,000	6.2	51.50	3-31-2011	233,923	597,092
John Prince(3)	7,000	6.2	51.50	3-31-2011	233,923	597,092
Robert DeGregorio	5,000	4.5	51.50	3-31-2011	167,088	426,494

(1)	Options granted are to purchase “Units” described below under the Land O’Lakes Long-Term Incentive Plan. The vesting schedule for all grants of Units is set forth below in the plan descriptions.

(2)	The dollar amounts under these columns are the results of calculations at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes, and, therefore, are not intended to forecast future financial performance. Accordingly, these calculations assume 5% and 10% appreciation in the value of the Units.

(3)	Grants of options to John Prince are made under the California Cooperative Value Incentive Plan, described below.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The purpose of the following table is to report exercises of options to purchase Units by the named executive officers of Land O’Lakes during the fiscal year ended December 31, 2001 and any value of their unexercised options as of December 31, 2001. The named executive officers did not exercise options in fiscal 2001. Land O’Lakes has not issued any stock appreciation rights to the named executive officers.

					Value of Unexercised
					In-the-Money
			Number of Unexercised		Options/SARs at
	Shares		Options at FY-End(#)		FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John E. Gherty	—	—	4,000	12,000	—	—
Duane Halverson	—	—	1,750	5,250	—	—
Chris Policinski	—	—	1,750	5,250	—	—
John Prince	—	—	1,750	5,250	—	—
Robert DeGregorio	—	—	1,250	3,750	—	—

(1)	Value is based on a Unit value of $35.69, which was the value of the Units on December 31, 2001, minus the purchase price.

      Land O’Lakes Farmland Feed. The following table shows, for the Chief Executive Officer of Land O’Lakes Farmland Feed and each of our four other most highly compensated executive officers, information concerning compensation earned for services in all capacities during the fiscal year ended December 31, 2001:

SUMMARY COMPENSATION TABLE

				Long-Term Compensation

				Awards	Payouts
		Annual
		Compensation(1)		Securities
				Underlying	LTIP	All Other
Name And Principal Position	Year	Salary($)	Bonus($)	Options/SARs(#)	Payouts($)	Compensation($)(2)

John E. Gherty, President and Chief Executive Officer, Land O’Lakes(3)	2001	$653,935	$199,833	16,000	$101,696	$21,277
Duane Halverson, Executive Vice President and Chief Operating Officer, Ag Services, Land O’Lakes(3)	2001	429,212	174,107	7,000	56,400	16,352
Robert DeGregorio, President, Land O’Lakes Farmland Feed LLC	2001	302,412	109,782	5,000	22,800	11,683
Daniel Knutson, Senior Vice President and Chief Financial Officer, Land O’Lakes and Chief Financial Officer, Land O’Lakes Farmland Feed LLC	2001	289,903	113,208	7,000	28,267	11,231
David Hettinga, Vice President and Chief Technical Officer, Land O’Lakes(3)	2001	268,442	98,736	3,000	21,120	18,004

(1)	Compensation to all these individuals is paid by Land O’Lakes, and includes amounts earned for such individuals’ service to both Land O’Lakes and Land O’Lakes Farmland Feed. Therefore, any compensation amounts are included in the amounts listed above in the summary compensation table for Land O’Lakes, and are not in addition to such amounts. Land O’Lakes is reimbursed by Land O’Lakes Farmland Feed for such officers’ services pursuant to the Management Services Agreement dated September 1, 2000 between Land O’Lakes and Farmland Industries further described below.

(2)	The amounts shown in the table for 2001 reflect life insurance premiums paid by Land O’Lakes in the amount of $8,600 for Mr. Gherty, $8,400 for Mr. Halverson, $3,800 for Mr. DeGregorio, $3,900 for Mr. Knutson and $7,975 for Mr. Hettinga. The amounts also include contributions made by Land O’Lakes on behalf of the named individuals under the qualified and non-qualified defined contribution plans of Land O’Lakes as follows:

	Company Matching
	Contribution	Company Contribution
Name	(qualified plan)	(non-qualified plan)

Mr. Gherty	$5,100	$14,374
Mr. Halverson	5,100	7,777
Mr. DeGregorio	5,100	2,783
Mr. Knutson	5,100	2,231
Mr. Hettinga	5,100	4,929

(3)	These individuals are executive officers of Land O’Lakes and also perform policy making functions for Land O’Lakes Farmland Feed.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rates
	Securities	Options/SARs	Exercise		of Stock Price Appreciation
	Underlying	Granted to	of Base		For Option Term(2)
	Options/SARs	Employees in	Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

John E. Gherty	16,000	14.3%	$51.50	3-31-2011	$534,681	$1,364,781
Duane Halverson	7,000	6.2	51.50	3-31-2011	233,923	597,092
Robert DeGregorio	5,000	4.5	51.50	3-31-2011	167,088	426,494
Daniel Knutson	7,000	6.2	51.50	3-31-2011	233,923	597,092
David Hettinga	3,000	2.7	51.50	3-31-2011	100,253	255,896

(1)	Options granted are to purchase “Units” described below under the Land O’Lakes Long-Term Incentive Plan. The vesting schedule for all grants of Units is set forth below in the plan description. These are the same grants which are reflected above in the stock option grant table for Land O’Lakes.

(2)	The dollar amounts under these columns are the results of calculations at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes, and, therefore, are not intended to forecast future financial performance. Accordingly, these calculations assume 5% and 10% appreciation in the value of the Units.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The purpose of the following table is to report exercises of options to purchase Units by the named executive officers of Land O’Lakes Farmland Feed during the fiscal year ended December 31, 2001 and any value of their unexercised options as of December 31, 2001. The named executive officers did not exercise options in fiscal 2001. Land O’Lakes Farmland Feed has not issued any stock appreciation rights to the named executive officers.

					Value of Unexercised
					In-the-Money
			Number of Unexercised		Options/SARs
			Options at FY-End(#)		at FY-End($)(1)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John E. Gherty	—	—	4,000	12,000	—	—
Duane Halverson	—	—	1,750	5,250	—	—
Robert DeGregorio	—	—	1,250	3,750	—	—
Daniel Knutson	—	—	1,750	5,250	—	—
Dave Hettinga	—	—	750	2,250	—	—

(1)	Value is based on a Unit value of $35.69, which was the value of the Units on December 31, 2001, minus the purchase price.

Land O’Lakes Employees Savings and Supplemental Retirement Plan

      The Land O’Lakes Employee Savings and Supplemental Retirement Plan is a qualified defined contribution 401(k) plan which permits employees to make both pre-tax and after-tax contributions. All full-time, non-union Land O’Lakes employees are eligible to participate. Union employees may participate if their participation is specified by their collective bargaining agreement. Subject in all cases to maximum contribution limits established by law, the maximum total contribution for non-highly compensated employees is 50% of compensation; the maximum pre-tax contribution for such employees is also 50%. For highly compensated employees, the maximum total contribution is 12% of compensation and the maximum pre-tax contribution is 8%. The Company matches 50% of the first 6% of pre-tax contributions made by employees. Employees are immediately 100% vested in their full account balance, including the company match.

Executive Annual Variable Compensation Plan

      The Executive Annual Variable Compensation Plan is a plan for executive officers of Land O’Lakes. The maximum award opportunity varies by the participant’s position up to a maximum of 60% of base pay. Awards from this plan are dependent on a combination of three elements of performance: 1) company overall results (30%); 2) targets for business performance (55%); and 3) individual performance commitments (15%). A minimum of 8% after-tax return on equity is the threshold performance level required to trigger any payments from the plan. Targets for company results, unit business performance and individual performance commitments are established annually. Once maximum awards from each of these components is achieved, excess awards may be granted. These awards also vary based on the participant’s position, between 80-96% of base salary.

Land O’Lakes, Inc. Executive Long-Term Variable Compensation Plan (1999-2001)

      The Land O’Lakes, Inc. Executive Long-Term Variable Compensation Plan was effective only for the years 1999-2001. The President and all officers of Land O’Lakes who were not otherwise participating in a long-term variable plan were eligible. The maximum award under this plan to any individual was 60% of their base salary at the end of the performance period. Awards made under the plan were based on the return on equity and net earnings of Land O’Lakes for the period between 1999 and 2001. One half of all awards was subject to mandatory deferral, with the other half payable in cash or eligible to be deferred, at the option of the award recipient.

Land O’Lakes Long-Term Incentive Plan

      The Land O’Lakes Long-Term Incentive Plan, initiated in 2001, is a phantom stock plan which allows certain employees to purchase “Units” under the plan. Neither options granted nor Units may be transferred, assigned, pledged, encumbered, or otherwise alienated from the grantee. Officers are eligible to participate, as are selected non-officers identified by the Chief Executive Officer. Participants are granted an annual award of options. One quarter of the options vest on December 31 of the year in which they are granted, with the rest vesting ratably on December 31 of the succeeding three years. These Units are not traditional stock, and do not provide the purchaser with any voting rights or rights to receive assets of Land O’Lakes.

      The purchase price of the option is established as of December 31 of the year prior to the grant of the option, based on a formula reflecting the value of the enterprise at the close of the fiscal year preceding the grant of the option. Participants may elect to exercise vested options to purchase units only during the period between January 1 and March 31 of any year. Units are valued each year on December 31, and are valued by the same formula by which the purchase price of the option is determined. Participants in the plan may purchase Units using cash or amounts in their deferred compensation accounts. In addition, the options have a net exercise provision which allows participants to use the value of appreciated options to buy Units. Finally, Land O’Lakes will loan participants, on an interest-free basis, an amount up to the appreciated value of the Units which the participant has, in order to purchase Units.

      Participants’ ability to redeem owned Units while employed is limited to 50% of the appreciated value of the cumulative total of Units previously purchased by such participant, until the value of the owned Units reaches an established ratio to the participant’s annual base pay. These ratios are established based on the level of the participant. Following death, inability to work due to disability, retirement or other termination, the participant has a limited period of time during which to exercise remaining vested options and/or redeem purchased units, which varies according to the circumstances of the participant’s cessation of employment.

Land O’Lakes Non-Qualified Deferred Compensation Plan

      The Land O’Lakes Non-Qualified Deferred Compensation Plan provides a select group of employees with base salaries in excess of $90,000 an opportunity to elect to defer a portion of their compensation for later payment at the earlier of their death, disability, retirement or other termination. Eligible employees may elect to defer a minimum of $1,000 up to a maximum 30% of compensation. The default distribution is monthly installments over a five year period. Deferred compensation is not included as compensation for purposes of the company’s qualified plans. The Company adds an additional amount equal to three percent (3%) of the participant’s elective deferrals to this plan. In addition, at the end of each calendar quarter, the Company credits the participant’s account balance with modest interest at a rate announced in advance of each calendar year. Benefits of this plan are paid out of the general assets of the corporation.

      Land O’Lakes maintains three non-qualified excess benefit plans for its officers. Benefits for all three of these plans are paid out of the general assets of the corporation.

Non-Qualified Executive Excess Benefit Plan (IRS Limits)

      The Non-Qualified Executive Excess Benefit Plan (IRS Limits) provides for a payment of a benefit to officers which is the equivalent of the difference between the benefit that would have been payable to the executive if the Land O’Lakes Employee Retirement Plan benefit formula were applied to the executive’s actual compensation, without regard for limitations on compensation or benefits imposed by the Internal Revenue Code, and the benefit actually payable under the Land O’Lakes Employee Retirement Plan.

Non-Qualified Executive Excess Benefit Plan (1989 Formula)

      The Non-Qualified Executive Excess Benefit Plan (1989 Formula) provides a non-qualified benefit to individuals who were officers as of January 1, 1989 at the time the defined benefit formula was changed. This excess benefit plan provides a benefit representing the difference between the accrued benefit under the formula as of December 31, 1988 and the accrued benefit under the Land O’Lakes Employee Retirement Plan at the time of the individual’s retirement.

  Non-Qualified Executive Excess Benefit Savings Plan

      The Non-Qualified Executive Excess Benefit Savings Plan provides a benefit to officers who participate in this savings plan by crediting an amount to a deferred compensation account which represents 3% of total compensation, net of any deferred compensation, less the amount of the company match contributed to the savings plan. Account balances are credited with a modest rate of interest quarterly. Distributions are made under the same circumstances and on the same terms as the individual has elected under the Land O’Lakes Non-Qualified Deferred Compensation Plan, or according to the default provisions of the Land O’Lakes Non-Qualified Deferred Compensation Plan in the absence of an election.

  California Cooperative Value Incentive Plan

      The California Cooperative Value Incentive Plan is similar to the Land O’Lakes Long-Term Incentive Plan. The primary difference is that participants may not actually purchase the phantom stock “Units” under this plan. Instead, plan participants who “exercise” options granted to them receive a cash distribution equal to the difference between the Unit value and the exercise price.

  Land O’Lakes Employee Retirement Plan

      The Land O’Lakes Employee Retirement Plan is a qualified defined benefit pension plan. All full-time, non-union Land O’Lakes employees are eligible to participate. Union employees may participate if their participation is specified by their collective bargaining agreement. An employee is fully vested in the plan after five years of vesting service. For most employees, the plan provides for a monthly benefit for the employee’s lifetime beginning at normal retirement age (social security retirement age), calculated according to the following formula: I[1.08% x Final Average Pay]+[.52% x (Final Average Pay-Covered Compensation)]J x years of credited service (up to a maximum of 30 years). These levels are illustrated by Table A below. Due to provisions of this plan providing that certain benefits existing in a previous version of the plan will not be reduced, certain employees, including Messrs. Gherty, Halverson and Hettinga, will instead receive the compensation at levels previously in effect for the retirement plan. These sums are described in Table B below.

      Final Average Pay is average monthly compensation for the highest paid 60 consecutive months of employment out of the last 132 months worked. Covered Compensation is an amount used to coordinate pension benefits with Social Security benefits. It is adjusted annually to reflect changes in the Social Security Taxable Wage Base, and varies with the employee’s year of birth and the year in which employment ends. The normal form of benefit for a single employee is a life-only annuity; for a married employee, the normal form is a 50% joint and survivor annuity. There are other optional annuity forms available. Terminated or retired employees who are at least 55 with 10 years of vesting service may elect a reduced early retirement benefit.

      As of January 1, 2002, Mr. Gherty was credited with 31 years of service, Mr. Halverson was credited with 31 years of service, Mr. Knutson was credited with 24 years of service, Mr. DeGregorio was credited with 20 years of service, Mr. Prince was credited with 6 years of service, Mr. Policinski was credited with 5 years of service and Mr. Hettinga was credited with 18 years of service.

PENSION PLAN TABLE

	Final
	Average Pay	Years of Service at Retirement

		10	15	20	25	30	35

Table A	$200,000	$30,100	$45,100	$60,100	$75,200	$90,200	$90,200
	400,000	62,100	93,100	124,100	155,200	186,200	186,200
	600,000	94,100	141,100	188,100	235,200	282,200	282,200
	800,000	126,100	189,100	252,100	315,200	378,200	378,200
	1,000,000	158,100	237,100	316,100	395,200	474,200	474,200
	1,200,000	190,100	285,100	380,100	475,200	570,200	570,200
Table B	$200,000	$34,700	$52,000	$69,400	$86,700	$104,100	$104,100
	400,000	76,000	114,000	152,100	190,100	228,100	228,100
	600,000	117,400	176,000	234,700	293,400	352,100	352,100
	800,000	158,700	238,000	317,400	396,700	476,100	476,100
	1,000,000	200,000	300,000	400,100	500,100	600,100	600,100
	1,200,000	241,400	362,000	482,700	603,400	724,100	724,100

Compensation of Directors and Managers

      The Chairman of the Board of Land O’Lakes is paid $30,000 annually; all other directors are paid $10,000 annually. In addition, all directors receive a $300 per diem and are reimbursed for their reasonable expenses incurred in attending board of directors meetings.

      Land O’Lakes Farmland Feed managers currently do not receive any cash compensation for their services as managers, but are reimbursed for their reasonable expenses incurred in attending meetings of the board of managers.

Employment Contracts

      Jack Prince is party to an Employment Agreement dated August 19, 1998, which was amended as of February 4, 2002. Pursuant to the terms of this employment agreement, Mr. Prince may terminate his employment with Land O’Lakes upon 60 days notice. In the event that Mr. Prince terminates his employment, he will receive one year of base pay. The terms of Mr. Prince’s employment agreement prevent him from competing in any industry which comprises a significant portion of the business of Land O’Lakes prior to July 1, 2004.

Security Ownership Of Certain Beneficial Owners And Management

      At December 31, 2001 no person, either individually or as a member of a group, beneficially owned in excess of five percent of any class of our voting securities, and our directors and executive officers did not, either individually or as a member of a group, beneficially own in excess of one percent of any class of our voting securities.

      At December 31, 2001 Land O’Lakes had a 92% membership interest in Land O’Lakes Farmland Feed and Farmland Industries had a 8% membership interest in Land O’Lakes Farmland Feed. As of December 31, 2001, no person beneficially owned in excess of five percent of any class of the voting securities of Land O’Lakes Farmland Feed, and its directors and executive officers did not, either individually or as a member of a group, beneficially own in excess of one percent of any class of its voting securities.

Certain Relationships And Related Transactions

      Land O’Lakes transacts business in the ordinary course with our directors and with our local cooperative members with which the directors are associated on terms no more favorable than those available to our other members.

      Pursuant to an agreement dated September 25, 2000, Land O’Lakes Farmland Feed licenses certain trademarks from Land O’Lakes on a royalty free basis, including LAND O LAKES, the Indian Maiden logo, Maxi Care, and Amplifier Max,for use in connection with its animal feed and milk replacer products. Land O’Lakes Farmland Feed also licenses certain trademarks of Farmland Industries, including Farmland, for use with its feed products.

      Pursuant to a Management Services Agreement dated September 1, 2000 between Land O’Lakes and Farmland Industries, Land O’Lakes provides certain management, operational and ancillary services to Land O’Lakes Farmland Feed. Land O’Lakes charges Land O’Lakes Farmland Feed for these services on an at-cost basis using methodologies approved by Land O’Lakes and the board of managers of Land O’Lakes Farmland Feed. For the year ended December 31, 2001, Land O’Lakes Farmland Feed paid Land O’Lakes $102.8 million for payroll and benefit related costs and $6.6 million for corporate services such as legal, insurance administration, tax administration, human resources, payroll and benefit administration, leasing, public relations, credit and collections, accounting and IT support.

      Pursuant to a Feed Supply Agreement dated September 29, 2000 between Land O’Lakes Farmland Feed and Farmland Industries, Farmland Industries agrees to purchase all of its branded feed, specialty feeds, catfish, swine and cattle feed, and ingredients, excluding grain, from Land O’Lakes Farmland Feed. Such purchases are made on a patronage basis, subject to the Articles of Incorporation and Bylaws of Farmland Industries. Such sales are to be made at prices competitive with those available from other suppliers. For the year ended December 31, 2001, Land O’Lakes Farmland Feed sold $6.8 million in feed and ingredients to Farmland Industries. This Feed Supply Agreement extends for the duration of Land O’Lakes Farmland Feed, or, for five years following the exercise by Land O’Lakes of its option to purchase Farmland Industries’ interest in Land O’Lakes Farmland Feed.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

      Subject to terms and conditions, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term “Expiration Date” means 12:00 a.m., New York City time, July 9, 2002. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. While we do not currently intend to extend the exchange offer, any extension would not exceed an additional 10 business days of the original Expiration Date. The term “Expiration Date” means the latest time and date to which the exchange offer is extended.

      As of the date of this prospectus, $350 million principal amount of Old Notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all holders of Old Notes known to us. Our obligation is to accept Old Notes for exchange pursuant to the exchange offer is subject to certain obligations as set forth under “— Conditions to the Exchange Offer.”

      We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      Old Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

      We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination of the holders of the Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Procedures for Tendering Old Notes

      The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in any accompanying letter of transmittal. Except as set forth below, to tender Old Notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to U.S. Bank, N.A., as exchange agent, at the address set forth below under “Exchange Agent” on or prior to the Expiration Date. In addition, either:

•	certificates for such Old Notes must be received by the exchange agent along with the letter of transmittal, or

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Old Notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 119 must be received by the exchange agent, prior to the Expiration Date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

      The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or Old Notes should be sent to us.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

      In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “Eligible Institution”). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

      We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the Expiration Date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the Old Notes.

      If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      By tendering Old Notes, you represent to us that, among other things:

•	the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder; and

•	neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the New Notes.

      In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the New Notes.

      If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

      The holder of each Old Note accepted for exchange will receive a New Note in the amount equal to the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

      In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

      If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the Old Notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the Expiration Date or the guaranteed procedures described below must be complied with.

Guaranteed Delivery Procedures

      If you desire to tender your Old Notes and your Old Notes are not immediately available, or time will not permit your Old Notes or other required documents to reach the exchange agent before the Expiration Date, a tender may be effected if:

•	the tender is made through an Eligible Institution,

•	prior to the Expiration Date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide (by facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

•	the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw your tender of Old Notes at any time prior to the Expiration Date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered Old Notes to be withdrawn,

•	the Old Notes to be withdrawn (including the principal amount of such Old Notes), and

•	where certificates for Old Notes have been transmitted, the name in which such Old Notes are registered, if different from that of the withdrawing holder.

      If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

      We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time or receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost of such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “— Procedures for Tendering Old Notes” above at any time on or prior to the Expiration Date.

Conditions to the Exchange Offer

      Notwithstanding any other provisions of the exchange offer, we are not required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Old Notes: (i) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or any Subsidiary Guarantor’s ability to proceed with the exchange offer; (iii) we shall not have received all governmental approvals that we deem necessary to consummate the exchange offer; or (iv) there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

      In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the Indenture under the Trust Indenture Act.

Exchange Agent

      U.S. Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank, N.A.

Corporate Trust Department
180 East Fifth Street
St. Paul, MN 55101
Telephone Number: (651) 244-8677
Facsimile Number: (651) 244-0711

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

      The principal solicitation is being made by mail by U.S. Bank, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture relating to the New Notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or other soliciting acceptances of the exchange offer.

      Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

      We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the New Notes.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of Old Notes in the exchange offer unless you instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

      If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the Indenture relating to the Old Notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act.

      The Old Notes are eligible for trading in the PORTAL market; however, we cannot assure you that a liquid trading market will develop, that you will be able to sell your Old Notes at a particular time or that the prices that you receive when you sell will be favorable. The New Notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. The PORTAL market is a screen-based market operated by the National Association of Securities Dealers. Trading in the PORTAL market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act.

      Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of New Notes, as set forth below. However, any purchaser of New Notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the New Notes:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

      We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the New Notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

      Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

DESCRIPTION OF THE NEW NOTES

      You can find the definitions of certain terms used in this description under the heading “Material Definitions.” In this description, the term “Land O’Lakes” refers only to Land O’Lakes, Inc. and not to any of its Subsidiaries. Certain of Land O’Lakes’ Subsidiaries will guarantee the New Notes and will be subject to many of the provisions contained in this description. Each Subsidiary that guarantees the New Notes is referred to in this section as a “Subsidiary Guarantor.”

      We will issue the New Notes under the indenture dated as of November 14, 2001, among Land O’Lakes, the Subsidiary Guarantors and U.S. Bank, N.A., as Trustee. This is the same indenture under which the Old Notes were issued. The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

      The following description is a summary of the material provisions of the indenture. It does not restate the terms of the indenture in their entirety. You should carefully read the indenture as it, and not this description, governs your rights as holders of the New Notes. We have filed a copy of the indenture as an exhibit to the registration statement that includes this prospectus.

Overview of the New Notes and Guarantees

      The New Notes:

•	are identical to the Old Notes, except that the transfer restrictions, registration rights and special redemption provisions do not apply to the New Notes;

•	are general unsecured obligations of Land O’Lakes;

•	rank equally in right of payment with all existing and future Senior Indebtedness of Land O’Lakes;

•	are senior in right of payment to all existing and future Subordinated Obligations of Land O’Lakes;

•	are effectively subordinated to any Secured Indebtedness of Land O’Lakes and its Subsidiaries to the extent of the value of the assets securing the Secured Indebtedness; and

•	are effectively subordinated to all liabilities, including trade payables and preferred stock, of each Land O’Lakes’ Subsidiary that is not a Subsidiary Guarantor.

The Guarantees

      The New Notes are Guaranteed by:

•	each domestic wholly-owned Subsidiary of Land O’Lakes, other than LOL Finance Co. and its Subsidiaries;

•	Land O’Lakes Farmland Feed LLC; and

•	each domestic wholly-owned Subsidiary of Land O’Lakes Farmland Feed LLC, other than LOL Farmland Feed SPV, LLC.

The New Notes are not Guaranteed by any of our other Subsidiaries, including our foreign Subsidiaries and the Unrestricted Subsidiaries. We refer to our Subsidiaries that do not guarantee the New Notes as the “Non-Guarantors.”

      The Subsidiary Guarantees:

•	are general unsecured obligations of each Subsidiary Guarantor;

•	rank equally in right of payment with all existing and future Senior Indebtedness of each Subsidiary Guarantor;

•	are senior in right of payment to all existing and future Subordinated Obligations of each Subsidiary Guarantor; and

•	are effectively subordinated to any Secured Indebtedness of each Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing the Secured Indebtedness.

      The New Notes are not Guaranteed by any of the Non-Guarantors. After eliminating intercompany activity, the Non-Guarantors:

•	had assets of $186.7 million or 6.5% of our total assets as of March 31, 2002;

•	had liabilities of $105.2 million or 5.7% of our total liabilities as of March 31, 2002 (excluding the $190.7 million of Capital Securities and indebtedness related to the Receivables Securitization);

•	generated net sales of $32.2 million or 2.1% of our consolidated net sales for the three months ended March 31, 2002; and

•	generated EBITDA of $(1.4) million for the three months ended March 31, 2002.

      A Non-Guarantor may become a Guarantor if the Non-Guarantor becomes a guarantor under the New Credit Facilities. A Non-Guarantor may also become a Guarantor of the New Notes if the New Credit Facilities are terminated without replacement and the Non-Guarantor is a Restricted Subsidiary.

      Unrestricted Subsidiaries will not be Subsidiary Guarantors or be subject to any of the restrictive covenants contained in the indenture. On November 14, 2001, the Unrestricted Subsidiaries were LOL Finance Co. and its wholly-owned Subsidiaries and all of our non-wholly-owned Subsidiaries other than Land O’Lakes Farmland Feed LLC and its wholly-owned Subsidiaries. Our board of directors may, in its discretion, designate other current or future, direct or indirect, Subsidiaries as Unrestricted Subsidiaries. The board may not make such a designation if the Subsidiary owns stock in, holds indebtedness of, or has a lien on the assets of Land O’Lakes or our consolidated Subsidiaries, or if the designation would cause us to violate the restrictions on investment contained in the indenture. After eliminating intercompany activity, the Unrestricted Subsidiaries:

•	had assets of $175.8 million or 6.1% of our total assets as of March 31, 2002;

•	had liabilities of $97.9 million or 5.3% of our total liabilities as of March 31, 2002 (in addition to the $190.7 million of Capital Securities);

•	generated net sales of $27.5 million or 1.8% of our total net sales for the three months ended March 31, 2002; and

•	generated EBITDA of $(1.2) million for the three months ended March 31, 2002.

Principal, Maturity and Interest

      We will issue New Notes in an aggregate principal amount of $350 million in exchange for Old Notes with an aggregate outstanding principal amount of $350 million. The New Notes will mature on November 15, 2011. We will issue the New Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

      Each New Note we issue will bear interest at a rate of 8 3/4% per annum beginning on November 14, 2001, or from the date we most recently paid interest on the Old Notes. We will pay interest semiannually on May 15 and November 15 of each year to holders of record at the close of business on the immediately preceding May 1 or November 1, as applicable. We will begin paying interest under the New Notes to holders on the first interest payment date following the consummation of the exchange offer.

Indenture May Be Used For Future Issuances

      We may issue additional notes having identical terms and conditions to the New Notes we are currently offering, which we refer to as the “Additional Notes.” We will only issue Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the indenture. Any Additional Notes will be part of the same issue as the New Notes that we are currently offering and will vote on all matters with such New Notes.

Paying Agent and Registrar

      We will pay the principal of, premium, if any, and interest on the New Notes at any Land O’Lakes office or any agency designated by Land O’Lakes. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 180 East 5th Street, Minneapolis, Minnesota 55101. We reserve the right to pay interest by check mailed directly to holders of New Notes at their registered addresses.

Transfer and Exchange

      A holder will be able to transfer or exchange New Notes at the same location given in “— Paying Agent and Registrar” above. No service charge will be made for the registration of any transfer or exchange of New Notes. Upon any transfer or exchange, the registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. In connection with any transfer or exchange, we may require a holder to pay any transfer tax, fee or other similar governmental charge required by law as permitted by the indenture. Land O’Lakes will not be required to transfer or exchange any New Note selected for redemption or to transfer or exchange any New Note for a period of 15 days prior to a selection of New Notes to be redeemed.

      The New Notes will be issued in registered form and the holder will be treated as the owner of such New Note for all purposes.

Optional Redemption

      We may not redeem the New Notes prior to November 15, 2006. After this date, we may redeem all or a part of the New Notes on not less than 30 nor more than 60 days’ prior notice, at the redemption prices below (expressed as percentages of principal amount) plus accrued and unpaid interest, if any, to the redemption date. The redemption prices below apply during the 12-month period commencing on November 15 of the years opposite the applicable price.

Redemption
Year	Price

2006	104.375%
2007	102.917%
2008	101.458%
2009 and thereafter	100.000%

Selection

      If we partially redeem New Notes, the Trustee will select the New Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee deems to be fair and appropriate. No note of $1,000 in original principal amount or less will be partially redeemed.

      If we redeem any New Note in part only, the notice of redemption relating to such New Note will state the portion of the principal amount to be redeemed. Upon cancellation of the original note, a New Note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder. On and after the redemption date, interest will cease to accrue on New Notes or the portions called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the New Notes to be redeemed.

Ranking

      The New Notes:

•	are unsecured Senior Indebtedness of Land O’Lakes;

•	rank equally in right of payment with all existing and future Senior Indebtedness of Land O’Lakes;

•	are senior in right of payment to all existing and future Subordinated Obligations of Land O’Lakes;

•	are effectively subordinated to any Secured Indebtedness of Land O’Lakes and its Subsidiaries to the extent of the value of the assets securing the Secured Indebtedness.

      The Subsidiary Guarantees:

•	are unsecured Senior Indebtedness of each Subsidiary Guarantor;

•	rank equally in right of payment with all existing and future Senior Indebtedness of each Subsidiary Guarantor;

•	are senior in right of payment to all existing and future Subordinated Obligations of each Subsidiary Guarantor; and

•	are effectively subordinated to any Secured Indebtedness of each Subsidiary Guarantor and its Subsidiaries to the extent of the value of the assets securing the Secured Indebtedness.

      We currently conduct a substantial portion of our operations through our Subsidiaries. The creditors of our Subsidiaries that are not Subsidiary Guarantors, including trade creditors and holders of preferred stock of such Subsidiaries, if any, generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of our creditors, including holders of the New Notes. The New Notes, therefore, will be effectively subordinated to the claims of creditors of our Subsidiaries that are not Subsidiary Guarantors.

      After eliminating intercompany activity, as of March 31, 2002, our Subsidiaries, other than Subsidiary Guarantors, had total liabilities, including trade payables, of approximately $105.2 million and no preferred stock outstanding (excluding the $190.7 million of Capital Securities).

      After eliminating intercompany activity, as of March 31, 2002:

•	Land O’Lakes had $604.1 million of Senior Indebtedness, excluding the Old Notes, unused commitments under the Credit Facilities and undrawn letters of credit, $584.1 million of which was Secured Indebtedness;

•	the Subsidiary Guarantors had $1.2 million of Senior Indebtedness, excluding their guarantees under the Credit Facilities and the Old Notes and residuals under the Receivables Securitization, $0.2 million of which was Secured Indebtedness; and

•	Land O’Lakes and the Subsidiary Guarantors had indebtedness subordinate to the New Notes aggregating $190.7 million.

      Although the indenture will limit the incurrence of Indebtedness by Land O’Lakes and the Restricted Subsidiaries and the issuance of preferred stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Land O’Lakes and its Subsidiaries may be able to incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. See “— Material Covenants — Limitation on Indebtedness” below.

Subsidiary Guarantees

      The Subsidiary Guarantors are:

•	each domestic wholly-owned Subsidiary of Land O’Lakes, other than LOL Finance Co. and its Subsidiaries, and

•	Land O’Lakes Farmland Feed LLC and each of its domestic wholly-owned Subsidiaries, other than LOL Farmland Feed SPV, LLC.

      The Subsidiary Guarantors jointly and severally, irrevocably and unconditionally, Guarantee all obligations of Land O’Lakes under the indenture and the New Notes. Each Subsidiary Guarantee will be the unsecured senior obligation of the Subsidiary Guarantor. The Subsidiary Guarantors are also required to pay any and all costs and expenses, including reasonable counsel fees and expenses, incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited, as necessary, to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

      Land O’Lakes will cause:

•	at any time that any Bank Indebtedness is outstanding, each Subsidiary that incurs or enters into a Guarantee of any Bank Indebtedness; and

•	at any time that no Bank Indebtedness is outstanding, each domestic and, to the extent no material adverse tax consequences would result therefrom, foreign Restricted Subsidiary that incurs any Indebtedness, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the New Notes. See “— Material Covenants — Future Subsidiary Guarantors” below.

      Each Subsidiary Guarantee is a continuing Guarantee and:

•	remains in full force and effect until payment in full of all obligations under the indenture and the New Notes;

•	is binding upon each Subsidiary Guarantor and its successors; and

•	inures to the benefit of, and is enforceable by, the Trustee, the holders and their successors, transferees and assigns.

      The Subsidiary Guarantee of a Subsidiary Guarantor is automatically released:

•	upon the sale, including through merger or consolidation, of the Capital Stock or substantially all of the assets of the Subsidiary if:

(1) the sale is made in compliance with the covenants described under “— Material Covenants — Limitation on Sales of Assets and Capital Stock” and, to the extent applicable, “Merger and Consolidation”; and

(2) after the sale, such Subsidiary is no longer a Subsidiary of Land O’Lakes.

•	upon the Subsidiary being designated an Unrestricted Subsidiary in compliance with the covenant described under “— Material Covenants — Limitation on Restricted Payments”; or

•	upon the Subsidiary ceasing to be a Subsidiary of Land O’Lakes as a result of any foreclosure on any pledge or security interest securing Bank Indebtedness or other exercise of remedies in connection with Bank Indebtedness if the Subsidiary is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement.

      In addition, at the option of Land O’Lakes, at any time that Bank Indebtedness is outstanding, if a Subsidiary is released from its Guarantee of, and all pledges and security interests granted in connection with, the Credit Agreement, then the Subsidiary will be released and relieved of any obligations under its Subsidiary Guarantee.

Change of Control

      If a Change of Control, as defined below in “— Material Definitions,” occurs, each holder will have the right to require Land O’Lakes to purchase all or any part of such holder’s New Notes at a purchase price in cash equal to 101% of the principal amount of New Notes to be purchased plus accrued and unpaid interest to the date of purchase. Despite the occurrence of a Change of Control, however, Land O’Lakes will not be obligated to purchase the New Notes pursuant to this section if it has exercised its right to redeem all the New Notes under the terms of the section titled “— Optional Redemption.”

      Within 30 days following any Change of Control, Land O’Lakes will mail a notice to each holder with a copy to the Trustee, which we refer to as the “Change of Control Offer,” stating:

•	that a Change of Control has occurred and that the holder has the right to require Land O’Lakes to purchase all or a portion of its New Notes at a purchase price in cash equal to 101% of the principal amount of New Notes to be purchased, plus accrued and unpaid interest to the date of purchase;

•	the circumstances, relevant facts and financial information regarding the Change of Control;

•	the purchase date, which may be no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

•	instructions, consistent with this covenant, that Land O’Lakes has determined a holder must follow in order to have its New Notes purchased.

      Land O’Lakes will not be required to make a Change of Control Offer upon a Change of Control if a third party:

•	makes the Change of Control Offer in compliance with the requirements set forth in the indenture; and

•	purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.

      If at the time of a Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of New Notes pursuant to this covenant, then prior to the mailing of the Change of Control Offer, but in any event within 30 days following any Change of Control, Land O’Lakes is required to:

•	repay in full all Bank Indebtedness or, if doing so will allow the purchase of New Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

•	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the New Notes.

      Land O’Lakes will comply, to the extent applicable, with the requirements of Sections 13e-4 and 14(e) of the Exchange Act and any other securities laws or regulations in connection with any offer for or the purchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Land O’Lakes will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

      The Change of Control purchase feature is a result of negotiations between Land O’Lakes and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control. In the future, however, Land O’Lakes may decide to engage in a transaction involving a Change of Control.

      Subject to the limitations discussed below, Land O’Lakes could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Land O’Lakes’ capital structure or credit ratings. Restrictions on the ability of Land O’Lakes to incur additional Indebtedness are contained in the covenants described under “— Material Covenants — Limitation on Indebtedness,” “— Limitation on Liens” and “— Limitation on Sale/ Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding. Except for these limitations, the indenture will not contain any covenants or provisions that may afford holders protection in the event of a highly leveraged transaction.

      Certain events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of Land O’Lakes may prohibit certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. In addition, if the holders exercise their right to require Land O’Lakes to purchase the New Notes, the financial effect of such repurchase on Land O’Lakes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not.

      In the event of a Change of Control, Land O’Lakes’ ability to pay cash to the holders upon a purchase of the New Notes may be limited by its financial resources at such time. Land O’Lakes may not have sufficient funds available when necessary to make any required purchases.

      The provisions under the indenture relative to Land O’Lakes’ obligation to make an offer to purchase the New Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the New Notes.

Material Covenants

      The indenture contains covenants including, among others, the following:

      Limitation on Indebtedness. (a) Land O’Lakes will not, and will not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness; provided, however, that Land O’Lakes or any Subsidiary Guarantor may incur Indebtedness if the Consolidated Coverage Ratio would be greater than 2.5:1 after giving effect to the Indebtedness.

      (b) Land O’Lakes and its Restricted Subsidiaries may incur the following Indebtedness without regard to the preceding paragraph (a):

(1) Bank Indebtedness in an aggregate principal amount not to exceed $1,200 million less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness and Indebtedness of Restricted Subsidiaries that are Securitization Vehicles in respect of Third Party Securities;

(2) Indebtedness of Land O’Lakes owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by Land O’Lakes or any other Restricted Subsidiary; provided, however, that:

• any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary which is the holder of such Indebtedness ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Land O’Lakes or a Restricted Subsidiary), will be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer of such Indebtedness; and

• if Land O’Lakes or a Restricted Subsidiary that is a Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Subsidiary Guarantor or by Land O’Lakes, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of Land O’Lakes with respect to the New Notes or such Restricted Subsidiary with respect to its Subsidiary Guarantee, as applicable;

(3) the Capital Securities in an aggregate amount not in excess of $200 million outstanding at any time;

(4) Indebtedness:

• represented by the New Notes (not including any Additional Notes) and the Subsidiary Guarantees;

• outstanding on November 14, 2001;

• consisting of Refinancing Indebtedness incurred in respect of any Indebtedness described in this clause (4) or in paragraph (a) above; and

• consisting of Guarantees by Land O’Lakes of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of Land O’Lakes or any other Restricted Subsidiary;

(5) with certain exceptions, Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Land O’Lakes and related Refinancing Indebtedness;

(6) Indebtedness relating to surety and similar arrangements and hedging transactions entered into in the ordinary course of business;

(7) purchase money indebtedness, capitalized lease obligations and Attributable Debt in an aggregate principal amount not in excess of $50 million outstanding at any time;

(8) (A) Indebtedness of Restricted Subsidiaries that are Securitization Vehicles in respect of Third Party Securities in an aggregate amount not to exceed $200 million outstanding at any time; and

(B) Indebtedness consisting solely of liens on Sellers’ Retained Interests in connection with Securitizations permitted by the indenture securing obligations in respect of Third Party Securities permitted to be incurred under clause (A) above;

(9) Indebtedness consisting of loans from Agriliance LLC and MoArk, LLC in the ordinary course of business for cash management purposes in an aggregate principal amount not to exceed $20 million outstanding at any time, provided that the loans are not outstanding for more than 30 days; or

(10) other Indebtedness in an aggregate principal amount on the date of incurrence that, when added to all other Indebtedness incurred pursuant to this clause and then outstanding, will not exceed $75 million.

      Limitation on Restricted Payments. Subject to exceptions set forth in the indenture, including the payment of Patronage, Land O’Lakes will not, and will not permit any Restricted Subsidiary to, directly or indirectly, do any of the following, which we refer to as “Restricted Payments”:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment of Patronage or any payment in connection with any merger or consolidation involving Land O’Lakes or any of its Subsidiaries) to the direct or indirect holders of its Capital Stock, except as set forth in the indenture:

(2) purchase, redeem, retire, make any revolvement payment or otherwise acquire for value any Capital Stock of Land O’Lakes or any Restricted Subsidiary held by Persons other than Land O’Lakes or a Restricted Subsidiary, provided that amounts owed from members that can be offset against Patronage payable to such members are not prohibited by this paragraph (a)(2);

(3) purchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations or Indebtedness owed to the trust entity that has issued the Capital Securities, unless acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity of any Subordinated Obligations or Indebtedness due within one year of the date of acquisition;

(4) make any Investment, other than a Permitted Investment, in any Person,

      if at the time Land O’Lakes or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing or would occur as a result of the Restricted Payment;

(B) Land O’Lakes could not incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the date of the indenture would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period from January 1, 2001 to the end of the most recent fiscal quarter for which consolidated financial statements of Land O’Lakes are publicly available prior to the date of such Restricted Payment (or, if such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) except as set forth in the indenture, the aggregate Net Cash Proceeds received by Land O’Lakes from the issue or sale of its Capital Stock;

(iii) the amount by which Indebtedness of Land O’Lakes or its Restricted Subsidiaries is reduced on Land O’Lakes’ balance sheet upon the conversion or exchange, other than by a Subsidiary of Land O’Lakes, of any Indebtedness of Land O’Lakes or its Restricted Subsidiaries issued which is convertible or exchangeable for Capital Stock of Land O’Lakes, less the amount of any cash or the fair market value of other property distributed by Land O’Lakes or any Restricted Subsidiary upon such conversion or exchange;

(iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) distributions, repayments of the principal of loans or advances or other transfers of assets to Land O’Lakes or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case as provided in the definition of “Investment,” not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Land O’Lakes or any Restricted Subsidiary in such Unrestricted Subsidiary; and

(v) an amount equal to the cash distributions received by Land O’Lakes or any of its Restricted Subsidiaries from any other Person (other than Land O’Lakes or a Restricted Subsidiary) during the period from the beginning of the fiscal quarter during which the indenture was executed to the end of the most recent fiscal quarter for which consolidated financial statements of Land O’Lakes are publicly available prior to the date of such Restricted Payment.

      Limitation on Restrictions on Distributions from Restricted Subsidiaries. Subject to exceptions set forth in the indenture, including preexisting liens, restrictions and refinancings, Land O’Lakes will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Land O’Lakes;

(2) make any loans or advances to Land O’Lakes; or

(3) transfer any of its property or assets to Land O’Lakes,

      Limitation on Sales of Assets and Subsidiary Stock. (a) Land O’Lakes will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) Land O’Lakes or the Restricted Subsidiary receives consideration, including assumption of or relief from liabilities, at the time of the Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition;

(2) Land O’Lakes or the Restricted Subsidiary receives at least 80% of the consideration for the Asset Disposition in the form of cash; and

(3) Land O’Lakes or the Restricted Subsidiary applies an amount equal to 100% of the Net Available Cash from the Asset Disposition in the manner specified in the indenture, including the acquisition of bank indebtedness, reinvestment in additional assets and repurchases of New Notes.

      Land O’Lakes and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10 million.

      Land O’Lakes will comply, to the extent applicable, with the requirements of Sections 13e-4 and 14(e) of the Exchange Act and any other securities laws or regulations in connection with any offer for or the repurchase of New Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Land O’Lakes will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

      Limitation on Transactions with Affiliates. Subject to exceptions set forth in the indenture, Land O’Lakes will not, and will not permit any Restricted Subsidiary to, directly or indirectly, purchase, sell, lease or exchange any property; render any service; or enter into or conduct any transaction or series of related transactions with any Land O’Lakes’ Affiliate, which we refer to as an “Affiliate Transaction,” unless such transaction is on terms:

(1) that are no less favorable to Land O’Lakes or the relevant Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) that, if the Affiliate Transaction involves an aggregate amount in excess of $10 million;

• are set forth in writing; and

• have been approved by a majority of the members of Land O’Lakes’ board of directors not having a personal stake in the Affiliate Transaction, other than as a member of Land O’Lakes generally; and

(3) that, if the Affiliate Transaction involves an amount in excess of $25 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to Land O’Lakes and its Restricted Subsidiaries.

      Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Land O’Lakes will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, other than in a transaction resulting in a Permitted Lien, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

(1) to Land O’Lakes or a Restricted Subsidiary;

(2) if, immediately after giving effect to such issuance, sale or other disposition, neither Land O’Lakes nor any of its Subsidiaries own any Capital Stock of the Restricted Subsidiary;

(3) if, immediately after giving effect to such issuance or sale;

• the Restricted Subsidiary would no longer constitute a Restricted Subsidiary; and

• any interest remaining in such Restricted Subsidiary would have been permitted as an Investment under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition; or

(4) if, immediately after giving effect to such issuance, sale or other disposition, the Restricted Subsidiary would continue to constitute a Restricted Subsidiary.

      The proceeds of any sale of Capital Stock permitted above will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”

      Limitation on Liens. Land O’Lakes will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any lien of any nature whatsoever on any of its property or assets, including Capital Stock of a Restricted Subsidiary, whether owned at or acquired after November 14, 2001, without effectively providing for the New Notes to be secured equally and ratably with, or prior to, the obligations so secured for so long as such obligations are so secured. The preceding sentence will not apply to Permitted Liens.

      SEC Reports. Under applicable law, Land O’Lakes will be required to file certain periodic information with the SEC following the effectiveness of the registration statement of which this prospectus forms a part. However, these reporting obligations will be automatically suspended if, at any time after this fiscal year, less than 300 persons hold the New Notes of record. Whether or not required by Section 13 or 15(d) of the

Exchange Act, Land O’Lakes will file with the SEC for public availability its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. Within 15 days of filing such documents, Land O’Lakes will provide copies of them to the Trustee and holders and, upon request, prospective holders.

      At any time that Land O’Lakes is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and the SEC will not accept filings from companies not subject to such requirements, Land O’Lakes may satisfy its obligations under the preceding paragraph by providing the required annual reports, information, documents and other reports to the Trustee and holders and, upon request, prospective holders. Land O’Lakes also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

      Cooperative Status. Land O’Lakes will maintain its status as a cooperative under both Subchapter T of the Code and Minnesota Law.

      Future Subsidiary Guarantors. Land O’Lakes will cause:

• at any time that any Bank Indebtedness is outstanding, each Subsidiary that incurs or enters into a Guarantee of any Bank Indebtedness; and

• at any time that no Bank Indebtedness is outstanding, each domestic and, to the extent no material adverse tax consequences would result therefrom, foreign Restricted Subsidiary that incurs any Indebtedness;

to become a Subsidiary Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the indenture pursuant to which the Subsidiary will Guarantee payment of the New Notes. Each Subsidiary Guarantee will be limited as necessary to prevent the Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

      Limitation on Lines of Business. Land O’Lakes will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

      Limitation on Sale/ Leaseback Transactions. Land O’Lakes will not, and will not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with respect to any property unless:

(1) Land O’Lakes or the Restricted Subsidiary would be entitled to:

(A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/ Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness”; and

(B) create a lien on such property securing such Attributable Debt without equally and ratably securing the New Notes pursuant to the covenant described under “— Limitation on Liens”;

(2) the gross proceeds received by Land O’Lakes or the Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair market value of the property; and

(3) the transfer of the property is permitted by, and Land O’Lakes applies the proceeds of such transaction in compliance with, the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”

After the Fall-Away Date, as defined below, the requirements of clauses (1)(A) and (3) above will no longer apply.

      Fall-Away of Covenants. After the date, which we refer to as the “Fall-Away Date,” on which:

(1) the New Notes have been assigned an investment grade rating by both rating agencies;

(2) if the investment grade rating is BBB-, in the case of S&P, or Baa3, in the case of Moody’s, it may not be accompanied by either:

(A) in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof; or

(B) in the case of Moody’s, a negative outlook, a review for possible downgrade or the equivalent thereof;

(3) no Default or Event of Default under the indenture has occurred and is continuing; and

(4) Land O’Lakes has delivered an officers’ certificate to the Trustee certifying that the conditions set forth above are satisfied,

Land O’Lakes and the Restricted Subsidiaries will no longer be subject to the following provisions of the indenture:

•	“— Limitation on Indebtedness”;

•	“— Limitation on Restricted Payments”;

•	“— Limitation on Restrictions and Distributions from Restricted Subsidiaries”;

•	“— Limitation on Sales of Assets and Subsidiary Stock”;

•	“— Limitation on Transactions with Affiliates”;

•	“— Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”;

•	“— Limitation on Lines of Business”; and

•	“— clause (3) of the first paragraph of “Merger and Consolidation.”

Merger and Consolidation

      Land O’Lakes will not (1) consolidate with or merge with or into any Person, or (2) convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person, which we refer to as the “Successor Company” will:

•	be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; and

•	if not Land O’Lakes, will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Land O’Lakes under the New Notes and the indenture;

(2) immediately after giving effect to the transaction, no Default will have occurred and be continuing; provided that any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of the transaction will be treated as having been incurred by the Successor Company or such Restricted Subsidiary at the time of the transaction;

(3) immediately after giving effect to the transaction, the Successor Company would be able to incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “— Material Covenants — Limitation on Indebtedness”;

(4) immediately after giving effect to the transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Land O’Lakes immediately prior to such transaction;

(5) Land O’Lakes will have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture; and

(6) Land O’Lakes will have delivered to the Trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Land O’Lakes under the indenture. In the event of a conveyance, transfer or lease of all or substantially all of Land O’Lakes’ assets, the obligation to pay the principal of and interest on the New Notes will remain in full force and effect.

      In addition, except in a transaction which results in the Subsidiary Guarantor being released from its Subsidiary Guarantee as provided in the indenture, Land O’Lakes will not permit a Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person, which we refer to as the “Successor Guarantor”:

•	will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; and

•	if not such Subsidiary Guarantor, will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(2) immediately after giving effect to the transaction, no Default will have occurred and be continuing; provided that any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of the transaction will be treated as having been incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction; and

(3) Land O’Lakes will have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

      The preceding provisions of this covenant will not prohibit a Restricted Subsidiary from consolidating with, merging into or transferring all or part of its properties and assets to Land O’Lakes or any Subsidiary Guarantor.

Defaults

      Each of the following is an Event of Default:

(1) a default for 30 days in any payment when due of interest on any New Note;

(2) a default in the payment when due of principal of any New Note at its stated maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3) the failure by Land O’Lakes or any Restricted Subsidiary to comply with its obligations under the covenant described under “— Merger and Consolidation” above;

(4) the failure by Land O’Lakes or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “— Change of Control” or “— Material Covenants” above, in each case, other than a failure to purchase New Notes;

(5) the failure by Land O’Lakes or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the New Notes or the indenture;

(6) the failure by Land O’Lakes or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by its holders because of a default, but only if the total amount of such Indebtedness unpaid or accelerated exceeds $15 million or its foreign currency equivalent, which we refer to as the “cross acceleration provision”;

(7) certain events of bankruptcy, insolvency or reorganization of Land O’Lakes or a Significant Subsidiary, which we refer to as the “bankruptcy provisions”;

(8) the rendering of any judgment or decree for the payment of money in excess of $15 million or its foreign currency equivalent against Land O’Lakes or a Restricted Subsidiary if:

•	an enforcement proceeding thereon is commenced by any creditor; or

•	such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed.

We refer to this provision as the “judgment default provision.” This provision does not include judgments which are covered by enforceable insurance policies issued by reputable and creditworthy insurance companies for which coverage has been acknowledged in writing; or

(9) any Subsidiary Guarantee by a Subsidiary Guarantor ceases to be in full force and effect, except as contemplated by its terms, or any Subsidiary Guarantor or Person acting by or on behalf of such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the indenture or the Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.

      The preceding items will constitute Events of Default regardless of the reason for the Event of Default including whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

      However, a default under clauses (4), (5) or (9) above will not constitute an Event of Default until the Trustee notifies Land O’Lakes of the default or the holders of at least 25% in principal amount of the outstanding New Notes notify Land O’Lakes and the Trustee of the default and in either case Land O’Lakes or the Subsidiary Guarantor, as applicable, does not cure the default within the time specified in clauses (4), (5) or (9) above after receipt of such notice.

      If an Event of Default, other than an Event of Default under the bankruptcy provisions as they apply to Land O’Lakes, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding New Notes may, by notice to Land O’Lakes, declare the principal of and accrued but unpaid interest on all the New Notes to be due and payable. Upon such a declaration, the principal and interest will be due and payable immediately. If an Event of Default under the bankruptcy provisions as they apply to Land O’Lakes occurs, the principal of and interest on all the New Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding New Notes may rescind any such acceleration with respect to the New Notes and its consequences.

      Subject to the provisions of the indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the New Notes unless:

•	the holder has previously given the Trustee notice that an Event of Default is continuing;

•	holders of at least 25% in principal amount of the outstanding New Notes have requested the Trustee in writing to pursue the remedy;

•	the holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

•	the Trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding New Notes have not given the Trustee a direction inconsistent with the request within such 60-day period.

      Subject to restrictions contained in the indenture, the holders of a majority in principal amount of the outstanding New Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture; that the Trustee determines is unduly prejudicial to the rights of any other holder; or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

      If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within the earlier of 90 days after it occurs; 30 days after it is known to a trust officer; or 30 days after written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any New Note, including payments pursuant to the redemption provisions of a New Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders. In addition, Land O’Lakes will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. Land O’Lakes will also be required to deliver to the Trustee written notice of any event which would constitute certain Events of Default, the status of the event and what action Land O’Lakes is taking or proposes to take regarding the event. The notice must be delivered within 30 days of the event.

Amendments and Waivers

      Subject to exceptions contained in the indenture, the indenture or the New Notes may be amended with the written consent of the holders of a majority in principal amount of the New Notes then outstanding. Any past default or compliance with any provisions of the New Notes or indenture may be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding. However, without the written consent of each holder of an outstanding New Note affected, no amendment may:

(1) reduce the amount of New Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any New Note;

(3) reduce the principal of or extend the stated maturity of any New Note;

(4) reduce the premium payable upon the redemption of any New Note or change the time at which any New Note may be redeemed as described under “— Optional Redemption” above;

(5) make any New Note payable in money other than that stated in the New Note;

(6) impair the right of any holder to receive payment of principal of, and interest on, such holder’s New Notes on or after the due dates for such New Notes or to institute suit for the enforcement of any payment on or with respect to such holder’s New Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(8) modify the Subsidiary Guarantees in any manner adverse to the holders.

      Without the consent of any holder, Land O’Lakes, the Subsidiary Guarantors and the Trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of Land O’Lakes under the indenture;

(3) provide for uncertificated New Notes in addition to or in place of certificated New Notes;

(4) add additional Guarantees with respect to the New Notes;

(5) secure the New Notes;

(6) add to the covenants of Land O’Lakes for the benefit of the holders or to surrender any right or power conferred upon Land O’Lakes;

(7) make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture;

(8) provide for the issuance of the Additional Notes; or

(9) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

Defeasance

      Land O’Lakes may at any time terminate all its obligations under the New Notes and the indenture, which we refer to as “legal defeasance,” except for obligations with respect to:

(1) the defeasance trust;

(2) the registration of the transfer or exchange of the New Notes;

(3) the replacement of mutilated, destroyed, lost or stolen New Notes; and

(4) the maintenance of a registrar and paying agent in respect of the New Notes.

      In addition, Land O’Lakes may at any time terminate:

(1) its obligations under the covenants described under “— Material Covenants;”

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “— Defaults” above; and

(3) the limitations contained in clauses (3) and (4) under the first paragraph of “— Merger and Consolidation” above.

      We refer to a termination described above as “covenant defeasance.”

      In the event that Land O’Lakes exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

      Land O’Lakes may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Land O’Lakes exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default. If Land O’Lakes exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (4) or (6) or (7), with respect only to Significant Subsidiaries, or (8) with respect only to Restricted Subsidiaries, under “— Defaults” above or because of the failure of Land O’Lakes to comply with clause (3) or (4) under the first paragraph of “— Merger and Consolidation” above.

      In order to exercise either defeasance option:

(1) Land O’Lakes must irrevocably deposit in trust with the Trustee, which we refer to as the “defeasance trust,” money, U.S. Government obligations or a combination thereof in such amounts as will be sufficient to pay the principal, premium, if any, and interest on the New Notes to redemption or maturity, as the case may be; and

(2) Land O’Lakes must deliver to the Trustee an opinion of counsel to the effect that:

• holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance; and

• holders will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

      In the case of legal defeasance only, the opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Concerning the Trustee

      U.S. Bank, N.A. is the Trustee under the indenture and has been appointed by Land O’Lakes as Registrar and Paying Agent with regard to the New Notes.

Governing Law

      The indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required.

Material Definitions

      Set forth below are the material defined terms used in the indenture. Reference is made to the indenture for all defined terms.

      “accounts” means all accounts, as defined in the New York Uniform Commercial Code, and Account Assets with respect to such accounts, including those related to the dairy businesses of Land O’Lakes and the Restricted Subsidiaries and payable to such parties, including, but not limited to:

(1) accounts receivable generated from the marketing and sale of milk, butter, cheese, cream products, dairy and non-dairy spreads, whey, non-fat dry milk, cocoa, and other dairy or dairy related products sold for consumer use; and

(2) licensing fees relating to dairy products and dairy related services, and the proceeds thereof.

      For purposes of this definition, CoBank Accounts and the Account Assets with respect to such CoBank Accounts are specifically excluded.

      “Account Assets” means, collectively, with respect to Accounts or CoBank Accounts, as the case may be, all such Accounts or CoBank Accounts, together with:

(1) all right, title and interest in and to all contracts that relate to any of such accounts;

(2) all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any of such accounts, whether pursuant to the contracts related to such accounts or otherwise;

(3) all UCC financing statements covering any collateral securing payment of any of such accounts;

(4) all Guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of any of such accounts whether pursuant to the contracts related to any of such accounts or otherwise;

(5) all interest in the merchandise, goods, products or other property, including any that is returned, if any, the sale of which gave rise to any of such accounts; and

(6) all proceeds of (1)-(5) above.

      “Additional Assets” means:

(1) any property or assets, other than Indebtedness and Capital Stock, to be used by Land O’Lakes or a Restricted Subsidiary in a Permitted Business;

(2) any Investments in Permitted Businesses permitted by the covenant described under “— Material Covenants — Limitation on Restricted Payments”;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Land O’Lakes or another Restricted Subsidiary; or

(4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (3) or (4) above is primarily engaged in a Permitted Business.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to directly or indirectly direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have correlative meanings. For purposes of the provisions described under “— Material Covenants — Limitation on Transactions with Affiliates” and “— Material Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” means any beneficial owner of shares representing 10% or more of the total voting power of the voting stock, of Land O’Lakes on a fully diluted basis or of rights or warrants to purchase voting stock, whether or not currently exercisable, and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence of this definition.

      “Asset Disposition” means any sale, lease, transfer or other disposition, or series of related sales, leases, transfers or dispositions, by Land O’Lakes or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction, of:

(1) any shares of Capital Stock of a Restricted Subsidiary, other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Land O’Lakes or a Restricted Subsidiary;

(2) all or substantially all the assets of any division or line of business of Land O’Lakes or any Restricted Subsidiary; or

(3) any other assets of Land O’Lakes or any Restricted Subsidiary outside of the ordinary course of its business.

      The definition of Asset Disposition does not include:

(1) a disposition by a Restricted Subsidiary to Land O’Lakes or by Land O’Lakes or a Restricted Subsidiary to a wholly-owned Subsidiary;

(2) for purposes of the provisions described under “— Material Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to the covenant described under “— Material Covenants — Limitation on Restricted Payments”;

(3) a disposition of assets with a fair market value of less than $500,000;

(4) the disposition of all or substantially all of the assets of Land O’Lakes in a manner permitted by the covenant described under “— Merger and Consolidation”; and

(5) the sale to one or more Securitization Vehicles of accounts receivable, including Account Assets, or inventory in Securitizations, provided that;

• each such Securitization is effected on market terms;

• the aggregate amount of Third Party Securities in respect of all such Securitizations does not exceed $200 million at any time outstanding; and

• an amount equal to the Net Available Cash from each Securitization is applied to the mandatory repayment of Bank Indebtedness even though, in the case of the Amended and Restated Five-Year Credit Agreement referred to in the definition of Credit Agreement, the commitment is not required to be reduced.

      For the purposes of (5) above, Land O’Lakes and its Restricted Subsidiaries:

(1) will be deemed at the time of any issuance by the relevant Securitization Vehicle of Third Party Securities to have received the Net Available Cash received by the Securitization Vehicle from the issuance of Third Party Securities; and

(2) will not be deemed to have received Net Available Cash in connection with ongoing sales of accounts receivable (including Account Assets) or inventory to such Securitization Vehicle that are purchased by it with the proceeds from collections of receivables or from ordinary course sales of inventory, in each case previously purchased by it pursuant to such Securitization.

      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction, including any period for which such lease has been extended. The present value of the total obligations will be determined using as a discount rate the interest rate borne by the New Notes, compounded annually.

      “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect to the Credit Agreement, as amended from time to time, including principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable in connection with the Credit Agreement. As used in this definition, “interest” includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Land O’Lakes whether or not a claim for post-filing interest is allowed in such proceedings. Refinancing Indebtedness in respect of the Credit Agreement may be incurred from time to time after termination of the Credit Agreement and such Refinancing Indebtedness will be deemed to constitute Bank Indebtedness.

      “Capital Stock” of any Person means any and all shares, membership interests, limited liability company interests, rights to purchase, warrants, options, participations or other equivalents of or interests in equity of such Person, however designated, including any preferred stock and any cooperative membership interests or accounts, but excluding any debt securities convertible into such equity.

      “Change of Control” means the occurrence of any of the following:

(1) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of Land O’Lakes; provided, however, for purposes of this clause (1):

(A) “beneficial owner” has the meaning ascribed to it in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that the person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and

(B) any person will be deemed to beneficially own any voting stock of an entity (the “specified entity”) held by any other entity (the “parent entity”), if such other person is the beneficial owner, directly or indirectly, of more than 35% of the voting power of the voting stock of such parent entity;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted Land O’Lakes’ board of directors, together with any new directors whose election by the board of directors or whose nomination for election was approved by a vote of 66 2/3% of the directors of Land O’Lakes then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of Land O’Lakes;

(4) the failure of Land O’Lakes to maintain cooperative status under Subchapter T of the Code or Minnesota law;

(5) the merger or consolidation of Land O’Lakes with or into another Person or the merger of another Person with or into Land O’Lakes, if the securities of Land O’Lakes that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of Land O’Lakes are changed into or exchanged for cash, securities or property, unless, in addition to any other consideration, such securities are changed into or exchanged for securities of the surviving Person or transferee that represent at least a majority of the aggregate voting power of the voting stock of the surviving Person or transferee; or

(6) the sale of all or substantially all the assets of Land O’Lakes to another Person.

      “CoBank Accounts” means:

(1) accounts related to the feed businesses of Land O’Lakes Farmland Feed LLC and Purina Mills, LLC, its Subsidiaries and their respective successors, including, but not limited to, accounts receivable generated from the sale of animal feed and feed ingredients, soybean meal, premixes, non-grain protein ingredients, grains, vitamins, minerals, branded feed products, complete feed products, milk replacer products, feed additives, animal health products, farm supply products, toll milling services and other feed related services and the proceeds from such accounts;

(2) accounts related to the seed business of Land O’Lakes including, but not limited to, accounts receivable generated from the sale of seed, licensing fees and seed related services and the proceeds from such accounts;

(3) accounts related to the swine businesses of Land O’Lakes, Land O’Lakes Farmland Feed LLC and Purina Mills, LLC, its Subsidiaries and their respective successors, including, but not limited to, accounts receivable generated from the sale of swine and swine related services and the proceeds from such accounts; and

(4) all Account Assets related to (1), (2) and (3) above.

      For purposes of this definition, the CoBank Accounts related to the swine businesses of Land O’Lakes and Land O’Lakes Farmland Feed LLC will not include any such right to payment where payments have been sent to a lockbox or lockbox account other than those specified in the guarantee and collateral agreement related to the Credit Agreement dated as of October 11, 2001 between Land O’Lakes and CoBank.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination, to

(2) Consolidated Interest Expense for such four fiscal quarters.

      “Consolidated Interest Expense” means, for any period, the total interest expense of Land O’Lakes and its consolidated Restricted Subsidiaries, plus, to the extent incurred by Land O’Lakes and its consolidated Restricted Subsidiaries in such period but not included in such interest expense:

(1) interest expense attributable to capitalized lease obligations and to leases constituting part of a Sale/ Leaseback Transaction;

(2) amortization of debt discount and debt issuance costs;

(3) capitalized interest;

(4) noncash interest expense;

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by Land O’Lakes or any Restricted Subsidiary;

(7) net costs associated with Hedging Obligations of interest rate and foreign currency exposure, including amortization of fees;

(8) dividends in respect of all Disqualified Stock of Land O’Lakes and all preferred stock of any of its Subsidiaries to the extent held by Persons other than Land O’Lakes or a wholly-owned Subsidiary;

(9) interest incurred in connection with investments in discontinued operations;

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person, other than Land O’Lakes, in connection with Indebtedness incurred by such plan or trust; and

(11) the amount of dividends paid in respect of the Capital Securities.

      The term “Consolidated Interest Expense” specifically includes commissions, discounts, yield and other fees and charges incurred in connection with any transaction, including, without limitation, any Securitization, pursuant to which Land O’Lakes or any Subsidiary of Land O’Lakes may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets or inventory or related assets of the type specified in the definition of “Securitization.”

      “Consolidated Net Income” means, for any period, the net income of Land O’Lakes and its consolidated Subsidiaries for such period. For purposes of this definition, Consolidated Net Income does not include:

(1) any net income of any Person, other than Land O’Lakes, if such Person is not a Restricted Subsidiary;

(2) any net income or loss of any Person acquired by Land O’Lakes or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income or loss of any Restricted Subsidiary, other than a Restricted Subsidiary which is a Subsidiary Guarantor on the date of the indenture, if such Restricted Subsidiary, subject to exceptions set forth in the indenture, is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Land O’Lakes, except that:

(A) subject to the limitations contained in clause (4) below, Land O’Lakes’ equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Land O’Lakes or another Restricted Subsidiary as a dividend or other distribution, subject in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause, and

(B) Land O’Lakes’ equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(4) any gain, but not loss, realized upon the sale or other disposition of any asset of Land O’Lakes or its consolidated Subsidiaries, including pursuant to any Sale/ Leaseback Transaction, that is not sold or otherwise disposed of in the ordinary course of business and any gain, but not loss, realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any extraordinary gain or loss;

(6) the cumulative effect of a change in accounting principles; and

(7) for the year ended December 31, 2001, charges and expenses resulting from the acquisition of Purina Mills, Inc. consisting of:

(A) up to $18.5 million of extraordinary expenses related to early extinguishment of debt;

(B) up to $21.0 million of non-cash accruals for plant writedowns; and

(C) up to $5.1 million of expenses related to the cancellation of an interest rate swap of Purina Mills, Inc.

      Solely for the purpose of the covenant described under “— Material Covenants — Limitation on Restricted Payments,” the definition of Consolidated Net Income excludes any dividends, repayments of loans or advances or other transfers or distributions of cash or other assets from Unrestricted Subsidiaries to Land O’Lakes or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) or (v) of such covenant.

      “Consolidated Net Worth” means the total of the amounts shown on the balance sheet of Land O’Lakes and its Restricted Subsidiaries, determined on a consolidated basis, as of the end of the most recent fiscal quarter of Land O’Lakes ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as:

(1) the par or stated value of all outstanding capital stock of Land O’Lakes, plus

(2) member equity relating to such capital stock, plus

(3) any retained earnings or earned surplus, less

(A) any accumulated deficit, and

(B) any amounts attributable to Disqualified Stock.

      “Credit Agreement” means collectively:

(1) the Credit Agreement dated as of October 11, 2001, among Land O’Lakes, the Chase Manhattan Bank, as administrative agent and the lenders party to such agreement;

(2) the Amended and Restated Five-Year Credit Agreement dated as of October 11, 2001, among Land O’Lakes, the lenders party to such agreement, and The Chase Manhattan Bank, as administrative agent; and

(3) the CoBank Receivables Loan Agreement;

each as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the indenture, unless otherwise agreed to by the holders of at least a majority in aggregate principal amount of New Notes at the time outstanding.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Capital Stock convertible or exchangeable solely at the option of Land O’Lakes or a Restricted Subsidiary; provided, however, that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable; or

(3) is redeemable at the option of the holder thereof, in whole or in part,

on or prior to 91 days following the stated maturity of the New Notes. Notwithstanding the previous sentence, any Capital Stock that would constitute Disqualified Stock solely because holders thereof have the right to require such Person to repurchase or redeem the Capital Stock upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “— Change of Control” and “— Material Covenants — Limitation on Sale of Assets and Subsidiary Stock.”

      “EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) income tax expense of Land O’Lakes and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of Land O’Lakes and its consolidated Restricted Subsidiaries;

(4) amortization expense of Land O’Lakes and its consolidated Restricted Subsidiaries, excluding amortization expense attributable to a prepaid cash item that was paid in a prior period;

(5) all other noncash charges of Land O’Lakes and its consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period), less all non-cash items of income of Land O’Lakes and its consolidated Restricted Subsidiaries; and

(6) up to $20.0 million of cash severance costs incurred in 2001 and 2002 in connection with plant closings resulting from the acquisition of Purina Mills, Inc.

      For purposes of this definition, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of Land O’Lakes will be added to Consolidated Net Income to compute EBITDA:

(1) only to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income; and

(2) except for Restricted Subsidiaries which are Subsidiary Guarantors on November 14, 2001, only if a corresponding amount would be permitted at the date of determination to be distributed as a dividend to Land O’Lakes by such Restricted Subsidiary without prior approval, which has not been obtained, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring, in any other manner, payment to the obligee of such Indebtedness or other obligation or to protect such obligee, in whole or in part, against loss in connection with the Indebtedness or other obligation.

      For purposes of this definition, the term “Guarantee” excludes endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” means any Person Guaranteeing any obligation.

      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements;

(2) currency exchange, interest rate or commodity cap agreements;

(3) currency exchange, interest rate or commodity collar agreements; and

(4) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

      “Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations, including reimbursement obligations, of such Person in respect of letters of credit or other similar instruments;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables) which purchase price is due more than six months after the date of placing such property in service, taking delivery and title to such property or the completion of such services;

(5) all capitalized lease obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock, but excluding in each case, any accrued dividends;

(7) all Indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person will be the lesser of:

(A) the fair market value of such asset at such date of determination; and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person;

(9) all obligations in respect of Third Party Securities issued by such Person in Securitizations, regardless of whether denominated as equity or debt securities; and

(10) all obligations of other Persons of the type referred to in clauses (1)-(9) above and all dividends of other Persons, in either case, for which the Person is directly or indirectly responsible or liable for payment of such obligations or dividends, as obligor, guarantor or otherwise (including by means of any Guarantee).

      The amount of Indebtedness of a Person at any date will be:

(1) the outstanding balance at such date of all unconditional obligations as described above in this definition; and

(2) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, at such date.

      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

      “Investment” in any Person means any:

(1) direct or indirect advance, loan, or other extension of credit to such Person, including by way of Guarantee or similar arrangement, other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender;

(2) any capital contribution to such Person, including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others; or

(3) any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

      “lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease of a similar nature.

      “Minimum Patronage Amount” means the minimum amount required to be paid in money or by qualified check under Section 1388 of the Code for the allocation to be a “qualified written notice of allocation.” Currently 20% of the Patronage allocated to a member in a given year would be such member’s Minimum Patronage Amount.

      “Net Available Cash” means cash payments received from an Asset Disposition, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under generally accepted accounting principles as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness:

(A) which is secured by any assets subject to the Asset Disposition in accordance with the terms of any lien upon or other security agreement of any kind with respect to the assets; or

(B) which must by its terms, or in order to obtain a necessary consent to the Asset Disposition, or by applicable law be repaid out of the proceeds from the Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of the Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with the property or other assets disposed of in the Asset Disposition and retained by Land O’Lakes or any Restricted Subsidiary after the Asset Disposition.

      The definition of Net Available Cash includes, when and as received:

(1) any cash payments received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise; and

(2) proceeds from the sale or other disposition of any securities received as consideration for the Asset Disposition.

      Net Available Cash excludes any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of the Asset Disposition or received in any other non-cash form.

      “Net Cash Proceeds” of any issuance or sale of Capital Stock means the cash proceeds from the issuance or sale net of:

(1) the fees of attorneys, accountants, underwriters or placement agents; discounts or commissions; and brokerage, consultant and other fees actually incurred in connection with the issuance or sale; and

(2) taxes paid or payable as a result of the issuance or sale.

      “Patronage” means any earnings of Land O’Lakes and its Subsidiaries directly or indirectly returned to members based on business conducted with such members. Patronage includes any “Patronage Dividends,” “Per-Unit Retain Allocations,” “Qualified Per-Unit Retain Certificates,” or “Non-Qualified Per-Unit Retain Certificates,” as defined in Subchapter T of the Code, as well as any other redemptions or revolvement payments to members.

      “Permitted Business” means any business engaged in by Land O’Lakes or any Restricted Subsidiary on November 14, 2001 and any Related Business.

      “Permitted Investment” means an Investment by Land O’Lakes or any Restricted Subsidiary in:

(1) Land O’Lakes or a Restricted Subsidiary;

(2) another Person whose primary business is a Permitted Business if as a result of the Investment the other Person:

(A) becomes a Restricted Subsidiary; or

(B) is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Land O’Lakes or a Restricted Subsidiary;

(3) temporary cash investments;

(4) receivables owing to Land O’Lakes or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(5) payroll, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of the advance ultimately to be treated as expenses for accounting purposes;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of Land O’Lakes or a Restricted Subsidiary and not exceeding $5 million in the aggregate outstanding at any one time. The repayments of such loans or advances may not increase the amount of Restricted Payments permitted to be made;

(7) any Person to the extent representing the noncash consideration received for an Asset Disposition made pursuant to and in compliance with the covenant described under “— Material Covenants — Limitations on Sales of Assets and Subsidiary Stock”;

(8) Sellers’ Retained Interests in Securitizations permitted by the covenants described under “— Material Covenants — Limitation on Indebtedness” and “— Material Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(9) Capital Stock of CoBank required to be made in accordance with CoBank’s by-laws and capital plans applicable to cooperative borrowers generally;

(10) any Person received in the ordinary course of business in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or received in satisfaction of judgments;

(11) loans to Agriliance and MoArk, LLC in the ordinary course of business for cash management purposes in an aggregate principal amount not to exceed $20 million outstanding at any time and which are not outstanding for more than 30 days. The repayments of such loans may not increase the amount of Restricted Payments permitted to be made;

(12) loans to LOL Finance in an aggregate principal amount not to exceed $45 million outstanding at any time. The repayments of such loans may not increase the amount of Restricted Payments permitted to be made;

(13) any Person in an aggregate amount not to exceed $20 million at any time outstanding.

      “Permitted Liens” with respect to any Person means:

(1) if incurred in the ordinary course of business:

(A) pledges or deposits by a Person under worker’s compensation laws, unemployment insurance laws or similar legislation;

(B) good faith deposits in connection with bids, tenders, leases or contracts, other than for the payment of Indebtedness;

(C) deposits to secure public or statutory obligations;

(D) deposits of cash or United States government bonds to secure surety or appeal bonds; or

(E) deposits as security for contested taxes or import duties or for the payment of rent;

(2) liens imposed by law and arising in the ordinary course of business, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar liens, in each case for sums not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings, and liens arising out of judgments or awards against a Person for which such Person is seeking an appeal or other proceedings for review;

(3) liens for taxes, assessments or other governmental charges:

(A) not yet due or payable or subject to penalties for non-payment; or

(B) which are being contested in good faith by appropriate proceedings;

(4) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations, in each case in the ordinary course of business;

(5) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that:

(A) do not secure any monetary obligations;

(B) do not materially adversely affect the value of the property, taken as a whole; or

(C) do not interfere with the ordinary conduct of business of Land O’Lakes or any Restricted Subsidiary;

(6) liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of a Person;

(7) liens to secure Bank Indebtedness;

(8) liens existing on November 14, 2001;

(9) liens on property or shares of stock of another Person at the time it becomes a Subsidiary of such Person;

(10) liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person;

(11) liens securing Indebtedness or other obligations of:

(A) a Subsidiary of such Person owing to such Person or a wholly-owned Subsidiary of such Person; or

(B) such Person owing to a wholly-owned Subsidiary of such Person;

(12) liens securing obligations under Interest Rate Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the indenture to be, secured by a lien on the same property securing such obligations;

(13) liens on Sellers’ Retained Interests incurred in connection with Securitizations permitted by the covenants in the indenture other than the covenants described under “— Material Covenants — Limitation on Liens” securing obligations in respect of Third Party Securities in an aggregate amount at any time outstanding not in excess of $200 million less the aggregate principal amount of Indebtedness under the CoBank Receivables Loan Agreement. The ratio of the amount of such Sellers’ Retained Interests to the amount of such Third Party Securities will not be significantly greater than the ratio of Sellers’ Retained Interests to the financed portion of assets in similar securitization transactions;

(14) liens on assets of Restricted Subsidiaries that are Securitization Vehicles securing Indebtedness of such Securitization Vehicles provided that prior to the Fall-Away Date, such Indebtedness is permitted by clause (b)(8) of the covenant described under “— Material Covenants — Limitation on Indebtedness”;

(15) judgment liens in respect of judgments that do not constitute an Event of Default;

(16) liens of CoBank on investments by Land O’Lakes in the stock, participation certificates, or allocated reserves of CoBank owned by Land O’Lakes;

(17) liens to secure any refinancing (or successive refinancings), in part or as a whole, of any Indebtedness secured by any lien referred to in the foregoing clauses (6), (7), (9) and (10); provided, however, that:

(A) such new lien will be limited to all or part of the same property that secured the original lien, plus improvements to or on such property; and

(B) the Indebtedness secured by such lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by liens described under clauses (6), (7), (9) or (10) at the time the original lien became a Permitted Lien under the indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings; and

(19) liens not expressly permitted by clauses (1) through (18) above; provided that the aggregate principal amount of Indebtedness secured by liens permitted by this clause (19), including Attributable Debt permitted by the covenant described under “— Material Covenants — Limitation on Sale/ Leaseback Transactions” and clause (b)(7) of the covenant described under “— Material Covenants — Limitation on Indebtedness,” does not at any time exceed $75 million.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      “Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance or discharge mechanism, any Indebtedness of Land O’Lakes or any Restricted Subsidiary existing on November 14, 2001 or incurred in compliance with the indenture, including Indebtedness of Land O’Lakes that refinances Refinancing Indebtedness; provided, however, that:

(1) the Refinancing Indebtedness has a stated maturity either (A) no earlier than the stated maturity of the Indebtedness being refinanced, or (B) at least 91 days after the stated maturity of the New Notes;

(2) the Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the average life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding of the Indebtedness being refinanced; and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the New Notes, such Refinancing Indebtedness is subordinated in right of payment to the New Notes at least to the same extent as the Indebtedness being refinanced.

      For purposes of this definition, Refinancing Indebtedness excludes:

(1) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of Land O’Lakes; or

(2) Indebtedness of Land O’Lakes or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

      “Related Business” means any business related, ancillary or complementary to the businesses of Land O’Lakes and the Restricted Subsidiaries on November 14, 2001.

      “Restricted Subsidiary” means any Subsidiary of Land O’Lakes other than an Unrestricted Subsidiary.

      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or acquired in the future by Land O’Lakes or a Restricted Subsidiary whereby Land O’Lakes or a Restricted Subsidiary transfers the property to a Person and Land O’Lakes or the Restricted Subsidiary leases it from such Person, other than leases between Land O’Lakes and a Subsidiary Guarantor or between Subsidiary Guarantors.

      “Secured Indebtedness” means any Indebtedness of Land O’Lakes secured by a lien. “Secured Indebtedness” of a Subsidiary Guarantor has a correlative meaning.

      “Securitization” means the transfer and sale by Land O’Lakes or a Restricted Subsidiary of accounts receivable (including Account Assets) or inventory to a Securitization Vehicle and the financing of the acquisition of the assets:

(1) with proceeds from the issuance of Third Party Securities;

(2) with Sellers’ Retained Interests; and

(3) with proceeds from the sale or collection of accounts receivable (including Account Assets) or inventory previously purchased by the Securitization Vehicle.

      “Securitization Vehicle” means a special purpose trust, partnership, limited liability company or similar entity which issues Third Party Securities and was formed at the direction of Land O’Lakes for the purpose of effecting one or more Securitizations.

      “Sellers’ Retained Interests” means the debt or equity interests held by Land O’Lakes or any Restricted Subsidiary in a Securitization Vehicle to which accounts receivable, including Account Assets, or inventory of

Land O’Lakes and the Restricted Subsidiaries have been transferred in a Securitization, including any debt or equity received in consideration for the assets transferred.

      “Senior Indebtedness” of Land O’Lakes or any Subsidiary Guarantor means the principal of, premium, if any, and accrued and unpaid interest on, and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of Land O’Lakes or any Subsidiary Guarantor, as applicable, whether outstanding on, or incurred after, November 14, 2001, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the New Notes or the Subsidiary Guarantee. For purposes of this definition, Senior Indebtedness of Land O’Lakes or any Subsidiary Guarantor excludes:

(1) any obligation of Land O’Lakes to any Subsidiary of Land O’Lakes or of such Subsidiary Guarantor to Land O’Lakes or any other Subsidiary of Land O’Lakes;

(2) any liability for Federal, state, local or other taxes owed or owing by Land O’Lakes or such Subsidiary Guarantor, as applicable;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business including Guarantees of instruments evidencing such liabilities;

(4) any Indebtedness or obligation of Land O’Lakes or a Subsidiary Guarantor and any accrued and unpaid interest in connection with such Indebtedness or obligation that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of Land O’Lakes or such Subsidiary Guarantor, as applicable, including any Subordinated Obligations of Land O’Lakes or such Subsidiary Guarantor, as applicable;

(5) any obligations with respect to any Capital Stock; or

(6) any Indebtedness incurred in violation of the indenture.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Land O’Lakes within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      “Subordinated Obligation” means any Indebtedness of Land O’Lakes, whether outstanding on or incurred after November 14, 2001, that is subordinate or junior in right of payment to the New Notes pursuant to a written agreement. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests, including partnership interests, entitled to vote in the election of directors, managers or trustees, without regard to the occurrence of any contingency, is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

      “Third Party Securities” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests or other securities issued for cash consideration by the relevant Securitization Vehicle to banks, investors or other financing sources, other than Land O’Lakes and its Subsidiaries, the proceeds of which are used to finance, in whole or part, the purchase by such Securitization Vehicle of accounts receivable, including Account Assets, or inventory in a Securitization.

      “Unrestricted Subsidiary” means:

(1) any Subsidiary of Land O’Lakes that Land O’Lakes’ board of directors designates an Unrestricted Subsidiary in the manner provided below so long as such designation is in effect; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      Land O’Lakes’ board of directors may designate any Land O’Lakes’ Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary. A Subsidiary cannot be an Unrestricted Subsidiary if it or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any lien on any property of, Land O’Lakes or any other Land O’Lakes’ Subsidiary that is not a Subsidiary of the designated Subsidiary. A Subsidiary may only be designated an Unrestricted Subsidiary if:

• the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

• if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “— Material Covenants — Limitation on Restricted Payments.”

      Land O’Lakes’ board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

• Land O’Lakes could incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Material Covenants — Limitation on Indebtedness”; and

• no Default has occurred and is continuing.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Description of New Credit Facilities

      In connection with the Purina Mills acquisition, we entered into new senior secured credit facilities with a syndicate of banks, financial institutions and other entities (“Lenders”), including The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities, Inc. (“JPMorgan”), as administrative agent and collateral agent (“Agent”). The following is a summary of the material provisions of the New Credit Facilities. Additional details can be found in the credit agreements that are filed as exhibits to the registration statement of which this prospectus is a part.

  General

      Upon the consummation of the Purina Mills acquisition, the new term facilities consisted of (1) a $325.0 million five year amortizing Term Loan A Facility, (2) a $250.0 million seven year amortizing Term Loan B Facility and (3) a $250.0 million eighteen month Term Loan C Facility (collectively, the “Term Facilities”). In addition, we amended and restated our $250.0 million Revolving Credit Facility which matures on June 28, 2004. The net proceeds of the sale of the Old Notes were used to fully prepay the Term Loan C Facility, and the remainder were used to pay down outstanding balances on the Revolving Credit Facility, which did not reduce the commitment under the Revolving Credit Facility.

  Term Facilities

      The outstanding Term Facilities bear interest, at our election, of either (i) Adjusted LIBOR plus spreads depending upon the ratings from time to time then in effect (the “Ratings”) of our senior secured long-term debt by Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies, Inc., and Moody’s Investors Service, Inc., or (ii) ABR (as hereinafter defined) plus spreads depending upon the Ratings. The term loans under the Term Loan A Facility have an Adjusted LIBOR spread ranging from 2.00% to 2.75%. The Term Loan B Facility bears interest at Adjusted LIBOR plus 3.5%. Spreads applicable to ABR loans are 1.0% lower than those applicable to Adjusted LIBOR loans, but in no event less than zero. We may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. “ABR” is the alternate base rate, which is the higher of the Agent’s Prime Rate and the Federal Funds Effective Rate plus one-half of one percent.

      Loans under the Term Loan A Facility mature on October 11, 2006 and amortize under a schedule providing for quarterly installments in an aggregate annual amount of $65.0 million during each of the second and third years of such facility and $97.5 million during each of the fourth and fifth years of such facility. The Term Loan B Facility amortizes under a schedule providing for quarterly installments in an aggregate annual amount of $3.0 million during the second year and each subsequent year of such facility and a final installment at maturity on October 11, 2008.

  Revolving Credit Facility

      The Revolving Credit Facility bears interest at Adjusted LIBOR plus a spread of 1.50% to 2.25%, depending upon the Ratings, or at the ABR (the spreads on which will be 100 basis points less than those applicable to Adjusted LIBOR loans). The Revolving Credit Facility has a sublimit of $50.0 million for letters of credit. As of March 31, 2002, $174.1 million was available under the Revolving Credit Facility, after giving effect to borrowings of $48.4 million and $27.5 million of outstanding letters of credit, which reduce availability.

  Use of Facilities

      The New Credit Facilities were used (1) to pay the cash consideration payable in the Acquisition, (2) to refinance existing indebtedness of Purina Mills, (3) to refinance or prepay certain of our borrowings and (4) to pay transaction costs. The proceeds of loans under the Revolving Credit Facility may also be used by us for working capital and other general corporate purposes, including the issuance of letters of credit. Amounts repaid under the Revolving Credit Facility may be reborrowed to the extent of the available commitments.

  Fees

      We have paid certain fees, including (1) commitment fees payable to the Lenders on the undrawn portions of their commitments in respect of the New Credit Facilities at rates depending upon the ratings of our senior secured long-term debt (the “Ratings”) payable quarterly in arrears commencing on January 11, 2002, and (2) customary fronting fees to the issuing bank in connection with the issuance of letters of credit.

  Prepayments

      Subject to certain limited exceptions, loans under the Term Facilities are required to be prepaid, without premium or penalty, but subject to the reimbursement of any breakage costs, with (a) 50% of Excess Cash Flow (as defined), (b) 100% of the net cash proceeds, subject to reinvestment rights, of all asset sales or other dispositions of property by Land O’Lakes, its wholly-owned subsidiaries, Land O’Lakes Farmland Feed LLC, or its wholly-owned subsidiaries, including Purina Mills, (the “Bank Restricted Subsidiaries”) in excess of $5.0 million during any fiscal year, (c) 100% of the net cash proceeds of distributions from joint ventures (other than dividends of operating profits), (d) 100% of the net cash proceeds from the sale of inventory or accounts receivable in a Securitization (as defined) to the extent cumulative proceeds from such transactions exceed $100.0 million and (e) 100% of net cash proceeds from the issuance of unsecured senior or subordinated indebtedness issued by Land O’Lakes.

      Voluntary prepayments of borrowings under the New Credit Facilities, and voluntary reductions of the unutilized portion of the Revolving Credit Facility commitment, are permitted at any time. The following prepayment penalties must be paid to Term Loan B Lenders: (1) 3% of the amount prepaid on or before October 11, 2002, (2) 2.0% of the amount prepaid if paid after October 11, 2002, but on or before October 11, 2003, and (3) 1.0% of the amount prepaid if paid after October 11, 2003, but on or before October 11, 2004.

      A $50 million prepayment was made on February 28, 2002, of which 75% was mandatory and 25% was voluntary. Approximately $33.8 million of the prepayment was applied to Term Loan A, with the remaining amount applied to Term Loan B.

  Guarantees

      All of our obligations under the New Credit Facilities and under any interest protection or other hedging arrangements entered into with the Lenders (or affiliates thereof) are unconditionally guaranteed by the domestic wholly-owned subsidiaries of Land O’Lakes, other than LOL Finance Co. (and its wholly-owned subsidiaries), Land O’Lakes Farmland Feed and its domestic wholly-owned subsidiaries, other than LOL Farmland Feed SPV, LLC (the “Bank Guarantors”).

  Security

      Our obligations under the financing documents governing the New Credit Facilities are secured by perfected first priority pledges and security interests in (a) 100% of the equity interests and indebtedness of any Bank Restricted Subsidiary owned directly by us or any of the Bank Guarantors (which pledge, in the case of voting equity interests issued by any foreign subsidiary, is limited to 65% of the voting equity interests of such foreign subsidiary) and (b) substantially all of our and each of the Bank Guarantors’ other tangible and intangible assets, including without limitation real property and fixtures, accounts receivable, inventory, contract rights, equipment, intellectual property, general intangibles, investment property and proceeds of the foregoing other than the feed, seed receivables and certain swine receivables of Land O’Lakes, Land O’Lakes Farmland Feed and Purina Mills and related assets.

  Covenants

      The financing documents governing the New Credit Facilities contain financial covenants, including maximum total debt leverage ratio and minimum interest coverage ratio.

      The agreements for the New Credit Facilities (the “Credit Agreements”) contain restrictive covenants pertaining to our management and operations, including, among others, limitations on (1) indebtedness, (2) liens and sale-leaseback transactions, (3) investments, (4) cash payments of patronage and other restricted payments, (5) mergers and acquisitions, (6) asset dispositions, (7) hedging activities, (8) amendments to or prepayments or redemptions of other indebtedness, (9) changes in business conducted, (10) transactions with affiliates, and (11) restrictions on the ability of subsidiaries to pay dividends or to make or repay loans.

  Events of Default

      The Credit Agreements provide for events of default customary to facilities of this type, including nonpayment of principal, interest or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross-default and cross-acceleration, certain events of bankruptcy or insolvency, certain material judgments, certain ERISA events, actual or asserted invalidity of guarantee or security documents, and change in control (as defined).

  Indemnification

      Under the New Credit Facilities, we agreed to indemnify the Agent and the Lenders and their affiliates and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising out of or relating to the transactions contemplated thereby, provided that no person will be indemnified for its own gross negligence or willful misconduct.

Description of Receivables Securitization

      Upon the consummation of the Purina Mills acquisition we also entered into a Receivables Bridge Facility consisting of a $75.0 million term loan maturing on the earlier of the closing of the receivables securitization or March 31, 2002. This facility was repaid in full with proceeds from our receivables securitization.

      On December 18, 2001, we entered into a $100 million receivables securitization pursuant to which all or substantially all existing and future feed, seed and certain swine receivables of Land O’Lakes, Inc., Land O’Lakes Farmland Feed LLC and Purina Mills, LLC (the “Securitized Receivables”) and related assets were or will be sold to LOL Farmland Feed SPV, LLC, a special purpose entity owned by Land O’Lakes Farmland Feed. The special purpose entity sold to CoBank an undivided 100% ownership interest (“Securitized Interest”) in all of the Securitized Receivables. CoBank also has a first priority security interest in the Securitized Receivables and related assets. The transfers of the receivables to the special purpose entity are structured as sales and, in accordance with applicable accounting rules, these receivables are not reflected in the consolidated balance sheets of Land O’Lakes Farmland Feed LLC or Land O’Lakes, Inc. The special purpose entity purchases the receivables with a combination of cash initially received from CoBank, and notes equal to the unadvanced present value of the receivables. The purchase price paid by CoBank is equal to the net balance of the eligible Securitized Receivables sold from time to time less a discount based upon present value and historical write-off, delinquency and dilution experience. The initial purchase by CoBank resulted in aggregate cash proceeds of approximately $75.8 million for the initial Securitized Interest. These proceeds were used to repay the Receivables Bridge Facility. A subsequent draw of $24.2 million was made April 1, 2002 and was used to pay down outstanding borrowings under our revolving credit facility. Land O’Lakes Farmland Feed serves as the initial servicer and in this capacity assists CoBank in collecting proceeds of the Securitized Receivables. Land O’Lakes and the other receivables sellers are subject to credit risk related to the repayment of the special purpose entity notes, which in turn is dependent upon the ultimate collection on the special purpose entity’s receivables pool. Accordingly, we have retained reserves for estimated losses. The initial term of the receivables securitization is one year. However, the parties may mutually agree to extend this term.

  Fees

      We have paid or will pay CoBank certain fees, including arrangement fees.

  Covenants

      The securitization provides for standard covenants as to (1) compliance with laws, (2) preservations of corporate existence, (3) audits, (4) keeping books of account, (5) performance and compliance with receivables and contracts, (6) location of records, (7) compliance with credit and collection policy, and (8) collection and reporting of termination events and material litigation.

  Events of Termination

      The securitization provides for termination events customary to transactions of this type, including non-payment, violation of covenants, incorrectness of representations and warranties in any material respect, cross-default and cross-acceleration, certain events of bankruptcy or insolvency, certain material judgments, certain ERISA events, material adverse change in the financial condition of Land O’Lakes, Land O’Lakes Farmland Feed, Purina Mills or of the special purpose entity, material adverse change in the collectibility of the eligible receivables, certain lien notices by the Internal Revenue Service or the Pension Benefit Guaranty Corporation, termination of the Term Facilities without replacement, breach of certain portfolio triggers, and change in control (as defined).

  Indemnification

      Land O’Lakes, Land O’Lakes Farmland Feed and Purina Mills are obligated to indemnify CoBank against all liability arising from the ownership of the Securitized Interest which does not arise out of gross negligence or willful misconduct of CoBank. Furthermore, the same entities will indemnify CoBank for yield protection including for capital adequacy, illegality, required reserves and certain taxes.

DESCRIPTION OF CAPITAL SECURITIES

General

      On September 15, 1998, our subsidiary, Land O’Lakes Capital Trust I, a statutory business trust (the “Trust”), sold 7.45% capital securities (the “Capital Securities”). The Capital Securities represent undivided preferred beneficial interests in the assets of the Trust. We own all of the common securities representing undivided beneficial interests in the assets of the Trust (together with the Capital Securities, the “Trust Securities”). The Trust exists for the sole purpose of investing the proceeds of the common securities and the Capital Securities in an equivalent amount of 7.45% Subordinated Deferrable Interest Debentures due March 15, 2028 (the “Junior Subordinated Debentures”) issued by us.

Maturity

      The Junior Subordinated Debentures will mature on March 15, 2028. Upon the maturity of the Junior Subordinated Debentures, the Trust will redeem the Capital Securities at their maturity value of $1,000 per Capital Security.

Ranking

      Our obligations under the Junior Subordinated Debentures are unsecured and are subordinate and junior in right of payment to all of our present and future senior debt and will rank on par with any of our trust related securities. Upon an event of default, the holders of Capital Securities will have a preference over us as holders of the common securities with respect to payments of distributions and payments upon redemption, liquidation, and otherwise.

Interest Payments

      Holders of the Capital Securities are entitled to receive cumulative cash distributions at an annual distribution rate of 7.45% of the liquidation amount of $1,000 per Capital Security, accruing from the date of original issuance and payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 1998.

      The distribution rate and the distribution payment dates and other payment dates for the Capital Securities correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debentures, which are the sole assets of the Trust. As a result, if principal and interest are not paid on the Junior Subordinated Debentures, no amounts will be paid on the Capital Securities. If we do not make principal or interest payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make distributions on the Capital Securities, in which case the guarantee will not apply to distributions until the Trust has sufficient funds legally available therefor.

Guarantees

      The payment of distributions out of moneys held by the Trust or payments upon the redemption of Capital Securities and payments on liquidation of the Trust are guaranteed by us pursuant to a guarantee. The guarantee covers distributions and other payments on the Capital Securities only if and to the extent that we have made a payment of interest or principal on the Junior Subordinated Debentures. The guarantee, when taken together with our obligations under the Junior Subordinated Debentures and its obligations under the declaration, including its obligations to pay costs, expenses, and certain liabilities of the Trust, provides a full and unconditional guarantee of amounts due on the Capital Securities. Our obligations under the guarantee are subordinate and junior in right of payment to all of our present and future senior debt and on par with our guarantee of trust related securities and the most senior preferred stock issued, if any, from time to time by us.

Interest Deferral

      We have the right to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period on them at any time for up to ten consecutive semi-annual periods, provided that no extension may continue beyond the stated maturity of the Junior Subordinated Debentures. If we defer interest payments, the trust will also defer distributions on the Capital Securities. During a deferral period, distributions will continue to accrue with interest at 7.45% per annum. There could be multiple deferral periods of varying lengths throughout the term of the Junior Subordinated Debentures.

Redemption

      We may redeem the Junior Subordinated Debentures, in whole or in part, upon not less than 30 days notice, at any time after March 15, 2008. Upon the repayment of the Junior Subordinated Debentures, whether at maturity or upon redemption, the proceeds will simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures. If we redeem Junior Subordinated Debentures other than in connection with a tax event, the redemption price shall be the greater of $1,000 per Trust Security or an amount equal to the discounted value of the remaining scheduled distributions (the “Make-Whole Value”), plus accrued and unpaid distributions. The discount rate for determination of the Make-Whole Value shall be determined by the yield of the appropriate United States Treasury security plus 25 basis points. The Trust will redeem the Capital Securities upon redemption of the Junior Subordinated Debentures.

      We may also redeem the Junior Subordinated Debentures prior to March 15, 2008 upon the occurrence of a tax event. If we redeem the Junior Subordinated Debentures in connection with a tax event, the redemption price shall be $1,000 per Trust Security plus accrued and unpaid distributions. In addition, upon the occurrence of a tax event arising from a change in law or a change in legal interpretation regarding tax matters, unless the Junior Subordinated Debentures are redeemed, the Trust will be dissolved, and the Junior Subordinated Debentures will be distributed to the holders of the Capital Securities, on a pro rata basis, in lieu of any cash distribution.

      In the event of the involuntary or voluntary dissolution, winding up, or termination of the Trust, the holders of the Capital Securities will be entitled to receive, for each Capital Security, a liquidation amount of $1,000 plus accrued and unpaid distributions to the date of payment, unless, in connection with the dissolution, the Junior Subordinated Debentures are distributed to the holders of the Capital Securities.

Events of Default

      The indenture for the Junior Subordinated Debentures provides for events of default for nonpayment of interest (but permitted interest deferment periods shall not constitute events of default), certain events of bankruptcy, or the voluntary or involuntary dissolution or winding up of the Trust, unless the Junior Subordinated Debentures are redeemed, distributed to the holders of the Capital Securities or the dissolution is in connection with certain mergers, consolidations or amalgamations.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

      The following summary describes the material United States federal income and certain estate tax consequences of ownership and disposition of the New Notes. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

      This summary applies to you only if you:

•	acquired the Old Notes in the initial offering at the initial offering price; and

•	hold the Old and New Notes as capital assets within the meaning of Section 1221 of the Code.

      This summary does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, flow-through entities (such as S corporations or partnerships), tax-exempt organizations, dealers in securities, persons holding notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction or persons who have ceased to be United States citizens or to be taxed as resident aliens or United States persons whose functional currency (as defined in Section 985 of the Code) is not the United States dollar or any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. We recommend that you consult with your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the New Notes.

Tax Consequences to United States Persons

      For purposes of the following discussion, “United States person” means a beneficial owner of a New Note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (a) (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

      If a partnership holds New Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding New Notes should consult their tax advisors.

  Payments of Interest

      Interest on a New Note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person’s method of accounting for tax purposes.

  Payments of Additional Interest

      If a United States person receives Additional Interest on the New Notes, we believe the Additional Interest should be treated in the same manner as regular interest on the New Notes. However, the Untied States person might instead be required to report the Additional Interest as income when it accrues or becomes fixed, even if the United States person is a cash method taxpayer.

  Exchange Offer

      A beneficial owner of an Old Note will not recognize any taxable gain or loss on the exchange of an Old Note for a New Note, and the beneficial owner’s tax basis and holding period in the New Note will be the same as in the Old Note.

  Sale, Exchange, Redemption or Retirement of the New Notes

      Upon the sale, exchange, redemption or retirement of a New Note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and the United States person’s adjusted tax basis in the New Note. For these purposes, the amount realized does not include any amount attributable to interest on the New Note that has not previously been included in income, which will be includable as interest as described under “— Payments of Interest” above.

      In general, gain or loss realized on the sale, exchange, redemption or retirement of a New Note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

  Backup Withholding and Information Reporting

      Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a New Note, and to payments of proceeds of the sale or redemption of a New Note, to certain noncorporate United States persons. We, our agent, a broker, or any paying agent, as the case may be, will be required to withhold from any payment a tax at a rate not to exceed 30 percent of such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person’s United States federal income tax and may entitle that United States person to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 8, 2002, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensations under the Securities Act. Any broker-dealer that resells New Notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those New Notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      Furthermore, any broker-dealer that acquired any of the Old Notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

      For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the New Notes will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota and John Rebane, General Counsel of Land O’Lakes.

EXPERTS

      The consolidated financial statements of the entities that follow have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

•	Land O’Lakes, Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001

•	Purina Mills, Inc. as of December 31, 2000 and 1999, and for the six months ended December 31, 2000, six months ended June 30, 2000, year ended December 31, 1999, and the period March 13, 1998 through December 31, 1998

•	Agriliance, LLC as of August 31, 2001 and 2000 and for the year ended August 31, 2001, and the eight months ended August 31, 2000

•	Land O’Lakes Farmland Feed LLC as of December 31, 2001 and 2000, and for the year ended December 31, 2001, and the three months ended December 31, 2000

•	Land O’Lakes Feed Division as of September 30, 2000 and December 31, 1999, and for the nine months ended September 30, 2000, and the year ended December 31, 1999

      The audit reports covering the December 31, 2001, financial statements of Land O’Lakes, Inc. and Land O’Lakes Farmland Feed LLC refer to the adoption, in 2001, of the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity,” as amended by Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”; Statement No. 141, “Business Combinations”; and Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

AVAILABLE INFORMATION

      We and each of the Subsidiary Guarantors have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the New Notes offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us, the Subsidiary Guarantors and the New Notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement for a more complete understanding of the document or matter. After the registration statement becomes effective, each of Land O’Lakes and Land O’Lakes Farmland Feed will file periodic reports with the SEC. You may read and copy the registration statement and any of the other documents we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC’s web site at http://www.sec.gov.

      If for any reason we are not subject to the reporting requirements of the Securities Exchange Act of 1934 in the future, we will still be required under the Indenture governing the New Notes to furnish the holders of the New Notes with certain financial and reporting information as set forth in “Description of the New Notes.”

LAND O’LAKES, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2002	2001

	($ in thousands)

	(Unaudited)
ASSETS

Current assets:
Cash and short-term investments	$13,801	$130,169
Receivables, net	542,729	574,011
Inventories	493,654	450,774
Prepaid expenses	109,528	185,490
Other current assets	26,691	27,038

Total current assets	1,186,403	1,367,482
Investments	550,872	568,130
Property, plant and equipment, net	660,393	675,277
Goodwill, net	253,955	255,027
Other intangibles, net	103,123	108,987
Other assets	123,594	116,475

Total assets	$2,878,340	$3,091,378

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$33,712	$33,971
Current portion of long-term debt	57,681	19,546
Accounts payable	479,920	652,309
Accrued expenses	168,809	187,569
Patronage refunds payable	14,544	28,900

Total current liabilities	754,666	922,295
Long-term debt	1,108,186	1,147,465
Employee benefits and other liabilities	82,706	82,801
Deferred tax liabilities	42,198	42,495
Minority interests	60,386	59,806
Equities:
Capital stock	2,292	2,305
Member equities	799,668	805,860
Retained earnings	28,238	28,351

Total equities	830,198	836,516

Commitments and contingencies
Total liabilities and equities	$2,878,340	$3,091,378

See accompanying notes to consolidated financial statements.

LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,

	2002	2001

	($ in thousands)

	(Unaudited)
Net sales	$1,524,196	$1,375,727
Cost of sales	1,376,317	1,260,615

Gross profit	147,879	115,112
Selling and administration	127,425	92,626
Restructuring and impairment charges (reversals)	3,435	(966)

Earnings from operations	17,019	23,452
Interest expense, net	17,547	11,752
Gain on sale of intangibles	(4,184)	—
Equity in loss of affiliated companies	9,861	79
Minority interest in earnings of subsidiaries	934	1,590

(Loss) earnings before income taxes	(7,139)	10,031
Income tax benefit	(6,163)	(3,012)

Net (loss) earnings	$(976)	$13,043

Applied to:
Member equities
Allocated patronage refunds	$11,574	$13,104
Deferred equities	(12,086)	(1,314)

	(512)	11,790
Retained earnings	(464)	1,253

	$(976)	$13,043

See accompanying notes to consolidated financial statements.

LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months
	Ended March 31,

	2002	2001

	($ in thousands)

	(Unaudited)
Cash flows from operating activities:
Net (loss) earnings	$(976)	$13,043
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	27,504	21,267
Bad debt expense	253	692
Proceeds from patronage revolvement received	127	318
Non-cash patronage income	(923)	(625)
Increase in other assets	(824)	(1,175)
Increase in other liabilities	(1,208)	(49)
Restructuring and impairment charges (reversals)	3,435	(966)
Equity in loss of affiliated companies	9,861	79
Minority interests	934	1,590
Other	(4,943)	(413)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	22,255	(60,356)
Inventories	(42,880)	(42,227)
Other current assets	77,987	108,038
Accounts payable	(172,389)	(62,299)
Accrued expenses	(22,197)	(47,340)

Net cash used by operating activities	(103,984)	(70,423)
Cash flows from investing activities:
Additions to property, plant and equipment	(17,674)	(18,302)
Acquisitions, net of cash acquired	—	(13,300)
Payments for investments	(3,595)	(15,832)
Proceeds from sale of investments	21,009	1,623
Proceeds from sale of property, plant and equipment	6,622	806
Other	3,121	(216)

Net cash provided (used) by investing activities	9,483	(45,221)
Cash flows from financing activities:
Increase in short-term debt	37,877	136,526
Proceeds from issuance of long-term debt	1,688	24,575
Payments on principal of long-term debt	(41,734)	(24,124)
Payments for redemption for member equities	(20,060)	(25,321)
Other	362	(6)

Net cash (used) provided by financing activities	(21,867)	111,650

Net decrease in cash	(116,368)	(3,994)
Cash and cash equivalents at beginning of period	130,169	3,994

Cash and cash equivalents at end of period	$13,801	$—

Supplemental Disclosure of Cash Flow Information:
Cash paid during period for:
Interest, net of interest capitalized	$16,924	$16,075
Income taxes paid (refunded)	$(7,080)	$18,097

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands in tables)
(Unaudited)

1.     Summary of Significant Accounting Policies

      The unaudited consolidated financial statements reflect, in the opinion of the management of Land O’Lakes, Inc. (the “Company”), all normal recurring adjustments necessary for a fair statement of the financial position and results of operations and cash flows for the interim periods. The statements are condensed and, therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2001. The results of operations and cash flows for interim periods are not necessarily indicative of results for a full year.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Major provisions of these statements are as follows: all business combinations must now use the purchase method of accounting, the pooling of interests method of accounting is now prohibited; intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as a part of a related contract, asset or liability; goodwill and intangible assets with indefinite lives are not amortized, but tested for impairment annually, except in certain circumstances, and whenever there is an impairment indicator; all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting. The Company has adopted the provisions of SFAS 141 and certain provisions of SFAS 142 as of July 1, 2001, and the remaining provisions of SFAS 142 as of January 1, 2002. As required by SFAS 142, the Company will perform step one of the impairment testing of goodwill for the balances as of January 1, 2002 by June 30, 2002. The Company will perform impairment tests annually and whenever events or circumstances occur indicating that goodwill or other intangible assets might be impaired. As of January 1, 2002, the Company is no longer amortizing goodwill, except for goodwill related to the acquisition of cooperatives and the formation of joint ventures.

      The following table presents a reconciliation of net earnings adjusted for the exclusion of amortization of goodwill no longer required to be amortized, net of income taxes:

	Three Months
	Ended March 31,

	2002	2001

Net (loss) earnings	$(976)	$13,043
Add back: Goodwill amortization, net of tax	—	1,210

Adjusted net (loss) earnings	$(976)	$14,253

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

2.     Goodwill and Other Intangible Assets

      A summary of intangible assets follows:

	As of March 31, 2002

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets
Trademarks	$4,678	$(1,718)
Patents	16,373	(529)
Agreements not to compete	7,243	(4,297)
Other	9,957	(5,547)

Total	$38,251	$(12,091)

Unamortized intangible assets
Trademarks	$76,963

Aggregate amortization expense:
For three months ended March 31, 2002	$1,504
Estimated amortization expense:
For year ended December 31, 2002	$6,016
For year ended December 31, 2003	4,420
For year ended December 31, 2004	3,822
For year ended December 31, 2005	3,415
For year ended December 31, 2006	3,393

      The changes in the carrying amount of goodwill for the three months ended March 31, 2002, are as follows:

	Dairy Foods	Feed	Seed	Swine	Agronomy	Other	Total

Balance as of January 1, 2002	$40,285	$105,471	$19,696	$701	$74,904	$13,970	$255,027
Reallocation of purchase price	—	2,283	1,245	—	—	—	3,528
Amortization expense	—	(123)	(80)	(13)	(1,503)	(281)	(2,000)
Goodwill written off related to sale of business unit	—	(2,600)	—	—	—	—	(2,600)

Balance as of March 31, 2002	$40,285	$105,031	$20,861	$688	$73,401	$13,689	$253,955

      The Company adopted Emerging Issues Task Force (EITF) No. 00-25, “Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor’s Products or Services,” on January 1, 2002. EITF No. 00-25 deals with the accounting for consideration paid from a vendor (typically a manufacturer or distributor) to a retailer, including slotting fees, cooperative advertising arrangements and buy-downs. The guidance in EITF 00-25 generally requires that these incentives be classified as a reduction of sales. The impact of the adoption decreased sales and selling and administration expense for the three months ended March 31, 2002 and 2001 by $25.6 million and $21.8 million, respectively.

      The Company adopted SFAS No. 144 as of January 1, 2001 and has applied its provisions in these financial statements. The impact of the adoption did not have a material effect on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

3.     Receivables

      A summary of receivables is as follows:

	March 31,	December 31,
	2002	2001

Trade accounts	$277,651	$287,229
Notes and contracts	42,107	50,626
Notes from sale of trade receivables (see Note 4)	175,134	192,403
Other	70,509	66,707

Less allowance for doubtful accounts	22,672	22,954

Total receivables, net	$542,729	$574,011

      A substantial portion of Land O’Lakes receivables is concentrated in the agricultural industry. Collections of these receivables may be dependent upon economic returns from farm crop and livestock production. The Company’s credit risks are continually reviewed, and management believes that adequate provisions have been made for doubtful accounts.

4.     Receivables Purchase Facility

      In December 2001, the Company established a $100.0 million receivables purchase facility with CoBank, ACB (CoBank). A wholly owned unconsolidated special purpose entity (SPE) was established to purchase certain receivables from the Company. CoBank has been granted an interest in the pool of receivables owned by the SPE. The transfers of the receivables from the Company to the SPE are structured as sales and, accordingly, the receivables transferred to the SPE are not reflected in the consolidated balance sheet. However, the Company retains credit risk related to the repayment of the notes receivable with the SPE, which in turn is dependent upon the credit risk of the SPE’s receivables pool. Accordingly, the Company has retained reserves for estimated losses. The Company expects no significant gains or losses from the facility. At March 31, 2002, $75.8 million was outstanding under this facility and $24.2 million remained available. The total accounts receivable sold during the three months ended March 31, 2002 was $654.1 million.

5.     Inventories

      A summary of inventories is as follows:

	March 31,	December 31,
	2002	2001

Raw materials	$50,267	$81,923
Work in process	36,998	37,423
Finished goods	406,389	331,428

Total inventories	$493,654	$450,774

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

6.     Investments

      A summary of investments is as follows:

	March 31,	December 31,
	2002	2001

CF Industries, Inc.	$248,502	$248,502
Agriliance, LLC	74,840	84,030
Ag Processing Inc.	39,377	38,977
MoArk LLC	47,743	47,593
Advanced Food Products LLC	26,037	27,487
CoBank, ACB	21,799	21,549
Melrose Dairy Proteins, LLC	10,236	8,253
PEC Mark II (Malta Cleyton)	—	7,681
Universal Cooperatives	6,196	6,196
Prairie Farms Dairy, Inc.	4,934	4,754
Other — principally cooperatives and joint ventures	71,208	73,108

Total investments	$550,872	$568,130

7.     Property, Plant and Equipment

      A summary of property, plant and equipment is as follows:

	March 31,	December 31,
	2002	2001

Land and land improvements	$51,918	$51,818
Buildings and building equipment	295,603	311,499
Machinery and equipment	570,983	560,244
Software	33,000	38,438
Construction in progress	67,218	56,769

Total property, plant and equipment	1,018,722	1,018,768
Less accumulated depreciation	358,329	343,491

Total property, plant and equipment, net	$660,393	$675,277

8.     Restructuring and Impairment Charges

      For the three months ended March 31, 2002, the Company recorded restructuring and impairment charges of $3.4 million in the feed segment. Of this amount, $2.6 million represented severance and outplacement costs for 136 employees at the Ft. Dodge, IA office facility and other plant facilities and $0.8 million represented a write down of certain plant assets to their estimated fair value. $2.6 million of the charges were accrued as of March 31, 2002. For the three months ended March 31, 2001, the Company recorded a reversal of $1.0 million for the sale of certain feed assets that had been written off in December 2000 and to reflect the decision to continue to operate a plant previously scheduled for shutdown.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

9.     Gain on Sale of Intangibles

      For the three months ended March 31, 2002, the Company recorded a gain on the sale to Potash Corporation of Saskatchewan of a customer list pertaining to the feed phosphate distribution business.

10.     Debt Obligations

      The weighted average interest rate on short-term borrowings and notes outstanding at March 31, 2002 and December 31, 2001 was 6.14% and 6.52%, respectively.

      As of March 31, 2002, interest rates on the Term A Loan, the Term B Loan, and the revolving credit facility were 4.25%, 5.25% and 4.24%, respectively.

11.     Segment Information

      The Company operates in five segments, dairy foods, animal feed, crop seed, swine and agronomy.

      The dairy foods segment produces, markets and sells products such as butter, spreads, cheese, and other dairy related products. Products are sold under well-recognized national brand names including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker and Lake to Lake.

      The animal feed segment consists primarily of a 92% ownership position in Land O’Lakes Farmland Feed LLC. Land O’Lakes Farmland Feed LLC develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.

      The crop seed segment is a supplier and distributor of crop seed products in the United States. A variety of crop seed is sold, including alfalfa, soybeans, corn and forage and turf grasses.

      The swine segment has three programs, farrow-to-finish, swine aligned and cost-plus. The farrow-to-finish program produces and sells market hogs. The swine aligned program raises feeder pigs which are sold to local member cooperatives. The cost-plus program provides minimum hog price guarantees to producers in exchange for swine feed sales and profit participation.

      The agronomy segment consists primarily of the Company’s 50% ownership in Agriliance, LLC, which is accounted for under the equity method. Agriliance, LLC markets and sells two primary product lines: crop protection (including herbicides and pesticides) and crop nutrients (including fertilizers and micronutrients).

      The Company allocates corporate administration expense to all of its business segments, both directly and indirectly. Corporate staff functions that are able to determine actual services provided to each segment allocate expense on a direct and predetermined basis. All other corporate staff functions allocate expense indirectly based on each segment’s percent of total invested capital. A majority of corporate administration expense is allocated directly.

	Dairy Foods	Feed	Seed	Swine	Agronomy	Other	Consolidated

For the three months ended March 31, 2002
Net sales	$731,128	$610,526	$155,703	$23,880	$—	$2,959	$1,524,196
Cost of sales	686,063	536,459	130,568	21,517	—	1,710	1,376,317
Selling and administration	44,541	62,317	12,977	1,661	3,547	2,382	127,425
Restructuring and impairment charges	—	3,435	—	—	—	—	3,435
Interest expense, net	4,358	8,029	973	1,385	2,087	715	17,547
Gain on sale of intangibles	—	(4,184)	—	—	—	—	(4,184)
Equity in loss (earnings) of affiliated companies	530	(458)	96	(161)	9,806	48	9,861

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

	Dairy Foods	Feed	Seed	Swine	Agronomy	Other	Consolidated

Minority interest in (loss) earnings of subsidiaries	(537)	1,399	—	—	—	72	934

(Loss) earnings before income taxes	$(3,827)	$3,529	$11,089	$(522)	$(15,440)	$(1,968)	$(7,139)

For the three months ended March 31, 2001
Net sales	$756,352	$408,445	$181,818	$25,585	$—	$3,527	$1,375,727
Cost of sales	703,079	376,420	153,718	24,702	4	2,692	1,260,615
Selling and administration	41,126	28,318	11,964	1,834	7,049	2,335	92,626
Restructuring and impairment reversals	—	(966)	—	—	—	—	(966)
Interest expense, net	4,924	1,137	2,357	1,656	1,552	126	11,752
Equity in (earnings) loss of affiliated companies	(291)	(479)	(534)	(143)	3,544	(2,018)	79
Minority interest in (loss) earnings of subsidiaries	(175)	1,772	1	—	—	(8)	1,590

Earnings (loss) before income taxes	$7,689	$2,243	$14,312	$(2,464)	$(12,149)	400	$10,031

12.     Consolidating Financial Information

      The Company issued $350 million in senior notes which are guaranteed by the Company and certain of its wholly and majority owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several.

      The following supplemental financial information sets forth, on an unconsolidated basis, balance sheet, statement of operations and cash flow information for the Company, Guarantor Subsidiaries and the Company’s other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

      The “Majority Owned Consolidated Guarantor” column in the following supplemental financial information represents Land O’Lakes Farmland Feed LLC (LOLFF), excluding certain majority owned non-guarantors of LOLFF.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES. INC.

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

March 31, 2002

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-Guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

($ in thousands)
(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$(911)	$10,272	$(6,168)	$10,608	$—	$13,801
Receivables, net	532,524	31,821	97,625	51,285	(170,526)	542,729
Inventories	320,563	58,616	106,688	7,787	—	493,654
Prepaid expenses	98,344	3,587	6,581	1,016	—	109,528
Other current assets	26,691	—	—	—	—	26,691

Total current assets	977,211	104,296	204,726	70,696	(170,526)	1,186,403
Investments	1,050,496	3,596	30,588	1,597	(535,405)	550,872
Property, plant and equipment, net	271,092	29,019	305,189	55,093	—	660,393
Goodwill, net	132,461	13,358	107,189	947	—	253,955
Other intangibles	(1,056)	2,360	101,490	329	—	103,123
Other assets	60,492	449	27,221	47,160	(11,728)	123,594

Total assets	$2,490,696	$153,078	$776,403	$175,822	$(717,659)	$2,878,340

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$48	$2,728	$56,353	$72,188	$(97,605)	$33,712
Current portion of long-term debt	57,734	72,398	17	59	(72,527)	57,681
Accounts payable	300,662	55,085	103,033	21,219	(79)	479,920
Accrued expenses	129,263	6,184	29,043	4,319	—	168,809
Patronage refunds payable	14,544	—	—	—	—	14,544

Total current liabilities	502,251	136,395	188,446	97,785	(170,211)	754,666
Long-term debt	1,087,215	9,802	384	22,828	(12,043)	1,108,186
Employee benefits and other liabilities	47,865	1	34,560	280	—	82,706
Deferred tax liabilities	41,640	551	—	7	—	42,198
Minority interests	6,663	—	792	13,335	39,596	60,386
Equities:
Capital stock	2,292	1,084	505,039	58,311	(564,434)	2,292
Member equities	799,668	—	—	—	—	799,668
Retained earnings	3,102	5,245	47,182	(16,724)	(10,567)	28,238

Total equities	805,062	6,329	552,221	41,587	(575,001)	830,198

Total liabilities and equities	$2,490,696	$153,078	$776,403	$175,822	$(717,659)	$2,878,340

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2002

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Consolidated

	($ in thousands)

	(Unaudited)
Net sales	$856,762	$49,966	$589,953	$27,515	$1,524,196
Cost of sales	789,136	43,843	518,138	25,200	1,376,317

Gross profit	67,626	6,123	71,815	2,315	147,879
Selling and administration	58,236	6,122	58,832	4,235	127,425
Restructuring and impairment charges	—	—	3,435	—	3,435

Earnings (loss) from operations	9,390	1	9,548	(1,920)	17,019
Interest expense, net	17,411	993	(793)	(64)	17,547
Gain on sale of intangible	—	—	(4,184)	—	(4,184)
Equity in loss (earnings) of affiliated companies	10,064	—	(203)	—	9,861
Minority interest in earnings (loss) of subsidiaries	1,170	—	186	(422)	934

(Loss) earnings before income taxes	(19,255)	(992)	14,542	(1,434)	(7,139)
Income tax (benefit) expense	(6,453)	232	(402)	460	(6,163)

Net (loss) earnings	$(12,802)	$(1,224)	$14,944	$(1,894)	$(976)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2002

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

	($ in thousands)

	(Unaudited)
Cash flows from operating activities:
Net (loss) earnings	$(12,802)	$(1,224)	$14,944	$(1,894)	$—	$(976)
Adjustments to reconcile net (loss) earnings to net cash (used)provided by operating activities:
Depreciation and amortization	14,055	1,060	11,784	605	—	27,504
Bad debt expense	208	—	—	45	—	253
Proceeds from patronage revolvement received	127	—	—	—	—	127
Non-cash patronage	(923)	—	—	—	—	(923)
Increase (decrease) in other assets	3,869	420	(6,124)	984	27	(824)
Increase (decrease) in other liabilities	732	(882)	(1,063)	5	—	(1,208)
Restructuring and impairment charges	—	—	3,435	—	—	3,435
Equity in loss (earnings) of affiliated companies	10,064	—	(203)	—	—	9,861
Minority interest	1,170	—	186	(422)	—	934
Other	(6,989)	—	1,992	54	—	(4,943)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	11,446	(8,163)	39,324	(4,221)	(16,131)	22,255
Inventories	(44,447)	(1,228)	860	1,935	—	(42,880)
Prepaid expenses and other current assets	72,167	6,038	(316)	98	—	77,987
Accounts payable	(154,787)	(8,174)	(9,755)	330	(3)	(172,389)
Accrued expenses	(16,994)	(774)	(4,726)	297	—	(22,197)

Net cash (used) provided by operating activities	(123,104)	(12,927)	50,338	(2,184)	(16,107)	(103,984)
Cash flows from investing Activities:
Additions to property, plant and equipment	(13,298)	(312)	(2,928)	(1,136)	—	(17,674)
Payments for investments	(3,475)	—	—	(144)	24	(3,595)
Proceeds from sale of investments	20,327	—	682	—	—	21,009
Proceeds from sale of property, plant and equipment	6,527	—	95	—	—	6,622
Other	3,121	—	—	—	—	3,121

Net cash provided (used) by investing activities	13,202	(312)	(2,151)	(1,280)	24	9,483
Cash flows from financing Activities:
Increase (decrease) in short-term debt	37,518	12,919	(32,556)	3,928	16,068	37,877
Proceeds from issuance of long-term debt	1,121	—	508	20	39	1,688
Payments on principal of long-term debt	(40,111)	(122)	(189)	(1,312)	—	(41,734)
Payments for redemption of member equities	(20,060)	—	—	—	—	(20,060)
Other	19,469	1,624	(21,091)	384	(24)	362

Net cash (used) provided by financing activities	(2,063)	14,421	(53,328)	3,020	16,083	(21,867)

Net (decrease) increase in cash	(111,965)	1,182	(5,141)	(444)	—	(116,368)
Cash and cash equivalents at beginning of period	111,054	9,090	(1,027)	11,052	—	130,169

Cash and cash equivalents at end of period	$(911)	$10,272	$(6,168)	$10,608	$—	$13,801

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

December 31, 2001

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

($ in thousands)
(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$111,054	$9,090	$(1,027)	$11,052	$—	$130,169
Receivables, net	552,951	23,659	136,949	47,109	(186,657)	574,011
Inventories	276,115	57,388	107,548	9,723	—	450,774
Prepaid expenses	168,486	9,625	6,265	1,114	—	185,490
Other current assets	27,038	—	—	—	—	27,038

Total current assets	1,135,644	99,762	249,735	68,998	(186,657)	1,367,482
Investments	1,047,711	3,596	50,751	1,453	(535,381)	568,130
Property, plant and equipment, net	272,328	29,146	319,164	54,639	—	675,277
Goodwill, net	138,054	12,224	103,790	959	—	255,027
Other intangibles	3,484	2,669	102,503	331	—	108,987
Other assets	73,403	2,111	4,521	48,141	(11,701)	116,475

Total assets	$2,670,624	$149,508	$830,464	$174,521	$(733,739)	$3,091,378

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$270	$2,701	$88,902	$68,261	$(126,163)	$33,971
Current portion of long-term debt	19,995	59,506	23	59	(60,037)	19,546
Accounts payable	436,177	61,786	133,872	20,550	(76)	652,309
Accrued expenses	142,820	6,959	33,769	4,021	—	187,569
Patronage refunds payable	28,900	—	—	—	—	28,900

Total current liabilities	628,162	130,952	256,566	92,891	(186,276)	922,295
Long-term debt	1,125,437	9,924	65	24,121	(12,082)	1,147,465
Employee benefits and other liabilities	45,459	1,434	35,626	282	—	82,801
Deferred tax liability	42,495	—	—	—	—	42,495
Minority interests	5,494	—	972	13,744	39,596	59,806
Equities:
Capital stock	2,305	1,084	504,916	58,410	(564,410)	2,305
Member equities	805,860	—	—	—	—	805,860
Retained earnings	15,412	6,114	32,319	(14,927)	(10,567)	28,351

Total equities	823,577	7,198	537,235	43,483	(574,977)	836,516

Total liabilities and equities	$2,670,624	$149,508	$830,464	$174,521	$(733,739)	$3,091,378

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2001

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Consolidated

	($ in thousands)

	(Unaudited)
Net sales	$902,972	$59,221	$390,116	$23,418	$1,375,727
Cost of sales	834,189	48,265	356,054	22,107	1,260,615

Gross profit	68,783	10,956	34,062	1,311	115,112
Selling and administration	54,869	5,974	29,439	2,344	92,626
Restructuring and impairment reversals	—	—	(966)	—	(966)

Earnings (loss) from operations	13,914	4,982	5,589	(1,033)	23,452
Interest expense, net	8,905	1,319	1,839	(311)	11,752
Equity in loss (earnings) of affiliated companies	471	—	(392)	—	79
Minority interest in earnings (loss) of subsidiaries	1,893	—	55	(358)	1,590

Earnings (loss) before income taxes	2,645	3,663	4,087	(364)	10,031
Income tax (benefit) expense	(4,759)	1,660	(27)	114	(3,012)

Net earnings (loss)	$7,404	$2,003	$4,114	$(478)	$13,043

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2001

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

	($ in thousands)

	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$7,404	$2,003	$4,114	$(478)	$—	$13,043
Adjustments to reconcile net earnings (loss) to net cash (used) provided by operating activities:
Depreciation and amortization	15,040	1,333	4,334	560	—	21,267
Bad debt expense	315	25	111	241	—	692
Proceeds from patronage revolvement received	318	—	—	—	—	318
Non-cash patronage	(625)	—	—	—	—	(625)
(Decrease) increase in other assets	(53,412)	308	647	282	51,000	(1,175)
Increase (decrease) in other liabilities	2,245	94	(156)	3	(2,235)	(49)
Restructuring and impairment reversals	—	—	(966)	—	—	(966)
Equity in losses (earnings) of affiliated companies	471	—	(392)	—	—	79
Minority interest	1,893	—	55	(358)	—	1,590
Other	(250)	231	489	(883)	—	(413)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(8,932)	(15,474)	(20,567)	(2,957)	(12,426)	(60,356)
Inventories	(44,139)	(666)	3,758	(1,180)	—	(42,227)
Prepaid expenses and other current assets	101,802	3,682	2,760	(206)	—	108,038
Accounts payable	(49,703)	7,626	(13,729)	5,684	(12,177)	(62,299)
Accrued expenses	(21,875)	(2,602)	(22,742)	(121)	—	(47,340)

Net cash (used) provided by operating activities	(49,448)	(3,440)	(42,284)	587	24,162	(70,423)
Cash flows from investing activities:
Additions to property, plant and equipment	(8,783)	(103)	(4,517)	(4,899)	—	(18,302)
Acquisitions, net of cash acquired	(13,300)	—	—	—	—	(13,300)
Payments for investments	(19,774)	—	(197)	(2,953)	7,092	(15,832)
Proceeds from sale of investments	1,623	—	—	—	—	1,623
Proceeds from sale of property, plant and equipment	806	—	—	—	—	806
Other	(216)	—	—	—	—	(216)

Net cash (used) provided by investing activities	(39,644)	(103)	(4,714)	(7,852)	7,092	(45,221)
Cash flows from financing activities:
Increase (decrease) in short-term debt	130,834	(1)	31,986	196	(26,489)	136,526
Proceeds from issuance of long-term debt	21,811	—	—	437	2,327	24,575
Payments on principal of long-term debt	(7,200)	(300)	(15,953)	(671)	—	(24,124)
Payments for redemption of member equities	(25,321)	—	—	—	—	(25,321)
Other	(28,530)	4,590	25,964	5,062	(7,092)	(6)

Net cash provided (used) by financing activities	91,594	4,289	41,997	5,024	(31,254)	111,650

Net increase (decrease) in cash	2,502	746	(5,001)	(2,241)	—	(3,994)
Cash and cash equivalents at beginning of period	5,324	(546)	(11,675)	10,891	—	3,994

Cash and cash equivalents at end of period	$7,826	$200	$(16,676)	$8,650	$—	$—

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Land O’Lakes, Inc:

      We have audited the accompanying consolidated balance sheets of Land O’Lakes, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and equities for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O’Lakes, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the consolidated financial statements, in 2001, the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity,” as amended by Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”; Statement No. 141, “Business Combinations”; and Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/s/ KPMG LLP

Minneapolis, Minnesota

January 28, 2002

LAND O’LAKES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2000

	($ in thousands)
ASSETS
Current assets:
Cash and short-term investments	$130,169	$3,994
Receivables, net	574,011	586,058
Inventories	450,774	436,089
Prepaid expenses	185,490	173,460
Other current assets	27,038	24,686

Total current assets	1,367,482	1,224,287
Investments	568,130	465,849
Property, plant and equipment, net	675,277	489,089
Goodwill, net	255,027	161,407
Other intangibles, net	108,987	8,788
Other assets	116,475	123,923

Total assets	$3,091,378	$2,473,343

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$33,971	$87,783
Current portion of long-term debt	19,546	68,936
Accounts payable	652,309	493,173
Accrued expenses	187,569	212,751
Patronage refunds payable	28,900	37,493

Total current liabilities	922,295	900,136
Long-term debt	1,147,465	662,742
Employee benefits and other liabilities	82,801	50,424
Deferred tax liabilities	42,495	—
Minority interests	59,806	55,087
Equities:
Capital stock	2,305	2,345
Member equities	805,860	768,941
Retained earnings	28,351	33,668

Total equities	836,516	804,954

Commitments and contingencies
Total liabilities and equities	$3,091,378	$2,473,343

See accompanying notes to consolidated financial statements.

LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2001	2000	1999

	($ in thousands)
Net sales	$5,973,433	$5,768,790	$5,615,794
Cost of sales	5,378,614	5,146,110	5,100,414

Gross profit	594,819	622,680	515,380
Selling and administration	487,161	485,306	506,921
Restructuring and impairment charges	3,733	54,226	3,856

Earnings from operations	103,925	83,148	4,603
Interest expense, net	56,086	52,439	44,702
Gain from divestiture of businesses	—	(89,034)	(54,175)
Equity in (earnings) loss of affiliated companies	(48,583)	35,566	(7,282)
Minority interest in earnings (loss) of subsidiaries	6,882	(1,405)	(140)

Earnings before income taxes and extraordinary item	89,540	85,582	21,498
Income tax expense (benefit)	3,601	(13,715)	99

Earnings before extraordinary item	85,939	99,297	21,399
Extraordinary loss (gain) on early extinguishment of debt, net of income tax (benefit) expense of $(9,002) and $815 in 2001 and 2000, respectively	14,451	(3,635)	—

Net earnings	$71,488	$102,932	$21,399

Applied to:
Member equities
Allocated patronage refunds	$70,552	$142,271	$34,860
Deferred equities	2,708	(5,347)	(7,547)

	73,260	136,924	27,313
Retained earnings	(1,772)	(33,992)	(5,914)

	$71,488	$102,932	$21,399

See accompanying notes to consolidated financial statements.

LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2001	2000	1999

	($ in thousands)
Cash flows from operating activities:
Net earnings	$71,488	$102,932	$21,399
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	97,288	83,621	81,675
Bad debt expense	1,871	4,550	4,576
Proceeds from patronage revolvement received	2,895	16,350	2,066
Non-cash patronage income	(4,999)	(9,914)	(4,568)
Increase in other assets	(1,699)	(23,580)	(18,998)
Increase in other liabilities	3,778	673	9,531
Restructuring and impairment charges	3,733	54,226	3,856
Gain from divestiture of businesses	—	(89,034)	(54,175)
Equity in (earnings) losses of affiliated companies	(48,583)	35,566	(7,282)
Minority interests	6,882	(1,405)	(140)
Other	(6,153)	1,164	5,711
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	37,298	(25,568)	(43,959)
Inventories	21,139	103,641	29,486
Other current assets	747	74,179	(63,539)
Accounts payable	124,402	(283,313)	79,629
Accrued expenses	(35,783)	71,073	13,736

Net cash provided by operating activities	274,304	115,161	59,004
Cash flows from investing activities:
Additions to property, plant and equipment	(83,936)	(104,343)	(109,267)
Acquisitions, net of cash acquired	(371,858)	(101,076)	(73,912)
Payments for investments	(46,189)	(86,611)	(55,344)
Net proceeds from divestiture of businesses	—	184,106	75,893
Proceeds from sale of investments	5,264	3,248	9,241
Proceeds from sale of property, plant and equipment	30,224	25,189	6,368
Other	5,293	(3,088)	(54)

Net cash used by investing activities	(461,202)	(82,575)	(147,075)
Cash flows from financing activities:
(Decrease) increase in short-term debt	(53,812)	(42,762)	32,299
Proceeds from issuance of long-term debt	1,369,528	58,955	303,306
Payments on principal of long-term debt	(935,104)	(179,133)	(8,249)
Payments for debt issuance costs	(20,265)	—	—
Payments for purchase of capital securities	—	(9,300)	—
Payments for redemption of member equities	(46,896)	(54,260)	(48,660)
Other	(378)	109	2,722

Net cash provided (used) by financing activities	313,073	(226,391)	281,418

Net increase (decrease) in cash	126,175	(193,805)	193,347
Cash and cash equivalents at beginning of year	3,994	197,799	4,452

Cash and cash equivalents at end of year	$130,169	$3,994	$197,799

See accompanying notes to consolidated financial statements.

LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF EQUITIES

	Years Ended December 31, 2001, 2000, and 1999

		Member Equities
	Capital				Retained	Total
	Stock	Allocated	Deferred	Net	Earnings	Equities

	($ in thousands)
Balance, December 31, 1998	$2,170	$705,386	$(1,398)	$703,988	$74,986	$781,144
Capital stock issued	20	—	—	—	—	20
Capital stock redeemed	(117)	—	—	—	—	(117)
1999 earnings, as applied	—	34,860	(7,547)	27,313	(5,914)	21,399
Less portion stated as current liability	—	(10,515)	—	(10,515)	—	(10,515)
Portion of member equities stated as current liability	—	(8,835)	—	(8,835)	—	(8,835)
Cash patronage and redemption of member equities	—	(48,660)	—	(48,660)	—	(48,660)
Redemption included in prior year’s liabilities	—	31,580	—	31,580	—	31,580
Other, net	—	(1,142)	1,251	109	2,710	2,819

Balance, December 31, 1999	$2,073	$702,674	$(7,694)	$694,980	$71,782	$768,835
Capital stock issued	411	—	—	—	—	411
Capital stock redeemed	(139)	—	—	—	—	(139)
2000 earnings, as applied	—	142,271	(5,347)	136,924	(33,992)	102,932
Less portion stated as current liability	—	(28,593)	—	(28,593)	—	(28,593)
Portion of member equities stated as current liability	—	(8,900)	—	(8,900)	—	(8,900)
Equities issued for mergers and acquisitions	—	2,250	—	2,250	—	2,250
Cash patronage and redemption of member equities	—	(54,260)	—	(54,260)	—	(54,260)
Redemption included in prior year’s liabilities	—	19,350	—	19,350	—	19,350
Deferred equities transfer	—	—	8,290	8,290	(8,290)	—
Other, net	—	129	(1,229)	(1,100)	4,168	3,068

Balance, December 31, 2000	$2,345	$774,921	$(5,980)	$768,941	$33,668	$804,954
Capital stock issued	65	—	—	—	—	65
Capital stock redeemed	(105)	—	—	—	—	(105)
2001 earnings, as applied	—	70,552	2,708	73,260	(1,772)	71,488
Less portion stated as current liability	—	(19,900)	—	(19,900)	—	(19,900)
Portion of member equities stated as current liability	—	(9,000)	—	(9,000)	—	(9,000)
Cash patronage and redemption of member equities	—	(46,896)	—	(46,896)	—	(46,896)
Redemption included in prior year’s liabilities	—	37,493	—	37,493	—	37,493
Other, net	—	(608)	2,570	1,962	(3,545)	(1,583)

Balance, December 31, 2001	$2,305	$806,562	$(702)	$805,860	$28,351	$836,516

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands in tables)

1.     Summary of Significant Accounting Policies

Nature of Operations

      Land O’Lakes, Inc. is a dairy food and agricultural cooperative serving family farmers throughout the United States. The Company procures 12 billion pounds of member milk annually, markets more than 300 dairy products and provides nearly 1,400 member cooperatives with agronomic production materials including feed, seed, crop nutrients and crop protection products.

Revenue Recognition

      Net sales and allowances for customer discounts are generally recognized upon shipment of product and transfer of title to the customer. The Company classifies shipping and handling costs as part of cost of sales.

Statement Presentation

      The consolidated financial statements include the accounts of Land O’Lakes, Inc. and wholly owned and majority-owned subsidiaries and limited liability companies (“Land O’Lakes” or the “Company”). Intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the 2000 and 1999 consolidated financial statements to conform to the 2001 presentation.

Cash and Short-Term Investments

      Cash and short-term investments include short-term, highly liquid investments with original maturities of three months or less.

Inventories

      Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.

Derivative Commodity Instruments

      The Company uses derivative commodity instruments, primarily futures contracts, to reduce the exposure to changes in commodity prices. These contracts are not designated as hedges under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Accordingly, since the adoption of SFAS No. 133, effective January 1, 2001, the futures contracts are marked to market each month and gains and losses are recognized in earnings with the offset reflected in inventory. Unrealized losses related to future contracts recognized in 2001 results totaled $6.6 million.

Investments

      Investments in other cooperatives are stated at cost plus unredeemable patronage refunds received, or estimated to be received, in the form of capital stock and other equities. Estimated patronage refunds are not recognized for tax purposes until notices of allocation are received. The Company believes it is not practical to estimate the fair value of investments in other cooperatives due to the excessive cost involved as there is no established market for these investments. The equity method of accounting is used for investments in other companies in which Land O’Lakes voting interest is 20 to 50 percent. Investments in less than 20 percent owned companies are stated at cost.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (15 to 30 years for land improvements and buildings, 5 to 10 years for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

machinery and equipment and 5 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.

Intangibles

      The excess purchase price paid over net assets of businesses acquired (goodwill) is generally amortized on a straight-line basis over periods ranging from 15 to 20 years, except for acquisitions completed after June 30, 2001. Accumulated amortization of goodwill at December 31, 2001 and 2000 was $35.0 million and $21.3 million, respectively.

Recoverability of Long-Lived Assets

      The Company assesses the recoverability of goodwill and other long-lived assets whenever events or changes in circumstances indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

Income Taxes

      Land O’Lakes is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388(c) of the Internal Revenue Code. The Company files a consolidated tax return with its fully taxable subsidiaries.

      The Company establishes deferred income tax assets and liabilities based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.

Advertising Costs

      Advertising costs are expensed as incurred. Advertising costs were $154.0 million, $146.1 million and $134.6 million in 2001, 2000 and 1999, respectively.

Research and Development

      Expenditures for research and development are charged to administration expense in the year incurred. Total research and development expenses were $23.8 million, $20.2 million and $18.8 million in 2001, 2000 and 1999, respectively.

Fair Value of Financial Instruments

      All financial instruments are carried at amounts that approximate estimated fair value, except for investments in cooperatives, for which it is not practicable to provide fair value information.

Recent Accounting Pronouncements

      The Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, effective January 1, 2001. The Standard requires derivatives to be recorded on the balance sheet as assets or liabilities, measured at fair value. The impact of the adoption did not have a material effect on the consolidated financial statements.

      In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 was effective immediately and SFAS No. 142 is effective January 1, 2002. Under the provisions of SFAS No. 141, no

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

amortization of goodwill will be recorded on acquisitions (except for acquisitions of cooperatives) completed after June 30, 2001. Existing goodwill and other intangible assets were amortized until the January 1, 2002 adoption of SFAS No. 142. Goodwill related to the acquisition of cooperatives and the formation of joint ventures will continue to be amortized at least until the Financial Accounting Standards Board provides further guidance. Because of the extensive effort needed to comply with adopting SFAS No. 141 and SFAS No. 142, it is not practicable to reasonably estimate the impact of adopting these Statements on the financial statements at the date of this report, including whether it will require the recognition of any transitional impairment losses as a cumulative effect of a change in accounting principle. Amortization expense related to goodwill that will cease to be amortized under SFAS No. 142 was $6.2 million for the year ended December 31, 2001. As of January 1, 2002, the Company had unamortized goodwill in the amount of $160.7 million and unamortized identifiable intangible assets in the amount of $0.0 million, which will be subject to the transition provisions of SFAS No. 141 and SFAS No. 142.

      In April 2001, the Emerging Issues Task Force (EITF) issued a consensus on EITF No. 00-25, “Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor’s Products or Services.” EITF No. 00-25 deals with the accounting for consideration paid from a vendor (typically a manufacturer or distributor) to a retailer, including slotting fees, cooperative advertising arrangements and buy-downs. The guidance in EITF 00-25 generally requires that these incentives be classified as a reduction of sales. The consensus is effective for the Company in the first quarter of fiscal year 2002. The Company is currently assessing the impact of adopting EITF No. 00-25, which has no impact on net earnings.

      In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” , which supersedes both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” (Opinion 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with Statement 121. For example, SFAS No. 144 provides guidance on how a long-lived asset that is used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). Unlike SFAS No. 121, an impairment assessment under SFAS No. 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS No. 142, “Goodwill and Other Intangible Assets.”

      The Company has elected to adopt SFAS No. 144 as of January 1, 2001 and has applied its provisions in these financial statements. The impact of the adoption did not have a material effect on the consolidated financial statements.

Accounting Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

2.     Receivables

      A summary of receivables at December 31 is as follows:

	2001	2000

Trade accounts	$287,229	$472,698
Notes and contracts	50,626	65,384
Notes from sale of trade receivables (see Note 3)	192,403	—
Other	66,707	65,846

	596,965	603,928
Less allowance for doubtful accounts	22,954	17,870

Total receivables, net	$574,011	$586,058

      A substantial portion of Land O’Lakes receivables is concentrated in the agricultural industry. Collections of these receivables may be dependent upon economic returns from farm crop and livestock production. The Company’s credit risks are continually reviewed, and management believes that adequate provisions have been made for doubtful accounts.

3.     Receivables Purchase Facility

      In December 2001, the Company established a $100.0 million receivables purchase facility with CoBank, ACB (CoBank). A wholly owned unconsolidated special purpose entity (SPE) was established to purchase certain receivables from the Company. CoBank has been granted an interest in the pool of receivables owned by the SPE. The transfers of the receivables from the Company to the SPE are structured as sales and, accordingly, the receivables transferred to the SPE are not reflected in the consolidated balance sheet. However, the Company retains credit risk related to the repayment of the notes receivable with the SPE, which in turn is dependent upon the credit risk of the SPE’s receivables pool. Accordingly, the Company has retained reserves for estimated losses. The Company expects no significant gains or losses from the facility. At December 31, 2001, $75.8 million was outstanding under this facility and $24.2 million remained available. The total accounts receivable sold during 2001 was $383.2 million.

4.     Inventories

      A summary of inventories at December 31 is as follows:

	2001	2000

Raw materials	$81,923	$48,542
Work in process	37,423	42,650
Finished goods	331,428	344,897

Total inventories	$450,774	$436,089

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

5.     Investments

      A summary of investments at December 31 is as follows:

	2001	2000

CF Industries, Inc.	$248,502	$248,502
Agriliance LLC	84,030	44,212
Ag Processing Inc.	38,977	35,339
MoArk LLC	47,593	31,950
Advanced Food Products LLC	27,487	—
CoBank, ACB	21,549	20,618
Melrose Dairy Proteins, LLC	8,253	—
PEC Mark II (Malta Cleyton)	7,681	13,511
Universal Cooperatives	6,196	6,094
Prairie Farms Dairy, Inc.	4,754	5,710
Other — principally cooperatives and joint ventures	73,108	59,913

Total investments	$568,130	$465,849

      During 2001, the Company made an additional cash investment of $27.7 million in MoArk LLC, an egg production and marketing company, of which $13.1 million was recorded as goodwill.

      In a non-cash transaction, the Company contributed its aseptic processing assets of $24.5 million in exchange for a 35% equity investment in Advanced Food Products LLC.

      Effective January 1, 2000, Land O’Lakes, Cenex Harvest States Cooperatives (CHS) and Farmland Industries, Inc. (Farmland) formed Agriliance, LLC (“Agriliance”), a distributor of crop nutrients, crop protection products and other agronomic inputs and services. From formation through July 2000, Agriliance jointly managed the agronomy marketing operations of Land O’Lakes, CHS and Farmland.

      In a series of transactions from January through July 2000, Land O’Lakes paid $57.0 million in cash and exchanged $11.2 million of property, plant and equipment and 50% ownership positions in Cenex/ Land O’Lakes Agronomy Company and Agro Distribution, LLC for a 50% equity ownership interest in Agriliance. The other 50% ownership interest in Agriliance is held equally by CHS and Farmland and was obtained through similar exchanges of assets. In addition, Agriliance purchased from its respective owners the net working capital related to agronomy operations. Subsequent to July 2000, Land O’Lakes accounted for its ownership interest in Agriliance earnings under the equity method. The Company retained its ownership in CF Industries, Inc., an interregional cooperative involved in the manufacture of crop nutrients, and its interest in an agronomy distribution business in Canada.

      Also during 2000, Land O’Lakes made a cash investment of $28.5 million for 50% ownership interest in MoArk LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

      Summarized financial information for the Company’s three largest equity investments, which comprise most of the equity investments, is as follows:

	2001	2000

Net sales	$4,726,434	$1,151,794
Gross profit	449,995	103,730
Net income (loss)	45,935	(45,837)
Current assets	1,571,554	1,724,209
Non-current assets	368,828	319,523
Current liabilities	1,400,215	1,628,362
Non-current liabilities	234,088	220,532
Total equity	306,079	194,838

6.     Property, Plant and Equipment

      A summary of property, plant and equipment at December 31 is as follows:

	2001	2000

Land and land improvements	$51,818	$43,144
Buildings and building equipment	311,499	222,860
Machinery and equipment	560,244	401,076
Software	38,438	30,430
Construction in progress	56,769	74,453

Total property, plant and equipment	1,018,768	771,963
Less accumulated depreciation	343,491	282,874

Total property, plant and equipment, net	$675,277	$489,089

7.     Debt Obligations

      The Company had notes and short-term obligations at December 31, 2001 and 2000 of $34.0 million and $87.8 million, respectively.

      The Company also has a $250.0 million 5-year revolving credit facility with a variable interest rate based on LIBOR. There were no borrowings on this facility as of December 31, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

      A summary of long-term debt at December 31 is as follows:

	2001	2000

Term A loan — quarterly installments through 2006; (variable rate based on LIBOR)	$325,000	$—
Term B loan — quarterly installments through 2008; (variable rate based on LIBOR)	250,000	—
Senior unsecured notes — due 2011; (8.75%)	350,000	—
Syndicated Loan Agreement — due 2001 through 2004; retired 2001; (7.47%)	—	175,000
CoBank fixed interest loans — quarterly installments through 2008; retired 2001; (5.41% to 7.85%)	—	186,000
The Prudential Insurance Co. of America — due 2002 through 2009; retired 2001; (6.18% to 6.58%)	—	135,000
Industrial development revenue bonds and other secured notes payable-due 2002 through 2016; (.95% to 6.00%)	26,329	13,572
Capital Securities of Trust Subsidiary — due 2028; (7.45%)	190,700	190,700
Other debt	24,982	31,406

	1,167,011	731,678
Less current portion	19,546	68,936

Total long-term debt	$1,147,465	$662,742

      During 2001, the Company obtained a Term A loan for $325.0 million and a Term B loan for $250.0 million. In addition, a long-term bond offering for $350.0 million, due 2011, was completed in November 2001. Debt covenants include certain minimum financial ratios that were all satisfied.

      The early extinguishment of previous credit facilities in 2001 resulted in an extraordinary loss, net in income taxes, of $14.5 million.

      The Company has loans to producers facilitated through the LOL Finance Co., a wholly owned, consolidated subsidiary of Land O’Lakes. At December 31, 2001 and 2000, $42.6 million and $41.8 million, respectively, of long-term debt financed these loans.

      Land O’Lakes Capital Trust I (the “Trust”) was created for the sole purpose of issuing $200.0 million of Capital Securities and investing the proceeds thereof in an equivalent amount of debentures of the Company. The sole assets of the Trust, $206.2 million principal amount Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company, bearing interest at 7.45% and maturing on March 15, 2028, are eliminated upon consolidation. The Capital Securities are guaranteed to the extent set forth in the Offering Memorandum of the Capital Securities by the Company and bear the same interest rate and maturity date as the Debentures.

      During 2000, the Company purchased $9.3 million of Capital Securities, which resulted in an extraordinary gain, net of income taxes, of $3.6 million. The Company did not purchase any Capital Securities in 2001 and $190.7 million remained outstanding at December 31, 2001.

      The weighted average interest rate on short-term borrowings and notes outstanding at December 31, 2001 and 2000 was 6.52% and 8.27%, respectively.

      Interest paid, including interest paid on capital securities and net of amounts capitalized ($0.1 million, $1.5 million and $1.7 million in 2001, 2001 and 1999, respectively), was $55.7 million, $59.8 million and $49.9 million in 2001, 2000 and 1999, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

      Borrowings under the revolving credit facility and the term loans bear interest at variable rates (either LIBOR or an Alternative Base Rate) plus applicable margins. The margins depend on Land O’Lakes’ credit ratings. Based upon Land O’Lakes’ existing credit ratings, the current LIBOR margins are 200 basis points for the revolving credit facility, 250 basis points for the Term A Loan and 350 basis points for the Term B Loan. Spreads for the Alternative Base Rate are 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at the election of Land O’Lakes. As of December 31, 2001, interest rates on the Term A Loan and Term B Loan were 4.97% and 5.97%, respectively.

      The maturity of long-term debt for the next five years and thereafter is as follows:

Year	Amount

2002	$19,546
2003	82,588
2004	77,519
2005	102,385
2006	77,336
2007 and thereafter	807,637

8.     Fair Value of Financial Instruments

      The following tables provide information on the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and short-term investments, receivables, accounts payable, notes and short-term obligations, approximate fair value due to the short-term maturity of the instruments. The carrying value of LIBOR-based debt, including the revolving credit facility, Term A Loan and Term B Loan, also approximate fair market value since the interest rate automatically adjusts every one to three months and credit spreads are not believed to have changed materially since the facilities were established. The fair value of fixed rate long-term debt was estimated through a present value calculation, based on available information on prevailing market interest rates for similar securities on the respective reporting dates.

      The Company enters into future and options contract derivatives to reduce risk on the market value of inventory and fixed or partially fixed purchase and sale contracts.

      The notional or contractual amount of derivatives provides an indication of the extent of the Company’s involvement in such instruments at that time, but does not represent exposure to market risk or future cash requirements under certain of these instruments. A summary of the notional or contractual amounts of these instruments is as follows:

	December 31,

	2001		2000

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Liabilities:
CoBank Term Loans due 2001-2008	—	—	186,000	188,000
Prudential Term Loans due 2001-2009	—	—	135,000	132,010
Senior unsecured notes due 2011	350,000	343,490	—	—
Capital Securities of Trust Subsidiary due 2028	190,700	127,310	190,700	133,320

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

	December 31,

	2001		2000

	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

Derivative financial instruments:
Commodity futures contracts
Commitments to purchase	$76,639	$(6,475)	$53,426	$1,606
Commitments to sell	$(6,111)	(86)	(4,321)	14

9.  Lease Commitments

      The Company leases various equipment and real properties under long-term operating leases. Total rental expense was $29.8 million in 2001, $31.7 million in 2000 and $26.7 million in 1999. The minimum annual lease payments for the next five years and thereafter are as follows:

Year	Amount

2002	$27,323
2003	28,430
2004	23,957
2005	21,704
2006	20,447
2007 and thereafter	111,277

      Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.

10.  Income Taxes

      The components of the income tax provision are summarized as follows:

	2001	2000	1999

Current (benefit) expense
Federal	$(14,516)	$15,945	$(3,953)
State	(1,979)	2,164	(667)

	(16,495)	18,109	(4,620)
Deferred expense (benefit)	20,096	(31,824)	4,719

Income tax expense (benefit)	$3,601	$(13,715)	$99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

      The effective tax rate differs from the statutory rate primarily as a result of the following:

	2001	2000	1999

Statutory rate	35.0%	35.0%	35.0%
Patronage refunds	(27.6)	(57.3)	(57.3)
State income tax, net of federal benefit	0.6	(1.3)	0.2
Amortization of goodwill	0.3	5.5	11.7
Effect of foreign operations	1.1	0.9	9.3
Disposal of investment	(3.8)	—	—
Other, net	(1.6)	1.2	1.6

Effective tax rate	4.0%	(16.0)%	0.5%

      The significant components of the deferred tax assets and liabilities are as follows:

	2001	2000	1999

Deferred tax assets related to:
Deferred patronage	$12,443	$12,810	$—
Accrued expenses	33,145	21,017	25,501
Allowance for doubtful accounts	12,040	5,557	6,140
Inventories	5,064	3,588	4,171
Asset impairments	8,037	16,020	—
Joint ventures	1,680	20,898	2,863
Other, net	3,829	3,710	6,501

Total deferred tax assets	76,238	83,600	45,176

Deferred tax liabilities related to:
Property, plant and equipment	77,904	12,946	15,588
Intangibles	16,944	10,085	863

Total deferred tax liabilities	94,848	23,031	16,451

Net deferred tax (liabilities) assets	$(18,610)	$60,569	$28,725

      SFAS No. 109 “Accounting for Income Taxes” requires consideration of a valuation allowance if it is “more likely than not” that benefits of deferred tax assets will not be realized. Management has determined, based on prior earnings history and anticipated earnings, that no valuation allowance is necessary.

      Income taxes paid (recovered) in 2001, 2000, and 1999 were $22.3 million, $5.1 million and ($18.5) million, respectively.

11.  Pension and Other Postretirement Plans

      The Company has a defined pension plan, which covers all eligible employees not participating in a labor negotiated plan. Plan benefits are generally based on years of service and employees’ highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (ERISA).

      The Company also sponsors plans that provide certain health care benefits for retired employees. Employees become eligible for these benefits upon meeting certain age and service requirements. The Company funds only the plans’ annual cash requirements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

      Reconciliation of the funded status of the plans and the amounts included in the balance sheets are as follows:

			Other Postretirement
	Pension Benefits		Benefits

	2001	2000	2001	2000

Change in benefit obligation:
Benefit obligation at beginning of year	$288,267	$279,726	$51,530	$47,679
Service cost	9,471	9,749	818	794
Interest cost	21,091	19,931	3,918	3,649
Plan amendments	750	—	—	3,724
Actuarial loss (gain)	10,922	(5,139)	8,112	(579)
Benefits paid	(16,821)	(16,000)	(5,082)	(3,737)

Benefit obligation at end of year	$313,680	$288,267	$59,296	$51,530

Change in plan assets:
Fair value of plan assets at beginning of year	$304,506	$284,335	$—	$—
Actual (loss) return on plan assets	(5,702)	23,171	—	—
Company contributions	2,000	13,000	5,082	3,737
Benefits paid	(16,821)	(16,000)	(5,082)	(3,737)

Fair value of plan assets at end of year	$283,983	$304,506	$—	$—

Reconciliation of prepaid (accrued) benefits:
Funded status	$(29,697)	$16,239	$(59,296)	$(51,530)
Unrecognized net actuarial loss	65,591	20,538	28,191	21,405
Unrecognized transition obligation	—	—	7,071	7,714
Unrecognized prior service cost	3,823	3,887	3,192	3,458

Prepaid (accrued) benefit cost	$39,717	$40,664	$(20,842)	$(18,953)

Weighted-average assumptions:
Discount rate	7.25%	7.50%	7.25%	7.50%
Expected return on plan assets	9.50%	9.50%	N/A	N/A
Rate of compensation increase	4.75%	4.75%	N/A	N/A

      For measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for all years. The health care cost trend rate assumption affects the amounts reported. For example, a 1% increase in the assumed trend rate for health care costs would have increased the service cost and the interest cost components of 2001 postretirement health care benefits expense by $0.3 million and the accumulated postretirement benefit obligation by $4.2 million as of December 31, 2001. In contrast, a 1% decrease in the assumed trend rate for health care costs would have decreased the service cost and interest cost components of 2001 postretirement health care benefits expense by $0.2 million and the accumulated postretirement benefit obligation by $3.5 million as of December 31, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

      Components of net periodic benefit cost are as follows:

	Pension Benefits			Other Postretirement Benefits

	2001	2000	1999	2001	2000	1999

Service cost	$9,471	$9,749	$9,433	$818	$794	$472
Interest cost	21,091	19,931	19,047	3,918	3,649	3,264
Expected return on assets	(28,428)	(26,916)	(23,249)	—	—	—
Amortization of prior service cost	814	814	814	266	266	—
Amortization of actuarial loss	—	—	1,567	1,326	1,346	1,476
Amortization of transition obligation	—	—	—	643	643	643

Net periodic benefit cost	$2,948	$3,578	$7,612	$6,971	$6,698	$5,855

      In addition to the defined benefit pension plan, the Company has a noncontributory, supplemental executive retirement plan (SERP), which is an unfunded, defined benefit plan. The projected benefit obligation of the unfunded plan was $14.4 million and $15.7 million at December 31, 2001 and 2000, respectively. The accumulated benefit obligation of this plan and the accrued SERP liability were $13.2 million and $12.8 million at December 31, 2001 and 2000, respectively. Net periodic pension cost was $1.2 million, $1.9 million and $2.3 million for 2001, 2000 and 1999, respectively.

      Certain eligible employees are covered by defined contribution plans. The expense for these plans was $4.9 million, $5.8 million and $6.8 million for 2001, 2000 and 1999, respectively.

      As a result of the acquisition of Purina Mills on October 11, 2001, the Company has two additional defined benefit pension plans as of December 31, 2001. As of the November 30, 2001 measurement date, the pension plan for production employees and the discretionary capital accumulation plan had estimated projected benefit obligations of $26.2 million and $24.9 million, respectively. The fair value of assets was $20.9 million and $0, respectively. At December 31, 2001, the accrued pension liability was $5.3 million and the accrued discretionary capital accumulation liability was $24.9 million.

      The Land O’Lakes Long-Term Incentive Plan, initiated in 2001, is a phantom stock plan which allows certain employees to purchase “Units” under the plan. Neither options granted nor Units may be transferred, assigned, pledged, encumbered, or otherwise alienated from the grantee. Officers are eligible to participate, as are selected non-officers identified by the Chief Executive Officer. Participants are granted an annual award of options. One quarter of the options vest on December 31 of the year in which they are granted, with the rest vesting ratably on December 31 of the succeeding three years. These Units are not traditional stock, and do not provide the purchaser with any voting rights or rights to receive assets of Land O’Lakes. No expense related to this plan was recognized in 2001.

      The purchase price of the option is established as of December 31 of the year prior to the grant of the option, based on a formula reflecting the value of the enterprise at the close of the fiscal year preceding the grant of the option. Participants may elect to exercise vested options to purchase units only during the period between January 1 and March 31 of any year. Units are valued each year on December 31, and are valued by the same formula by which the purchase price of the option is determined. Participants in the plan may purchase Units using cash or amounts in their deferred compensation accounts. In addition, the options have a net exercise provision which allows participants to use the value of appreciated options to buy Units. Finally, Land O’Lakes will loan participants, on an interest-free basis, an amount up to the appreciated value of the Units which the participant has, in order to purchase Units.

      Participants’ ability to redeem owned Units while employed is limited to 50% of the appreciated value of the cumulative total of Units previously purchased by such participant, until the value of the owned Units

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

reaches an established ratio to the participant’s annual base pay. These ratios are established based on the level of the participant. Following death, inability to work due to disability, retirement or other termination, the participant has a limited period of time during which to exercise remaining vested options and/or redeem purchased units, which varies according to the circumstances of the participant’s cessation of employment.

12.  Equities

      The authorized capital stock at December 31, 2001 consists of 2,000 shares of Class A Common, $1,000 par value; 50,000 shares of Class B Common, $1 par value; 500 shares of nonvoting Class C Common, $1,000 par value; 10,000 shares of nonvoting Class D Common, $1 par value; and 1,000,000 shares of nonvoting, 8% non-cumulative Preferred $10 par value.

      The following details the activity in membership shares during the three years ended December 31, 2001:

	Number of Shares

	Common

	A	B	C	D	Preferred

December 31, 1998	911	8,287	127	3,078	112,077
New Members	22	405	3	703	—
Redemptions	(55)	(938)	(13)	(682)	(5,354)

December 31, 1999	878	7,754	117	3,099	106,723
New Members	327	295	84	671	—
Redemptions	(39)	(2,159)	(4)	(2,270)	(9,289)

December 31, 2000	1,166	5,890	197	1,500	97,434
New Members	47	716	18	364	—
Redemptions	(41)	(739)	(15)	(426)	(4,865)

December 31, 2001	1,172	5,867	200	1,438	92,569

      Patronage refunds to members of $70.6 million, $142.3 million and $34.9 million for the years ended December 31, 2001, 2000 and 1999, respectively, are based on earnings in specific patronage or product categories and in proportion to the business each member does within each category. For 2001, Land O’Lakes will issue qualified patronage refunds in the amount of $70.6 million. Qualified patronage refunds are tax deductible by the Company when qualified written notices of allocation are issued and non-qualified patronage refunds are tax deductible when redeemed with cash. The Company will not issue any non-qualified patronage refunds for 2001.

      The allocation to retained earnings of $(1.8) million in 2001, $(34.0) million in 2000 and $(5.9) million in 1999 represent losses generated by non-member businesses plus amounts under the retained earnings program as provided in the by-laws of the Company.

13.     Acquisitions, Mergers and Divestitures

      On October 11, 2001, the Company acquired 100% of the outstanding stock of Purina Mills, Inc. (Purina Mills). The Company contributed the stock to Land O’Lakes Farmland Feed LLC in exchange for increasing its ownership in the LLC from 73.7% to 92.0%. The results of operations of Purina Mills are included in the consolidated financial statements since that date. Purina Mills is a commercial and lifestyle feed company. This acquisition allowed the Company to diversify into lifestyle feed products.

      The aggregate purchase price was approximately $359 million, net of cash acquired, of which $247 million represented cash payments for stock and acquisition costs and $112 million represented debt retirement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

In connection with the acquisition, the Company refinanced certain existing bank financing arrangements and entered into new bank financing arrangements (see Note 7).

      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining final third party valuations of certain assets; thus, the allocation of the purchase price is subject to refinement.

At October 11, 2001

Current assets	$92,486
Investments	10,430
Property, plant and equipment	218,913
Goodwill	86,872
Other intangibles	98,940
Other assets	32,892

Total assets acquired	540,533

Current liabilities	64,338
Other liabilities	117,638

Total liabilities assumed	181,976

Net assets acquired	$358,557

      Goodwill of $86.9 million was recognized and assigned to the Feed segment. None of the goodwill is expected to be deductible for tax purposes. Of the $98.9 million of acquired identifiable intangible assets, $76.5 million is not subject to amortization, and relates primarily to trade names and trademarks. The remaining intangible assets of $22.4 million, have a weighted average useful life of approximately 12 years and consist of patents in the amount of $16.4 million (14 year weighted average useful life) and contracts of $6.0 million (3 year weighted average useful life). The following table summarizes the unaudited pro forma results of operations for the years ended December 31, 2001 and 2000 for the Company as if the Purina Mills acquisition had occurred on January 1, 2001 and 2000, respectively. The unaudited pro forma results of operations are for informational purposes only and do not purport to represent what the Company’s results of operations would have been if the acquisition had actually occurred on those dates.

	Pro Forma Year Ended
	December 31,

	2001	2000

Net sales	$6,638,776	$6,608,595
Earnings before extraordinary item	85,603	101,520
Net earnings	71,152	90,735

      During 2000, Land O’Lakes completed acquisitions that required cash outlays of $101.1 million. The Company received $184.1 million of net cash proceeds from divestitures.

      In January 2000, Land O’Lakes expanded its butter production capacity with the acquisition of Madison Dairy Produce Co. in Madison, Wisconsin. The Company broadened its seed operations during the year by acquiring the seed assets of several companies, including WilFarm LLC, Agro Distribution, Advanta Seeds, Inc. and AgriBioTech Inc. Other acquisitions in 2000 included the purchase of a cheese plant in Gustine, California and a feed mill in Neosho, Missouri.

      In April 2000, the Company divested of a swine business in North Carolina for net proceeds of $4.4 million which resulted in a gain of $0.5 million. In July 2000, the Company sold its fluid dairy assets to Dean Foods Company for net proceeds of $179.7 million which resulted in a gain of $88.5 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

      In October 2000, the Company and Farmland entered into a new venture that combined both of their feed businesses into a single entity — Land O’Lakes Farmland Feed LLC. Land O’Lakes owned 69% of the venture at the date of combination; and as majority-owner, fully consolidates its operating activities.

      Land O’Lakes acquisitions in 1999 required cash outlays of $73.9 million. In June 1999, Land O’Lakes acquired a selected portion of Terra Industries, Inc. (Terra) agricultural retail distribution assets, primarily the assets located in Indiana, Michigan and Ohio. The remainder of Terra retail distribution assets was acquired by Agro Distribution, LLC, a joint venture company that was equally owned by Land O’Lakes and Cenex Harvest States Cooperatives. Other acquisitions in 1999 included the purchase of a seed company and a retail farm supply business. The Company also disposed of a flavoring business for $75.9 million of net cash proceeds, which resulted in a gain of $54.2 million.

      All of the above acquisitions have been accounted for as purchases and accordingly the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The operating results are included in the Statements of Operations from the date of acquisition.

14.     Restructuring and Impairment Charges

      A summary of restructuring and impairment charges is as follows:

	2001	2000	1999

Restructuring (reversals) charges	$(4,067)	$9,700	$—
Impairment charges	7,800	44,526	3,856

Total restructuring and impairment charges	$3,733	$54,226	$3,856

      In 2001, the Company recorded restructuring and impairment charges of $3.7 million. Dairy Foods recorded a restructuring charge of $1.7 million, which had not been paid at December 31, 2001, for severance costs for 63 production employees resulting from the consolidation of production facilities. Feed reversed $5.7 million of a prior-year restructuring charge primarily due to a change in business strategy following the Purina Mills acquisition, which resulted in the decision to continue to operate plants that were held for sale at December 31, 2000. An impairment charge of $6.0 million related to the Company’s feed operation in Mexico held for sale at December 31, 2001, was recorded in order to value the business at its expected selling price less costs of disposal. Swine recorded an impairment charge of $1.8 million to reduce undeveloped land with permit issues to its estimated fair value.

      In 2000, the Company recorded restructuring and impairment charges of $54.2 million. The restructuring charge of $9.7 million resulted from initiatives within Land O’Lakes Farmland Feed LLC to consolidate facilities and reduce personnel. Of the $9.7 million, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write down assets held for sale to their estimated fair value and $1.7 million for demolition expenses and incidental exit costs. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees. The impairment charge of $44.5 million resulted from a reduction in the carrying amounts of certain impaired assets to their estimated fair value, determined on the basis of third-party appraisals or estimated cash flows. The impairment was related to cheese marketing and production assets that were significantly underutilized due to changes in consumer product preferences and costs associated with sourcing raw materials. The impairment charge of $3.9 million in 1999 was related to underutilization of the Company’s cheese production assets in Poland.

15.     Contingencies

      The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

currently believe that, in the aggregate, they will result in liabilities material to the Company’s consolidated financial condition, future results of operations or cash flows.

      In a letter dated January 18, 2001, the Company was identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party for the hazardous waste located at the Hudson Refinery Superfund Site in Cushing, Oklahoma. The letter invited the Company to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study in connection with the site, and also demanded that the Company reimburse the EPA approximately $8.9 million for remediation expenses already incurred at the site. The Company has responded to the EPA denying any responsibility. No further communication has been received from the EPA.

      The Company is contingently liable for a lease obligation at Cheese and Protein International, LLC, (CPI) a 70% owned joint venture consolidated by Land O’Lakes. In the event CPI defaults on its obligations under the Lease, the Company could elect one of the following options: (i) assume the obligations of CPI, (ii) purchase the leased assets, (iii) fully cash collateralize the Lease or (iv) nominate a replacement lessee to be approved by the lessor. If the Company elected to assume the obligations of CPI, the Company would be liable for up to $79.8 million at December 31, 2001.

16.     Segment Information

      The Company operates in five segments, dairy foods, animal feed, crop seed, swine and agronomy.

      The dairy foods segment produces, markets and sells products such as butter, spreads, cheese, and other dairy related products. Products are sold under well-recognized national brand names including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker and Lake to Lake.

      The animal feed segment consists primarily of a 92% ownership position in Land O’Lakes Farmland Feed LLC. Land O’Lakes Farmland Feed LLC develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.

      The crop seed segment is a supplier and distributor of crop seed products in the United States. A variety of crop seed is sold, including alfalfa, soybeans, corn and forage and turf grasses.

      The swine segment has three programs, farrow-to-finish, swine aligned and cost-plus. The farrow-to-finish program produces and sells market hogs. The swine aligned program raises feeder pigs which are sold to local member cooperatives. The cost-plus program provides minimum hog price guarantees to producers in exchange for swine feed sales and profit participation.

      The agronomy segment consists primarily of the Company’s 50% ownership in Agriliance, LLC, which is accounted for under the equity method. Agriliance, LLC markets and sells two primary product lines: crop protection (including herbicides and pesticides) and crop nutrients (including fertilizers and micronutrients).

      The Company allocates corporate administration expense to all of its business segments, both directly and indirectly. Corporate staff functions that are able to determine actual services provided to each segment allocate expense on a direct and predetermined basis. All other corporate staff functions allocate expense indirectly based on each segment’s percent of total invested capital. A majority of corporate administration expense is allocated directly.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

	Dairy Foods	Feed	Seed	Swine	Agronomy	Other	Consolidated

For the year ended December 31, 2001
Net sales	$3,572,420	$1,864,029	$413,567	$109,895	$—	$13,522	$5,973,433
Cost of sales	3,228,430	1,691,317	354,175	96,980	—	7,712	5,378,614
Selling and administration	277,507	130,442	48,980	5,155	16,394	8,683	487,161
Restructuring and impairment charges	1,661	272	—	1,800	—	—	3,733
Interest expense, net	20,046	13,786	6,481	6,182	8,057	1,534	56,086
Equity in (earnings) loss of affiliated companies	(4,940)	(4,437)	324	(3,325)	(34,704)	(1,501)	(48,583)
Minority interest in (loss) earnings of subsidiaries	(1,000)	7,992	6	—	—	(116)	6,882

Earnings (loss) before income taxes and extraordinary item	$50,716	$24,657	$3,601	$3,103	$10,253	$(2,790)	$89,540

For the year ended December 31, 2000
Net sales	$3,194,175	$1,182,230	$365,522	$101,991	$857,004	$67,868	$5,768,790
Cost of sales	2,822,973	1,064,772	308,498	93,449	794,564	61,854	5,146,110
Selling and administration	299,328	84,384	44,007	7,888	39,545	10,154	485,306
Restructuring and impairment charges	44,526	9,700	—	—	—	—	54,226
Interest expense, net	29,437	4,300	6,419	6,477	6,109	(303)	52,439
Gain from divestiture of business	(88,530)	—	—	(504)	—	—	(89,034)
Equity in (earnings) loss of affiliated companies	(1,301)	(2,433)	(147)	(3,485)	46,033	(3,101)	35,566
Minority interest in (loss) earnings of subsidiaries	(171)	(1,786)	1	40	211	300	(1,405)

Earnings (loss) before income taxes and extraordinary item	$87,913	$23,293	$6,744	$(1,874)	$(29,458)	$(1,036)	$85,582

For the year ended December 31, 1999
Net sales	$3,291,095	$931,247	$190,832	$82,719	$1,023,298	$96,603	$5,615,794
Cost of sales	3,003,528	829,152	151,979	93,165	933,758	88,832	5,100,414
Selling and administration	298,116	80,712	33,175	9,984	75,292	9,642	506,921
Restructuring and impairment charges	3,856	—	—	—	—	—	3,856
Interest expense, net	30,326	3,907	2,038	4,878	4,908	(1,355)	44,702
Gain from divestiture of business	(54,175)	—	—	—	—	—	(54,175)
Equity in (earnings) loss of affiliated companies	(474)	(2,238)	(1,674)	488	(3,083)	(301)	(7,282)
Minority interest in (loss) earnings of subsidiaries	(754)	627	22	(34)	—	(1)	(140)
Earnings (loss) before income taxes	$10,672	$19,087	$5,292	$(25,762)	$12,423	$(214)	$21,498

2001
Total assets	$730,365	$981,229	$379,912	$77,911	$411,738	$510,223	$3,091,378

Depreciation and amortization	42,466	31,707	5,008	5,575	6,321	6,211	97,288

Capital expenditures	37,749	24,872	2,685	7,310	—	11,320	83,936

2000
Total assets	$715,267	$446,249	$335,260	$95,999	$417,602	$462,966	$2,473,343

Depreciation and amortization	42,766	18,618	5,583	6,180	4,624	5,850	83,621

Capital expenditures	60,291	21,507	3,521	9,572	—	9,452	104,343

1999
Total assets	$741,284	$231,505	$220,576	$102,943	$497,754	$906,062	$2,700,124

Depreciation and amortization	47,426	14,739	2,685	7,879	3,388	5,558	81,675

Capital expenditures	63,310	17,366	4,803	13,950	—	9,838	109,267

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

17.     Quarterly Financial Information (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year

2001
Net sales	$1,400,622	$1,399,091	$1,443,114	$1,730,606	$5,973,433
Gross profit	139,133	140,445	121,451	193,790	594,819
Earnings (loss) before extraordinary item	12,207	51,464	(4,551)	26,819	85,939
Net earnings (loss)	15,218	42,568	(4,988)	18,690	71,488

      In the fourth quarter, net earnings included $6.3 million for the operating results of Purina Mills, acquired on October 11, 2001. Net earnings were reduced by charges of $14.5 million for the extraordinary loss on early extinguishment of debt, $3.0 million (pre-tax) for a legal reserve booked as the result of a patent infringement judgment, and $7.9 million (pre-tax) for restructuring and impairment charges. Net earnings in the fourth quarter of 2001 included a $12.6 million pre-tax reversal of a $20 million pre-tax charge recorded in the fourth quarter of 2000 for Agriliance assets held for sale. The 2001 reversal and the 2000 charge were recorded in “Equity in (earnings) loss of affiliated companies” in the consolidated statement of operations.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year

2000
Net sales	$1,472,086	$1,761,988	$1,146,280	$1,388,436	$5,768,790
Gross profit	166,008	180,429	116,666	159,577	622,680
Earnings (loss) before extraordinary item	30,274	34,593	49,172	(14,742)	99,297
Net earnings (loss)	26,841	38,190	50,642	(12,741)	102,932

      In the third quarter, net earnings included a $83.5 million (pre-tax) gain from the sale of the Company’s fluid dairy assets, a $1.6 million extraordinary gain on early extinguishment of debt, and a $37.5 million charge for the write-down of impaired assets. In the fourth quarter, net earnings included a $2.0 million extraordinary gain on early extinguishment of debt, and a $16.7 million (pre-tax) restructuring and impairment charge.

18.     Related Party Transactions

      The Company has a 55% interest in Melrose Dairy Proteins, LLC, a joint venture with Dairy Farmers of America formed in April 2001. For the year ended December 31, 2001, the Company purchased $1.3 million in product from the venture and sold $63.2 million in product to the venture.

      The Company has a 50% interest in Agriliance LLC, a joint venture with United Country Brands formed in July 2000. For the years ended December 31, 2001 and 2000, the Company sold services to the venture of $7.1 million and $4.9 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)

19.     Allowance for Doubtful Accounts

      The activity in the allowance for doubtful accounts is as follows:

		Additions

	Balance at	Net charges
	beginning	to costs	(Other additions)/		Balance at
Description	of year	and expenses	deductions		end of year

Year ended December 31, 2001	$17,870	$1,871	$(3,213	)(a)	$22,954
Year ended December 31, 2000	15,355	4,550	2,035	(b)	17,870
Year ended December 31, 1999	13,512	4,576	2,733	(c)	15,355

(a)	Includes ($6,206) from the acquisition of Purina Mills, Inc. and accounts charged off, net of recoveries.

(b)	Includes ($15) from the acquisition of Seedbiotics, LLC, ($57) from the acquisition of Nutra Blend and ($80) from the acquisition of Advanta and accounts charged off, net of recoveries.

(c)	Includes ($35) from the acquisition of Seed Research of Oregon and accounts charged off, net of recoveries.

20.     Consolidating Financial Information

      The Company issued $350 million in senior notes which are guaranteed by the Company and certain of its wholly and majority owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several.

      The following supplemental financial information sets forth, on an unconsolidated basis, balance sheet, statement of operations and cash flow information for the Company, Guarantor Subsidiaries and the Company’s other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

      The “Majority Owned Consolidated Guarantor” column in the following supplemental financial information represents Land O’Lakes Farmland Feed LLC (LOLFF), excluding certain majority owned non-guarantors of LOLFF, as summarized in note 13 to the LOLFF consolidated financial statements.

LAND O’LAKES

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

December 31, 2001

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
ASSETS

Current assets:
Cash and short-term investments	$111,054	$9,090	$(1,027)	$11,052	$—	$130,169
Receivables, net	552,951	23,659	136,949	47,109	(186,657)	574,011
Inventories	276,115	57,388	107,548	9,723	—	450,774
Prepaid expenses	168,486	9,625	6,265	1,114	—	185,490
Other current assets	27,038	—	—	—	—	27,038

Total current assets	1,135,644	99,762	249,735	68,998	(186,657)	1,367,482
Investments	1,047,711	3,596	50,751	1,453	(535,381)	568,130
Property, plant and equipment, net	272,328	29,146	319,164	54,639	—	675,277
Goodwill, net	138,054	12,224	103,790	959	—	255,027
Other intangibles	3,484	2,669	102,503	331	—	108,987
Other assets	73,403	2,111	4,521	48,141	(11,701)	116,475

Total assets	$2,670,624	$149,508	$830,464	$174,521	$(733,739)	$3,091,378

LIABILITIES AND EQUITIES

Current liabilities:
Notes and short-term obligations	$270	$2,701	$88,902	$68,261	$(126,163)	$33,971
Current portion of long-term debt	19,995	59,506	23	59	(60,037)	19,546
Accounts payable	436,177	61,786	133,872	20,550	(76)	652,309
Accrued expenses	142,820	6,959	33,769	4,021	—	187,569
Patronage refunds payable	28,900	—	—	—	—	28,900

Total current liabilities	628,162	130,952	256,566	92,891	(186,276)	922,295
Long-term debt	1,125,437	9,924	65	24,121	(12,082)	1,147,465
Employee benefits and other liabilities	45,459	1,434	35,626	282	—	82,801
Deferred tax liability	42,495	—	—	—	—	42,495
Minority interests	5,494	—	972	13,744	39,596	59,806
Equities:
Capital stock	2,305	1,084	504,916	58,410	(564,410)	2,305
Member equities	805,860	—	—	—	—	805,860
Retained earnings	15,412	6,114	32,319	(14,927)	(10,567)	28,351

Total equities	823,577	7,198	537,235	43,483	(574,977)	836,516

Total liabilities and equities	$2,670,624	$149,508	$830,464	$174,521	$(733,739)	$3,091,378

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

	Land	Consolidated	Majority
	O’Lakes	Wholly	Owned	Non-
	Parent	Owned	Consolidated	guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Consolidated

	($ in thousands)
Net sales	$3,870,257	$215,187	$1,763,928	$124,061	$5,973,433
Cost of sales	3,485,601	180,692	1,599,083	113,238	5,378,614

Gross profit	384,656	34,495	164,845	10,823	594,819
Selling and administration	315,639	31,625	125,188	14,709	487,161
Restructuring and impairment charges (reversals)	9,461	—	(5,728)	—	3,733

Earnings (loss) from operations	59,556	2,870	45,385	(3,886)	103,925
Interest expense, net	46,375	4,677	5,616	(582)	56,086
Equity in earnings of affiliated companies	(46,006)	—	(2,577)	—	(48,583)
Minority interest in earnings (losses) of subsidiaries	7,275	—	359	(752)	6,882

Earnings (loss) before income taxes and extraordinary item	51,912	(1,807)	41,987	(2,552)	89,540
Income tax expense	2,355	761	—	485	3,601

Earnings (loss) before extraordinary item	49,557	(2,568)	41,987	(3,037)	85,939
Extraordinary loss on early extinguishment of debt, net of income tax benefit of $9,002.	14,451	—	—	—	14,451

Net earnings (loss)	$35,106	$(2,568)	$41,987	$(3,037)	$71,488

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

	Land	Consolidated	Majority
	O’Lakes	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
Cash flows from operating activities:
Net earnings (loss)	$35,106	$(2,568)	$41,987	$(3,037)	$—	$71,488
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	62,643	5,207	26,396	3,042	—	97,288
Bad debt expense	1,871	—	—	—	—	1,871
Proceeds from patronage revolvement received	2,895	—	—	—	—	2,895
Non-cash patronage	(4,999)	—	—	—	—	(4,999)
Increase (decrease) in other assets	(30,767)	(71)	26,147	291	2,701	(1,699)
(Decrease) increase in other liabilities	92,507	(533)	(137,049)	88	48,765	3,778
Restructuring and impairment charges (reversals)	9,461	—	(5,728)	—	—	3,733
Equity in earnings of affiliated companies	(46,006)	—	(2,577)	—	—	(48,583)
Minority interest	7,275	—	359	(752)	—	6,882
Other	(10,973)	—	5,198	(378)	—	(6,153)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	57,537	464	(8,646)	(5,427)	(6,630)	37,298
Inventories	12,449	(1,952)	11,057	(415)	—	21,139
Prepaid expenses and other current assets	(21,347)	2,263	19,967	(136)	—	747
Accounts payable	124,532	(59,137)	(2,701)	1,666	60,042	124,402
Accrued expenses	(10,815)	(1,217)	(24,480)	729	—	(35,783)

Net cash provided (used) by operating activities	281,369	(57,544)	(50,070)	(4,329)	104,878	274,304
Cash flows from investing activities:
Additions to property, plant and equipment	(46,240)	(1,475)	(19,353)	(16,868)	—	(83,936)
Acquisitions, net of cash acquired	—	—	(371,858)	—	—	(371,858)
Payments for investments	(403,488)	(278)	(20,883)	(1,405)	379,865	(46,189)
Proceeds from sale of investments	5,264	—	—	—	—	5,264
Proceeds from sale of property, plant and equipment	29,940	145	—	139	—	30,224
Other	392	—	4,901	—	—	5,293

Net cash (used) provided by investing activities	(414,132)	(1,608)	(407,193)	(18,134)	379,865	(461,202)
Cash flows from financing activities:
(Decrease) increase in short-term debt	(80,726)	61,703	67,401	6,715	(108,905)	(53,812)
Proceeds from issuance of long-term debt	1,347,917	—	—	17,584	4,027	1,369,528
Payments on principal of long-term debt	(922,823)	(55)	(8,702)	(3,524)	—	(935,104)
Payments for debt issuance costs	(20,265)	—	—	—	—	(20,265)
Payments for redemption of member equities	(46,896)	—	—	—	—	(46,896)
Other	(38,714)	7,140	409,212	1,849	(379,865)	(378)

Net cash (used) provided by financing activities	238,493	68,788	467,911	22,624	(484,743)	313,073

Net increase in cash	105,730	9,636	10,648	161	—	126,175
Cash and cash equivalents at beginning of year	5,324	(546)	(11,675)	10,891	—	3,994

Cash and cash equivalents at end of year	$111,054	$9,090	$(1,027)	$11,052	$—	$130,169

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

December 31, 2000

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
ASSETS

Current assets:
Cash and short-term investments	$5,324	$(546)	$(11,675)	$10,891	$—	$3,994
Receivables, net	616,559	24,123	96,965	41,698	(193,287)	586,058
Inventories	299,217	55,435	72,155	9,282	—	436,089
Prepaid expenses	150,471	11,888	10,118	983	—	173,460
Other current assets	24,686	—	—	—	—	24,686

Total current assets	1,096,257	90,900	167,563	62,854	(193,287)	1,224,287
Investments	598,723	3,318	19,277	47	(155,516)	465,849
Property, plant and equipment, net	313,481	31,391	103,433	40,784	—	489,089
Goodwill, net	127,879	13,837	17,317	2,374	—	161,407
Other intangibles	2,744	2,499	3,179	366	—	8,788
Other assets	80,508	2,230	3,038	47,147	(9,000)	123,923

Total assets	$2,219,592	$144,175	$313,807	$153,572	$(357,803)	$2,473,343

LIABILITIES AND EQUITIES

Current liabilities:
Notes and short-term obligations	$82,009	$—	$21,634	$61,435	$(77,295)	$87,783
Current portion of long-term debt	68,372	504	—	60	—	68,936
Accounts payable	356,986	114,313	67,939	14,053	(60,118)	493,173
Accrued expenses	158,569	8,174	42,634	3,374	—	212,751
Patronage refunds payable	37,493	—	—	—	—	37,493

Total current liabilities	703,429	122,991	132,207	78,922	(137,413)	900,136
Long-term debt	650,044	9,979	8,861	9,967	(16,109)	662,742
Employee benefits and other liabilities	41,962	1,966	55,067	194	(48,765)	50,424
Minority interests	—	—	(1,439)	14,937	41,589	55,087
Equities:
Capital stock	2,345	111	126,860	55,179	(182,150)	2,345
Member equities	768,941	—	(1,752)	1,752	—	768,941
Retained earnings	52,871	9,128	(5,997)	(7,379)	(14,955)	33,668

Total equities	824,157	9,239	119,111	49,552	(197,105)	804,954

Total liabilities and equities	$2,219,592	$144,175	$313,807	$153,572	$(357,803)	$2,473,343

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2000

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned	Non-
	Parent	Owned	Consolidated	guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Consolidated

	($ in thousands)
Net sales	$5,140,321	$205,113	$352,575	$70,781	$5,768,790
Cost of sales	4,605,870	161,079	323,412	55,749	5,146,110

Gross profit	534,451	44,034	29,163	15,032	622,680
Selling and administration	401,916	39,638	24,731	19,021	485,306
Restructuring and impairment charges	7,100	37,426	9,700	—	54,226

Earnings (loss) from operations	125,435	(33,030)	(5,268)	(3,989)	83,148
Interest expense, net	48,370	4,182	1,933	(2,046)	52,439
Gain from divestiture of businesses	(89,034)	—	—	—	(89,034)
Equity in loss (earnings) of affiliated companies	35,874	—	(308)	—	35,566
Minority interest in (loss) earnings of subsidiaries	(1,470)	211	42	(188)	(1,405)

Earnings (losses) before income taxes and extraordinary item	131,695	(37,423)	(6,935)	(1,755)	85,582
Income tax (benefit) expense	(14,869)	787	(244)	611	(13,715)

Earnings (loss) before extraordinary item	146,564	(38,210)	(6,691)	(2,366)	99,297
Extraordinary (loss) gain on early extinguishment of debt, net of income tax expense of $815.	(3,635)	—	—	—	(3,635)

Net earnings (loss)	$150,199	$(38,210)	$(6,691)	$(2,366)	$102,932

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2000

	Land	Consolidated	Majority
	O’Lakes, Inc.	Wholly	Owned
	Parent	Owned	Consolidated	Non-guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
Cash flows from operating activities:
Net earnings (loss)	$150,199	$(38,210)	$(6,691)	$(2,366)	$—	$102,932
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	73,248	3,558	4,860	1,955	—	83,621
Bad debt expense	4,550	—	—	—	—	4,550
Proceeds from patronage revolvement received	16,350	—	—	—	—	16,350
Non-cash patronage	(9,914)	—	—	—	—	(9,914)
Increase (decrease) in other assets	57,205	6,165	(29,726)	(4,107)	(53,117)	(23,580)
(Decrease) increase in other liabilities	(5,700)	390	54,269	7	(48,293)	673
Restructuring and impairment charges	7,100	37,426	9,700	—	—	54,226
Gain from divestiture of businesses	(89,034)	—	—	—	—	(89,034)
Equity in earnings (losses) of affiliated companies	35,874	—	(308)	—	—	35,566
Minority interest	(1,470)	211	42	(188)	—	(1,405)
Other	1,064	(211)	(6,103)	6,414	—	1,164
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(62,067)	2,867	(97,256)	(5,004)	136,432	(25,568)
Inventories	192,446	(11,838)	(75,528)	(1,439)	—	103,641
Prepaid expenses and other current assets	89,042	(4,394)	(10,333)	(136)	—	74,179
Accounts payable	(306,366)	28,317	81,759	1,597	(88,620)	(283,313)
Accrued expenses	40,819	(3,321)	33,296	279	—	71,073

Net cash provided (used) by operating activities	192,806	20,960	(42,019)	(2,988)	(53,598)	115,161
Cash flows from investing activities:
Additions to property, plant and equipment	(2,286)	(2,579)	(81,358)	(18,120)	—	(104,343)
Acquisitions, net of cash acquired	(80,269)	(20,807)	—	—	—	(101,076)
Payments for investments	(72,447)	(816)	(54,714)	(1,156)	42,522	(86,611)
Net proceeds from divestiture of businesses	184,106	—	—	—	—	184,106
Proceeds from sale of investments	3,248	—	—	—	—	3,248
Proceeds from sale of property, plant and equipment	25,169	7	—	13	—	25,189
Other	(7,010)	3,755	22	145	—	(3,088)

Net cash provided (used) by investing activities	50,511	(20,440)	(136,050)	(19,118)	42,522	(82,575)
Cash flows from financing activities:
(Decrease) increase in short-term debt	(77,012)	(3)	21,624	12,629	—	(42,762)
Proceeds from issuance of long-term debt	5,329	—	—	28	53,598	58,955
Payments on principal of long-term debt	(165,707)	(3,190)	(6,603)	(3,633)	—	(179,133)
Payments for purchase of capital securities	(9,300)	—	—	—	—	(9,300)
Payments for redemption of member equities	(54,260)	—	—	—	—	(54,260)
Other	(109,273)	(1,689)	142,160	11,433	(42,522)	109

Net cash (used) provided by financing activities	(410,223)	(4,882)	157,181	20,457	11,076	(226,391)

Net decrease in cash	(166,906)	(4,362)	(20,888)	(1,649)	—	(193,805)
Cash and cash equivalents at beginning of year	172,230	3,816	9,213	12,540	—	197,799

Cash and cash equivalents at end of year	$5,324	$(546)	$(11,675)	$10,891	$—	$3,994

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 1999

	Land	Consolidated	Majority
	O’Lakes	Wholly	Owned	Non-
	Parent	Owned	Consolidated	guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Consolidated

	($ in thousands)
Net sales	$5,126,847	$334,057	$88,407	$66,483	$5,615,794
Cost of sales	4,687,497	278,955	78,340	55,622	5,100,414

Gross profit	439,350	55,102	10,067	10,861	515,380
Selling and administration	420,408	60,621	5,468	20,424	506,921
Restructuring and impairment charges	3,856	—	—	—	3,856

Earnings (loss) from operations	15,086	(5,519)	4,599	(9,563)	4,603
Interest expense, net	39,063	5,597	1,016	(974)	44,702
Gain from divestiture of businesses	(54,175)	—	—	—	(54,175)
Equity in (earnings) of affiliated companies	(7,282)	—	—	—	(7,282)
Minority interest in earnings (loss) of subsidiaries	328	—	389	(857)	(140)

Earnings (loss) before income taxes	37,152	(11,116)	3,194	(7,732)	21,498
Income tax (benefit) expense	(4,101)	2,155	1,114	931	99

Net earnings (loss)	$41,253	$(13,271)	$2,080	$(8,663)	$21,399

LAND O’LAKES, INC.

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 1999

	Land	Consolidated	Majority
	O’Lakes Inc.	Wholly	Owned	Non-
	Parent	Owned	Consolidated	guarantor
	Company	Guarantors	Guarantor	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
Cash flows from operating activities:
Net earnings (loss)	$41,253	$(13,271)	$2,080	$(8,663)	$—	$21,399
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	75,462	2,938	1,299	1,976	—	81,675
Bad debt expense	4,570	—	6	—	—	4,576
Proceeds from patronage revolvement received	2,066	—	—	—	—	2,066
Non-cash patronage	(4,568)	—	—	—	—	(4,568)
(Increase) decrease in other assets	(56,277)	(118)	122	(34)	37,309	(18,998)
Increase (decrease) in other liabilities	11,908	593	(588)	—	(2,382)	9,531
Restructuring and impairment charges	3,856	—	—	—	—	3,856
Gain from divestiture of businesses	(54,175)	—	—	—	—	(54,175)
Equity in earnings of affiliated companies	(7,282)	—	—	—	—	(7,282)
Minority interest	328	—	389	(857)	—	(140)
Other	3,818	—	1,913	(20)	—	5,711
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(38,355)	4,959	(1,601)	(10,919)	1,957	(43,959)
Inventories	30,844	(2,396)	(4)	1,042	—	29,486
Other current assets	(59,367)	(4,158)	(55)	41	—	(63,539)
Accounts payable	38,857	13,831	2,850	5,333	18,758	79,629
Accrued expenses	8,444	1,400	3,332	560	—	13,736

Net cash provided (used) by operating activities	1,382	3,778	9,743	(11,541)	55,642	59,004
Cash flows from investing activities:
Additions to property, plant and equipment	(97,289)	(5,026)	(649)	(6,303)	—	(109,267)
Acquisitions, net of cash acquired	(73,912)	—	—	—	—	(73,912)
Payments for investments	(52,044)	(3,294)	—	(6)	—	(55,344)
Net proceeds from divestiture of businesses	75,893	—	—	—	—	75,893
Proceeds from sale of investments	10,346	—	—	(50)	(1,055)	9,241
Proceeds from sale of property, plant and equipment	6,353	—	—	15	—	6,368
Other	3,507	(280)	—	(3,281)	—	(54)

Net cash used by investing activities	(127,146)	(8,600)	(649)	(9,625)	(1,055)	(147,075)
Cash flows from financing activities:
Increase (decrease) in short-term debt	33,650	(5,690)	(1,942)	6,281	—	32,299
Proceeds from issuance of long-term debt	345,310	840	—	4,761	(47,605)	303,306
Payments on principal of long-term debt	(568)	(4,200)	(1,125)	(2,356)	—	(8,249)
Payments for redemption of member equities	(46,315)	—	(2,125)	(220)	—	(48,660)
Other	(26,310)	16,771	(229)	19,472	(6,982)	2,722

Net cash provided (used) by financing activities	305,767	7,721	(5,421)	27,938	(54,587)	281,418
Net increase in cash	180,003	2,899	3,673	6,772	—	193,347
Cash and cash equivalents at beginning of year	(7,773)	917	5,540	5,768	—	4,452

Cash and cash equivalents at end of year	$172,230	$3,816	$9,213	$12,540	$—	$197,799

LAND O’LAKES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

      This unaudited pro forma combined statement of operations has been prepared based on the historical financial statements of Land O’Lakes and Purina Mills and adjusted to give pro forma effect to the acquisition of Purina Mills on October 11, 2001, the sale of the senior notes issued on November 14, 2001, and the securitization of receivables on December 18, 2001 (the “Transactions”).

      The unaudited pro forma combined statement of operations gives pro forma effect to the Transactions as if they occurred on January 1, 2001.

      The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included in the unaudited pro forma combined statement of operations has been presented to provide additional analysis.

      The Purina Mills acquisition was accounted for using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values. The allocation of the purchase price reflected in the unaudited pro forma combined statement of operations is preliminary, and is subject to appraisals that are currently in progress. Accordingly, the actual allocation of the purchase price and the resulting effect on earnings may differ from the allocation herein.

      The unaudited pro forma combined statement of operations is based on our historical financial statements and those of Purina Mills and the adjustments described in the accompanying notes. The unaudited pro forma combined statement of operations is for informational purposes only and does not purport to represent what our results of operations would actually have been if the Transactions had in fact occurred on the dates indicated and are not necessarily representative of our financial position or results of operations at any future date or for any future period. The unaudited pro forma combined statement of operations should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this document. The historical financial statements of Purina Mills have been reclassified to conform with those of Land O’Lakes.

      The unaudited pro forma combined statement of operations does not reflect certain future costs, charges and expected cost savings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

LAND O’LAKES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

	Land O’Lakes	Purina Mills	Adjustments		Pro Forma

	(Dollars in millions)
Statement of Operations:
Net sales	$5,973.4	$665.4	$—		$6,638.8
Cost of sales	5,378.6	529.4	—		5,908.0
Selling and administration	487.2	123.9	(10.5	)(1)	600.6
Restructuring and impairment charges	3.7	4.0			7.7

Earnings from operations	103.9	8.1	10.5		122.5
Interest expense, net	56.1	9.0	8.2	(2)	73.3
Equity in earnings of affiliated companies	(48.6)	—	—		(48.6)
Minority interest in earnings of subsidiaries	6.9	—	—		6.9

Earnings (loss) before income taxes and extraordinary item	89.5	(0.9)	2.3		90.9
Income tax expense	3.6	0.9	0.8	(3)	5.3

Earnings (loss) before extraordinary item	$85.9	$(1.8)	$1.5		$85.6

See accompanying Notes to Unaudited Pro Forma Combined Statement of Operations.

LAND O’LAKES, INC.

NOTES TO UNAUDITED PRO FORMA

COMBINED STATEMENT OF OPERATIONS
(Dollars in Millions)

(1)	Adjustment to remove goodwill amortization for Purina Mills prior to the acquisition and add depreciation and amortization based on market valuation from preliminary independent valuation.

(2)	Adjustments reflect (i) interest expense associated with borrowings under the New Credit Facilities and our senior notes, (ii) amortization of the related debt issuance costs, and (iii) the elimination of our historical interest expense and debt issuance costs related to our existing credit facility.

New Credit Facilities:
Term Loan A Facility(a)	$11.2
Term Loan B Facility(a)	10.5
Term Loan C Facility(a)	—
Revolving Credit Facility(a)(b)	3.0
Senior notes(a)	23.9
Amortization of debt issuance costs (c)	2.1

50.7
Elimination of historical interest expense on refinanced debt	(42.5)

Net adjustments	$8.2

(a)	At an assumed rate (based on the February 26, 2002 closing rate) of 4.40% (3-Month London Interbank Offered Rate (“LIBOR”) of 1.90% + 2.50%) for Term Loan A and C Facilities, 5.40% (LIBOR + 3.50%) for Term Loan B Facility, 3.90% (LIBOR + 2.00%) for 5-year Revolving Credit Facility and 8.75% interest rate for our senior notes. The effect of a 1/8% change in interest rates would change total interest expense by approximately $0.7 million for the year ended December 31, 2001.

(b)	$250.0 million credit line available. The average revolving credit line drawn for the year ended December 31, 2001 was approximately $76.7 million.

(c)	Adjustment reflects the amortization of debt issuance costs over the term of the new debt.

(3)	The total income tax provision was adjusted for the effects of the pro forma adjustments. The effective tax rate varies from the statutory rate principally due to our cooperative tax status. The effective tax rate used for year ended December 31, 2001 was 38%.

LAND O’LAKES FARMLAND FEED LLC

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2002	2001

	(Unaudited)

	($ in thousands)
ASSETS

Current assets:
Cash and short-term investments	$—	$3,019
Receivables, net	86,857	119,063
Inventories	110,982	113,559
Prepaid expenses and other current assets	6,881	6,472
Notes receivable — Land O’Lakes, Inc. — current	16,692	—

Total current assets	221,412	242,113
Investments	31,058	31,496
Property, plant and equipment, net	312,817	326,956
Goodwill, net	108,136	104,749
Intangible assets, net	101,819	100,663
Other assets	28,553	27,640

Total assets	$803,795	$833,617

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$4,000	$5,000
Notes payable — Land O’Lakes, Inc. — current	—	29,210
Accounts payable	109,073	117,074
Accrued expenses	30,448	35,132

Total current liabilities	143,521	186,416
Notes payable — Land O’Lakes, Inc. — noncurrent	59,664	59,664
Employee benefits and other liabilities	35,348	36,656
Minority interests	2,679	2,919
Equities:
Contributed capital	515,044	515,044
Retained earnings (accumulated deficit)	47,539	32,918

Total equities	562,583	547,962

Total liabilities and equities	$803,795	$833,617

See accompanying notes to consolidated financial statements.

LAND O’LAKES FARMLAND FEED LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2002	2001

	($ in thousands)

	(Unaudited)
Net sales	$603,423	$403,535
Cost of sales	530,595	372,167

Gross profit	72,828	31,368
Selling and administration	59,675	26,925
Restructuring and impairment charges (reversals)	3,435	(966)

Earnings from operations	9,718	5,409
Interest (income) expense, net	(726)	1,772
Gain on sale of intangible	(4,184)	—
Equity in earnings of affiliated companies	(203)	(301)
Minority interest in earnings (loss) of subsidiaries	210	(72)

Net earnings	$14,621	$4,010

See accompanying notes to consolidated financial statements.

LAND O’LAKES FARMLAND FEED LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2002	2001

	($ in thousands)

	(Unaudited)
Cash flows from operating activities:
Net earnings	$14,621	$4,010
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	11,932	3,867
Bad debt expense	75	195
Increase in other assets	(4,217)	(616)
(Decrease) increase in other liabilities	(1,308)	11,216
Restructuring and impairment charges (reversals)	3,435	(966)
Equity in earnings of affiliated companies	(203)	(301)
Minority interest in earnings (loss) of subsidiaries	210	(72)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	32,131	1,715
Inventories	2,577	3,871
Other current assets	(409)	2,657
Accounts payable	(8,001)	(22,645)
Accrued expenses	(9,643)	(23,970)

Net cash provided (used) by operating activities	41,200	(21,039)
Cash flows from investing activities:
Additions to property, plant and equipment	(2,493)	(3,264)
Proceeds from investments	641	—
Proceeds from sale of property, plant and equipment	4,535	92

Net cash provided (used) by investing activities	2,683	(3,172)
Cash flows from financing activities:
Decrease in short-term debt	(1,000)	—
Proceeds from note payable to Land O’Lakes, Inc.	98,348	111,311
Payments on note payable to Land O’Lakes, Inc.	(144,250)	(87,100)

Net cash (used in) provided by financing activities	(46,902)	24,211

Net decrease in cash and short-term investments	(3,019)	—
Cash and short-term investments at beginning of period	3,019	—

Cash and short-term investments at end of period	$—	$—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands in tables)
(Unaudited)

1.     Significant Accounting Policies

      The unaudited consolidated financial statements reflect, in the opinion of the management of Land O’Lakes Farmland Feed LLC (the “Company”), all normal recurring adjustments necessary for a fair statement of the financial position and results of operations and cash flows for the interim periods. The statements are condensed and, therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2001. The results of operations and cash flows for interim periods are not necessarily indicative of results for a full year.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Major provisions of these statements are as follows: all business combinations must now use the purchase method of accounting, the pooling of interests method of accounting is now prohibited; intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as a part of a related contract, asset or liability; goodwill and intangible assets with indefinite lives are not amortized, but tested for impairment annually, except in certain circumstances, and whenever there is an impairment indicator; all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting. The Company has adopted the provisions of these statements as of January 1, 2002. As required by SFAS 142, the Company will perform step one of the impairment testing of goodwill for the balances as of January 1, 2002 by June 30, 2002. The Company will perform impairment tests annually and whenever events or circumstances occur indicating that goodwill or other intangible assets might be impaired. As of January 1, 2002, the Company is no longer amortizing goodwill except for goodwill related to the acquisition of cooperatives and the formation of joint ventures.

      The following table presents a reconciliation of net earnings adjusted for the exclusion of amortization of goodwill no longer required to be amortized, net of income taxes:

	Three Months Ended
	March 31,

	2002	2001

Net earnings	$14,621	$4,010
Add back: Goodwill amortization, net of tax	—	176

Adjusted net earnings	$14,621	$4,186

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

2.     Goodwill and Other Intangible Assets

      A summary of intangible assets follows:

	As of March 31, 2002

	Gross Carrying	Accumulated
	Amount	Amortization

Amortized intangible assets
Trademarks	$877	$(190)
Patents	16,373	(529)
Agreements not to compete	1,292	(346)
Other	11,269	(3,890)
Total	$29,811	$(4,955)

Unamortized intangible assets
Trademarks	$76,963

Aggregate amortization expense:
For three months ended March 31, 2002	$600
Estimated amortization expense:
For year ended December 31, 2002	2,895
For year ended December 31, 2003	2,895
For year ended December 31, 2004	2,895
For year ended December 31, 2005	2,895
For year ended December 31, 2006	2,895

      The changes in the carrying amount of goodwill for the three months ended March 31, 2002, are as follows:

Balance as of January 1, 2002	$104,749
Reallocation of purchase price	3,510
Amortization expense	(123)
Balance as of March 31, 2002	$108,136

3.     Receivables

      A summary of receivables is as follows:

	March 31,	December 31,
	2002	2001

Trade accounts	$22,338	$25,320
Notes and contracts	8,573	4,628
Notes from sale of trade receivables (see Note 4)	44,979	84,321
Other	20,291	13,879

	96,181	128,148
Less allowance for doubtful accounts	9,324	9,085

Total receivables, net	$86,857	$119,063

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

4.     Receivables Purchase Facility

      In December 2001, Land O’Lakes, Inc., Land O’Lakes Farmland Feed LLC, and Purina Mills, LLC established a $100.0 million receivables purchase facility with CoBank, ACB (CoBank). A wholly owned unconsolidated special purpose entity, Land O’Lakes Farmland Feed SPV, LLC, (SPE), was established to purchase certain receivables from Land O’Lakes, Inc., Land O’Lakes Farmland Feed LLC, and Purina Mills, LLC. CoBank has been granted an interest in the receivables owned by the SPE. The transfers of the receivables from the Company to the SPE are structured as sales and, accordingly, the receivables transferred to the SPE are not reflected in the Company’s consolidated balance sheet. However, Land O’Lakes, Inc., Land O’Lakes Farmland Feed LLC, and Purina Mills, LLC retain the credit risk related to the repayment of the notes receivable with the SPE, which in turn is dependent upon the credit risk of the SPE’s receivables. Accordingly, the Company has retained reserves for estimated losses. The Company expects no significant gains or losses from the sale of the receivables. At March 31, 2002 and December 31, 2001, there was $75.8 million outstanding under this facility with $24.2 million available. The total accounts receivable sold by the Company during the first three months of 2002 was $579.7 million.

5.     Inventories

      A summary of inventories is as follows:

	March 31,	December 31,
	2002	2001

Raw materials	$78,107	$63,435
Finished goods	32,875	50,124

Total inventories	$110,982	$113,559

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

6.     Investments

      The Company’s investments are as follows:

	March 31,	December 31,
	2002	2001

Harmony Farms, LLC	$3,969	$3,969
New Feeds, LLC	3,100	3,214
Iowa River Feeds, LLC	2,605	2,648
Agland Farmland Feed, LLC	2,256	2,435
Pro-Pet, LLC	2,570	2,362
Nutri-Tech Feeds, LLC	2,320	2,314
LOLFF SPV, LLC	1,000	1,805
Northern Country Feeds, LLC	1,669	1,652
CalvaAlto Liquid, LLC	1,302	1,302
T-PM Holding Company	1,290	1,290
Northern Colorado Feed, LLC	1,160	1,210
Strauss Feeds, LLC	1,030	1,073
Nutrikowi, LLC	876	783
Dakotaland Feeds, LLC	663	736
Other LLCs	5,248	4,703

Total investments	$31,058	$31,496

All of the above investments are accounted for under the equity method with the exception of a portion of the investments under the caption “Other LLCs.”

7.     Property, Plant and Equipment

      A summary of property plant and equipment is as follows:

	March 31,	December 31,
	2002	2001

Land and land improvements	$23,837	$23,826
Buildings and building equipment	124,252	124,205
Machinery and equipment	241,277	247,186
Construction in progress	12,138	13,019

	401,504	408,236
Less accumulated depreciation	88,687	81,280

Total property, plant and equipment, net	$312,817	$326,956

8.     Restructuring and Impairment Charges

      For the three months ended March 31, 2002, the Company recorded restructuring and impairment charges of $3.4 million. Of this amount, $2.6 million represented severance and outplacement costs for 136 of employees at the Ft. Dodge office and other plant facilities and $0.8 million represented a write-down of certain impaired plant assets. $2.6 million of the charges were accrued as of March 31, 2002. For the three months ended March 31, 2001, the Company recorded a restructuring reversal of $1.0 million for the sale of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
($ in thousands in tables)
(Unaudited)

certain assets that had been written off in December 2000, and to reflect the decision to continue to operate a plant previously scheduled for shutdown.

9.     Gain on Sale of Intangibles

      For the three months ended March 31, 2002, the Company recorded a gain on the sale to Potash Corporation of Saskatchewan of a customer list pertaining to the feed phosphate distribution business.

10.     Related Party Transactions

      In accordance with the Management Services Agreement between Land O’Lakes, Inc. and Farmland Industries (Farmland), Land O’Lakes, Inc. charges the Company for corporate services such as legal, insurance administration, tax administration, human resources, payroll and benefit administration, leasing, public relations, credit and collections, accounting, and information technology support. These costs totaled $1.7 million and $2.1 million for the quarters ended March 31, 2002 and 2001, respectively.

      Payroll and benefit-related costs are paid directly by Land O’Lakes, Inc. and reimbursed by the Company. These costs totaled $26.6 million and $26.1 million for the quarters ended March 31, 2002 and 2001, respectively.

      As part of the acquisition of Purina Mills on October 11, 2001, Land O’Lakes, Inc. assumed certain liabilities, including a $59.7 million deferred tax liability. The Company has established a noncurrent note payable for this liability and, as future taxes relating to the deferred tax liability are paid by Land O’Lakes, Inc., the Company will make a corresponding payment to Land O’Lakes, Inc. This note is non-interest bearing and $59.7 million was outstanding at March 31, 2002 and December 31, 2001.

      The Company has a $100 million revolving credit facility with Land O’Lakes, Inc. which bears interest at LIBOR plus 260 basis points. The facility terminates on October 31, 2002, and is renewable annually. The amount outstanding under the revolving credit facility was $0.0 and $29.2 million at March 31, 2002 and December 31, 2001, respectively.

      The Company entered into a Feed Supply Agreement with Farmland whereby Farmland agreed to purchase all of its feed and ingredients, excluding grain, from the Company. Such sales are made at prices competitive with those available from other suppliers. Sales to Farmland under the agreement totaled $1.1 million and $1.7 million for the quarters ended March 31, 2002 and 2001, respectively.

      Sales with unconsolidated subsidiaries of the Company totaled $11.5 million and $10.1 million for the quarters ended March 31, 2002 and 2001, respectively.

11.     Consolidating Financial Information

      Land O’Lakes, Inc. issued $350 million in senior notes which are guaranteed by Land O’Lakes, Inc. and certain of its wholly and majority owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several.

      The following supplemental financial information sets forth, on an unconsolidated basis, balance sheet, statement of operations and cash flow information for the Company, Guarantor Subsidiaries and the Company’s other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

March 31, 2002

	Land O’ Lakes	Wholly Owned	Wholly Owned	Wholly Owned	Non-
	Farmland	Subsidiaries of	Purina Mills,	Subsidiaries of	Guarantor
	Feed LLC	LOL FF LLC	LLC Parent	Purina Mills, LLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$(10,874)	$5,301	$2,696	$132	$2,745	$—	$—
Receivables, net	92,181	21,159	59,042	1,807	7,380	(94,712)	86,857
Inventories	47,651	14,725	41,869	2,443	4,294	—	110,982
Prepaid expenses and other current assets	3,655	915	2,005	6	300	—	6,881
Notes receivable — Land O’ Lakes, Inc. — current	16,692	—	—	—	—	—	16,692

Total current assets	149,305	42,100	105,612	4,388	14,719	(94,712)	221,412
Investments	443,733	258	4,049	7,872	1,447	(426,301)	31,058
Property, plant and equipment, net	83,104	7,847	213,106	1,132	7,628	—	312,817
Goodwill, net	13,223	3,649	90,317	—	947	—	108,136
Intangible assets, net	1,350	3,043	97,097	—	329	—	101,819
Other assets	73,159	15	20,411	—	1,332	(66,364)	28,553

Total assets	$763,874	$56,912	$530,592	$13,392	$26,402	$(587,377)	$803,795

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$(6,343)	$6,774	$—	$—	$3,569	$—	$4,000
Notes payable — Land O’ Lakes, Inc. — current	(29)	17	—	—	12	—	—
Accounts payable	137,729	11,048	37,001	11,265	4,044	(92,014)	109,073
Accrued expenses	13,193	971	28,149	(10,275)	1,108	(2,698)	30,448

Total current liabilities	144,550	18,810	65,150	990	8,733	(94,712)	143,521
Notes payable — Land O’ Lakes, Inc. — noncurrent	55,642	6,512	59,750	—	4,124	(66,364)	59,664
Employee benefits and other liabilities	1,325	(261)	34,004	—	280	—	35,348
Minority interests	(226)	—	41	—	2,864	—	2,679
Equities:
Contributed capital	515,044	22,649	353,250	13,615	9,969	(399,483)	515,044
Retained earnings (accumulated deficit)	47,539	9,202	18,397	(1,213)	432	(26,818)	47,539

Total equities	562,583	31,851	371,647	12,402	10,401	(426,301)	562,583

Total liabilities and equities	$763,874	$56,912	$530,592	$13,392	$26,402	$(587,377)	$803,795

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2002

	Land O’Lakes	Wholly Owned		Wholly Owned
	Farmland Feed	Subsidiaries of LOL	Wholly Owned Purina	Subsidiaries of Purina	Non-Guarantor
	LLC	FF LLC	Mills, LLC Parent	Mills, LLC Parent	Subsidiaries	Consolidated

	($ in thousands)
	(Unaudited)
Net sales	$336,345	$38,745	$207,734	$7,129	$13,470	$603,423
Cost of sales	306,059	34,877	171,873	5,329	12,457	530,595

Gross profit	30,286	3,868	35,861	1,800	1,013	72,828
Selling and administration	28,061	2,420	26,034	1,915	1,245	59,675
Restructuring and impairment charges	3,435	—	—	—	—	3,435

(Loss) earnings from operations	(1,210)	1,448	9,827	(115)	(232)	9,718
Interest (income) expense, net	(697)	112	(208)	—	67	(726)
Gain on sale of intangible	(4,184)	—	—	—	—	(4,184)
Equity in (earnings) loss of affiliated companies	(470)	106	(79)	240	—	(203)
Minority interest in earnings of subsidiaries	119	—	67	—	24	210

Net earnings (loss)	$4,022	$1,230	$10,047	$(355)	$(323)	$14,621

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2002

		Wholly Owned		Wholly Owned
	Land O’ Lakes	Subsidiaries	Wholly Owned	Subsidiaries	Non-
	Farmland Feed	of LOL FF	Purina Mills,	of Purina Mills,	Guarantor
	LLC	LLC	LLC Parent	LLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)

	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$4,022	$1,230	$10,047	$(355)	$(323)	$—	$14,621
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	3,434	405	7,890	—	203	—	11,932
Bad debt expense	75	—	—	—	—	—	75
(Decrease) increase in other assets	(3,397)	195	(2,450)	527	(87)	995	(4,217)
Increase (decrease) in other liabilities	571	(2,905)	1,024	—	2	—	(1,308)
Restructuring and impairment charges	3,435	—	—	—	—	—	3,435
Equity in (earnings) loss of affiliated companies	(470)	106	(79)	240	—	—	(203)
Minority interest in earnings (loss) of subsidiaries	119	—	67	—	24	—	210
Other	(212)	—	277	(284)	219	—	—
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(9,051)	(3,664)	(21,740)	(319)	(2,851)	69,756	32,131
Inventories	(1,432)	809	1,955	(472)	1,717	—	2,577
Other current assets	(773)	(28)	419	(6)	(21)	—	(409)
Accounts payable	64,264	(1,163)	(7,332)	1,747	(1,665)	(63,852)	(8,001)
Accrued expenses	(4,936)	(447)	(1,110)	(28)	(424)	(2,698)	(9,643)

Net cash provided (used) by operating activities	55,649	(5,462)	(11,032)	1,050	(3,206)	4,201	41,200
Cash flows from investing activities:
Additions to property, plant and equipment	(386)	(365)	(428)	(1,132)	(182)	—	(2,493)
Proceeds from investments	641	—	—	—	—	—	641
Proceeds from sale of property, plant and equipment	4,535	—	—	—	—	—	4,535

Net cash provided (used) by investing activities	4,790	(365)	(428)	(1,132)	(182)	—	2,683
Cash flows from financing activities:
(Decrease) increase in short-term debt	(6,737)	6,751	—	—	3,187	(4,201)	(1,000)
Proceeds from note payable to Land O’ Lakes, Inc.	98,348	—	—	—	—	—	98,348
Payments on note payable to Land O’ Lakes, Inc.	(143,150)	—	—	—	(1,100)	—	(144,250)

Net cash (used) provided by financing activities	(51,539)	6,751	—	—	2,087	(4,201)	(46,902)

Net increase (decrease) in cash and short-term investments	8,900	924	(11,460)	(82)	(1,301)	—	(3,019)
Cash and short-term investments at beginning of period	(19,774)	4,377	14,156	214	4,046	—	3,019

Cash and short-term investments at end of period	$(10,874)	$5,301	$2,696	$132	$2,745	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

December 31, 2001

	Land O’Lakes
	Farmland	Wholly Owned	Wholly Owned	Wholly Owned	Non-
	Feed LLC	Subsidiaries of	Purina Mills,	Subsidiaries of	Guarantor
	Parent	LOLFFLLC	LLC Parent	Purina Mills, LLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
ASSETS
Current assets:
Cash and short-term investments	$(19,774)	$4,377	$14,156	$214	$4,046	$—	$3,019
Receivables, net	103,219	14,147	9,680	12,417	4,556	(24,956)	119,063
Inventories	46,219	15,534	43,393	2,402	6,011	—	113,559
Prepaid expenses	2,883	887	2,423	—	279	—	6,472

Total current assets	132,547	34,945	69,652	15,033	14,892	(24,956)	242,113
Investments	391,970	258	19,712	11,077	1,303	(392,824)	31,496
Property, plant and equipment, net	90,709	7,887	219,421	1,147	7,792	—	326,956
Goodwill, net	13,262	3,656	86,872	—	959	—	104,749
Intangible assets, net	1,163	—	99,169	—	331	—	100,663
Other assets	88,531	3,246	—	—	1,232	(65,369)	27,640

Total assets	$718,182	$49,992	$494,826	$27,257	$26,509	$(483,149)	$833,617

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$4,509	$23	$—	$—	$468	$—	$5,000
Notes payable-Land O’Lakes, Inc.-current	29,210	—	—	—	—	—	29,210
Accounts payable	78,451	12,211	24,136	14,009	5,670	(17,403)	117,074
Accrued expenses	13,170	1,418	19,120	(108)	1,532	—	35,132

Total current liabilities	125,340	13,652	43,256	13,901	7,670	(17,403)	186,416
Notes payable-Land O’Lakes, Inc.-noncurrent	59,664	6,512	58,763	—	5,290	(70,565)	59,664
Employee benefits and other liabilities	755	2,644	32,980	—	277	—	36,656
Minority interests	(840)	910	28	—	2,821	—	2,919
Equities:
Contributed capital	515,044	18,300	350,600	16,299	9,982	(395,181)	515,044
Retained earnings (accumulated deficit)	18,219	7,974	9,199	(2,943)	469	—	32,918

Total equities	533,263	26,274	359,799	13,356	10,451	(395,181)	547,962

Total liabilities and equities	$718,182	$49,992	$494,826	$27,257	$26,509	$(483,149)	$833,617

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2001

	Land O’ Lakes	Wholly Owned	Non-
	Farmland Feed	Subsidiaries of	Guarantor
	LLC	LOL FF LLC	Subsidiaries	Consolidated

	($ in thousands)
	(Unaudited)
Net sales	$355,532	$34,584	$13,419	$403,535
Cost of sales	327,767	31,325	13,075	372,167

Gross profit	27,765	3,259	344	31,368
Selling and administration	24,282	2,203	440	26,925
Restructuring and impairment reversals	(966)	—	—	(966)

Earnings (loss) from operations	4,449	1,056	(96)	5,409
Interest expense, net	1,480	184	108	1,772
Equity in earnings of affiliated companies	(301)	—	—	(301)
Minority interest in earnings (loss) of subsidiaries	2	53	(127)	(72)

Net earnings (loss)	$3,268	$819	$(77)	$4,010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended March 31, 2001

	Land O’ Lakes	Wholly Owned
	Farmland Feed	Subsidiaries of	Non-Guarantor
	LLC	LOL FF LLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)

	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$3,268	$819	$(77)	$—	$4,010
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	3,403	182	282	—	3,867
Bad debt expense	195	—	—	—	195
(Decrease) increase in other assets	(1,271)	137	(246)	764	(616)
Increase (decrease) in other liabilities	13,498	(2,285)	3	—	11,216
Restructuring and impairment reversals	(966)	—	—	—	(966)
Equity in earnings of affiliated companies	(301)	—	—	—	(301)
Minority interest in earnings (loss) of subsidiaries	2	53	(127)	—	(72)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(14,046)	30	(104)	15,835	1,715
Inventories	3,846	(86)	111	—	3,871
Other current assets	2,373	(435)	719	—	2,657
Accounts payable	(4,201)	(1,447)	(497)	(16,500)	(22,645)
Accrued expenses	(18,964)	(2,125)	(1,281)	(1,600)	(23,970)

Net cash used by operating activities	(13,164)	(5,157)	(1,217)	(1,501)	(21,039)

Cash flows from investing activities:
Additions to property, plant and equipment	(3,032)	(232)	—	—	(3,264)
Proceeds from sale of property, plant and equipment	64	—	28	—	92

Net cash (used) provided by investing activities	(2,968)	(232)	28	—	(3,172)
Cash flows from financing activities:
(Decrease) increase in short-term debt	—	(1,501)	—	1,501	—
Proceeds from note payable to Land O’ Lakes, Inc.	111,302	9	—	—	111,311
Payments on note payable to Land O’ Lakes, Inc.	(86,429)	—	(671)	—	(87,100)

Net cash provided (used) by financing activities	24,873	(1,492)	(671)	1,501	24,211
Net increase (decrease) in cash and short-term investments	8,741	(6,881)	(1,860)	—	—
Cash and short-term investments at beginning of period	(5,994)	3,599	2,395	—	—

Cash and short-term investments at end of period	$2,747	$(3,282)	$535	$—	$—

INDEPENDENT AUDITORS’ REPORT

The Board of Managers

Land O’Lakes Farmland Feed LLC:

      We have audited the accompanying consolidated balance sheets of Land O’Lakes Farmland Feed LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, cash flows and equities for the year ended December 31, 2001 and the three months ended December 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O’Lakes Farmland Feed LLC and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001 and the three months ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in note 1 to the consolidated financial statements, in 2001, the Company adopted the provisions of the Financial Accounting Standards Board’s Statements of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity,” as amended by Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” Statement No. 141, “Business Combinations,” and Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/s/ KPMG LLP

Minneapolis, Minnesota

January 28, 2002

CONSOLIDATED BALANCE SHEETS

	December 31,

	2001	2000

	($ in thousands)
ASSETS

Current assets:
Cash and short-term investments	$3,019	$—
Receivables, net	119,063	126,365
Inventories	113,559	77,519
Prepaid expenses and other current assets	6,472	10,213

Total current assets	242,113	214,097
Investments	31,496	20,848
Property, plant and equipment, net	326,956	112,698
Goodwill, net	104,749	18,360
Intangible assets, net	100,663	1,704
Other assets	27,640	7,213

Total assets	$833,617	$374,920

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$5,000	$3,971
Notes payable — Land O’Lakes, Inc. — current	29,210	94,143
Accounts payable	117,074	92,886
Accrued expenses	35,132	43,825

Total current liabilities	186,416	234,825
Notes payable — Land O’Lakes, Inc. — noncurrent	59,664	—
Employee benefits and other liabilities	36,656	7,306
Minority interests	2,919	4,220
Equities:
Contributed capital	515,044	134,797
Retained earnings (accumulated deficit)	32,918	(6,228)

Total equities	547,962	128,569

Total liabilities and equities	$833,617	$374,920

See accompanying notes to consolidated financial statements.

LAND O’LAKES FARMLAND FEED LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

		Three Months
	Year Ended	Ended
	December 31,	December 31,
	2001	2000

	($ in thousands)
Net sales	$1,837,377	$389,908
Cost of sales	1,672,385	354,243
Selling and administration	127,185	30,495
Restructuring and impairment (reversals) charges	(5,728)	9,700

Earnings (loss) from operations	43,535	(4,530)
Interest expense, net	6,088	2,052
Equity in earnings of affiliated companies	(2,577)	(308)
Minority interest in earnings (loss) of subsidiaries	878	(46)

Net earnings (loss)	$39,146	$(6,228)

See accompanying notes to consolidated financial statements.

LAND O’LAKES FARMLAND FEED LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Three Months
	Year Ended	Ended
	December 31,	December 31,
	2001	2000

	($ in thousands)
Cash flows from operating activities:
Net earnings (loss)	$39,146	$(6,228)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	29,631	3,597
Bad debt (recovery) expense	(783)	1,260
Increase in other assets	(4,759)	(13,771)
(Decrease) increase in other liabilities	(6,017)	11,572
Restructuring and impairment (reversals) charges	(5,728)	9,700
Equity in earnings of affiliated companies	(2,577)	(308)
Minority interest	878	(46)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	37,989	(120,137)
Inventories	10,436	(69,958)
Other current assets	6,272	(10,213)
Accounts payable	(11,319)	92,886
Accrued expenses	(17,864)	23,068

Net cash provided by (used in) operating activities	75,305	(78,578)
Cash flows from investing activities:
Additions to property, plant and equipment	(21,931)	(21,352)
Proceeds from sale of property, plant and equipment	5,211	1,816

Net cash used by investing activities	(16,720)	(19,536)
Cash flows from financing activities:
Increase (decrease) in short-term debt	1,029	3,971
Proceeds from note payable to Land O’Lakes, Inc.	358,030	185,243
Payments on note payable to Land O’Lakes, Inc.	(422,965)	(91,100)
Capital contributions by members	8,340	—

Net cash (used) provided by financing activities	(55,566)	98,114
Net increase in cash and short-term investments	3,019	—
Cash and short-term investments at beginning of period	—	—

Cash and short-term investments at end of period	$3,019	$—

Supplemental schedules of noncash investing and financing activities:
Capital contributions by members	371,907	134,797

See accompanying notes to consolidated financial statements.

LAND O’LAKES FARMLAND FEED LLC

CONSOLIDATED STATEMENTS OF EQUITIES

For the Year Ended December 31, 2001 and the Three Months Ended December 31, 2000

		Retained
		earnings
	Contributed	(accumulated	Total
	capital	deficit)	equities

	($ in thousands)
Initial capital contributions	$134,797	$—	$134,797
Net loss		(6,228)	(6,228)

Balance, December 31, 2000.	134,797	(6,228)	128,569
Capital contributions:
Purina Mills stock	366,897		366,897
Other	13,350		13,350
Net earnings		39,146	39,146

Balance, December 31, 2001.	$515,044	$32,918	$547,962

See accompanying notes to consolidated financial statements.

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2000
($ in thousands in tables)

1.  Organization and Summary of Significant Accounting Policies

     Organization

      Land O’Lakes Farmland Feed LLC (the “Company”) produces both commercial and lifestyle feed for a variety of animals, including dairy cattle, beef cattle, swine, poultry, horses, and other specialty animals.

      The Company was established in October 2000 through the combination of the feed operations of Land O’Lakes, Inc. and Farmland Industries, Inc. Through their relative contributions Land O’Lakes, Inc. and Farmland Industries, Inc. had ownership interests of 73.7% and 26.3%, respectively. The initial capital contributions made by each of the members to the Company consisted primarily of property, plant, and equipment and other long-lived assets. In October 2000, the Company purchased inventories from the respective members. The merger was accounted for as a purchase in accordance with APB No. 16, “Business Combinations.” As such, the contributions of Farmland Industries, Inc. have been recorded at fair value.

      In October 2001, an indirect subsidiary of Land O’Lakes, Inc. acquired Purina Mills, Inc. and contributed the business to the Company. As a result, Land O’Lakes, Inc. increased its direct and indirect ownership in the Company to 92%. Farmland Industries, Inc. retains an 8% ownership interest.

     Revenue Recognition

      Net sales and allowances for customer discounts are generally recognized upon shipment of product and transfer of title to the customer. The company classifies shipping and handling costs as part of cost of sales.

     Statement Presentation

      The consolidated financial statements include the accounts of the Company and wholly owned and majority-owned subsidiaries and limited liability companies. Intercompany transactions and balances have been eliminated.

     Cash and Short-Term Investments

      Cash and short-term investments include short-term, highly liquid investments with original maturities of three months or less.

     Inventories

      Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.

     Derivative Commodity Instruments

      The Company uses derivative commodity instruments, primarily futures contracts, to reduce the exposure to changes in commodity prices. These contracts are not designated as hedges under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Accordingly, since the adoption of SFAS No. 133, effective January 1, 2001, the futures contracts are marked to market each month and gains and losses are recognized in earnings, with the offset reflected in inventory. Unrealized losses related to future contracts recognized in 2001 results totaled $3.7 million.

      Prior to the adoption of SFAS No. 133, the Company accounted for its derivatives as hedges under SFAS No. 80, “Accounting for Futures Contracts.” Unrealized gains and losses on unsettled contracts were reflected in receivables. Realized gains and losses were reflected in cost of sales. The net gains and losses

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred and expensed at December 31, 2000 are immaterial. At December 31, 2000, the aggregate fair value of our derivatives was $1.9 million.

     Investments

      The equity method of accounting is used for investments in which the Company has significant influence. Generally, this represents ownership of at least 20 percent and not more than 50 percent. Investments in less than 20 percent owned companies are stated at cost.

     Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (15 to 30 years for land improvements and buildings and 5 to 10 years for machinery and equipment) of the respective assets.

     Intangibles

      The excess purchase price paid over net assets of businesses acquired (goodwill) is generally amortized on a straight-line basis over periods ranging from 15 to 20 years, except for acquisitions completed after June 30, 2001 for which no amortization is recorded. Accumulated amortization of goodwill at December 31, 2001 and 2000 was $1.6 million and $0.3 million, respectively.

     Recoverability of Long-Lived Assets

      The Company assesses the recoverability of goodwill and other long-lived assets whenever events or changes in circumstances indicate that expected future undiscounted cash flows may not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

     Income Taxes

      The Company’s taxable operations pass directly to the joint venture owners under the LLC organization. As a result, no provision for income taxes is provided in the accompanying consolidated statement of operations.

     Advertising Costs

      Advertising costs are expensed as incurred. Advertising costs were $7.9 million and $2.1 million for the year ended December 31, 2001, and the three months ended December 31, 2000, respectively.

     Research and Development

      Expenditures for research and development are charged to administration expense in the year incurred. Total research and development expenses for 2001 and the three months ended December 31, 2000 were $5.3 million and $0.9 million, respectively.

     Fair Value of Financial Instruments

      All financial instruments are carried at amounts that approximate estimated fair value, except for investments in cooperatives, for which it is not practicable to provide fair value information.

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Recent Accounting Pronouncements

      The Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, effective January 1, 2001. The standard requires derivatives to be recorded on the balance sheet as assets or liabilities, measured at fair value. The impact upon adoption did not have a material effect on the consolidated financial statements.

      In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 was effective immediately and SFAS No. 142 is effective January 1, 2002. Under the provisions of SFAS No. 141, no amortization of goodwill is recorded on acquisitions (except for acquisitions of cooperatives) completed after June 30, 2001. Existing goodwill and other intangible assets were amortized until the January 1, 2002 adoption of SFAS No. 142. Goodwill related to the acquisition of cooperatives and the formation of joint ventures will continue to be amortized at least until the Financial Accounting Standards Board provides further guidance. Because of the extensive effort needed to comply with adopting SFAS No. 141 and SFAS No. 142, it is not practical to reasonably estimate the impact of adopting these Statements on the financial statements at the date of this report, including whether it will require the recognition of any transitional impairment losses as a cumulative effect of a change in accounting principle. Amortization expense related to goodwill that will cease to be amortized under SFAS No. 142 was $1.3 million in 2001. As of January 1, 2002, the Company had unamortized goodwill of $104.7 million and unamortized identifiable intangible assets of $0, which will be subject to the transition provisions of SFAS No. 141 and SFAS No. 142.

      In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supersedes both SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions” (Opinion 30), for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with Statement 121. For example, SFAS No. 144 provides guidance on how a long-lived asset that is used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). Unlike SFAS No. 121, an impairment assessment under SFAS No. 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS No. 142, “Goodwill and Other Intangible Assets.”

      The Company has elected to adopt SFAS No. 144 as of January 1, 2001 and has applied its provisions in these financial statements. The impact upon adoption did not have a material effect on the consolidated financial statements.

     Accounting Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Receivables

      A summary of receivables at December 31 is as follows:

	2001	2000

Trade accounts	$25,320	$113,740
Notes and contracts	4,628	—
Notes from sale of trade receivables (see Note 3)	84,321	—
Other	13,879	16,836

	128,148	130,576
Less allowance for doubtful accounts	9,085	4,211

Total receivables, net	$119,063	$126,365

3.     Receivables Purchase Facility

      In December 2001, Land O’Lakes, Inc., Land O’Lakes Farmland Feed LLC, and Purina Mills, LLC established a $100.0 million receivables purchase facility with CoBank, ACB (CoBank). A wholly owned unconsolidated special purpose entity, Land O’Lakes Farmland Feed SPV, LLC, (SPE), was established to purchase certain receivables from Land O’Lakes, Inc., Land O’Lakes Farmland Feed LLC, and Purina Mills, LLC and the Company. CoBank has been granted an interest in the receivables owned by the SPE. The transfers of the receivables from the Company to the SPE are structured as sales and, accordingly, the receivables transferred to the SPE are not reflected in the Company’s consolidated balance sheet. However, Land O’Lakes, Inc., Land O’Lakes Farmland Feed LLC, and Purina Mills, LLC retain the credit risk related to the repayment of the notes receivable with the SPE, which in turn is dependent upon the credit risk of the SPE’s receivables. Accordingly, the Company has retained reserves for estimated losses. The Company expects no significant gains or losses from the sale of the receivables. At December 31, 2001, there was $75.8 million outstanding under this facility and $24.2 million remained available. The total accounts receivable sold by the Company during 2001 was $289.8 million.

4.  Inventories

      A summary of inventories at December 31 is as follows:

	2001	2000

Raw materials	$63,435	$42,656
Finished goods	50,124	34,863

Total inventories	$113,559	$77,519

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.  Investments

      The Company’s investments at December 31 are as follows:

	2001	2000

Harmony Farms, LLC	$3,969	$—
New Feeds, LLC	3,214	3,700
Iowa River Feeds, LLC	2,648	2,883
Agland Farmland Feed, LLC	2,435	2,418
Pro-Pet, LLC	2,362	2,359
Nutri-Tech Feeds, LLC	2,314	2,224
LOLFF SPV, LLC	1,805	—
Northern Country Feeds, LLC	1,652	1,688
CalvaAlto Liquid, LLC	1,302	1,150
T-PM Holding Company	1,290	—
Northern Colorado Feed, LLC	1,210	—
Strauss Feeds, LLC	1,073	950
Nutrikowi, LLC	783	526
Dakotaland Feeds, LLC	736	532
Other LLCs	4,703	2,418

Total investments	$31,496	$20,848

      All of the above investments are accounted for under the equity method with the exception of a portion of the investments under the caption “Other LLCs.”

6.  Property, Plant and Equipment

      A summary of property plant and equipment at December 31 is as follows:

	2001	2000

Land and land improvements	$23,826	$10,298
Buildings and building equipment	124,205	57,748
Machinery and equipment	247,186	97,674
Construction in progress	13,019	16,192

	408,236	181,912
Less accumulated depreciation	81,280	69,214

Total property, plant and equipment, net	$326,956	$112,698

7.  Notes and Short-term Obligations

      A summary of notes and short-term obligations at December 31 is as follows:

	2001	2000

Union Bank of California line of credit	$5,000	$3,100
Bank of America line of credit	0	871

Total notes and short-term obligations	$5,000	$3,971

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The lines of credit are held by wholly owned and majority owned subsidiaries of the Company. The Union Bank of California line of credit of $5 million is unsecured and bears interest, at the Company’s election, of either LIBOR plus 1.50% or Union Bank of California’s Reference Rate minus 0.50%. This line terminates on July 5, 2002 and is renewable annually. The Bank of America line of credit of $7 million, which bore interest of prime less 1.30%, was not renewed in September 2001.

      The weighted average interest rate on short-term borrowings and notes outstanding at December 31, 2001 and 2000, was 3.6% and 8.3%, respectively.

      Interest paid, net of amount capitalized, for 2001 and the three months ended December 31, 2000 was $0.7 million and $0.6 million, respectively.

8.  Fair Value of Financial Instruments

      The following tables provide information on the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and short-term investments, receivables, accounts payable, notes and short-term obligations, approximate fair value due to the short-term maturity of the instruments. The Company has a long term note with Land O’Lakes, Inc. which is non-interest bearing and relates to the acquisition of Purina Mills, Inc. (See Note 13).

      The Company enters into future and options contract derivatives to reduce risk on the market value of inventory and fixed or partially fixed purchase and sale contracts. The notional or contractual amount of derivatives provides an indication of the extent of the Company’s involvement in such instruments at that time, but does not represent exposure to market risk or future cash requirements under certain of these instruments.

	December 31,

	2001		2000

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Liabilities:
Notes Payable — Land O’Lakes, Inc. — non-current	$59,664	$59,664	—	—

	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

Derivative financial instruments:
Commodity futures contracts
Commitments to purchase	$40,855	$(3,664)	$27,821	$1,934
Commitments to sell	$(4,482)	$(71)	$(1,774)	$(68)

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Lease Commitments

      Total rental expense was $4.8 million and $0.4 million for the year ended December 31, 2001 and the three months ended December 31, 2000, respectively. The minimum annual lease payments for the next five years and thereafter are as follows:

Year	Amount

2002	$3,568
2003	2,659
2004	1,661
2005	1,064
2006	1,053
2007 and thereafter	1,350

      Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.

10.  Pension and Other Postretirement Plans

      The Company participates in Land O’Lakes, Inc.’s defined pension plan, which covers substantially all employees. Plan benefits are generally based on years of service and employees’ highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (ERISA). The actuarial present values of accumulated plan benefits and net assets available for benefits relating to only the Company’s employees are not available.

      The Company also participates in Land O’Lakes, Inc.’s plans that provide certain health care benefits for retired employees. Employees become eligible for these benefits upon meeting certain age and service requirements. Actuarially determined financial information relating to only the Company’s employees is not available.

      Certain Company employees are eligible for benefits under Land O’Lakes, Inc.’s defined contribution plans.

      Costs relating to the plans are allocated to the Company by Land O’Lakes, Inc. The Company’s allocated expenses relating to these plans was $3.9 million and $1.4 million for the year ended December 31, 2001 and the three months ended December 31, 2000, respectively.

      As a result of the acquisition of Purina Mills on October 11, 2001, the Company has two additional defined benefit plans and one defined contribution plan as of December 31, 2001. As of the November 30, 2001 measurement date, the pension plan for production employees and the discretionary capital accumulation plan had estimated projected benefit obligations of $26.2 million and $24.9 million, respectively. The fair value of plan assets was $20.9 million and $0.0 million, respectively. At December 31, 2001, the accrued pension liability was $5.3 million and the accrued discretionary capital accumulation liability was $24.9 million.

11.     Acquisitions, Mergers and Divestitures

      On October 11, 2001, an indirect subsidiary of Land O’Lakes acquired 100 percent of the outstanding stock of Purina Mills, Inc. (Purina Mills) and contributed the stock to Land O’Lakes Farmland Feed LLC. In exchange for this contribution, Land O’Lakes direct and indirect ownership of Land O’Lakes Farmland Feed increased to 92.0%. The results of operations of Purina Mills are included in the consolidated financial

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements since that date. Purina Mills is a commercial and lifestyle feed company. This acquisition allowed the Company to diversify into lifestyle feed (other than dog and cat food) under the Purina, Chow, and the “Checkerboard” Nine Square logo brands.

      The aggregate purchase price was approximately $359 million, net of cash acquired, of which $247 million represented cash payments for stock and acquisition costs and $112 million represented debt retirement.

      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining final third party valuations of certain assets; thus, the allocation of the purchase price is subject to refinement.

At October 11, 2001

Current assets	$92,486
Investments	30,114
Property, plant and equipment	218,913
Goodwill	86,872
Other intangibles	98,940
Other assets	13,208

Total assets acquired	540,533

Current liabilities	64,338
Other liabilities	117,638

Total liabilities assumed	181,976

Net assets acquired	$358,557

      Goodwill of $86.9 million was recognized, none of which is expected to be deductible for tax purposes. Of the $98.9 million of acquired identifiable intangible assets, $76.5 million is not subject to amortization, and relates primarily to trade names and trademarks. The remaining intangible assets of $22.4 million, have a weighted average useful life of approximately 12 years and consists of patents in the amount of $16.4 million (14 year weighted average useful life) and contracts of $6.0 million (3 year weighted average useful life). The following table summarizes the unaudited pro forma results of operations for the year ended December 31, 2001 and three months ended December 31, 2000 for the Company as if the Purina Mills acquisition had occurred on January 1, 2001 and October 1, 2000, respectively. The unaudited pro forma results of operations are for informational purposes only and do not purport to represent what the Company’s results of operations would actually have been if the acquisition had actually occurred on those dates.

	2001	2000

Net sales	$2,502,720	$627,483
Earnings from operations	62,082	6,893
Net earnings	60,772	6,055

12.     Restructuring and Impairment Charges

      In 2001, the Company recorded restructuring and impairment reversals of $5.7 million. This reversal of a portion of the prior-year restructuring charge was primarily due to a change in business strategy following the Purina Mills acquisition, which resulted in the decision to continue to operate plants that were held for sale at December 31, 2000.

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the three months ended December 31, 2000, the Company recorded a restructuring and impairment charge of $9.7 million. This charge of $9.7 million resulted from initiatives to consolidate facilities and reduce personnel following the formation of the LLC. Of this amount, $7.2 million related to the closing and planned sale of 12 plants and consisted of $5.5 million to write down the book value of the plants and $1.7 million for demolition and environmental clean-up. The remaining $2.5 million represented severance and outplacement costs for 119 non-plant employees.

      The following table summarizes the restructuring and impairment charge activity and the resulting reserve for the above-mentioned periods:

Balance at December 31, 2000	$9,749
2001 Activity:
Restructuring expenses paid against accrual	(3,052)
Restructuring reversals	(5,728)
Other	(743)

Balance at December 31, 2001	$226

13.     Commitments and Contingencies

  Guarantee of Parent Debt

      In November 2001, Land O’Lakes, Inc., which owns 92% of the Company, issued $350 million of senior notes, due 2011. These notes are guaranteed by certain domestic wholly owned subsidiaries of Land O’Lakes, Inc., the Company, and by each domestic wholly owned subsidiary of the Company, including Purina Mills, LLC.

      This guarantee is a general unsecured obligation, ranks equally in right of payment with all existing and future senior indebtedness of the Company, is senior in right of payment to all existing and future subordinated obligations of the Company, and is effectively subordinated to any secured indebtedness of the Company and its subsidiaries to the extent of the value of the assets securing such indebtedness.

      The notes are not be guaranteed by certain majority-owned subsidiaries of the Company (the “Non-Guarantors”). Summarized financial information of the Non-Guarantors, which is consolidated in the financial statements of the Company, as of and for the periods ended December 31, are as follows:

	2001	2000

Total assets	$25,864	$24,063
Net sales	72,848	13,153
Net earnings (loss)	964	(231)

      In November 2001, Land O’Lakes, Inc. entered into new term facilities consisting of a $325 million five-year Term Loan A facility and a $250 million seven-year Term Loan B facility. These facilities are unconditionally guaranteed by certain domestic wholly owned subsidiaries of Land O’Lakes, Inc., the Company, and by each domestic wholly owned subsidiary of the Company, including Purina Mills, LLC.

  Guarantees of Producer Loans

      The Company also guarantees certain loans to large producers financed by Land O’Lakes Finance Company. The loans totaled $19.8 million and $22.9 million at December 31, 2001 and 2000, respectively. Reserves for these guarantees of $1.0 million and $2.3 million at December 31, 2001 and 2000, respectively, are included in the allowance for doubtful accounts. The $1.3 million reduction in the reserve from December 31, 2000 to December 31, 2001 has been included in selling and administration expense. There

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

were no writeoffs related to these loans in either the year ended December 31, 2001 or the three months ended December 31, 2000.

  General

      The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed, in some of these cases, are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to the Company’s consolidated financial condition, future results of operations or cash flows.

14.     Related Party Transactions

      In accordance with the Management Services Agreement between Land O’Lakes, Inc. and the Company, costs are charged to the Company by Land O’Lakes, Inc. for corporate services such as legal, insurance administration, tax administration, human resources, payroll and benefit administration, leasing, public relations, credit and collections, accounting, and IT support. These costs totaled $6.6 million and $0.9 million for the year ended December 31, 2001 and the three months ended December 31, 2000, respectively. In addition, payroll and benefit-related costs are paid directly by Land O’Lakes, Inc. and reimbursed by the Company. These costs totaled $102.8 million and $14.9 million for the year ended December 31, 2001 and the three months ended December 31, 2000, respectively.

      As part of the acquisition of Purina Mills on October 11, 2001, Land O’Lakes, Inc. assumed certain liabilities, including a $59.7 million deferred tax liability. The Company has established a noncurrent note payable for this and, as future taxes relating to the deferred tax liability are paid by Land O’Lakes, Inc., the Company will make a corresponding payment to Land O’Lakes, Inc. This note is non-interest bearing and $59.7 million was outstanding at December 31, 2001.

      The Company has a $100 million revolving credit facility with Land O’Lakes, Inc. which bears interest at LIBOR plus 260 basis points. The facility terminates on October 31, 2002, and is renewable annually. The amount outstanding under the revolving credit facility was $29.2 million and $94.1 million at December 31, 2001 and 2000, respectively.

      The Company entered into a Feed Supply Agreement with Farmland Industries (Farmland) whereby Farmland agreed to purchase all of its feed and ingredients, excluding grain, from the Company. Such sales are made at prices competitive with those available from other suppliers. Sales to Farmland under the agreement totaled $6.8 million and $1.9 million for the year ended December 31, 2001 and the three months ended December 31, 2000, respectively.

      Sales with unconsolidated subsidiaries of the Company totaled $45.0 million and $9.5 million for the year ended December 31, 2001 and the three months ended December 31, 2000, respectively.

15.     Consolidating Financial Information

      Land O’Lakes, Inc. issued $350 million in senior notes which are guaranteed by Land O’Lakes, Inc. and certain of its wholly and majority owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several.

      The following supplemental financial information sets forth, on an unconsolidated basis, balance sheet, statement of operations and cash flow information for the Company, Guarantor Subsidiaries and the Company’s other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

LAND O’LAKES FARMLAND FEED LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

December 31, 2001

	Land O’Lakes
	Farmland	Wholly Owned	Wholly Owned	Wholly Owned	Non-
	Feed LLC	Subsidiaries of	Purina Mills,	Subsidiaries of	Guarantor
	Parent	LOLFFLLC	LLC Parent	Purina Mills, LLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
ASSETS
Current assets:
Cash and short-term investments	$(19,774)	$4,377	$14,156	$214	$4,046	$—	$3,019
Receivables, net	103,219	14,147	9,680	12,417	4,556	(24,956)	119,063
Inventories	46,219	15,534	43,393	2,402	6,011	—	113,559
Prepaid expenses	2,883	887	2,423	—	279	—	6,472

Total current assets	132,547	34,945	69,652	15,033	14,892	(24,956)	242,113
Investments	391,970	258	19,712	11,077	1,303	(392,824)	31,496
Property, plant and equipment, net	90,709	7,887	219,421	1,147	7,792	—	326,956
Goodwill, net	13,262	3,656	86,872	—	959	—	104,749
Intangible assets, net	1,163	—	99,169	—	331	—	100,663
Other assets	88,531	3,246	—	—	1,232	(65,369)	27,640

Total assets	$718,182	$49,992	$494,826	$27,257	$26,509	$(483,149)	$833,617

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$4,509	$23	$—	$—	$468	$—	$5,000
Notes payable-Land O’Lakes, Inc.-current	29,210	—	—	—	—	—	29,210
Accounts payable	78,451	12,211	24,136	14,009	5,670	(17,403)	117,074
Accrued expenses	13,170	1,418	19,120	(108)	1,532	—	35,132

Total current liabilities	125,340	13,652	43,256	13,901	7,670	(17,403)	186,416
Notes payable-Land O’Lakes, Inc.-noncurrent	59,664	6,512	58,763	—	5,290	(70,565)	59,664
Employee benefits and other liabilities	755	2,644	32,980	—	277	—	36,656
Minority interests	(840)	910	28	—	2,821	—	2,919
Equities:
Contributed capital	515,044	18,300	350,600	16,299	9,982	(395,181)	515,044
Retained earnings (accumulated deficit)	18,219	7,974	9,199	(2,943)	469	—	32,918

Total equities	533,263	26,274	359,799	13,356	10,451	(395,181)	547,962

Total liabilities and equities	$718,182	$49,992	$494,826	$27,257	$26,509	$(483,149)	$833,617

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

	Land O’ Lakes	Wholly Owned	Wholly Owned	Wholly Owned	Non-
	Farmland Feed LLC	Subsidiaries of	Purina Mills, LLC	Subsidiaries of	Guarantor
	Parent	LOLFFLLC	Parent	Purina Mills, LLC	Subsidiaries	Consolidated

	($ in thousands)
Net sales	$1,400,380	$168,128	$188,329	$7,091	$73,449	$1,837,377
Cost of sales	1,288,178	151,710	157,220	5,711	69,566	1,672,385

Gross profit	112,202	16,418	31,109	1,380	3,883	164,992
Selling and administration	89,779	8,907	24,204	2,080	2,215	127,185
Restructuring and impairment reversals	(5,728)	—	—	—	—	(5,728)

Earnings (loss) from operations	28,151	7,511	6,905	(700)	1,668	43,535
Interest expense (income), net	4,979	706	(68)	(1)	472	6,088
Equity in (earnings) loss of affiliated companies	(2,612)	—	(93)	128	—	(2,577)
Minority interest in earnings (loss) of subsidiaries	3	374	(18)	—	519	878

Net earnings (loss)	$25,781	$6,431	$7,084	$(827)	$677	$39,146

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2001

	Land O’ Lakes	Wholly Owned	Wholly Owned	Wholly Owned
	Farmland Feed LLC	Subsidiaries of	Purina Mills,	Subsidiaries of	Non-Guarantor
	Parent	LOLFFLLC	LLC Parent	Purina Mills, LLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
Cash flows from operating activities:
Net earnings (loss)	$25,781	$6,431	$7,084	$(827)	$677	$—	$39,146
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	27,923	732	—	—	976	—	29,631
Bad debt (recovery)	(783)	—		—	—	—	(783)
(Increase) decrease in other assets	(5,267)	1,065	(56,238)	(8,451)	289	63,843	(4,759)
(Decrease) increase in other liabilities	(15,030)	31	5,898	2,366	718	—	(6,017)
Restructuring and impairment (reversals)	(5,728)	—		—	—	—	(5,728)
Equity in (earnings) loss of affiliated companies	(2,612)	—	(93)	128	—	—	(2,577)
Minority interest	3	374	(18)	—	519	—	878
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	54,044	4,366	(20,224)	(12,333)	(724)	12,860	37,989
Inventories	18,097	(1,555)	(3,083)	(2,402)	(621)	—	10,436
Other current assets	23,533	(146)	(17,030)	—	(85)	—	6,272
Accounts payable	(26,986)	(1,435)	11,371	23,002	(233)	(17,038)	(11,319)
Accrued expenses	(36,450)	(515)	19,120	(122)	103	—	(17,864)

Net cash provided (used) by operating activities	56,525	9,348	(53,213)	1,361	1,619	59,665	75,305
Cash flows from investing activities:
Additions to property, plant and equipment	(17,645)	(1,490)	—	(1,264)	(1,532)	—	(21,931)
Proceeds from sale of property, plant and equipment	4,447	44	508	117	95	—	5,211

Net cash provided (used) by investing activities	(13,198)	(1,446)	508	(1,147)	(1,437)	—	(16,720)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS — (CONTINUED)

For the Year Ended December 31, 2001

	Land O’ Lakes	Wholly Owned	Wholly Owned	Wholly Owned
	Farmland Feed LLC	Subsidiaries of	Purina Mills,	Subsidiaries of	Non-Guarantor
	Parent	LOLFFLLC	LLC Parent	Purina Mills, LLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
Cash flows from financing activities:
(Decrease) increase in short-term debt	354,170	(4,636)	8,098	—	263	(356,866)	1,029
Proceeds from note payable to Land O’ Lakes, Inc.	—	—	58,763	—	2,066	297,201	358,030
Payments on note payable to Land O’ Lakes, Inc.	(419,617)	(2,488)	—	—	(860)	—	(422,965)
Capital contributions by members	8,340	—	—	—	—	—	8,340

Net cash (used) provided by financing activities	(57,107)	(7,124)	66,861	—	1,469	(59,665)	(55,566)

Net (decrease) increase in cash and short-term investments	(13,780)	778	14,156	214	1,651	—	3,019
Cash and short-term investments at beginning of period	(5,994)	3,599	—	—	2,395	—	—

Cash and short-term investments at end of period	$(19,774)	$4,377	$14,156	$214	$4,046	$—	$3,019

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

December 31, 2000

	Land O’ Lakes	Wholly Owned
	Farmland Feed LLC	Subsidiaries of	Non-Guarantor
	Parent	LOLFFLLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
ASSETS
Current assets:
Cash and short-term investments	$(5,994)	$3,599	$2,395	$—	$—
Receivables, net	130,475	10,936	1,848	(16,894)	126,365
Inventories	60,382	9,774	7,363	—	77,519
Prepaid expenses	9,330	683	200	—	10,213

Total current assets	194,193	24,992	11,806	(16,894)	214,097
Investments	38,420	258	—	(17,830)	20,848
Property, plant and equipment, net	102,155	3,589	6,954	—	112,698
Goodwill, net	15,603	1,734	1,023	—	18,360
Intangible assets, net	(7)	1,345	366	—	1,704
Other assets	2,085	2,154	3,643	(669)	7,213

Total assets	$352,449	$34,072	$23,792	$(35,393)	$374,920

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$802	$3,158	$11	$—	$3,971
Notes payable — Land O’ Lakes, Inc. — current	94,143	1,500	—	(1,500)	94,143
Accounts payable	81,183	10,680	6,186	(5,163)	92,886
Accrued expenses	41,413	898	1,514	—	43,825

Total current liabilities	217,541	16,236	7,711	(6,663)	234,825
Notes payable — Land O’ Lakes, Inc. — noncurrent	—	6,910	3,990	(10,900)	—
Employee benefits and other liabilities	7,120	—	186	—	7,306
Minority interests	132	915	3,173	—	4,220
Equities:
Contributed Capital	134,797	8,809	9,021	(17,830)	134,797
(Accumulated deficit) retained earnings	(7,141)	1,202	(289)	—	(6,228)

Total equities	127,656	10,011	8,732	(17,830)	128,569

Total liabilities and equities	$352,449	$34,072	$23,792	$(35,393)	$374,920

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Three Months Ended December 31, 2000

	Land O’ Lakes	Wholly Owned
	Farmland Feed LLC	Subsidiaries of	Non-Guarantor
	Parent	LOLFFLLC	Subsidiaries	Consolidated

	($ in thousands)
Net sales	$347,714	$29,041	$13,153	$389,908
Cost of sales	315,473	26,140	12,630	354,243

Gross profit	32,241	2,901	523	35,665
Selling and administration	28,254	1,482	759	30,495
Restructuring and impairment charges	9,700	—	—	9,700

(Loss) earnings from operations	(5,713)	1,419	(236)	(4,530)
Interest expense, net	1,808	114	130	2,052
Equity in earnings of affiliated companies	(305)	(3)	—	(308)
Minority interest in (loss) earnings of subsidiaries	(17)	106	(135)	(46)

Net (loss) earnings	$(7,199)	$1,202	$(231)	$(6,228)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

LAND O’LAKES FARMLAND FEED LLC

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Three Months Ended December 31, 2000

	Land O’ Lakes	Wholly Owned	Non-
	Farmland Feed LLC	Subsidiaries of	Guarantor
	Parent	LOLFFLLC	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
Cash flows from operating activities:
Net (loss) earnings	$(7,199)	$1,202	$(231)	$—	$(6,228)
Adjustments to reconcile net (loss) earnings to net cash (used) provided by operating activities:
Depreciation and amortization	3,062	61	474	—	3,597
Bad debt expense	1,260	—	—	—	1,260
(Increase) decrease in other assets	(19,141)	6,047	(1,346)	669	(13,771)
Increase (decrease) in other liabilities	25,630	(12,552)	(1,506)	—	11,572
Restructuring and impairment charges	9,700	—	—	—	9,700
Equity in earnings of affiliated companies	(305)	(3)	—	—	(308)
Minority interest	(17)	106	(135)	—	(46)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(115,772)	1,992	761	(7,118)	(120,137)
Inventories	(66,889)	(2,098)	(971)	—	(69,958)
Other current assets	(10,014)	(268)	69	—	(10,213)
Accounts payable	92,363	(2,651)	3,599	(425)	92,886
Accrued expenses	22,627	196	245	—	23,068

Net cash (used) provided by operating activities	(65,877)	(7,968)	2,141	(6,874)	(78,578)
Cash flows from investing activities:
Additions to property, plant and equipment	(18,406)	(59)	(2,887)	—	(21,352)
Proceeds from sale of property, plant and equipment	1,743	—	73	—	1,816

Net cash used by investing activities	(16,663)	(59)	(2,814)	—	(19,536)
Cash flows from financing activities:
(Decrease) increase in short-term debt	(13,793)	6,917	3,973	6,874	3,971
Proceeds from note payable to Land O’ Lakes, Inc.	185,243	—	—	—	185,243
Payments on note payable to Land O’ Lakes, Inc.	(91,100)	—	—	—	(91,100)

Net cash provided by financing activities	80,350	6,917	3,973	6,874	98,114

Net (decrease) increase in cash and short-term investments	(2,190)	(1,110)	3,300	—	—
Cash and short-term investments at beginning of period	(3,804)	4,709	(905)	—	—

Cash and short-term investments at end of period	$(5,994)	$3,599	$2,395	$—	$—

LAND O’LAKES FARMLAND FEED LLC

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

      These unaudited pro forma combined financial statements have been prepared based on the historical financial statements of Land O’Lakes Farmland Feed and Purina Mills and adjusted to give pro forma effect to the acquisition of Purina Mills on October 11, 2001, the securitization of receivables on December 18, 2001 and the increased interest rate as a result of the New Credit Facilities (the “Transactions”).

      The unaudited pro forma combined statement of operations gives pro forma effect to the Transactions as if they occurred on January 1, 2001.

      The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included in the unaudited pro forma combined statement of operations has been presented to provide additional analysis.

      The Purina Mills acquisition was accounted for using the purchase method of accounting. The purchase price will be allocated to the assets acquired and liabilities assumed based on their fair values. The allocation of the purchase price reflected in the unaudited pro forma combined statement of operations is preliminary, and is subject to appraisals that are currently in progress. Accordingly, the actual allocation of the purchase price and the resulting effect on earnings may differ significantly from the allocation herein.

      The unaudited pro forma combined statement of operations and other data are based on our historical financial statements and those of Purina Mills and the adjustments described in the accompanying notes. The unaudited pro forma combined statement of operations is for informational purposes only and does not purport to represent what our financial position or results of operations would actually have been if the Transactions had in fact occurred on the dates indicated and are not necessarily representative of our financial position or results of operations at any future date or for any future period. The unaudited pro forma combined statement of operations should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this document. The historical financial statements of Purina Mills have been reclassified to conform with those of Land O’Lakes Farmland Feed.

      The unaudited pro forma combined statement of operations does not reflect certain future costs, charges and expected cost savings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

LAND O’LAKES FARMLAND FEED LLC

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001

	Land O’Lakes
	Farmland Feed	Purina Mills	Adjustments		Pro Forma

		(Dollars in millions)
Statement of Operations:
Net sales	$1,837.4	$665.3			$2,502.7
Cost of sales	1,672.4	529.4			2,201.8
Selling and administration	127.2	123.8	$(10.4	)(1)	240.6
Restructuring and impairment (reversals) charges	(5.7)	4.0			(1.7)

Earnings from operations	43.5	8.1	10.4		62.0
Interest expense, net	6.1	9.0	(12.1	)(2)	3.0
Equity in earnings of affiliated companies	(2.6)	—	—		(2.6)
Minority interest in earnings of subsidiaries	0.9	—	—		0.9

Net earnings (loss)	$39.1	$(0.9)	$22.5		$60.7

See accompanying Notes to Unaudited Pro Forma Combined Statement of Operations.

LAND O’LAKES FARMLAND FEED LLC

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF
OPERATIONS

(1)	Adjustment to remove goodwill amortization for Purina Mills prior to the acquisition and add depreciation and amortization based on market valuation from preliminary independent valuation.

(2)	Adjustments reflect the elimination of our historical interest expense.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Land O’Lakes, Inc:

      We have audited the accompanying consolidated balance sheets of Land O’Lakes Feed Division (the Company) as of September 30, 2000 and December 31, 1999, and the related consolidated statements of operations and cash flows for the nine months ended September 30, 2000 and the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O’Lakes Feed Division as of September 30, 2000 and December 31, 1999, and the results of their operations and their cash flows for the nine months ended September 30, 2000 and the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Minneapolis, Minnesota

January 28, 2002

LAND O’LAKES FEED DIVISION

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2000	1999

	($ in thousands)
ASSETS
Current assets:
Cash and short-term investments	$5,989	$16,328
Receivables, net	74,650	52,275
Inventories	49,283	43,395
Prepaid expenses and other current assets	3,458	4,125

Total current assets	133,380	116,123
Investments	18,577	22,688
Property, plant and equipment, net	70,692	62,934
Goodwill, net	11,068	9,802
Other assets	14,765	16,198

Total assets	$248,482	$227,745

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$6,394	$1,294
Accounts payable	52,649	47,218
Accrued expenses	13,014	14,465
Other current liabilities	4,598	—

Total current liabilities	76,655	62,977
Other liabilities	1,754	5,691
Minority interests	2,934	2,927
Investment and advances by Land O’Lakes, Inc.	167,139	156,150

Total liabilities and investments and advances by Land O’Lakes, Inc.	$248,482	$227,745

See accompanying notes to consolidated financial statements.

LAND O’LAKES FEED DIVISION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine
	Months	For the Year
	Ended	Ended
	September 30,	December 31,
	2000	1999

	($ in thousands)
Net sales	$702,171	$899,340
Cost of sales	627,414	802,264
Selling and administration	53,059	69,953

Earnings from operations	21,698	27,123
Interest expense, net	444	1,867
Equity in earnings of affiliated companies	(1,410)	(957)
Minority interest in earnings of subsidiaries	445	851

Earnings before income taxes	22,219	25,362
Income tax expense	2,837	2,992

Net earnings	$19,382	$22,370

See accompanying notes to consolidated financial statements.

LAND O’LAKES FEED DIVISION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine
	Months	For the Year
	Ended	Ended
	September 30,	December 31,
	2000	1999

	($ in thousands)
Cash flows from operating activities:
Net earnings	$19,382	$22,370
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,177	8,991
Bad debt (recovery) expense	(14)	1,493
Increase (decrease) in other assets	1,103	(1,806)
Decrease in other liabilities	(7,670)	(626)
Equity in earnings of affiliated companies	(1,410)	(957)
Minority interest	445	851
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(14,481)	13,463
Inventories	560	(196)
Other current assets	885	(825)
Accounts payable	(2,720)	6,446
Accrued expenses	(1,530)	(2,472)
Other current liabilities	4,598	13

Net cash provided by operating activities	8,325	46,745
Cash flows from investing activities:
Additions to property, plant and equipment	(13,104)	(6,478)
Acquisition of investments, net of cash acquired	(2,522)	(120)
Proceeds from sale of property, plant and equipment	255	482

Net cash used by investing activities	(15,371)	(6,116)
Cash flows from financing activities:
Increase in short-term debt	5,100	1,294
Net investments and advances by Land O’Lakes, Inc.	(8,393)	(45,495)

Net cash used by financing activities	(3,293)	(44,201)
Net decrease in cash and short-term investments	(10,339)	(3,572)
Cash and short-term investments at beginning of period	16,328	19,900

Cash and short-term investments at end of period	$5,989	$16,328

See accompanying notes to consolidated financial statements.

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2000 and December 31, 1999
($ in thousands in tables)

1.     Organization and Summary of Significant Accounting Policies

Nature of Operations

      The Land O’Lakes Feed Division (the “Company”) produces both commercial and lifestyle feed for a variety of animals, including dairy cattle, beef cattle, swine, poultry, horses, and other specialty animals. The Company is a division of Land O’Lakes, Inc.

Revenue Recognition

      Net sales and allowances for customer discounts are generally recognized upon shipment of product and transfer of title to the customer. The Company classifies shipping and handling costs as part of cost of sales.

Statement Presentation

      The accompanying consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Land O’Lakes Feed Division and wholly-owned and majority-owned subsidiaries, and limited liability companies that were part of the initial contribution of Land O’Lakes, Inc. to Land O’Lakes Farmland Feed LLC in October 2000.

      These financial statements do not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations would have been had the Company been an independent entity during the periods presented. Certain costs are charged to the Company by Land O’Lakes, Inc. and are generally based on proportional allocations and in certain circumstances based on specific identification of applicable costs. Intercompany transactions and balances have been eliminated.

Cash and Short-term Investments

      Cash and short-term investments include short-term, highly liquid investments with original maturities of three months or less.

Inventories

      Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.

Derivative Commodity Instruments

      The Company uses derivative commodity instruments, primarily futures contracts, to reduce the exposure to changes in commodity prices. These contracts are designated as hedges under SFAS No. 80, “Accounting for Futures Contracts.” Unrealized gains and losses on unsettled contracts were reflected in receivables. Realized gains and losses were reflected in cost of sales. The net gains and losses deferred and expensed at September 30, 2000 and December 31, 1999 are immaterial. The aggregate fair value of our derivatives was $(0.5) million and $1.6 million at September 30, 2000 and December 31, 1999, respectively.

Investments

      The equity method of accounting is used for investments in which the Company has a significant influence. Generally this represents ownership of at least 20 percent and not more than 50 percent. Investments in less than 20 percent owned companies are stated at cost.

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (10 to 20 years for land improvements and buildings, 3 to 5 years for machinery and equipment, and 5 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.

Intangibles

      The excess purchase price paid over net assets of businesses acquired (goodwill) is generally amortized on a straight-line basis over periods ranging from 15 to 20 years. Accumulated amortization of goodwill at September 30, 2000 and December 31, 1999 was $0.7 million and $0.3 million, respectively.

Recoverability of Long-Lived Assets

      The Company assesses the recoverability of goodwill and other long-lived assets whenever events or changes in circumstances indicate that expected future undiscounted cash flows may not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

Income Taxes

      The Company is part of Land O’Lakes, Inc. which is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388 of the Internal Revenue Code. Land O’Lakes, Inc. files a consolidated tax return with its fully taxable subsidiaries.

      Income taxes have been allocated to the Company on the basis of its taxable income included in the consolidated Land O’Lakes, Inc. return. Deferred income taxes have been recognized, using existing tax rates, for temporary differences between the carrying values of assets and liabilities for financial reporting purposes and income tax purposes.

Advertising Costs

      Advertising costs are expensed as incurred. Advertising costs were $2.8 million and $4.8 million for the nine months ended September 30, 2000 and for the year ended December 31, 1999, respectively.

Research and Development

      Expenditures for research and development are charged to administration expense in the year incurred. Total research and development expenses for the nine months ended September 30, 2000 and the year ended December 31, 1999 were $1.6 million and $2.2 million, respectively.

Fair Value of Financial Instruments

      All financial instruments are carried at amounts that approximate estimated fair value, except for investments in cooperatives, for which it is not practicable to provide fair value information.

Future Accounting Requirements

      Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities,” effective for the year ending December 31, 2001, will require derivatives to be recorded

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on the balance sheet as assets or liabilities, measured at fair value. The Company has determined that the impact upon adoption will not have a material effect on its consolidated financial statements.

Accounting Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.     Receivables

      A summary of receivables is as follows:

	September 30,	December 31,
	2000	1999

Trade accounts	$77,067	$57,355
Other	3,320	405

	80,387	57,760
Less allowance for doubtful accounts	5,737	5,485

Total receivables, net	$74,650	$52,275

3.     Inventories

      A summary of inventories is as follows:

	September 30,	December 31,
	2000	1999

Raw materials	$40,072	$33,176
Finished goods	9,211	10,219

Total inventories	$49,283	$43,395

4.     Investments

      A summary of investments is as follows:

	September 30,	December 31,
	2000	1999

New Feeds, LLC	$3,897	$4,205
Land O’Lakes/ Harvest States Feed, LLC	3,500	3,500
Iowa River Feeds, LLC	2,943	2,965
Pro-Pet, LLC	2,913	2,067
Nutri-Tech Feeds, LLC	2,183	2,109
Northern Country Feeds, LLC	1,856	1,482
CalvaAlto Liquid, LLC	875	—
Nutra Blend, LLC	—	4,615
Other — LLC’s	410	1,745

Total investments	$18,577	$22,688

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      All of the above investments are accounted for under the equity method with the exception of a portion of the investments under the caption “Other LLC’s.”

5.     Property, Plant and Equipment

      A summary of property, plant and equipment is as follows:

	September 30,	December 31,
	2000	1999

Land and land improvements	$6,354	$4,088
Buildings and building equipment	43,420	34,762
Machinery and equipment	81,947	77,532
Construction in progress	7,313	7,086

	139,034	123,468
Less accumulated depreciation	68,342	60,534

Total property, plant and equipment, net	$70,692	$62,934

6.     Notes and Short-term Obligations

      A summary of notes and short-term obligations is as follows:

	September 30,	December 31,
	2000	1999

Union Bank of California line of credit	$3,100	$1,294
Bank of America line of credit	3,294	—

Total notes and short-term obligations	$6,394	$1,294

      The lines of credit are held by a wholly owned and a majority owned subsidiary of the Company. The Union Bank of California line of credit of $4 million is unsecured and bears interest, at the Company’s election, of either LIBOR plus 1.50% or Union Bank of California’s Reference Rate minus 0.50%. This line terminates on July 5, 2002 and is renewable annually. The Bank of America line of credit of $7 million, which bears interest of prime less 1.30%, terminates in September 2001 and is renewable annually.

      Interest paid, net of amount capitalized, for the nine months ended September 30, 2000 and the year ended December 31, 1999 was $0.4 million and $0.1 million, respectively.

7.     Lease Commitments

      Total rental expense was $1.7 million and $2.0 million for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively. The minimum annual lease payments for the next five calendar years and thereafter are as follows:

Year	Amount

2001	$2,389
2002	3,568
2003	2,659
2004	1,661
2005	1,064
2006 and thereafter	2,403

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.

8.     Fair Value of Financial Instruments

      The following table provides information on the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and short-term investments, receivables, accounts payable, notes and short-term obligations, approximate fair value due to the short-term maturity of the instruments.

	September 2000		December 1999

	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

Derivative financial instruments:
Commodity futures contracts
Commitments to purchase	$29,458	$(801)	$11,442	$1,751
Commitments to sell	$(12,454)	$326	$(3,953)	$(139)

9.     Income Taxes

      The components of the income tax provision are summarized as follows:

	For the Nine	For the Year
	Months Ended	Ended
	September 30,	December 31,
	2000	1999

Current expense:
Federal	$1,242	$3,380
State	184	583

	1,426	3,963
Deferred (benefit) expense	1,411	(971)

Income tax expense	$2,837	$2,992

      The effective tax rate differs from the statutory rate primarily as a result of the following:

	For the Nine	For the Year
	Months Ended	Ended
	September 30,	December 31,
	2000	1999

Statutory rate	35.0%	35.0%
Patronage refunds	(24.3)	(24.4)
State income tax, net of federal benefit	1.2	1.1
Amortization of goodwill	0.2	0.2
Meals and entertainment	0.6	0.4
Other, net	0.1	(0.5)

Effective tax rate	12.8%	11.8%

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The significant components of the deferred tax assets and liabilities are as follows:

	September 30,	December 31,
	2000	1999

Deferred tax assets related to:
Accrued expenses	$1,142	$1,704
Allowance for doubtful accounts	446	1,419
Inventories	304	236
Intangible assets	579	523

Total deferred tax assets	2,471	3,882
Deferred tax liabilities related to:
Joint ventures	351	614
Property, plant and equipment	678	416

Total deferred tax liabilities	1,029	1,030

Net deferred tax assets	$1,442	$2,852

      SFAS No. 109 “Accounting for Income Taxes” requires consideration of a valuation allowance if it is “more likely than not” that benefits of deferred tax assets will not be realized. Management has determined, based on prior earnings history and anticipated earnings, that no valuation allowance is necessary. Income taxes paid for the nine months ended September 30, 2000 and the year ended December 31, 1999 were $1.4 million and $4.0 million, respectively.

10.     Investment and Advances by Land O’Lakes, Inc.

      Investment and advances by Land O’Lakes, Inc. represents Land O’Lakes, Inc.’s ownership interest in the recorded net assets of the Company. All cash and intercompany transactions flow through this account. A summary of the activity for the nine months ended September 30, 2000 and the year ended December 31, 1999 is as follows:

	2000	1999

Balance at beginning of period	$156,150	$179,275
Net earnings	19,382	22,370
Net intercompany activity	(8,393)	(45,495)

Balance at end of period	$167,139	$156,150

11.     Pension and Other Postretirement Plans

      The Company participates in Land O’Lakes, Inc.’s defined pension plan, which covers substantially all employees. Plan benefits are generally based on years of service and employees’ highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (ERISA). The actuarial present values of accumulated plan benefits and net assets available for benefits relating to only the Company’s employees are not available.

      The Company also participates in Land O’Lakes, Inc.’s plans that provide certain health care benefits for retired employees. Employees become eligible for these benefits upon meeting certain age and service requirements. Actuarially determined financial information relating to only the Company’s employees is not available.

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain Company employees are eligible for benefits under Land O’Lakes, Inc.’s defined contribution plans.

      Costs relating to the plans are allocated to the Company by Land O’Lakes, Inc. The Company’s allocated expenses relating to these plans was $2.7 million and $2.4 million for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively.

12.     Commitments and Contingencies

  Guarantees of Producer Loans

      The Company also guarantees certain loans to large producer financed by Land O’Lakes Finance Company. The loans totaled $17.4 million and 19.8 million at September 30, 2000 and December 31, 1999, respectively. A reserve of $2.3 million at September 30, 2000 and December 31, 1999, respectively, is included in the allowance for doubtful accounts. There were no writeoffs related to these loans in either the nine months ended September 30, 2000 or the year ended December 31, 1999.

  General

      The Company is currently and from time to time involved in litigation and environmental claims to the conduct of business. The damages claimed in some of these cases, are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to the Company’s consolidated Financial condition, future results of operations or cash flows.

13.     Related Party Transactions

      Costs allocated to the Company by Land O’Lakes, Inc. relate to corporate services such as legal, insurance administration, tax administration, human resources, payroll and benefit administration, leasing, public relations, credit and collections, accounting, and IT support. These costs totaled $4.5 million and $7.4 million for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively.

      Sales with unconsolidated subsidiaries of the Company totaled $37.0 million and $29.2 million for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively.

14.     Subsequent Event

      On October 1, 2000, Land O’Lakes, Inc. and Farmland Industries, Inc. combined their feed businesses to form Land O’Lakes Farmland Feed LLC. Through their relative contributions, Land O’Lakes, Inc. and Farmland Industries, Inc. had ownership interests of 73.7% and 26.3%, respectively. The initial capital contributions made by each of the members to the Company consisted primarily of property, plant, and equipment. In October 2000, the Company purchased inventory from the respective members. The merger was accounted for as a purchase in accordance with APB No. 16, “Business Combinations.” As such, the contributions of Farmland Industries, Inc. have been recorded at fair value.

15.     Consolidating Financial Information

      Land O’Lakes, Inc. issued $350 million in senior notes which are guaranteed by Land O’Lakes, Inc. and certain of its wholly and majority owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several.

      The following supplemental financial information sets forth, on an unconsolidated basis, balance sheet, statement of operations and cash flow information for the Company, Guarantor Subsidiaries and the Company’s other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting.

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

September 30, 2000

		Wholly
		Owned
		Subsidiaries	Non-
	Land O’ Lakes Feed	of	Guarantor
	Division Parent	LOL Feed	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
ASSETS
Current assets:
Cash and short-term investments	$(655)	$7,549	$(905)	$—	$5,989
Receivables, net	77,346	16,704	4,612	(24,012)	74,650
Inventories	33,677	11,213	4,393	—	49,283
Prepaid expenses	2,708	481	269	—	3,458

Total current assets	113,076	35,947	8,369	(24,012)	133,380
Investments	37,531	7,895	—	(26,849)	18,577
Property, plant and equipment, net	58,627	7,205	4,860	—	70,692
Goodwill, net	5,545	4,500	1,023	—	11,068
Other assets	8,155	3,926	2,684	—	14,765

Total assets	$222,934	$59,473	$16,936	$(50,861)	$248,482

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$1,715	$4,652	$27	$—	$6,394
Accounts payable	38,891	15,909	2,587	(4,738)	52,649
Accrued expenses	10,571	1,174	1,269	—	13,014
Other current liabilities	4,598	—	—	—	4,598

Total current liabilities	55,775	21,735	3,883	(4,738)	76,655
Other liabilities	21	17,516	3,491	(19,274)	1,754
Minority interests	(1)	809	2,126	—	2,934
Investment and advances by Land O’ Lakes, Inc.	167,139	19,413	7,436	(26,849)	167,139

Total liabilities and investments and advances by Land O’ Lakes, Inc.	$222,934	$59,473	$16,936	$(50,861)	$248,482

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2000

		Wholly Owned	Non-
	Land O’Lakes Feed	Subsidiaries	Guarantor
	Division Parent	of LOL Feed	Subsidiaries	Consolidated

	($ in thousands)
Net sales	$606,550	$65,623	$29,998	$702,171
Cost of sales	542,612	57,319	27,483	627,414

Gross profit	63,938	8,304	2,515	74,757
Selling and administration	46,648	4,926	1,485	53,059

Earnings from operations	17,290	3,378	1,030	21,698
Interest (income) expense, net	(1,106)	881	669	444
Equity in earnings of affiliated companies	(1,081)	(329)	—	(1,410)
Minority interest in (loss) earnings of subsidiaries	(1)	240	206	445

Earnings before income taxes	19,478	2,586	155	22,219
Income tax expense	2,725	—	112	2,837

Net earnings	$16,753	$2,586	$43	$19,382

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2000

	Land O’ Lakes	Wholly Owned	Non-
	Feed Division	Subsidiaries of	Guarantor
	Parent	LOL Feed	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
Cash flows from operating activities:
Net earnings	$16,753	$2,586	$43	$—	$19,382
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	8,290	565	322	—	9,177
Bad debt recovery	(14)	—	—	—	(14)
Decrease (increase) in other assets	2,086	(1,833)	850	—	1,103
(Decrease) increase in other liabilities	(9,407)	(2,124)	2,827	1,034	(7,670)
Equity in earnings of affiliated companies	(1,081)	(329)	—	—	(1,410)
Minority interest	(1)	240	206	—	445
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(11,718)	(9,157)	(1,572)	7,966	(14,481)
Inventories	7,599	(6,920)	(119)	—	560
Other current assets	1,095	(156)	(54)	—	885
Accounts payable	(10,756)	11,585	(1,482)	(2,067)	(2,720)
Accrued expenses	4,443	(5,944)	(29)	—	(1,530)
Other current liabilities	4,598	—	—	—	4,598

Net cash provided (used) by operating activities	11,887	(11,487)	992	6,933	8,325
Cash flows from investing activities:
Additions to property, plant and equipment	(10,565)	(2,076)	(463)	—	(13,104)
Acquisition of investments, net of cash acquired	(2,522)	—	—	—	(2,522)
Proceeds from sale of property, plant and equipment	211	44	—	—	255

Net cash used by investing activities	(11,574)	(2,032)	(1,765)	—	(15,371)
Cash flows from financing activities:
Increase (decrease) in short-term debt	722	4,652	(274)	—	5,100
Net investment and advances by Land O’ Lakes Inc.	(7,066)	7,203	(1,597)	(6,933)	(8,393)

Net cash (used) provided by financing activities	(6,344)	11,855	(1,871)	(6,933)	(3,293)

Net decrease in cash and short-term investments	(6,031)	(1,664)	(2,644)	—	(10,339)
Cash and short-term investments at beginning of period	5,376	9,213	1,739	—	16,328

Cash and short-term investments at end of period	$(655)	$7,549	$(905)	$—	$5,989

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

December 31, 1999

		Wholly Owned	Non-
	Land O’Lakes Feed	Subsidiaries of	Guarantor
	Division Parent	LOL Feed	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
ASSETS
Current assets:
Cash and short-term investments	$5,376	$9,213	$1,739	$—	$16,328
Receivables, net	58,911	6,370	3,040	(16,046)	52,275
Inventories	34,828	4,293	4,274	—	43,395
Prepaid expenses	3,585	325	215	—	4,125

Total current assets	102,700	20,201	9,268	(16,046)	116,123
Investments	36,567	6,037	—	(19,916)	22,688
Property, plant and equipment, net	52,477	5,738	4,719	—	62,934
Goodwill, net	6,821	2,619	362	—	9,802
Other assets	9,781	3,974	2,443	—	16,198

Total assets	$208,346	$38,569	$16,792	$(35,962)	$227,745

LIABILITIES AND EQUITIES
Current liabilities:
Notes and short-term obligations	$993	$—	$301	$—	$1,294
Accounts payable	41,496	4,324	4,069	(2,671)	47,218
Accrued expenses	5,998	7,118	1,349	—	14,465

Total current liabilities	48,487	11,442	5,719	(2,671)	62,977
Other liabilities	897	16,467	1,702	(13,375)	5,691
Minority interests	2,812	—	115	—	2,927
Investment and advances by Land O’Lakes, Inc.	156,150	10,660	9,256	(19,916)	156,150

Total liabilities and investments and advances by Land O’Lakes, Inc.	$208,346	$38,569	$16,792	$(35,962)	$227,745

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS

For the Year Ended December 31, 1999

		Wholly Owned
	Land O’Lakes Feed	Subsidiaries of	Non-Guarantor
	Division Parent	LOL Feed	Subsidiaries	Consolidated

	($ in thousands)
Net sales	$773,020	$88,407	$37,913	$899,340
Cost of sales	689,865	78,338	34,061	802,264

Gross profit	83,155	10,069	3,852	97,076
Selling and administration	62,348	5,588	2,017	69,953

Earnings from operations	20,807	4,481	1,835	27,123
Interest expense, net	551	1,198	118	1,867
Equity in (earnings) loss of affiliated companies	(141)	(830)	14	(957)
Minority interest in earnings of subsidiaries	376	389	86	851

Earnings before income taxes	20,021	3,724	1,617	25,362
Income tax expense	1,429	1,114	449	2,992

Net earnings	$18,592	$2,610	$1,168	$22,370

LAND O’LAKES FEED DIVISION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS

For the Year Ended December 31, 1999

	Land
	O’ Lakes	Wholly Owned	Non-
	Feed Division	Subsidiaries of	Guarantor
	Parent	LOL Feed	Subsidiaries	Eliminations	Consolidated

	($ in thousands)
Cash flows from operating activities:
Net earnings	$18,592	$2,610	$1,168	$—	$22,370
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,259	1,298	434	—	8,991
Bad debt expense	1,487	6	—	—	1,493
Increase in other assets	(1,373)	(132)	(301)	—	(1,806)
(Decrease) increase in other liabilities	(181)	1,881	(20)	(2,306)	(626)
Equity in (earnings) loss of affiliated companies	(141)	(830)	14	—	(957)
Minority interest	376	389	86	—	851
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	15,572	(1,601)	(599)	91	13,463
Inventories	257	(4)	(449)	—	(196)
Other current assets	(713)	(55)	(57)	—	(825)
Accounts payable	5,440	2,849	(330)	(1,513)	6,446
Accrued expenses	(5,933)	3,332	129	—	(2,472)
Other current liabilities	13	—	—	—	13

Net cash provided (used) by operating activities	40,655	9,743	75	(3,728)	46,745
Cash flows from investing activities:
Additions to property, plant and equipment	(2,773)	(649)	(3,056)	—	(6,478)
Acquisitions of investments, net of cash acquired	(120)	—	—	—	(120)
Proceeds from sale of property, plant and equipment	482	—	—	—	482

Net cash used by investing activities	(2,411)	(649)	(3,056)	—	(6,116)
Cash flows from financing activities:
Increase (decrease) in short-term debt	3,236	(1,942)	—	—	1,294
Net investment and advances by Land O’ Lakes Inc.	(47,423)	(3,479)	1,679	3,728	(45,495)

Net cash (used) provided by financing activities	(44,187)	(5,421)	1,679	3,728	(44,201)

Net (decrease) increase in cash and short-term investments	(5,943)	3,673	(1,302)	—	(3,572)
Cash and short-term investments at beginning of period	11,319	5,540	3,041	—	19,900

Cash and short-term investments at end of period	$5,376	$9,213	$1,739	$—	$16,328

PURINA MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2001 and December 31, 2000

	September 30,	December 31, 2000
	2001	(Derived from Audited
	(Unaudited)	Financial Statements)

	(Dollars in thousands
	except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$8,108	$37,664
Accounts receivable, less allowance for doubtful accounts of $7,875 on September 30, 2001 and $7,390 on December 31, 2000	24,877	33,009
Inventories	47,564	50,874
Prepaid expenses, deferred and other current assets	8,498	7,555
Deferred income taxes	13,787	13,787

Total current assets	102,834	142,889
Property, plant and equipment, net	201,306	209,498
Intangible assets, net	34,889	40,097
Reorganization value in excess of amounts allocable to Identifiable assets, net	88,589	97,061
Notes receivable	2,485	3,485
Other assets	31,172	29,227

Total assets	$461,275	$522,257

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,647	$51,509
Customer advance payments	1,746	7,600
Accrued expenses and interest payable	30,811	26,216
Current portion of long-term debt	1,439	1,439

Total current liabilities	69,643	86,764
Deferred income taxes	64,317	69,656
Retirement obligations	26,114	25,829
Other liabilities	5,131	995
Long-term debt	114,102	156,125
Stockholders’ equity:
Preferred stock, $0.01 par value: 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value: 20,000,000 shares authorized, 10,000,000 issued at June 30, 2001 and December 31, 2000	100	100
Additional paid-in capital	189,903	184,900
Retained deficit	(5,171)	(1,281)
Accumulated other comprehensive loss	(2,864)	(831)

Total stockholders’ equity	181,968	182,888

Total liabilities & stockholders’ equity	$461,275	$522,257

See accompanying notes to consolidated financial statements.

PURINA MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Post-Emergence		Post-Emergence	Post-Emergence	Pre-Emergence

	Three Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Six Months Ended
	September 30,	September 30,	September 30,	September 30,	June 30,
	2001	2000	2001	2000	2000

	(Dollars in thousands except per share data)
Net sales	$205,623	$194,488	$633,181	$194,488	$414,546
Costs and expenses:
Cost of products sold	161,747	153,438	502,498	153,438	329,164
Marketing, distribution and advertising	20,793	21,477	66,441	21,477	43,196
General and administrative	12,369	11,595	42,279	11,595	26,494
Amortization of intangibles	4,359	4,456	13,201	4,456	13,575
Research and development	1,611	1,301	4,639	1,301	2,723
Restructuring expenses	3,114	1,545	3,866	1,545	24,924
Other (income) expense, net	(5,042)	(460)	(6,675)	(460)	(28,449)

	198,951	193,352	626,249	193,352	411,627
Operating income (loss)	6,672	1,136	6,932	1,136	2,919
Interest expense, net	2,936	3,711	8,568	3,711	9,759

Income (loss) before income taxes	3,736	(2,575)	(1,636)	(2,575)	(6,840)
Income tax expense (benefit)	2,430	(688)	2,253	(688)	—

Income (loss) before extraordinary item and revaluation of assets and liabilities pursuant to the adoption of fresh-start reporting	1,306	(1,887)	(3,889)	(1,887)	(6,840)
Extraordinary item-gain on extinguishment of debt, net of tax	—	—	—	—	159,359
Revaluation of assets and liabilities pursuant to the adoption of fresh-start reporting	—	—	—	—	2,483

Net income (loss)	$1,306	$(1,887)	$(3,889)	$(1,887)	$155,002

Basic and diluted net income (loss) per common share	$0.13		$(0.39)
Weighted average common shares outstanding	10,000,000		10,000,000

See accompanying notes to consolidated financial statements.

PURINA MILLS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Post-Emergence		Pre-Emergence

	Nine Months	Three Months	Six Months
	Ended	Ended	Ended
	September 30, 2001	September 30, 2000	June 30, 2000

	(Dollars in thousands)
Operating Activities:
Net income (loss)	$(3,890)	$(1,887)	$155,002
Adjustment to reconcile net income (loss) to net cash provided by operating activities Gain on extinguishment of debt	—	—	(159,359)
Gain on revaluation pursuant to fresh-start reporting	—	—	(2,483)
Depreciation and amortization	35,294	11,586	28,612
(Gain) loss on asset disposition	850	(385)	(2,657)
Provision for deferred taxes	(5,339)	(2,452)	—
Compensation related to stock options and stock appreciation rights	6,149	—	—
Change in working capital	(7,325)	(2,809)	7,858

Net cash provided by operating activities	25,739	4,053	26,973
Investing Activities:
Sale of property, plant and equipment	124	—	15,757
Purchase of property, plant and equipment	(14,396)	(5,068)	(8,642)
Other	1,000	1,646	3,739

Net cash (used in) provided by investing activities	(13,272)	(3,422)	10,854
Financing Activities:
Proceeds from revolving credit facility	1,000	—	(87,471)
Repayment of term loans	(43,000)	(19,000)	(15,550)
Capital contribution	—	—	60,000
Other	(23)	(338)	251

Net cash used in financing activities	(42,023)	(19,338)	(42,770)
Decrease in cash and cash equivalents	(29,556)	(18,707)	(4,943)
Cash and cash equivalents at beginning of period	37,664	43,151	48,094

Cash and cash equivalents at end of period	$8,108	$24,444	$43,151

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$9,493	$3,249	$13,598
Income taxes	$1,537	$417	$173

See accompanying notes to consolidated financial statements.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies

      The unaudited consolidated financial statements reflect, in the opinion of the management of Purina Mills, Inc. all normal recurring adjustments necessary for a fair statement of the financial position and results of operations and cash flows for the interim periods. The statements are condensed and, therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended December 31, 2000. The results of operations and cash flows for interim periods are not necessarily indicative of results for a full year.

2.     Inventories

      Inventories consist of the following:

	September 30, 2001	December 31, 2000

	(In thousands)
Raw materials	$30,788	$32,852
Finished goods	11,108	10,392
Animals	5,668	7,630

Total	$47,564	$50,874

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Purina Mills, Inc.

      We have audited the accompanying consolidated balance sheets of Purina Mills, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the six month period ended December 31, 2000, the six month period ended June 30, 2000, and the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Purina Mills, Inc. and Subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the six month period ended December 31, 2000, the six month period ended June 30, 2000 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the consolidated financial statements, the Company’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code became effective on June 30, 2000. As a result of the adoption of “fresh-start” reporting, the consolidated financial information for the period after the emergence from bankruptcy is presented on a different cost basis than for the periods before the emergence from bankruptcy and, therefore, is not comparable.

/s/ KPMG LLP

St. Louis, Missouri

February 13, 2001

PURINA MILLS, INC.

(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

See Note 1

	Post-Emergence	Pre-Emergence

	December 31,

	2000	1999

	(Dollars in thousands,
	except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$37,664	$48,094
Accounts receivable — trade, net of allowance for doubtful accounts of $7,390 and $15,733 at December 31, 2000 and 1999, respectively	33,009	38,817
Inventories	50,874	58,869
Prepaid expenses, deferred and other assets	7,555	7,758
Deferred income taxes	13,787	—

Total current assets	142,889	153,538
Property, plant and equipment, net	209,498	235,378
Intangible assets, net	40,097	155,000
Reorganization value in excess of amounts allocable to identifiable assets, net	97,061	—
Notes receivable	3,485	8,147
Deferred financing costs, net	—	10,107
Other assets	29,227	26,845

Total assets	$522,257	$589,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,509	$32,759
Customer advance payments	7,600	10,809
Accrued expenses	25,539	31,769
Interest payable	677	—
Current portion of long-term debt and bank borrowings under Revolving Credit Facility	1,439	278,031

Total current liabilities	86,764	353,368
Deferred income taxes	69,656	—
Retirement obligations	25,829	25,880
Other liabilities	995	6,069
Long-term debt	156,125	—
Commitments and contingencies (Notes 13 and 14) Liabilities subject to compromise (Note 1)	—	419,500
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value: 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 20,000,000 shares authorized, 10,000,000 shares issued at December 31, 2000 and $1.00 par value; 1,000 shares authorized, issued and outstanding at December 31, 1999.	100	1
Additional paid-in capital	184,900	109,499
Retained deficit	(1,281)	(323,956)
Accumulated other comprehensive loss	(831)	(1,346)

Total stockholders’ equity (deficit)	182,888	(215,802)

Total liabilities and stockholders’ equity	$522,257	$589,015

See accompanying notes.

PURINA MILLS, INC. AND SUBSIDIARIES

(formerly PM HOLDINGS CORPORATION)

CONSOLIDATED STATEMENTS OF OPERATIONS

See Note 1

		Pre-Emergence
	Post-Emergence
	Six Months	Six Months
	Ended	Ended	Year Ended
	December 31,	June 30,	December 31,
	2000	2000	1999

	(Dollars in thousands, except per share amount)
Net sales	$425,259	$414,546	$881,936
Costs and expenses:
Cost of products sold	335,951	329,164	706,888
Marketing, distribution and advertising	43,567	43,196	91,477
General and administrative	22,604	26,494	65,455
Amortization of intangibles	8,828	13,575	15,126
Research and development	2,985	2,723	5,978
Provision for plant closings	—	—	19,665
Provision for intangible asset impairment	—	—	161,593
Provision for loss on guarantees	—	—	—
Restructuring and reorganization expenses	3,534	24,924	18,102
Other (income) expense, net	(1,727)	(28,449)	743

	415,742	411,627	1,085,027
Operating income (loss)	9,517	2,919	(203,091)
Interest expense — net	7,027	9,759	48,698

Income (loss) before income taxes, extraordinary item and revaluation gain	2,490	(6,840)	(251,789)
Provision (benefit) for income taxes	2,971	—	29,004

Loss before extraordinary item and revaluation gain	(481)	(6,840)	(280,793)
Extraordinary item — gain on extinguishment of debt, net of tax of $59,582	—	159,359	—
Revaluation of assets and liabilities pursuant to the adoption of fresh-start reporting	—	2,483	—

Net income (loss)	$(481)	$155,002	$(280,793)

Basic and diluted net loss per common share	$(0.05)
Weighted average common shares outstanding	10,000,000

See accompanying notes.

PURINA MILLS, INC.

(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

See Note 1

			Accumulated
		Additional	Other
	Common	Paid-In	Comprehensive	Retained	Comprehensive
	Stock	Capital	Loss	Deficit	Loss	Total

	(Dollars in thousands)
Pre-Emergence
Balance December 31, 1998.	1	109,499	—	(43,163)		66,337
Comprehensive loss:
Net loss	—	—	—	(280,793)	(280,793)	(280,793)
Other comprehensive loss, net of tax — adjustment for minimum supplemental retirement liabilities	—	—	(1,346)	—	(1,346)	(1,346)

Comprehensive loss					(282,139)

Balance December 31, 1999.	1	109,499	(1,346)	(323,956)		(215,802)
Capital contribution		60,000	—	—		60,000
Comprehensive income:
Net income — six months ended June 30, 2000.	—	—	—	155,002	155,002	155,002

Fresh-start adjustments:
Cancellation of former equity and elimination of deficit	(1)	(169,499)	1,346	168,154		—
Issuance of new equity	100	184,900	—	—		185,000

Balance June 30, 2000.	100	184,900	—	(800)		184,200
Post-Emergence
Comprehensive loss:
Net loss — six months ended December 31, 2000.	—	—	—	(481)	(481)	(481)
Other comprehensive loss, net of tax — adjustment for minimum supplemental retirement liabilities	—	—	(831)		(831)	(831)

Comprehensive loss					(1,312)
Balance December 31, 2000.	$100	$184,900	$(831)	$(1,281)	$	$182,888

See accompanying notes.

PURINA MILLS, INC.

(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

See Note 1

	Post-	Pre-Emergence
	Emergence
		Six
	Six Months	Months
	Ended	Ended	Year Ended
	December 31,	June 30,	December 31,
	2000	2000	1999

	(Dollars in thousands)
Operating Activities:
Net income (loss)	$(481)	$155,002	$(280,793)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on extinguishment of debt	—	(159,359)	—
Gain on revaluation pursuant to fresh-start reporting	—	(2,483)	—
Depreciation and amortization	21,458	28,612	45,800
(Gain) loss on disposal of property, plant and equipment	(63)	(2,657)	1,326
Provision for loss on plant closings and asset impairment	—	—	19,665
Provision for loss on intangible asset impairment	—	—	161,593
Provision for loss on guarantees and notes receivable	—	—	—
Provision for deferred income taxes	2,945	—	27,761
Net changes in operating assets and liabilities:
Accounts receivable	(6,818)	12,626	5,288
Inventories	(344)	8,339	2,993
Prepaid expenses and other assets	2,170	(4,946)	(5,369)
Accounts payable and other liabilities	8,860	(8,161)	(10,252)

Net cash provided by (used in) operating activities	$27,727	$26,973	$(31,988)
Investing Activities:
Proceeds from sale of property, plant and equipment	364	15,757	1,571
Purchase of property, plant and equipment	(16,915)	(8,642)	(20,980)
Net change in notes receivable	923	3,739	(3,889)

Net cash provided by (used in) investing activities	$(15,628)	$10,854	$(23,298)
Financing Activities:
Proceeds (repayment) of pre-emergence term loan	$—	$(190,550)	$(5,475)
Repayment of pre-merger term loans, subordinated notes, discount debentures and other debt	—	—	—
Capital contribution	—	60,000	—
Proceeds (repayment) of revolving credit facility	—	(87,471)	67,471
Proceeds (repayment) of post-emergence term loans	(19,000)	175,000	—
Issuance of promissory notes	1,439	—	—
Payment of financing costs	—	—	—
Other	(25)	251	(62)

Net cash provided by (used in) financing activities	$(17,586)	$(42,770)	$61,934

Increase (decrease) in cash and cash equivalents	(5,487)	(4,943)	6,648
Cash and cash equivalents at beginning of period	43,151	48,094	41,446

Cash and cash equivalents at end of period	$37,664	$43,151	$48,094

Supplemental Disclosure of Cash Flow Information:
Cash paid (refunded) during the period for:
Interest	$7,655	$13,598	$39,152
Income taxes	765	173	484
Non-cash effects of reorganization activities:
Deferral of Subordinated Notes due to reorganization activities	$—	$—	$350,000
Deferral of accounts payable and other liabilities due to reorganization activities	—	—	69,500
Increase in Liabilities Subject to Compromise	$—	$—	$419,500

See accompanying notes.

PURINA MILLS, INC.

(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation

     (a) Overview

      Purina Mills, Inc. (“Purina Mills,” “Purina,” or the “Company”) is a market leader in the United States in developing, manufacturing, and marketing differentiated animal nutrition products and programs for dairy cattle, beef cattle, hogs, and horses. The Company also develops, manufactures and sells poultry feeds as well as specialty feeds for rabbits, zoo animals, laboratory animals, birds, fish and pets. In the United States products are generally marketed under the widely recognized brand names Purina® and Chow®, and the “Checkerboard” Nine Square Logo® and other trademarks pursuant to an exclusive, perpetual, royalty-free license from Ralston Purina Company, except with regard to dog and cat food, which is marketed domestically under the PMI Nutrition brand name. Products are sold as complete feeds or concentrated nutritional additives which are mixed with our customer’s base ingredients.

     The Merger

      Pursuant to the Agreement and Plan of Merger among PM Holdings Corporation (“Holdings”), Koch Agriculture Company (“Koch Agriculture”) and Arch Acquisition Corporation, dated as of January 9, 1998 (the “Merger Agreement”), Arch Acquisition Corporation was merged with and into Holdings (the “Merger”), with Holdings being the surviving corporation.

      As a result of the Merger, which closed on March 12, 1998, Koch Agriculture owned 100% of Holdings, which owned 100% of Purina Mills. The sources and use of funds required to consummate the Merger and related financings are summarized below:

(in millions)

Sources of funds:
Credit facilities:
Term loans	$200.0
Revolving credit facility	9.9
Senior Subordinated Notes (“Notes”)	350.0
Equity contribution to Holdings	109.7

Total	$669.6

Use of funds:
Purchase price for equity of Holdings	$258.7
Repayment of existing indebtedness	385.5
Fees and expenses	25.4

Total	$669.6

      The proceeds from the credit facilities and the Notes, the equity contribution to Holdings and the purchase of the equity of Holdings are included in the pre-merger period. The Merger was accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the consolidated financial statements for periods subsequent to March 12, 1998 reflect the purchase price, including transaction costs, allocated to tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values as of March 12, 1998.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The allocation of the $109.5 million purchase price for the Company is summarized as follows:

(in millions)

Current assets	$130.8
Property, plant and equipment	268.0
Intangible assets	343.1
Other noncurrent assets	47.6
Liabilities assumed	(680.0)

Total	$109.5

     Post-Merger Events

      The economic environment in the agricultural industry during 1998 and 1999 was a difficult one for many individual producers and companies that participate in the sector. Livestock commodity prices were depressed and reached historic lows in many markets. In addition to the overall economic environment, there was significant competition in all areas of agriculture, including the feed industry.

      In connection with the Merger, the Company incurred a significant amount of indebtedness. Of the total $669.6 million required to consummate the Merger, $559.9 million was supplied by indebtedness. Therefore, subsequent to the Merger, a significant portion of the Company’s cash flow from operations was dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations. The Company’s substantial degree of leverage limited its flexibility to adjust to the depressed conditions in the agricultural industry and made it particularly vulnerable to the downturn in the swine market.

      As a result of its financial condition during 1999 and its substantial degree of leverage, the Company’s ability to finance its working capital requirements and implement its business plan were adversely affected by its cash requirements for debt service. On September 15, 1999, the Company failed to make a scheduled interest payment of $15.8 million due to holders of the Notes. On October 21, 1999, the trustee under the indenture (the “Notes Indenture”) for the Notes accelerated such Notes as a result of the failure to make such interest payment. On September 30, 1999, the Company failed to pay $2.1 million in principal payments due on the term loans.

     Plan of Reorganization

      Faced with these events and an inability to service future interest payments on the Notes, on October 28, 1999 (the “Petition Date”), Holdings and certain of its subsidiaries (the “Debtor”) filed voluntary petitions for reorganization (the “Reorganization Cases”) under Chapter 11 of the United States Bankruptcy Code, as amended, with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

      Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws were stayed while the Debtor continued business operations as

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Debtor-in-Possession. These claims are reflected in the December 31, 1999 consolidated balance sheet as “liabilities subject to compromise” and consisted of the following:

Accounts payable — other	$13,764
Accounts payable — affiliate	30,215
Accrued expenses	2,379
Interest payable on Senior Subordinated Notes due 2010	19,600
Retirement obligations	3,212
Other liabilities	330
Senior Subordinated Notes due 2010.	350,000

$419,500

      As of the Petition Date, the Company discontinued accruing interest on its unsecured pre-petition debt obligations. Additional claims have arisen subsequent to the filing date resulting from rejection of executory contracts and unexpired leases, and from the determination by the court or as agreed to by parties in interest of allowed claims for contingencies and other disputed amounts.

      On January 18, 2000, Purina Mills filed a Form 8-K with the Securities and Exchange Commission, which included a Plan of Reorganization (the “Plan”) and a disclosure statement. The Plan provided for, among other things, the merger of Purina Mills with and into Holdings prior to the effective date of the Plan. By operation of the merger, Holdings would succeed to the business previously conducted by Purina Mills and would change its name to Purina Mills, Inc. As described in the disclosure statement, a settlement was also negotiated between Koch Industries, Inc. (“Koch Industries”) and a committee representing holders of Notes (“Noteholders”) whereby Koch Industries agreed to make a capital contribution of $60 million to the Company. The Plan, as amended, was approved by the creditors and confirmed on April 5, 2000 by the Bankruptcy Court.

      On May 19, 2000, Purina Mills merged with and into Holdings with Holdings being the surviving corporation, renamed Purina Mills, Inc. (the “Company”). The Company’s request to list its stock on the NASDAQ National Market was granted on June 26, 2000, and the Plan became effective on June 29, 2000 (the “Effective Date”). The Company emerged from Chapter 11 as of the beginning of business on June 30, 2000.

      As of the Effective Date, in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), the Company was required to adopt “fresh-start” reporting and reflect the effects of such adoption in the financial statements for the period through the Effective Date. In adopting fresh-start reporting, the Company, with the assistance of its financial advisors, was required to determine its reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the net assets of the Company immediately after its emergence from Chapter 11 status. The reorganization value of the Company was determined by consideration of several factors, including the Company’s historical financial performance, its business plan and financial projections, its fiscal 2000 budget, publicly available data of companies whose operations are generally comparable to the operations of the Company and economic and industry data trends. As a result of adopting “fresh-start” reporting, the December 31, 1999 consolidated balance sheet is not comparable to the December 31, 2000 consolidated balance sheet. Operating results subsequent to the Effective Date are comparable to the operating results prior to the Effective Date except for amortization of intangibles, interest expense, restructuring expenses, benefit for income taxes and extraordinary items.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The adjustments to reflect the consummation of the Plan, including the gain on extinguishment of debt related to pre-petition liabilities and the adjustment to record assets and liabilities at their fair values (including the establishment of reorganization value in excess of amounts allocable to identifiable assets), have been reflected in the consolidated financial statements as of the Effective Date. As a result of such adjustments, $330.0 million of retained deficit was eliminated.

      As of the Effective Date, the Company was authorized to issue 20,000,000 shares of its $0.01 par value common stock. On or about August 15, 2000 and October 30, 2000, the Company made distributions of cash and partial distributions of new common stock of the Company to holders of claims that had been allowed to that date. The Company issued 9,910,000 shares to holders of allowed unsecured claims and 90,000 shares to certain employees under the Company’s Key Employee Retention Program, of which 8,410,017 shares have been distributed and the remaining 1,589,983 shares being held in escrow by the transfer agent. Further distributions will be made quarterly until all allowed claims have been satisfied.

      From June 1999 through December 31, 2000, the Company incurred $46.6 million in restructuring costs. These expenses included advisory and financing fees and expenses incurred in connection with the Reorganization Cases, including costs to re-establish the Company’s payroll and benefits programs, moving costs to centralize certain administrative functions and relocate commodity purchasing personnel from Koch Agriculture including payments made to Koch Industries for transitional services, severance costs in connection with restructuring to reduce future administrative costs, and compensation expense under the Key Employee Retention Plan. A summary of such expenses is as follows (in thousands):

	Post-Emergence	Pre-Emergence

	Six Months	Six Months
	Ended	Ended	Year Ended
	December 31, 2000	June 30, 2000	December 31, 1999

Advisory fees and expenses	$1,108	$11,438	$12,105
Moving, severance and service costs	32	7,006	3,870
Compensation expense	2,394	6,480	2,127

	$3,534	$24,924	$18,102

2.  Summary of Significant Accounting Policies

     Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies, 20% through 50% owned, are accounted for using the equity method.

      Minority interests in earnings of subsidiaries and the Company’s share of the net earnings of unconsolidated companies accounted for using the equity method are included in other (income) expense, net.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  Cash Equivalents

      For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. Cash includes currency on hand and demand deposits with financial institutions.

  Inventories

      Carrying amounts of merchandise, materials and animal inventories are generally determined on a moving average cost basis and are stated at the lower of cost or market.

  Property, Plant and Equipment

      In accordance with the adoption of “fresh-start” reporting under SOP 90-7, property, plant and equipment are stated at their estimated fair value as of the Effective Date, with subsequent acquisitions at cost. Expenditures for new facilities and those which substantially increase the useful lives of property are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are included in the consolidated statements of operations. Depreciation is generally provided on the straight-line basis by charges to costs or expenses at rates based upon the following estimated useful lives:

Buildings and improvements	15 to 30 years
Machinery and equipment	5 to 15 years
Office furniture and equipment	3 to 15 years

  Intangible Assets (including Goodwill)

      Intangible assets at December 31, 2000 represent the Company’s estimate of the value of such assets at the Effective Date, in accordance with the principles of SOP 90-7, less amortization since the Effective Date. The intangible assets are amortized over their estimated period of related benefit of one to ten years. Intangible assets, at December 31, 1999, represent the excess of cost over the net tangible assets of the business at the time of acquisition and were amortized over the estimated period of related benefit.

  Recoverability of Long-lived Assets

      The Company reviews the value of its long-lived assets, including intangible assets, to determine if an impairment has occurred whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In making such determination, management evaluates the performance, on an undiscounted basis, of the underlying operations or assets which give rise to such amount.

  Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

      As a result of adopting “fresh-start” reporting, the Company recorded reorganization value in excess of amounts allocable to identifiable assets of approximately $102.2 million as of the Effective Date. This intangible asset is being amortized on a straight-line basis over a ten-year period.

  Deferred Financing Costs

      Deferred financing costs are stated at cost and amortized over the life of the related debt using the effective interest method. Amortization of deferred financing costs is included in interest expense.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  Income Taxes

      Deferred income taxes are recognized for the effect of temporary differences between the financial reporting basis and the tax basis of the assets and liabilities plus operating loss carryforwards at enacted tax rates expected to be in effect when such amounts are realized or settled. In connection with “fresh-start” reporting the Company recorded a net $53.5 million deferred tax liability for the effect of temporary differences between the financial reporting and tax basis of its assets and liabilities.

      The Company was part of a tax sharing agreement with Koch Industries effective as of the date of the Merger. The agreement provided that the tax liability of the group shall be allocated to the members of this group on the basis of the percentage of the member’s total tax, if computed on a separate return, would bear to the total amount of the taxes of all members of the group so computed. If the Company’s tax attributes were utilized by another member of the group, such member would reimburse the Company when the Company would have been able to utilize such attributes in computing the Company’s separate taxable income. The Company’s tax provisions for all periods after March 12, 1998 through June 29, 2000 were computed on this basis. The results of operations of the Company after March 12, 1998 through June 29, 2000 have been or will be included in the consolidated U.S. corporation income tax return and certain consolidated state income tax returns of Koch Industries. The results of operations commencing June 30, 2000 will be included in the consolidated return of the Company and its subsidiaries.

  Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents and short-term borrowings approximate fair value because of the short-term maturity of these instruments. Notes receivable carry current market interest rates, so that discounted future cash flows approximate their carrying values. As of December 31, 2000 and 1999, the fair value of debt, including current maturities, was $152.1 million and $365.5 million, respectively, compared to its carrying value of $157.6 million and $628.0 million, respectively. The fair values of debt instruments as of December 31, 2000 and 1999 are based on quoted market prices and management’s estimates for instruments without quoted market prices. As of December 31, 2000, the fair value of the interest rate swap agreement was $(1.9) million.

  Stock-Based Compensation

      As allowed by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company has elected to account for its stock option plan under the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Under APB 25, compensation expense is recorded over the vesting period if the market price of the underlying stock on the date of grant exceeds the exercise price of the option. The Company accounts for its stock appreciation rights using variable plan accounting, and recognizes compensation expense based on the amount that the market value of the Company’s common stock exceeds the exercise price.

  Net Loss Per Share

      Basic net income (loss) per common share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed using the weighted-average number of common and diluted common equivalent shares outstanding during the period, so long as the inclusion of the common equivalent shares would not be antidilutive. Dilutive common equivalent shares consist of stock options. The Company has omitted net earnings or loss per share information for all

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

periods prior to the Effective Date as the Company’s capital structure as an independent, publicly owned company did not exist prior to such date.

  Revenue Recognition

      Net sales and allowances for customer discounts are generally recognized when products are shipped.

  Derivative Financial Instruments

      All derivative financial instruments held by the Company are designated as hedges of existing assets, liabilities, firm commitments or identifiable transactions. The Company utilizes interest rate swaps to hedge its exposure to fluctuations in variable interest rates. The interest differential to be paid or received on interest rate swaps is recognized as an adjustment to interest expense as the differential occurs. The Company also hedges certain of its grain and commodity purchases and enters into the futures contracts for market hogs as considered necessary to reduce risk associated with market price fluctuations. Gains and losses on futures contracts used to hedge these purchases and sales are recognized in the same period as such inventory is sold. These derivative financial instruments have a high degree of correlation with the underlying exposure and are highly effective in offsetting underlying price movements.

  Future Application of Accounting Standards

      The Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Instruments and Certain Hedging Activity to amend SFAS 133. Collectively, these statements establish accounting and reporting standards requiring that an entity recognize certain derivative instruments as assets and liabilities in the statement of financial position and measure them at fair value. These statements require that changes in the fair value of derivatives be recognized currently in earnings unless specific accounting provisions for qualifying hedges allow a derivative’s gains and losses to offset related results of the hedged item in the income statement, and require that the Company must formally document, designate and assess the effectiveness of transactions that qualify for hedge accounting. SFAS 133 and SFAS 138 become effective for fiscal years beginning after June 15, 2000. The Company will adopt these statements effective January, 2001. The Company does not expect to meet the documentation and designation requirements of SFAS 133 and SFAS 138. Accordingly, the Company believes that when adopted, its derivative instruments will not qualify as hedges and therefore volatility in reported earnings will increase.

  Reclassifications

      Certain reclassifications have been made to the prior period consolidated financial statements to conform to the consolidated financial statement presentation at December 31, 2000 and the year then ended.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Inventories

      Inventories consist of the following:

	December 31,

	2000	1999

	(In thousands)
Raw materials	$32,852	$37,577
Finished goods	10,392	11,411
Animals	7,630	9,881

Total	$50,874	$58,869

4.  Property, Plant and Equipment

      Property, plant and equipment consist of the following:

	December 31,

	2000	1999

	(In thousands)
Land	$10,690	$13,362
Buildings	63,065	86,332
Machinery and equipment	135,283	180,769
Construction in progress	13,096	7,359

	222,134	287,822
Accumulated depreciation	(12,636)	(52,444)

Total	$209,498	$235,378

      Total depreciation expense was $12.6 million, $14.4 million, $29.3 million and $24.0 million for the six month periods ended December 31, 2000 and June 30, 2000, the year ended December 31, 1999 and the period March 13, 1998 to December 31, 1998, respectively.

      In connection with the adoption of “fresh-start” reporting, the Company was required to adjust property, plant and equipment to its fair value. Based on the Company’s estimate of the fair value of such assets at the Effective Date, an adjustment was made to decrease the net value of property, plant and equipment by approximately $13.1 million with no material change in the remaining useful lives.

      During the quarter ended June 30, 1999, the Company made the decision to discontinue or curtail manufacturing operations at five of its facilities. Products for distribution to customers of the closed facilities are being manufactured at the Company’s other facilities. In connection with these plant closures, the Company recorded a loss of $13.1 million on manufacturing assets, representing the amount by which the book value exceeds estimated fair value. Estimated demolition costs of $1.2 million, severance costs of $0.4 million and the write-off of $5.0 million for related goodwill were also recorded.

      The Company will continue to review the performance of its facilities to attempt to optimize overall capacity and maximize profits. This review may result in the decision to discontinue operations at additional facilities which could result in additional losses being recorded.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Intangible Assets

      Intangible assets consist of the following:

	December 31,

	2000	1999

	(In thousands)
Distribution network	$24,000	$40,000
Patents	6,298	15,000
Goodwill	—	262,728
Other intangibles	13,518	33,622

	43,816	351,350
Accumulated amortization	(3,719)	(196,350)

Total	$40,097	$155,000

      Intangible assets at December 31, 2000 represent the Company’s estimate of the value of such assets at the Effective Date, in accordance with the principles of SOP 90-7, less amortization since the Effective Date, and are being amortized over their estimated period of related benefit of one to ten years.

      During the fourth quarter of 1999, in connection with the Company’s Reorganization Cases, the Company recorded a provision for loss on impairment of intangible assets of $161.6 million. The provision reduced the net value of intangible assets to management’s estimate of the fair value of intangible assets at December 31, 1999. Management’s estimate was based upon the expected net realizable value of the Company on a going concern basis which contemplated continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

6.	Debt

      Debt consists of the following:

	December 31,

	2000	1999

	(In thousands)
Term Loan	$156,000	$190,550
Senior Subordinated Notes due 2010	—	350,000
Revolving Credit Facility	—	87,471
Promissory Notes	1,439	—
Other	125	10

Total	$157,564	$628,031

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The foregoing debt at December 31, 2000 and 1999 is classified as follows in the consolidated balance sheets:

	December 31,

	2000	1999

	(In thousands)
Current portion of long-term debt and bank borrowings under revolving credit facility	$1,439	$278,031
Long term debt	156,125	—
Liabilities subject to compromise	—	350,000

Total	$157,564	$628,031

New Credit Facility

      In connection with the consummation of the Plan, the Company entered into a new credit agreement (“the Credit Agreement”) which provides for secured borrowings from a syndicate of lenders consisting of (i) a term loan facility providing for an aggregate of $175.0 million Tranche A Term Loan with a maturity date of December 31, 2003 (“the Term Loan”) and (ii) a $50.0 million Revolving Credit Facility with a maturity date of December 31, 2002, with a $30.0 million sub-limit for letters of credit, which is available to finance the Company’s ongoing working capital requirements. The proceeds of the Term Loan were borrowed in full on June 29, 2000, to repay the pre-petition debt, and $7.9 million of the Revolving Credit Facility has been used for the issuance of letters of credit for ordinary course business purposes of the Company and its subsidiaries at December 31, 2000. No borrowings have been made under the Revolving Credit Facility. The Company is charged an annual fee of 0.5% for amounts available but unused under the Revolving Credit Facility. In addition, the Company is charged a fee of 2.75% per annum on the daily average amount available for drawing under any letter of credit. Loans under the Credit Agreement bear interest at floating rates, which are, at the Company’s option, based either upon bank prime or Eurodollar rates. Rates on outstanding borrowings average 9.45% at December 31, 2000.

      On September 22, 2000, the Company entered into a swap contract on $100.0 million of the Term Loan, pursuant to requirements in the Credit Agreement. The swap contract provides that the Company will pay interest on the notional amount based on a fixed rate of 6.74% and will receive the three month Eurodollar rate.

      During the six month period ended December 31, 2000, the Company voluntarily repaid $19.0 million of its Term Loan. As a result of such repayment, the annual amortization schedule of the Term Loan outstanding on December 31, 2000 is $6.0 million in 2002, and $150.0 million in 2003. The Company is also required to make annual mandatory repayments of the Term Loan in amounts equal to 50% or 80% of Excess Cash Flow, as defined in the Credit Agreement. The first such payment was scheduled to be paid March 2001, however, no additional payment will be due as a result of the voluntary prepayment of $19.0 million in the third quarter of 2000. Additionally, the Company is generally required to make mandatory repayments of amounts received on the sale of assets unless reinvested within specific time periods. No such mandatory repayments were required in the six month period ended December 31, 2000. Any repayments under the Term Loan are not available for future re-borrowings.

      The promissory notes relate to amounts due two restructuring investment advisors in connection with the Reorganization Cases. These notes bear interest at 8% per annum and are due December 31, 2001, unless converted to equity earlier at the sole discretion of the investment advisors.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Covenants

      The Credit Agreement contains restrictive covenants that, among other things and under certain conditions, limit the ability of the Company to incur additional indebtedness, to acquire (including a limitation on capital expenditures) or dispose of assets or operations and to pay dividends. The Term Loan and Revolving Credit Facility also require the Company to satisfy certain financial covenants and tests. The Company was in compliance with its debt covenants at December 31, 2000.

      Substantially all wholly owned subsidiaries of the Company guarantee the Company’s obligations under the Credit Agreement. Borrowings under the Credit Agreement are also secured by a first priority lien on substantially all assets of the Company and its subsidiaries.

Pre-Petition Credit Facility

      In connection with the Merger, the Company entered into a credit agreement which provided for secured borrowings from a syndicate of lenders consisting of (i) a $200.0 million Term Loan and (ii) a $100.0 million revolving credit facility, with a $40.0 million sublimit for letters of credit. At December 31, 1999, a balance of $190.6 million was outstanding on the pre-petition term loan and $87.5 million was outstanding and the Company had $12.5 million in outstanding letters of credit under the revolving credit facility. Accordingly, at December 31, 1999, no amount was available for future borrowing under the pre-petition revolving credit facility.

      As a result of the failure to make the scheduled interest payment of $15.8 million due to the Noteholders on September 15, 1999, the indenture trustee accelerated the pre-petition Notes and accordingly, the Company was in default under both the Notes Indenture and the credit agreement. Amounts owed pursuant to the pre-petition credit agreement are included in current portion of long-term debt at December 31, 1999. Also, as a result of the Reorganization Cases, the Notes were classified as “liabilities subject to compromise.” The corresponding accrued interest on the Notes of $19.6 million has also been classified as “liabilities subject to compromise.” As adequate protection for the holders of secured claims existing under the pre-petition credit agreement, the Company continued to pay all interest on the pre-petition credit facility.

Pre-Petition Notes

      In connection with the Merger, the Company sold $350.0 million aggregate principal amount of Notes generating gross proceeds of $350.0 million. The Notes were 9% senior subordinated, unsecured obligations of the Company.

7.	Common Stock

      Pursuant to the Plan, the Company issued 9,910,000 shares of common stock to holders of allowed unsecured claims and 90,000 shares to certain employees under the Company’s Key Employee Retention Program. As of December 31, 2000, the Company had distributed 8,410,017 shares with the remaining 1,589,983 shares held in escrow by Wells Fargo Minnesota Bank, N.A., the transfer agent. The remaining shares will be distributed to holders of unsecured claims as all such claims are finalized in accordance with the Plan. All shares of the Company’s common stock outstanding prior to the Plan’s effective date were cancelled.

8.	Stock Option Plans

      On May 17, 2000, the Board of Directors adopted the Purina Mills, Inc. Equity Incentive Plan (the “Option Plan”). Under the terms of the Option Plan, key employees may be granted non-qualified stock options to purchase a maximum of 1.0 million shares of the Company’s common stock. The Company granted

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options on 1.0 million shares of common stock in 2000. The exercise price per share for each grant to an optionee is $18.50 per share on 50% of the option shares, $23.12 per share on 25% of the option shares and $27.75 per share on the remaining 25% of the option shares. The options granted vest ratably over a three-year period and all options under the plan must be granted on or before December 31, 2006, the date the plan terminates. No compensation expense has been recognized under this plan since the exercise price of the option exceeded the fair value of the Company’s common stock on the date of grant.

      In November, 2000, the Company established the 2000 Stock Appreciation Rights Plan under which it is authorized to grant 300,000 stock appreciation rights (“SARs”) to key employees of the Company. Upon exercise of a SAR the holder is entitled to receive cash equal to the amount by which the market value of the Company’s common stock on the exercise date exceeds the exercise price of the SAR. The SARs vest ratably over a period of four years and 278,500 SARs were issued in December, 2000 and are outstanding at December 31, 2000. The exercise price of all outstanding SARs is $12.50 per share, and none of the SARs were vested at December 31, 2000. No compensation expense was recognized for the SARs because the exercise price of the SARs was greater than the market price of the common shares.

      The Company applies APB 25 and related interpretations in accounting for its stock options. Had compensation expense for the Company’s stock options been recognized based on the fair value on the grant date under the methodology prescribed by FAS 123, the Company’s net loss and net loss per share for the six month period ended December 31, 2000 would have been $752,000 and $0.08 per share, respectively, compared to the reported net loss and net loss per share of $481,000 and $0.05 per share, respectively.

      The fair value of the options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the six month period ended December 31, 2000; risk free interest rate of 5.0%, no dividend yield, expected volatility of 35.0% and a weighted-average expected life of six years. The weighted average fair value of each option granted during the year ended December 31, 2000 was $1.63 per share. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period.

      The following summarizes stock option plan activity during the year ended December 31, 2000:

Weighted Average
	Options	Exercise Price

Outstanding at beginning of year	—	$—
Granted	1,000,000	21.97
Exercised	—	—
Cancelled	—	—
Outstanding at end of year	1,000,000	21.97

Options exercisable at year end	—	$—

      Prior to the Merger, the Company had three stock option plans for employees and directors of the Company. Stock options and stock right units were granted under the plans from 1993 through 1997. Pursuant to the Merger, each outstanding option to purchase Holdings common stock and each stock rights unit entitling the holder thereof to acquire Holdings common stock became 100% vested. Option holders and stock rights unit holders received the Merger consideration for each share of Holdings common stock into which such options or stock rights units were exercisable immediately prior to the Merger. Cash proceeds paid to holders of options and stock rights units was $13.5 million. During 1999 no additional stock options or stock rights units were granted and there were no stock options or stock rights units outstanding as of December 31, 1999.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Net Loss per Common Share

      The contingent issuance of securities such as shares under option are excluded from the computation of diluted earnings per share if their inclusion would have been anti-dilutive. Because the Company incurred a loss in the six month period ended December 31, 2000, the amounts for basic and diluted loss per share are the same. Earnings or loss per share of Common Stock for all periods through June 30, 2000 are not shown as the Company’s stock was not traded in a public market before such date.

10.     Income Taxes

      The components of the provision for income taxes are as follows:

		Pre-Emergence
	Post-Emergence
		Six Months
	Six Months Ended	Ended	Year Ended
	December 31, 2000	June 30, 2000	December 31, 1999

	(In thousands)
Federal	$—	$—	$35
State	26	—	1,208
Deferred:
Federal	1,970	—	31,535
State	975	—	(3,774)

	$2,971	$—	$29,004

      The provision (benefit) for income taxes is different from the amounts computed by applying the U.S. federal statutory income tax rate to income (loss) before income taxes, extraordinary items and revaluation gain. The reasons for these differences are as follows:

		Pre-Emergence
	Post-Emergence
		Six Months
	Six Months Ended	Ended	Year Ended
	December 31, 2000	June 30, 2000	December 31, 1999

	(In thousands)
Income taxes (benefit) at statutory rate	$872	$(2,394)	$(88,126)
State income taxes, net of federal benefit	651	—	(1,668)
Change in valuation allowance	—	(1,058)	58,530
Reorganization expenses (net)	295	778
Amortization and write-off of intangible assets	1,788	2,956	60,656
Meals and entertainment disallowance	105	105	137
Research tax credit	—	—	(26)
Life insurance expense, net	(342)	(387)	(567)
Other, net	(398)	—	68

	$2,971	$—	$29,004

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:

	December 31,

	2000	1999

	(In thousands)
Deferred Tax Assets:
Net operating loss carryforwards	$2,929	$46,849
Alternative minimum tax credit carryforwards	—	9,449
Bad debt and loan loss reserves	4,477	12,495
Accrued retirement benefits	9,728	11,408
Other accruals not currently deductible for tax	6,400	8,265
Tax over book basis of inventory	518	202

	24,052	88,668
Less valuation allowance	—	58,530

Total deferred tax assets	24,052	30,138
Deferred Tax Liabilities:
Book over tax basis of property, plant and equipment	58,948	21,428
Book over tax basis of intangible assets	9,255	7,805
Book over tax basis of other assets	11,718	905

Total deferred tax liabilities	79,921	30,138

Net deferred tax liability	$(55,869)	$—

      For the six month period ended December 31, 2000, the Company has a tax net operating loss carryforward of approximately $7.2 million for federal income tax purposes. This tax net operating loss can be utilized within the next 20 years and will not expire until 2020. The Company believes that it is more likely than not that the $7.2 million net operating loss carryforward will be utilized prior to its expiration.

      As a result of the Company’s filing for reorganization under Chapter 11 of the United States Bankruptcy Code, all net operating loss carryforwards and alternative minimum tax credit carryforwards at the Effective Date have been eliminated. Also, in connection with “fresh-start” reporting, the Company recorded a net $53.5 million deferred tax liability as of the Effective Date.

      Generally accepted accounting principles require that a valuation allowance be recorded against tax assets which are not likely to be realized. The Company determined that it was not likely to receive a benefit for the net operating loss carryforwards generated in any period through June 30, 2000. Under the Company’s tax sharing agreement with Koch Industries, a benefit would only be realized to the extent the Company could utilize such future net tax benefits on a stand-alone basis. Based on management’s assessment, such net tax assets cannot be utilized prior to the tax deconsolidation with Koch Industries on June 30, 2000. The Company established a full valuation allowance against these carryforward benefits and its remaining net deferred tax assets at December 31, 1999. The valuation allowance was eliminated in connection with the adoption of “fresh-start” reporting on the Effective Date.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Employee Benefit Plans

      The Company sponsors a defined contribution 401(k) plan which is available to substantially all employees, exclusive of those covered by a collective bargaining agreement. The current 401(k) plan was established on January 1, 2000 and all participants are eligible to make both before-tax and after-tax contributions. The Company made matching contributions in an amount equal to 100% of the employees’ contributions, up to a maximum of 6% of an individual employee’s compensation. Matching contributions are made after a participating employee completes one year of service and vest over a period of five years. The plan accepts transfers from Koch Industries’ Savings plan. For the year ended December 31, 2000, the Company’s matching contributions were $4.5 million.

      For the year 1998, the Company made matching contributions to the Company’s prior 401(k) plan in an amount equal to 50% of the employee contributions to the plan, up to a maximum of 3% of an individual employee’s compensation. Participants in the Company’s prior 401(k) plan vested in matching contributions at the time they are made. Subsequent to the Merger, the Company also made matching contributions for new employees participating in the plan sponsored by Koch Industries in an amount equal to 50% of employee contributions to the plan, up to a maximum of 3% of an individual employee’s compensation. Matching contributions made for participants in the plan sponsored by Koch Industries vested over a period of five years. Effective January 1, 1999, those employees participating in the Company’s prior 401(k) plan began making their employee contributions to the plan sponsored by Koch Industries. The Company continued to make matching contributions in an amount equal to 50% of employee contributions to the plan, up to maximum of 3% of an individual employee’s compensation. Total matching contributions to the 401(k) plans for the years ended December 31, 1999 and 1998 were $2.3 million and $2.2 million, respectively.

      The Company maintains a defined benefit plan which covers those employees whose employment is governed by the terms of a collective bargaining agreement. Benefits for all other employees previously covered under the plan have been frozen. The Company makes annual contributions to the plan which at least equal the amounts required by law. Contribution amounts are determined by independent actuaries using an actuarial cost method that has an objective of providing an adequate fund to meet pension obligations as they mature over the long-term future. At December 31, 2000 and 1999, the assets were held in equity and fixed-income securities.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the funded status of the plan at December 31, 2000 and 1999, and the amounts recognized in the Company’s consolidated balance sheets at that date and the components of net periodic pension costs related to the above plans for the years ended December 31, 2000, 1999 and 1998:

	December 31,

	2000	1999

	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$25,568	$25,824
Service cost	308	364
Interest cost	1,761	1,638
Actuarial loss (gain)	(663)	(1,053)
Benefits paid	(1,282)	(1,205)

Benefit obligation at end of year	25,692	25,568

Changes in plan assets:
Fair value of plan assets at beginning of year	24,500	23,007
Actual return on plan assets	825	2,698
Employer contribution	390	—
Benefits and expenses paid	(1,260)	(1,205)

Fair value of plan assets at end of year	24,455	24,500

Funded status	(1,237)	(1,068)
Unrecognized net actuarial loss (gain)	(64)	(625)

Net amount recognized	$(1,301)	$(1,693)

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(1,301)	$(1,693)

	Year Ended December 31,

	2000	1999	1998

Components of net periodic benefit cost:
Service cost	$308	$364	$349
Interest cost	1,761	1,638	1,646
Recognized actuarial (gain) loss	(56)	—	—
Expected return on plan assets	(2,104)	(1,863)	(1,682)

Net periodic benefit cost	$(91)	$139	$313

Weighted average assumptions as of December 31:
Discount rate	7.25%	7.00%	6.50%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.50%	4.50%	4.50%

      The Company also has a nonqualified, unfunded capital accumulation plan for which it has purchased life insurance on the lives of the participants. A grantor trust is the sole owner and beneficiary of such policies. The

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amount of coverage is designed to provide sufficient revenues to recover all costs of the plan if assumptions made as to mortality experience, policy earnings and other factors are realized.

      The following table sets forth the status of the non-qualified plans at December 31, 2000 and 1999, and the amounts recognized in the Company’s consolidated balance sheets at that date and the net periodic pension costs related to the above plans for the years ended December 31, 2000, 1999 and 1998:

	December 31,

	2000	1999

	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$27,249	$24,506
Interest cost	1,701	1,626
Actuarial (gain) loss	(65)	2,436
Benefits paid or extinguished in bankruptcy	(4,357)	(1,319)

Benefits obligation at end of year	24,528	27,249

Changes in plan assets:
Fair value of plan assets at beginning of year	—	—
Employer contribution	1,145	1,319
Benefits paid	(1,145)	(1,319)

Fair value of plan assets at end of year	—	—

Funded status	(24,528)	(27,249)
Unrecognized net actuarial loss	1,367	2,215

Net amount recognized	$(23,161)	$(25,034)

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(24,528)	$(27,249)
Minimum liability adjustment	1,367	2,215

Net amount recognized	$(23,161)	$(25,034)

	Year Ended December 31,

	2000	1999	1998

Components of net periodic benefit cost:
Interest cost	$1,701	$1,626	$1,618
Amortization of unrecognized net loss	—	248	150

Net periodic benefit cost	$1,701	$1,874	$1,768

Weighted average assumptions as of December 31:
Discount rate	7.25%	7.00%	6.50%

      At December 31, 1999, $3.2 million of the benefit obligation was reflected in the balance sheet as “liabilities subject to compromise.” During the year ended December 31, 2000, this liability was satisfied by the payment of cash or stock in connection with the Reorganization Cases.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Subsequent to the Merger through December 31, 1999, employees of the Company not covered by a collective bargaining agreement also participated in a defined benefit pension plan sponsored by Koch Industries. The Company was charged a percentage of eligible employees’ compensation. The percentage was 4.9% in 1999 and 1998 and the total cost to the Company approximated $4.0 million and $2.3 million for the year ended December 31, 1999 and for the period June 1 to December 31, 1998, respectively. The percentage was based primarily on years of service and compensation rates near retirement.

      Prior to the Effective Date, the Company had a nonqualified, unfunded supplemental executive retirement plan for executives whose benefits under a prior salaried retirement plan sponsored by a former owner were reduced because of compensation under deferral elections or limitations under federal tax laws. All benefit accruals under the supplemental employee retirement plan ceased subsequent to August 31, 1993. The Company had retained sponsorship of this plan, as well as the responsibility for all benefit payments thereunder. The liability associated with the plan at December 31, 1999 has been designated as a “liability subject to compromise” and the plan was terminated in connection with the confirmation of the Plan.

12.     Transactions with Affiliates

      In connection with the Merger, the Company entered into an exclusive commodity purchasing agreement with Koch Agriculture, whereby its Nutrient Services Division supplied the Company with all of its requirements for feed ingredients commencing May 1, 1998. The cost of the ingredients to the Company for the period May 1, 1998 through October 28, 1999 was equal to the spot market price less a discount of $3.50 per ton. As part of a Transition Services Agreement, effective October 29, 1999, for a period of 120 days, Koch Agriculture agreed to continue purchasing ingredients for the Company at a cost equal to the spot market price without discount. Furthermore, the parties agreed to continue in good faith with the orderly transition of the commodity purchasing function to the Company. As of January 1, 2000, substantially all commodity purchasing was again being done by the Company.

      For the six month period ended June 30, 2000 and the years ended December 31, 1999 and 1998, the Company purchased $15.4 million, $449.5 million and $395.7 million, respectively, in commodities from Koch Agriculture’s Nutrient Services Division. In the ordinary course of business, the Company also contracted with Koch Industries for various administrative and support services. For the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998 the total fees paid in connection with such services amounted to $0.4 million, $3.5 million and $2.5 million, respectively. In the opinion of management, such fees were reasonable.

      Under the Transition Services Agreement, Koch Industries and Koch Agriculture continued to provide, on terms substantially similar to the terms existing prior to the execution of the agreement, payroll processing and administration of employee benefit programs, access to certain information technology systems, availability of certain insurance programs and certain additional administrative support services. Also, in December 1999, Koch Industries and Koch Agriculture entered into a Supplemental Transition Agreement. Under this agreement the Koch entities agreed to assist in the transition of certain employee benefit and commodity purchasing functions, agreed to continue providing certain retiree benefits and agreed to transfer various files, contracts and licenses to the Company. Pursuant to the plan, as consideration therefore, the Company paid Koch Industries $1.6 million on June 29, 2000.

      At December 31, 1999, accounts payable — affiliate, net consists of noninterest-bearing current accounts payable to Koch Industries for administrative and support services and accounts payable to Koch Agriculture for commodity purchases. The total amount due for administrative and support services including payroll and related costs amounted to $0.1 million and the total amount due for purchases of commodities amounted to

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$30.8 million at December 31, 1999. Of the total amount due for purchases of commodities, $30.2 million of pre-petition liabilities have been designated as “liabilities subject to compromise” in the financial statements.

13.     Concentration of Credit Risk and Loan Guarantees

     Concentration of Credit Risk

      Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. Substantially all of the Company’s sales are to companies or individuals in agriculture-related businesses. The Company has outstanding trade receivables, loans and loan guarantees relating to customers in agriculture-related businesses.

     Loan Guarantees

      Loan guarantees are made to banks to assist the Company’s customers in obtaining bank loans and lines of credit for working capital and additions to property, plant and equipment. The guarantee arrangements essentially have the same credit risk as that involved in extending loans to customers and are subject to the Company’s normal credit policies. Collateral (e.g., farm animals, property, personal guarantees) is usually obtained based on management’s assessment of the specific customer’s credit risk. The Company had guarantees of approximately $3.1 million and $6.3 million at December 31, 2000 and 1999, respectively, under these types of arrangements. A loss reserve of $1.0 million, recorded in 1998, has been established for the above guarantees outstanding at December 31, 2000. The maturity dates of these guarantees extend through 2007 with the majority of the guarantees maturing prior to 2004.

      The Company had provided a guarantee of up to $11.5 million to an entity formed in 1995 to provide funding for the growth, consolidation and expansion of the Company’s network of independently owned dealers and producers. The Company recorded a loss reserve for the entire amount of the guarantee in 1998. At December 31, 1999, the Company had funded $6.7 million on the guarantee and issued a letter of credit for $3.3 million to secure a portion of the unfunded guarantee. On July 21, 2000 the Company reached a global settlement agreement which provided that the Company fund another $1.6 million of the guarantee, the $3.3 million letter of credit was cancelled and the Company has been relieved of any other further obligations to this entity.

     Swine Purchase Commitments and Swine Operations

      To capitalize on the consolidation of the hog industry, the Company implemented a strategy in 1997 that was expected to result in control over the feeding of approximately six million market hogs over four years. The program provides a source of high quality weanlings and feeder pigs (“feeders”) to independent hog producers and gains the related feed business for the Company. Under this program, at December 31, 2000, the Company has future net purchase commitments, subject to the counterparties’ ability to perform, to acquire 0.1 million feeders over the next eight years. Approximately 8% of these commitments are at fixed prices whereas the other 92% vary based on current or published futures prices. The net purchase commitment of 0.1 million feeders represents gross commitments during the period for the Company to purchase approximately 3.4 million feeders less 3.3 million feeders which are under contract to be sold to third parties.

      Based on published market prices at December 31, 2000, the Company’s net commitment to purchase the 0.1 million feeders totals approximately $3.9 million. This is a decrease of $13.1 million from such amount at December 31, 1999. Upon receipt of the feeders the Company can either sell them at current market prices, feed the pigs at Company leased facilities, or contract with independent producers to feed the pigs.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additionally, the Company has direct ownership of several hog operations which are expected to produce an additional 1.0 million feeders over the next eight years. As hog producers experience volatile market prices for their end products, the Company has significant exposure relating to its feeder pig program, direct hog ownership and joint venture interests in hog operations. At December 31, 2000 and 1999, the Company had $6.2 million and $8.6 million, respectively, in hog inventory.

      For the years ended December 31, 2000 and 1999, the Company recorded a loss of $6.4 million and $16.2 million, respectively, on all swine operations. Depending on the future market price for both feeders and market hogs, any or all of the options available to the Company could have significant adverse impacts on net income (loss), cash flows and liquidity.

14.     Commitments and Contingencies

     Operating Leases

      The Company rents certain transportation vehicles, warehouses and operating facilities under various operating leases, many of which contain renewal or purchase options. Rent expense was $4.2 million, $3.3 million, $6.0 million and $3.1 million for the six month periods ended December 31, 2000 and June 30, 2000, the year ended December 31, 1999 and the period March 13, 1998 to December 31, 1998, respectively.

      Future minimum lease payments for all non-cancelable operating leases having a remaining term in excess of one year consist of the following at December 31, 2000:

Operating
Leases

(In thousands)
2001	$6,332
2002	4,090
2003	2,351
2004	1,797
2005	1,741
Thereafter	3,078

Total minimum lease payments	$19,389

     Litigation

      The Company, in the ordinary course of business, is engaged in various litigation and other proceedings principally relating to product claims. The ultimate liability with respect to such litigation and proceedings cannot be determined at this time. The Company is of the opinion that the aggregate amount of any such liabilities will not have a material impact on its financial position or results of operations. Included in “liabilities subject to compromise” is the estimated exposure for pre-petition claims.

PURINA MILLS, INC.
(formerly PM HOLDINGS CORPORATION)
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Allowance for Doubtful Accounts

      The activity in the allowance for doubtful accounts is as follows:

		Provision
		Charged	Write-Offs
	Beginning	(Credited)	Less	Ending
	Balance	to Expense	Recoveries	Balance

	(In thousands)
Year Ended December 31, 1999	$9,044	$5,742	$(947)	$15,733
Six Months Ended June 30, 2000	15,733	(231)	2,125	13,377
Six Months Ended December 31, 2000	13,377	(2,233)	3,754	7,390

16.     Subsequent Events

      On January 17, 2001, Purina voluntarily initiated a limited product recall at the Company’s Gonzales, Texas plant. The recall involved one animal feed product that was manufactured at the Company’s plant and shipped to one customer. Purina’s quality assurance program detected the product formulation variance in the handling of the animal feed ingredient, ruminant meat and bone meal, which is not permitted in feed intended for ruminant animals. The 1,222 cattle which were fed the product have been purchased by Purina and will be used for non-human food purposes in order to attempt to ensure that the meat will not enter the human food supply. The Company estimates that its total costs including the costs to remove and dispose of all ruminant meat and bone meal at all its plants, before insurance recoveries, will approximate $1.5 to $3.5 million.

AGRILIANCE, LLC

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	November 30,	August 31,
	2001	2001

	($ in thousands)
ASSETS
Current Assets:
Cash and cash equivalents
Trade receivables, net of allowance for bad debts	$27,055	—
of $13,392 and $9,243 in 2001 and 2000, respectively	319,812	275,322
Rebates receivable	124,270	118,976
Other receivables	46,076	42,338
Inventories	502,939	489,726
Vendor prepayments	43,858	23,650
Prepaid expenses	2,919	3,564

Total Current Assets	1,066,929	953,576
Property, plant and equipment:
Land and land improvements	17,221	19,159
Buildings	59,750	65,837
Machinery and equipment	89,239	99,255
Construction in progress	13,365	2,351

Total property, plant and equipment	179,575	186,602
Less accumulated depreciation	(51,729)	(51,922)

Net property, plant and equipment	127,846	134,680
Other assets	22,624	23,427

Total Assets	$1,217,399	$1,111,683

LIABILITIES & MEMBERS’ EQUITY
Current Liabilities:
Cash overdraft	$—	32,727
Short-term debt	33,000	87,000
Current portion of long-term debt	—	15,000
Accounts payable	547,772	507,686
Customer prepayments	229,488	47,361
Accrued expenses	49,235	70,017
Payable to Land O’Lakes, Inc.	14,594	11,730
Payable to CHS Cooperatives	9,586	9,412
Payable to Farmland Industries, Inc.	64,395	40,523
Other current liabilities	10,241	9,787

Total Current Liabilities	958,311	831,243
Long-term debt	100,000	100,000
Other noncurrent liabilities	10,763	10,964
Members’ Equity:
Contributed capital	159,089	159,089
Retained earnings	(10,764)	10,387

Total Members’ Equity	148,325	169,476

Total Liabilities & Members’ Equity	$1,217,399	$1,111,683

See accompanying notes to consolidated financial statements.

AGRILIANCE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	November 30,

	2001	2000

	($ in thousands)

	(Unaudited)
Net sales	$677,047	$658,099
Cost of sales	631,143	601,101

Gross profit	45,904	56,998
Selling, general, and administrative expense	63,888	70,447

Loss from operations	(17,984)	(13,449)
Interest expense, net	4,056	10,001
Gain on sale of assets	(889)	(813)

Net loss	$(21,151)	$(22,637)

See accompanying notes to consolidated financial statements.

AGRILIANCE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	November 30,

	2001	2000

	($ in thousands)

	(Unaudited)
Cash flows from operating activities:
Net loss	$(21,151)	$(22,637)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,033	10,427
Gain on disposal of property, plant and equipment	(889)	(813)
Increase in other non-current assets	803	644
Decrease in other non-current liabilities	(201)	(312)
Changes in current assets and liabilities:
Trade receivables	(44,490)	148,138
Receivables/ payables from related parties	26,909	10,139
Rebates receivable	(5,294)	19,621
Other receivables	(3,738)	3,573
Inventories	(13,213)	(57,475)
Vendor prepayments	(20,209)	76,411
Accounts payable	222,213	(103,944)
Accrued expenses	(20,782)	(20,363)
Other current assets and liabilities	1,101	(2,346)

Net cash provided by operating activities	128,092	61,063
Cash flows from investing activities:
Additions to property, plant and equipment	(2,287)	(1,431)
Proceeds from sale of property, plant and equipment	2,977	4,270

Net cash provided by investing activities	690	2,839
Cash flows from financing activities:
Payments on short-term debt	(69,000)	—
Decrease in cash overdraft	(32,727)	(39,999)
Distributions of earnings to members	—	(220)

Net cash used by financing activities	(101,727)	(40,159)
Net change in cash and cash equivalents	27,055	23,743
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$27,055	$23,743

See accompanying notes to consolidated financial statements.

AGRILIANCE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1) Summary of Significant Accounting Policies

      The unaudited consolidated financial statements reflect, in the opinion of the management of Agriliance, LLC (the “Company”), all normal recurring adjustments necessary for a fair statement of the financial position and results of operations and cash flows for the interim periods. The statements are condensed and, therefore do not include all of the information and footnotes requires for by accounting principles generally accepted in the United States of America for complete financial statements. These statements should be read in conjunction with the audited consolidated financial statements and footnotes for the year ended August 31, 2001. The results of operations and cash flows for interim periods are not necessarily indicative of results for a full year.

(2) Short-term Debt

      On January 28, 2002, the Company finalized a $225 million revolving credit agreement with Chase Manhattan, which expires December 31, 2002. Short-term debt is secured by the Company’s inventory and the accounts receivable of its wholly owned subsidiary, Agro Distribution. At November 30, 2001 and 2000, $13 million and $175 million, respectively, was outstanding. Interest on borrowings under the revolving credit agreement in place at November 30, 2001 was charged at $5.50% (Prime + .50%) and under the revolving credit agreement in place at November 30, 2000 was charged at 8.03% (LIBOR + 1.25%).

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Agriliance, LLC:

      We have audited the accompanying consolidated balance sheets of Agriliance, LLC and subsidiaries as of August 31, 2001 and August 31, 2000, and the related consolidated statements of operations, cash flows and members’ equity for the year ended August 31, 2001 and for the eight months ended August 31, 2000. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Agriliance, LLC and subsidiaries as of August 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended August 31, 2001 and for the eight months ended August 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Minneapolis, Minnesota

November 29, 2001

AGRILIANCE, LLC

CONSOLIDATED BALANCE SHEETS

	August 31,

	2001	2000

	($ in thousands)
ASSETS
Current Assets:
Trade receivables, net of allowance for bad debts of $14,002 and $9,243 in 2001 and 2000, respectively	$275,322	$463,520
Receivable from Land O’Lakes, Inc.	—	11,771
Receivable from CHS Cooperatives	—	13,465
Rebates receivable	118,976	106,816
Other receivables	42,338	47,324
Inventories	489,726	577,208
Vendor prepayments	23,650	106,407
Prepaid expenses	3,564	15,378

Total Current Assets	953,576	1,341,889
Property, plant and equipment:
Land and land improvements	19,159	18,711
Buildings	65,837	70,208
Machinery and equipment	99,255	116,478
Construction in progress	2,351	3,196

Total property, plant and equipment	186,602	208,593
Less accumulated depreciation	(51,922)	(25,692)

Net property, plant and equipment	134,680	182,901
Other assets	23,427	20,139

Total Assets	$1,111,683	$1,544,929

LIABILITIES & MEMBERS’ EQUITY
Current Liabilities:
Cash overdraft	$32,727	$39,939
Short-term debt	87,000	175,000
Current portion of long-term debt	15,000	—
Accounts payable	507,686	783,687
Customer prepayments	47,361	129,679
Accrued expenses	70,017	59,634
Payable to Land O’Lakes, Inc.	11,730	—
Payable to CHS Cooperatives	9,412	—
Payable to Farmland Industries, Inc.	40,523	24,717
Other current liabilities	9,787	7,989

Total Current Liabilities	831,243	1,220,645
Long-term debt	100,000	150,000
Other non-current liabilities	10,964	10,851
Members’ Equity:
Contributed capital	159,089	159,089
Retained earnings	10,387	4,344

Total Members’ Equity	169,476	163,433

Total Liabilities & Members’ Equity	$1,111,683	$1,544,929

See accompanying notes to consolidated financial statements.

AGRILIANCE, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

		Eight Months
	Year Ended	Ended
	August 31, 2001	August 31, 2000

	($ in thousands)
Net sales	$4,072,248	$3,455,901
Cost of sales	3,696,350	3,122,353

Gross profit	375,898	333,548
Selling, general, and administrative expense	310,655	237,346
Asset impairment charge	14,820	—

Earnings from operations	50,423	96,202
Interest expense, net	28,462	15,558
Gain on sale of assets	(3,092)	(9,169)

Net earnings	$25,053	$89,813

See accompanying notes to consolidated financial statements.

AGRILIANCE, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Eight Months
	Year Ended	Ended
	August 31, 2001	August 31, 2001

	($ in thousands)
Cash flows from operating activities:
Net earnings	$25,053	$89,813
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	38,319	3,397
Gain on disposal of property, plant and equipment	(3,092)	—
Asset impairment charge	14,820	—
Increase in other non-current assets	(3,288)	(5,893)
Increase in other non-current liabilities	113	—
Changes in current assets and liabilities:
Trade receivables	188,198	(18,330)
Receivables/payables from related parties	43,174	53,723
Rebates receivable	(12,160)	(39,338)
Other receivables	4,986	(10,727)
Inventories	87,482	337
Vendor prepayments	82,757	(45,764)
Accounts payable	(276,001)	5,302
Accrued expenses	10,383	16,563
Other current assets and liabilities	(68,706)	33,294

Net cash provided by operating activities	132,038	82,377
Cash flows from investing activities:
Additions to property, plant and equipment	(23,870)	(247)
Proceeds from sale of property, plant and equipment	22,044	—
Acquisition of working capital from members	—	(98,395)

Net cash used by investing activities	(1,826)	(98,642)
Cash flows from financing activities:
Proceeds from (payments on) short-term debt	(88,000)	75,000
Payments on long-term debt	(35,000)	—
Increase (decrease) in cash overdraft	(7,212)	26,734
Distributions of earnings to members	—	(85,469)

Net cash (used) provided by financing activities	(130,212)	16,265
Net change in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$—	$—

See accompanying notes to consolidated financial statements.

AGRILIANCE, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

			Total
	Contributed	Retained	Members’
	Capital	Earnings	Equity

Initial capital contribution	$159,089	$—	$159,089
Net earnings	—	89,813	89,813
Distributions to members	—	(85,469)	(85,469)

Balance at August 31, 2000	$159,089	$4,344	$163,433
Net earnings	—	25,053	25,053
Distributions payable to members	—	(19,010)	(19,010)

Balance at August 31, 2001	$159,089	$10,387	$169,476

See accompanying notes to consolidated financial statements.

AGRILIANCE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Summary of Significant Accounting Policies

  a.  Organization

      Agriliance, LLC (“Agriliance” or “the Company”) was established on January 1, 2000. Agriliance consists of the agronomy marketing operations of three major food marketing and agricultural supply cooperatives: Land O’Lakes, Inc. (50% ownership); CHS Cooperatives (25% ownership); and Farmland Industries, Inc. (25% ownership) (the “members”).

      For the period from January 1, 2000 to July 29, 2000 (the date at which the Company established its own financing facilities), the Company’s earnings were allocated to the members under an interim profit sharing agreement. Profits and losses of the Company subsequent to July 29, 2000 are allocated to members in proportion to their percentage ownership interests. The liability of each member is limited to each member’s respective capital account balance.

      The initial capital contributions made by the members to the Company consisted primarily of property, plant and equipment from all the members, and the entire operations of Agro Distribution LLC from Land O’Lakes, Inc. and CHS Cooperatives. All contributions have been valued at the net book values of the members. In addition, on July 29, 2000, the Company purchased its working capital from the respective members.

  b.  Statement Presentation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, with intercompany transactions eliminated.

  c.  Revenue Recognition

      Revenue is recognized as it is earned, which generally occurs when fertilizer, chemical, and agricultural products are delivered or services are provided.

  d.  Income Taxes

      The Company’s taxable operations pass directly to the joint venture owners under the LLC organization. As a result, no provision for income taxes is provided in the accompanying consolidated statement of operations.

  e.  Inventories

      Inventories are stated primarily at the lower of cost or market. Cost is determined on a first-in, first-out or average-cost basis.

  f.  Rebates Receivable

      Rebates receivable have been accrued based on contractual agreements combined with current sales and market data.

  g.  Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives (10 to 20 years for land improvements and buildings, and 3 to 5 years for machinery and equipment) of the respective assets in accordance with the straight-line method. The Company assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that expected future undiscounted cash flows may not be sufficient to support the carrying amount of an asset. The Company deems an asset to be

AGRILIANCE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.

  h.  Fair Value of Financial Instruments

      Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the fair value of all financial instruments to which the Company is a party. All financial instruments are carried at amounts that approximate estimated fair value.

  i.  Accounting Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  j.  Reclassifications

      Certain reclassifications have been made to the prior period consolidated financial statements to conform to the consolidated financial statement presentation at December 31, 2001 and the year then ended.

2.  Short-term Debt

      The Company has a $257 million revolving credit agreement with Chase Manhattan, which expires November 30, 2001, and is expected to be extended to November 29, 2002. Short-term debt is secured by the Company’s inventory and the accounts receivable of its wholly owned subsidiary, Agro Distribution. At August 31, 2001 and 2000, $87 million and $175 million, respectively, was outstanding. Interest on borrowings under this revolving credit agreement was charged at 6.50% (Prime + ..50%) and 7.88% (LIBOR + 1.25%) at August 31, 2001 and 2000, respectively.

3.  Long-term Debt

      The Company has a $150 million long-term credit agreement with Chase Manhattan, which expires June 28, 2004. Long-term debt is secured by the Company’s inventory and the accounts receivable of its wholly owned subsidiary, Agro Distribution. At August 31, 2001 and 2000, $115 million and $150 million, respectively, was outstanding. Interest on borrowings under this long-term credit agreement was charged at 4.96% (LIBOR + 1.25%) and 7.88% (LIBOR + 1.25%) at August 31, 2001 and 2000, respectively.

      Future maturities of long-term debt are as follows:

Year ending
August 31,
($ in thousands)
2002	$15,000
2003	—
2004	100,000

      The loan agreement includes certain restrictive financial covenants. At August 31, 2001, the Company was in compliance with these covenants.

      Interest paid on short-term and long-term debt for the year ended August 31, 2001 and for the eight months ended August 31, 2000, totaled $31.5 million and $14.4 million, respectively.

AGRILIANCE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Receivables Purchase Facility

      The Company has established a $200 million receivables purchase facility with CoBank. A wholly owned subsidiary, Agriliance SPV, Inc., has been established to purchase the receivables from Agriliance and transfer them to CoBank. Such transactions are structured as sales and, accordingly, the receivables transferred to CoBank are not reflected in the consolidated balance sheet. At August 31, 2001 and 2000, $200 million and $5 million, respectively, was outstanding under this facility. The total accounts receivable sold during the year ended August 31, 2001 and the eight months ended August 31, 2000 was $3,317 million and $592 million, respectively.

5.  Pension and Other Postretirement Plans

	As of and for	As of and for
	the year ended	the eight months ended
	August 31, 2001	August 31, 2000

	($ in thousands)
Pension benefits:
Total plan assets at fair value	$43,352	$28,431
Total projected benefit obligation	(46,854)	(25,913)

Funded status	$(3,502)	$2,518

Accrued pension cost recognized in the consolidated balance sheet	$400	$3,177
Benefits cost	3,778	1,207
Employer contribution	2,013	6,403
Benefits paid	974	757
Discount rate	7.25%	7.25%
Expected return on plan assets	9.50%	9.50%
Rate of compensation increase	4.50%	4.50%

      In addition to the defined benefit retirement plans, the Company has a supplemental executive retirement plan, which is an unfunded defined benefit plan. The actuarial present value of the projected benefit obligation totaled $1,932,000 and $1,884,000 at August 31, 2001 and 2000, respectively.

      The Company also provides certain health care benefits for retired employees.

	As of and for	As of and for
	the year ended	the eight months ended
	August 31, 2001	August 31, 2000

	($ in thousands)
Other postretirement benefits:
Total plan assets at fair value	$—	$—
Total projected benefit of obligations	(5,379)	(3,240)

Funded status	$(5,379)	$(3,240)

Accrued benefit cost recognized in the consolidated balance sheet	$(3,491)	$(3,076)
Benefits cost	555	213
Benefits paid	140	128
Discount rate	7.25%	7.25%

AGRILIANCE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed.

6.  Related party transactions

      Land O’Lakes, Inc., CHS Cooperatives, and Farmland Industries, Inc. charged the Company for accounting, legal, risk management, building, advertising, and certain employee benefit and other employee-related expenses. Total purchased services were:

	Year ended	Eight months ended
	August 31, 2001	August 31, 2000

	($ in thousands)
Land O’Lakes, Inc.	$8,091	$2,678
CHS Cooperatives	3,903	3,764
Farmland Industries, Inc.	1,520	4,161

      The Company made the following sales to related parties:

	Year ended	Eight months ended
	August 31, 2001	August 31, 2000

	($ in thousands)
Land O’Lakes, Inc.	$2,102	$2,666
CHS Cooperatives	139,188	102,935
Farmland Industries, Inc.	8,128	4,394

      During the year ended August 31, 2001 and the eight months ended August 31, 2000, the Company made product purchases from Farmland Industries, Inc. totaling $697,916,000 and $395,316,000, respectively.

      In addition, during the year ended August 31, 2001 and the eight months ended August 31, 2000, the Company made product purchases from CF Industries, Inc. (Land O’Lakes, Inc. and CHS Cooperatives hold a combined 54.5% interest in CF Industries, Inc.) totaling $609,245,000 and $330,064,000, respectively.

7.  Lease Commitments

      The future minimum lease commitments under noncancellable operating leases are as follows:

Year ending
August 31,
($ in thousands)
2002	$7,289
2003	5,092
2004	2,364
2005	580
2006 and thereafter	193

      Rent expense for the year ended August 31, 2001 and the eight months ended August 31, 2000 was $21,409,000 and $13,151,000, respectively.

8.  Asset Impairment Charge

      During the year ended August 31, 2001, as a result of difficult economic conditions, an impairment charge of $14,820,000 was recorded to write down certain retail facility assets of Agro Distribution LLC to their estimated fair value.

AGRILIANCE, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Contingencies

  a.  Environmental

      The Company is required to comply with various environmental laws and regulations incident to its normal business operations. The Company has reserved for future costs of remediation of identified issues. Additional costs for losses which may be identified in the future cannot be presently determined; however, management does not believe any such issues would materially affect the financial position of the Company.

  b.  General

      Certain claims and lawsuits have been filed in the ordinary course of business. It is management’s opinion that settlement of all litigation would not require payment of an amount which would be material to the financial position of the Company.

Until September 8, 2002 (90 days after commencement of the exchange offer), all dealers that effect transactions in the New Notes may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.